As filed with the Securities and Exchange Commission on December
14
, 2022
Registration
No. 333-265284

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-
EFFECTIVE
AMENDMENT NO. 1
TO
FORM
F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Prenetics Global Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	3826	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Unit
701-706,
K11 Atelier King’s Road 728 King’s Road, Quarry Bay
Hong Kong
+852 2210-9588
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor New York, N.Y. 10168
+1 (800)
221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Stone, Esq. Paloma Wang, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong Tel: +852 3740-4700	Peter X. Huang, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 30/F, China World Office 2 No. 1, Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 10-6535-5500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, or “SEC,” acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On June 28, 2022, Prenetics Global Limited (the “Registrant”) filed Amendment No. 3 to a Registration Statement on Form F-1 (File No. 333-265284) (as amended, the “Registration Statement”), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2022. The Registrant is filing this post-effective amendment No. 1 to the Registration Statement to include its unaudited condensed consolidated financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and to update certain other information contained in the Registration Statement.
No additional securities are being registered by this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement on Form F-1.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission, or “SEC,” is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 14, 2022

PRELIMINARY PROSPECTUS

Prenetics Global Limited

60,441,798 CLASS A ORDINARY SHARES,

6,041,007 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES AND

7,792,898 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus relates to the offer and resale from time to time by the selling securityholders or their pledgees, donees, transferees, assignees or other successors-in-interest that receive any of the securities being registered hereunder as a gift, distribution, or other non-sale related transfer (collectively, the “Selling Securityholders”) of up to (A) 60,441,798 Class A Ordinary Shares, which includes (i) 7,198,200 Class A Ordinary Shares issued in the PIPE Investment at an effective price of $7.75 per share, pursuant to the Amended PIPE Subscription Agreements, (ii) 7,740,000 Class A Ordinary Shares issued to the Forward Purchase Investors at an effective price of $7.75 per share (assuming no value is assigned to the Artisan Private Warrants issued to the Forward Purchase Investors referred to in clause (B)), pursuant to the Amended Forward Purchase Agreements and the Deeds of Amendment to Deed of Novation and Amendment, (iii) 6,933,558 Class A Ordinary Shares issued to the Sponsor pursuant to the Initial Merger, which shares were exchanged from the Artisan Public Shares which were issued upon conversion of the Founder Shares originally issued as set forth in the immediately following paragraph, (iv) 100,000 Class A Ordinary Shares issued to certain Artisan directors pursuant to the Initial Merger, which shares were exchanged from the Artisan Public Shares which were issued upon conversion of the Founder Shares originally issued as set forth in the immediately following paragraph, (v) 9,713,864 Class A Ordinary Shares issuable upon the conversion of 9,713,864 Class B Ordinary Shares issued to Da Yeung Limited pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares and Series A preferred shares of Prenetics originally issued by Prenetics at a weighted average effective price of $0.04 per share, as adjusted for the Exchange Ratio, (vi) 1,881,844 Class A Ordinary Shares issued to Avrom Boris Lasarow pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares of Prenetics originally issued by Prenetics at an effective price of $1.60 per share, as adjusted for the Exchange Ratio, (vii) 3,840,716 Class A Ordinary Shares issued to For Excelsiors Limited pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares of Prenetics originally issued by Prenetics at a weighted average effective price of $0.03 per share, as adjusted for the Exchange Ratio, (viii) 12,660,138 Class A Ordinary Shares issued to Prudential Hong Kong Limited pursuant to the Acquisition Merger, which shares were exchanged from Series C preferred shares of Prenetics originally issued by Prenetics at an effective price of $1.60 per share, as adjusted for the Exchange Ratio, (ix) 9,206,785 Class A Ordinary Shares issued to Genetel Bioventures Limited pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares of Prenetics originally issued by Prenetics at a weighted average effective price of $0.07 per share, as adjusted for the Exchange Ratio, (x) 789,282 Class A Ordinary Shares issued to Cui Zhanfeng pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares of Prenetics originally issued by Prenetics at an effective price of $2.25 per share, as adjusted for the Exchange Ratio, and (xi) 377,411 Class A Ordinary Shares issued to Lucky Rider Investments Limited pursuant to the Acquisition Merger, which shares were exchanged from Series D preferred shares of Prenetics originally issued by Prenetics at an effective price of $2.25 per share, as adjusted for the Exchange Ratio; (B) 6,041,007 Warrants (“Private Warrants”) issued to the Sponsor and the Forward Purchase Investors pursuant to the Initial Merger, which were exchanged from Artisan Private Warrants originally issued to the Sponsor at a purchase price of $1.50 and to the Forward Purchase Investors (together with the issuance of Class A Ordinary Shares) pursuant to the Amended Forward Purchase Agreements and the Deeds of Amendment to Deed of Novation and Amendment; and (C) up to 7,792,898 Class A Ordinary Shares issuable upon exercises of the Private Warrants.

Prior to the consummation of Artisan’s IPO, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Artisan subsequently effected a share recapitalization and issued an additional 1,500,000 Founder Shares to the Sponsor for no consideration. The Sponsor subsequently transferred an aggregate of 100,000 Founder Shares to certain Artisan directors for no consideration and an aggregate of 750,000 Founder Shares to the Forward Purchase Investors pursuant to the Forward Purchase Agreements, and forfeited 141,442 Founder Shares as the over-allotment option of the underwriters of Artisan’s IPO was not exercised in full, resulting in the Sponsor owning 9,133,558 Founder Shares. Pursuant to the Sponsor Agreement and the Initial Merger, all 9,133,558 Founder Shares were converted into Artisan Public Shares which were then exchanged for an aggregate of 6,933,558 Class A Ordinary Shares upon the closing of the Initial Merger. This resulted in an effective price of approximately $0.004 per share for each of the shares received by the Sponsor pursuant to the Initial Merger and being registered for resale by the Sponsor (or its transferrees) pursuant to this registration statement. On June 9, 2022, the Sponsor distributed the 6,933,558 Class A Ordinary Shares and 4,541,007 Private Warrants held by it to its two members on a pro rata basis, Woodbury Capital Management Limited and M13 Capital Management Holdings Limited.

We are registering the offer and resale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may offer and sell these securities directly to purchasers, through agents in ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by the Company upon exercise of the Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding warrants for cash, we would receive aggregate proceeds of approximately $154.6 million. However, we will only receive such proceeds if all the Warrant holders exercise all of their Warrants. The exercise price of our Warrants is $8.91 per 1.29 shares (or an effective price of $6.91 per share), subject to adjustment. We believe that the likelihood that warrant holders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of the warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their warrants. On December 12, 2022, the closing price of our Class A Ordinary Shares was $1.87 per share. Holders of the Private Warrants have the option to exercise the Private Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the warrants will decrease.

Our Class A Ordinary Shares and Warrants are listed on the Nasdaq Stock Market LLC, or “NASDAQ,” under the trading symbols “PRE” and “PRENW,” respectively. On December 12, 2022, the closing price for our Class A Ordinary Shares on NASDAQ was $1.87 per share. On December 12, 2022, the closing price for our Warrants on NASDAQ was $0.121 per unit.

In connection with and prior to the Business Combination, holders of 28,878,277 Artisan Public Shares exercised their right to redeem their shares for cash at a price of approximately $10.01 per share, for an aggregate price of $288.9 million, which represented approximately 85.1% of the total Artisan Public Shares then outstanding. The Class A Ordinary Shares being offered for resale pursuant to this prospectus represent approximately 48.3% of the total outstanding Class A Ordinary Shares (assuming and after giving effect to the issuance of shares upon exercise of all outstanding Warrants) as of December 5, 2022, and the warrants being offered for resale pursuant to this prospectus represent approximately 34.8% of our outstanding Warrants as of December 5, 2022. Given the substantial number of securities being registered for potential resale by the selling securityholders pursuant to this registration statement, the sale of such securities by the selling securityholders, or the perception in the market that the selling securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Class A Ordinary Shares or Warrants or result in a significant decline in the public trading price of our Class A Ordinary Shares or Warrants. Even though the current trading price of the Class A Ordinary Shares is below $10.00, which is the price at which the units were issued in Artisan’s IPO, the Sponsor (or its transferrees) and certain other selling securityholders have an incentive to sell their Class A Ordinary Shares because they will still profit on sales due to the lower price at which they purchased their shares compared to the price at which public investors in Artisan’s IPO purchased their shares or the current trading price of our Class A Ordinary Shares. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price. Based on the closing prices of our Class A Ordinary Shares and Warrants referenced above, (i) the selling securityholders that were formerly securityholders of Prenetics may experience profit ranging from nil to $1.84 per share, (ii) the Sponsor (or its transferrees) may experience profit of up to $1.87 per share, or up to approximately $12.97 million in the aggregate, and (iii) the Artisan Directors may experience profit of up to $1.87 per share, or up to approximately $187,000 in the aggregate.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” under applicable U.S. federal securities laws and, as such, are eligible for certain reduced public company reporting requirements. See “Prospectus Summary — Emerging Growth Company.”

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Foreign Private Issuer.”

Throughout this prospectus, unless the context indicates otherwise, references to “Prenetics” refer to Prenetics Holding Company Limited, formerly known as Prenetics Group Limited, a Cayman Islands holding company, references to “Prenetics HK” refer to Prenetics Limited, a wholly owned subsidiary of Prenetics, and references to “Prenetics Group” refer to Prenetics Holding Company Limited, together as a group with its subsidiaries, including its operating subsidiaries, and, prior to the termination of the VIE agreements on November 26, 2021, the VIE Entity (as defined below). Prenetics HK, Prenetics EMEA Limited, Oxsed Limited, Prenetics Innovation Labs Private Limited and Prenetics Africa (Pty) Limited, the operating subsidiaries of Prenetics’ based in the United Kingdom, Hong Kong, India and South Africa, respectively (collectively, “Prenetics Operating Subsidiaries”), conduct our daily operations. As a result of the Business Combination, Prenetics has become a wholly owned subsidiary of ours. We are a Cayman Islands holding company and not an operating company. Investors purchasing our securities are purchasing equity interests in the Cayman Islands holding company and are not purchasing equity interests of Prenetics Operating Subsidiaries.

Recently, the Chinese government announced that it would increase supervision of mainland Chinese firms listed offshore. Under the new measures, China will improve regulation of cross-border data flows and security, police illegal activity in the securities market and punish fraudulent securities issuances, market manipulation and insider trading. China will also monitor sources of funding for securities investment and control leverage ratios. The Cyberspace Administration of China (“CAC”) has also opened a cybersecurity probe into several large U.S.-listed technology companies focusing on anti-monopoly and financial technology regulation and, more recently with the passage of the PRC Data Security Law, how companies collect, store, process and transfer data.

We face various legal and operational risks and uncertainties relating to our operations in Hong Kong. Historically, Prenetics HK held a minority interest in a genomics business in mainland China through Shenzhen Discover Health Technology Co., Ltd. (the “VIE Entity”), a PRC limited liability company, by entering into a series of contractual arrangements with the VIE Entity and its nominee shareholders through Prenetics HK’s wholly owned PRC subsidiary, Qianhai Prenetics Technology (Shenzhen) Co., Ltd. (the “WFOE”). On November 26, 2021, the agreements governing the VIE Entity were terminated with immediate effect. As a result, our corporate structure no longer contain any variable interest entity, or VIE. While the current corporate structure does not contain any VIE and we have no intention establishing any VIEs in PRC in the future, if in the future our structure were to contain a VIE, the PRC regulatory authorities could disallow the VIE structure, which would likely result in a material adverse change in our operations, and our securities may decline significantly in value or become worthless. Although currently we do not have any business operations in mainland China nor do we have any VIE structure and we believe that the laws and regulations of the PRC applicable in mainland China do not currently have any material impact on our business, financial condition or results of operations, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to VIE, data and cyberspace security, and anti-monopoly concerns, would be applicable to the company such as Prenetics or Prenetics HK given its substantial operations in Hong Kong and the Chinese government’s significant oversight authority over the conduct of business in Hong Kong.

Should the Chinese government seek to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to us in the future, it would likely have a material adverse impact on our business, financial condition and results of operations, ability to accept foreign investments and our ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may cause the value of our securities to significantly decline or become worthless. For example, if the recent PRC regulatory actions on data security or other data-related laws and regulations were to apply to us it could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for its listing at a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against it and may materially and adversely affect its business and results of operations. Furthermore, the Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC will prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is not currently inspected by the PCAOB, which may impact our ability to remain listed on a United States stock exchange. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, and our auditor is subject to this determination. In accordance with the HFCA Act, our securities could be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States in 2025 if the PCAOB is unable to inspect or investigate completely auditors located in China, or in 2024 if proposed changes to the law, or the Accelerating Holding Foreign Companies Accountable Act, are enacted. As a result, the Nasdaq may determine to delist our securities. The related risks and uncertainties could cause the value of our securities to significantly decline. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. For more details, see “Risk Factors — Risks Relating to Our Business and Industry — Risks Relating to Doing Business in Hong Kong — Our securities may be delisted or prohibited from being traded “over-the-counter” under the Holding Foreign Companies Accountable Act, or the HFCA Act, in 2025 if the PCAOB is unable to inspect or investigate completely auditors located in China, or as early as 2024 if proposed changes to the law are enacted. The delisting or the cessation of trading “over-the-counter” of our securities, or the threat of being delisted or prohibited, may materially and adversely affect the value and/or liquidity of your investment.” In light of the PRC government’s expansion of authority in Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules and regulations in China can change quickly with little or no advance notice. The PRC government may intervene or influence our current and future operations in Hong Kong and mainland China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in companies like us. For a detailed description of risks relating to doing business in Hong Kong, see “Risk Factors  —  Risks Relating to Doing Business in Hong Kong.”

In February 2019, Prenetics HK invested in a genomics business in mainland China in the amount of RMB29,250,000 (equivalent to $4,236,765) through its VIE Entity. Since the date of the initial investment through the date of this prospectus, no transfer of cash, dividends or distributions has been made between us or our subsidiaries, on one hand, and the VIE Entity, on the other. Between Prenetics HK and its subsidiaries, the cash was transferred from Prenetics HK to its subsidiaries in the form of capital contributions and through intercompany advances. No transfer of cash has been made between Prenetics and its subsidiaries. Neither Prenetics HK nor Prenetics has declared or paid dividends in the past, nor have any dividends or distributions been made by a subsidiary to Prenetics HK or Prenetics. If needed, cash may be transferred between Prenetics HK and its subsidiaries in the United Kingdom, India and South Africa through intercompany fund advances and capital contributions, and there are currently no restrictions of transferring funds between Prenetics HK and its subsidiaries in the United Kingdom, India and South Africa. However, there also can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization, which could result in an inability or prohibition on making transfers or distributions to entities outside of Hong Kong and adversely affect its business. Under our cash management policy, the amount of intercompany transfer of funds is determined based on the working capital needs of the subsidiaries and intercompany transactions and is subject to internal approval process and funding arrangements. Our management review and monitor our cash flow forecast and working capital needs of the subsidiaries on a regular basis. In addition, we have not faced difficulties or limitations on our ability to transfer cash between subsidiaries in United Kingdom, India, Singapore and South Africa. Cash generated from Prenetics HK is used to fund operations of its subsidiaries, and no funds were transferred from our subsidiaries in the United Kingdom to fund operations of Prenetics HK for the year ended on December 31, 2019, December 31, 2020, and December 31, 2021. For a detailed description of the intercompany transfer of cash within our group, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation  —  Liquidity and Capital Resources.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED                    , 2022

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC by Prenetics Global Limited. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, to or through underwriters or dealers or through any other means described in “Plan of Distribution.” A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities.

References to “U.S. Dollars,” “USD,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “PubCo,” “the Company” and “our company” refer to Prenetics Global Limited and its subsidiaries and consolidated affiliated entities. References to “Prenetics” refers to Prenetics Holding Company Limited.

FINANCIAL STATEMENT PRESENTATION

The audited consolidated statements of financial position of Prenetics Group Limited and its subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, included in this prospectus have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and are presented in U.S. Dollars. On May 17, 2022, Prenetics Group Limited changed its name to Prenetics Holding Company Limited.

The unaudited condensed consolidated financial statements of Prenetics Global Limited as of June 30, 2022 and for the six-month periods ended June 30, 2021 and 2022 included in this prospectus have been prepared in accordance with International Accounting Standards (“IAS”) 34 Interim Financial Reporting, issued by the IASB, and should be read in conjunction with the audited consolidated financial statements of Prenetics Group Limited, included elsewhere in this prospectus. On May 18, 2022, Prenetics Global Limited completed a public listing and additional capitalization by the acquisition of a special purpose acquisition company, Artisan Acquisition Corp., with Prenetics Holding Company Limited being identified as the acquirer for accounting purposes. Accordingly, the unaudited condensed consolidated financial statements of Prenetics Global Limited have been presented as a continuation of the consolidated financial statements of the Prenetics Group Limited, except for the capital structure.

We refer in various places in this prospectus to non-IFRS financial measures, including Adjusted EBITDA and Adjusted gross profit, which are more fully explained in “Prospectus Summary — Unaudited Financial Information and Non-IFRS Financial Measures.” The presentation of non-IFRS information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS.

INDUSTRY AND MARKET DATA

Our industry and market position information that appears in this prospectus is from independent market research carried out by Frost & Sullivan (“F&S”), which was commissioned by us. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

Such information is supplemented where necessary with our own internal estimates and information obtained from discussions with our customers, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Prospectus Summary,” “Market Opportunities,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other sections of this prospectus.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. We are responsible for the industry and market data contained in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “anticipate,” “expect,” “seek,” “project,” “intend,” “plan,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate, as well as the possible or assumed future results of operations of our Company. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:

•

Changes in applicable laws or regulations, or the application thereof to us, including, without limitation, changes in PRC laws and regulations that currently do not apply to us but may become applicable to us;

•

Developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains;

•	The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

•	Our ability to successfully compete in highly competitive industries and markets;

•	Our ability to continue to adjust our offerings to meet market demand, attract customers to choose our products and services and grow our ecosystem;

•	Political instability in the jurisdictions in which we operate;

•	The overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

•	Our ability to execute our strategies, manage growth and maintain our corporate culture as we grow;

•	Our anticipated investments in new products, services, collaboration arrangements, technologies and strategic acquisitions, and the effect of these investments on our results of operations;

•	Our ability to develop and protect intellectual property;

•	Changes in the need for capital and the availability of financing and capital to fund these needs;

•	Anticipated technology trends and developments and our ability to address those trends and developments with our products and services;

•	The safety, affordability, convenience and breadth of our products and services;

•

Man-made or natural disasters, health epidemics, and other outbreaks including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that may directly or indirectly affect our business or assets;

•	The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

v

•	Exchange rate fluctuations;

•	Changes in interest rates or rates of inflation;

•	Legal, regulatory and other proceedings;

•	Our ability to maintain the listing of our securities on NASDAQ; and

•	The results of any future financing efforts.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

CONVENTIONS AND FREQUENTLY USED TERMS

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “PubCo,” “the Company” and “our company” refer to Prenetics Global Limited and its subsidiaries and consolidated affiliated entities. References to “Prenetics” refer to Prenetics Holding Company Limited, formerly known as Prenetics Group Limited, a Cayman Islands holding company. References to “Prenetics HK” refer to Prenetics Limited, a wholly owned subsidiary of Prenetics. References to “Prenetics Group” refer to Prenetics Holding Company Limited, together as a group with its subsidiaries, including its operating subsidiaries, and, prior to the termination of the VIE agreements on November 26, 2021, the VIE Entity (as defined below). Prenetics HK, Prenetics EMEA Limited, Oxsed Limited, Prenetics Innovation Labs Private Limited and Prenetics Africa (Pty) Limited, the operating subsidiaries of Prenetics’ based in the United Kingdom, Hong Kong, India and South Africa, respectively (collectively, “Prenetics Operating Subsidiaries”), that conduct our daily operations. As a result of the Business Combination, Prenetics has become a wholly owned subsidiary of ours.

Unless otherwise stated or unless the context otherwise requires in this prospectus:

“Acquisition Merger” means the merger between Prenetics Merger Sub and Prenetics, with Prenetics being the surviving entity and becoming a wholly owned subsidiary of PubCo;

“Amended Forward Purchase Agreements” means (i) the Forward Purchase Agreement entered into as of March 1, 2021 with Aspex Master Fund; and (ii) the Forward Purchase Agreement entered into as of March 1, 2021 with Pacific Alliance Asia Opportunity Fund L.P., as amended by the Deeds of Novation and Amendment;

“Artisan” means Artisan Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Artisan Articles” means Artisan’s amended and restated memorandum and articles of association adopted by special resolution dated May 13, 2021;

“Artisan Directors” means William Keller, Mitch Garber, Fan Yu, Sean O’Neill;

“Artisan Merger Sub” means AAC Merger Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of PubCo;

“Artisan Private Warrants” means the warrants sold to the Sponsor in the private placement consummated concurrently with the IPO, each entitling its holder to purchase one Artisan Public Share at an exercise price of $11.50 per share, subject to adjustment;

“Artisan Public Share” means a Class A ordinary share, par value $0.0001 per share, of Artisan;

“Artisan Public Shareholder” means a holder of Artisan Public Shares issued as part of the Units issued in the IPO;

“Artisan Public Warrants” means the redeemable warrants issued in the IPO, each entitling its holder to purchase one Artisan Public Share at an exercise price of $11.50 per share, subject to adjustment;

“Artisan Shares” means the Artisan Public Shares and Founder Shares;

“Artisan Warrants” means the Artisan Public Warrants and the Artisan Private Warrants;

“Business Combination” means the Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement;

“Business Combination Agreement” means the business combination agreement, dated September 15, 2021 (as amended by an Amendment to Business Combination Agreement dated as of March 30, 2022 and as may be further amended, supplemented, or otherwise modified from time to time), by and among PubCo, Artisan, Artisan Merger Sub, Prenetics Merger Sub and Prenetics;

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“China” or “PRC,” in each case, means the People’s Republic of China, including Hong Kong and Macau and excluding, solely for the purpose of this prospectus, Taiwan. The term “Chinese” has a correlative meaning for the purpose of this prospectus;

“Class A Exchange Ratio” means a ratio equal to 1.29;

“Class A Ordinary Share” means a Class A ordinary share, par value $0.0001 per share, of PubCo;

“Class B Ordinary Share” means a convertible Class B ordinary share, par value $0.0001 per share, of PubCo;

“Class B Recapitalization” means, (i) the conversion of 9,133,558 Founder Shares held by Sponsor into 5,374,851 Artisan Public Shares, (ii) the conversion of an aggregate of 100,000 Founder Shares held by the Artisan independent directors into 77,519 Artisan Public Shares, and (iii) the surrender and forfeiture by Sponsor of 1,316,892 Private Placement Warrants, in each case of (i), (ii) and (iii) pursuant to and subject to the terms and conditions of the Sponsor Agreement immediately prior to the Initial Merger, and (iv) the conversion of all the Founder Shares held by the Forward Purchase Investors on a one-for-one basis pursuant to and subject to the terms and conditions of the Deeds of Amendment to the Deeds of Novation and Amendment immediately prior to the Initial Closing;

“Closing” means the closing of the Acquisition Merger;

“Closing Date” means May 18, 2022, the date of the Closing;

“Continental” means Continental Stock Transfer & Trust Company;

“Deeds of Novation and Amendment” means (i) the Deed of Novation and Amendment entered into by Artisan, Sponsor, PubCo and Aspex Master Fund, dated as of September 15, 2021 (pursuant to such amendment, Aspex Master Fund committed to subscribe for and purchase 3,000,000 Class A Ordinary Shares and 750,000 Warrants for an aggregate purchase price equal to $30 million); and (ii) the Deed of Novation and Amendment entered into by Artisan, Sponsor, PubCo and Pacific Alliance Asia Opportunity Fund L.P., dated as of September 15, 2021 (pursuant to such amendment, Pacific Alliance Asia Opportunity Fund L.P. committed to subscribe for and purchase 3,000,000 Class A Ordinary Shares and 750,000 Warrants for an aggregate purchase price equal to $30 million);

“Dissenting Artisan Shares” means Artisan Shares that are (i) issued and outstanding immediately prior to the Initial Merger Effective Time and (ii) held by Artisan shareholders who have validly exercised their Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights);

“ESOP” means the 2021 Share Incentive Plan of Prenetics adopted on June 16, 2021, as may be amended from time to time;

“Exchange Ratio” means a ratio equal to 2.033097981;

“Existing Warrant Agreement” means the warrant agreement, dated May 13, 2021, by and between Artisan and Continental;

“Extraordinary General Meeting” means an extraordinary general meeting of shareholders of Artisan held at 10:00 AM Eastern Time, on May 9, 2022 at Appleby (Cayman) Ltd., 71 Fort Street, George Town, Grand Cayman KY1-1104, Cayman Islands and virtually over the Internet via live audio webcast at https://www.cstproxy.com/artisanacquisition/2022;

“Forward Purchase Investors” means Aspex Master Fund and Pacific Alliance Asia Opportunity Fund L.P.;

“Founder Share” means a Class B ordinary share, par value $0.0001 per share, of Artisan;

“Initial Closing” means the closing of the Initial Merger;

“Initial Merger” means the merger between Artisan and Artisan Merger Sub, with Artisan Merger Sub being the surviving entity and remaining as a wholly owned subsidiary of PubCo;

“IPO” means Artisan’s initial public offering, which was consummated on May 18, 2021;

“mainland China” means the People’s Republic of China, excluding, solely for the purpose of this prospectus, Hong Kong, Macau and Taiwan. The term “mainland Chinese” has a correlative meaning for the purpose of this prospectus;

“Management Shareholder Support Agreement Amendment Deed” means that certain Deed of Amendment entered into on March 30, 2022 by and among Prenetics, Artisan, PubCo, Danny Yeung and Dr. Lawrence Tzang which amends the Prenetics Shareholder Support Agreement dated as of September 15, 2021 by and among Prenetics, Artisan, PubCo, Danny Yeung and Dr. Lawrence Tzang;

“NASDAQ” means the Nasdaq Stock Market;

“Plan of Initial Merger” means the plan of merger for the Initial Merger by and among Artisan, Artisan Merger Sub and PubCo;

“Prenetics” means Prenetics Holding Company Limited, formerly known as Prenetics Group Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Prenetics Group” means Prenetics Holding Company Limited, together as a group with its subsidiaries, including its operating subsidiaries, and, prior to the termination of the VIE agreements on November 26, 2021, Shenzhen Discover Health Technology Co., Ltd., or the “VIE Entity”;

“Prenetics HK” means Prenetics Limited, a limited liability company incorporated in Hong Kong;

“Prenetics Merger Sub” means PGL Merger Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of PubCo;

“Prenetics Operating Subsidiaries” means, collectively, the operating subsidiaries of Prenetics Holding Company Limited, which include Prenetics Limited, Prenetics EMEA Limited, Oxsed Limited, Prenetics Innovation Labs Private Limited and Prenetics Africa (Pty) Limited.

“PubCo” means Prenetics Global Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, PubCo and its subsidiaries and consolidated affiliated entities;

“SEC” means the U.S. Securities and Exchange Commission;

“Sponsor” means Artisan LLC, a limited liability company registered under the laws of the Cayman Islands;

“Sponsor Agreement” means that certain Sponsor Forfeiture and Conversion Agreement entered into on March 30, 2022 by and among Prenetics, Artisan, PubCo, Sponsor and the independent directors of Artisan;

“Sponsor Support Agreement Amendment Deed” means that certain Deed of Amendment entered into on March 30, 2022 by and among Prenetics, Artisan, PubCo, Sponsor and the directors of Artisan which amends the Sponsor Support Agreement;

“Units” means the units issued in the IPO, each consisting of one Artisan Public Share and one-third of one Artisan Public Warrant;

“U.S. Dollars,” “US$,” “USD” and “$” means United States dollars, the legal currency of the United States;

“Warrants” means warrants of PubCo, each entitling its holder to purchase 1.29 Class A Ordinary Share at an exercise price of $8.91 per 1.29 shares, subject to adjustment pursuant to the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement.

x

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Overview

We are a major diagnostics and genetics testing products and services provider, with a team of more than 600 employees and operations across nine locations, including the U.K., Hong Kong, India, South Africa and Southeast Asia. Our business was founded in 2014 with the mission to bring health closer to millions of people globally and decentralize healthcare by making the three pillars — Prevention, Diagnostics and Personalized Care — comprehensive and accessible to anyone, at anytime and anywhere. We intend to construct a global healthcare ecosystem to disrupt and decentralize the conventional healthcare system and improve its customers’ wellbeing through comprehensive genetic and diagnostic testing.

Recent Development

Completion of Business Combination

On May 18, 2022, we completed the Business Combination and the PIPE Financing, On May 18, 2022, Class A Ordinary Shares and Warrants commenced trading on the NASDAQ under the symbols “PRE” and “PRENW,” respectively.

Financial Results as of / for the Nine Months Ended September 30, 2022

Unaudited consolidated statements of financial position

(Expressed in United States dollars unless otherwise indicated)

	September 30, 2022 US$	December 31, 2021 US$
Assets
Property, plant and equipment	10,974,095	13,037,192
Intangible assets	800,422	23,826,282
Goodwill	—	3,978,065
Deferred tax assets	7,696	79,702
Deferred expenses	7,393,072	—
Other non-current assets	334,524	693,548

Non-current assets	19,509,809	41,614,789

Inventories	8,210,825	6,829,226
Trade receivables	61,076,651	47,041,538
Deferred expenses	4,535,245	—
Deposits, prepayments and other receivables	6,356,168	7,817,756
Amounts due from related companies	—	9,060
Financial assets at fair value through profit or loss	25,226,919	9,906,000
Cash and cash equivalents	144,686,487	35,288,952

Current assets	250,092,295	106,892,532

Total assets	269,602,104	148,507,321

Liabilities
Deferred tax liabilities	224,189	659,498
Preference shares liabilities	—	486,404,770
Warrant liabilities	10,073,250	—
Lease liabilities	2,488,780	3,600,232

Non-current liabilities	12,786,219	490,664,500

Trade payables	9,077,855	9,979,726
Accrued expenses and other current liabilities	16,395,020	36,280,298
Contract liabilities	5,579,759	9,587,245
Lease liabilities	1,857,982	1,666,978
Trade financing	9,741,503	—
Tax payable	6,894,415	1,223,487

Current liabilities	49,546,534	58,737,734

Total liabilities	62,332,753	549,402,234

Equity
Share capital (US$0.0001 par value, 500,000,000 shares authorized and 110,979,347 shares issued (December 31, 2021: US$0.0001 par value, 500,000,000 shares authorized and 14,932,033 shares issued))	11,098	1,493
Reserves	207,343,283	(400,811,431)

Total equity/(equity deficiency) attributable to equity shareholders of the Company	207,354,381	(400,809,938)
Non-controlling interests	(85,030)	(84,975)

Total equity/(equity deficiency)	207,269,351	(400,894,913)

Total equity and liabilities	269,602,104	148,507,321

Unaudited consolidated statements of profit or loss and other comprehensive income

(Expressed in United States dollars unless otherwise indicated)

	For the nine months ended
	September 30, 2022 US$	September 30, 2021 US$
Revenue	223,440,544	211,136,492
Direct costs	(118,888,842)	(128,770,734)

Gross profit	104,551,702	82,365,758
Other income and other net (losses)/gains	(744,692)	199,305
Selling and distribution expenses (included equity-settled share-based payment expenses of $106,909 (2021: $15,624))	(10,798,052)	(11,575,835)
Research and development expenses (included equity-settled share-based payment expenses of $3,857,617 (2021: $2,723,370))	(11,913,427)	(5,104,080)
Restructuring costs in relation to UK and diagnostic business
- Impairment losses on intangible assets	(19,109,580)	—
- Impairment losses on goodwill	(3,272,253)	—
- Impairment losses on property, plant and equipment	(1,738,467)	—
- Write-off of prepayment	(3,549,298)	—
Administrative and other operating expenses (included equity-settled share-based payment expenses of $24,172,462 (2021: $9,926,392))	(81,359,051)	(45,349,553)

(Loss)/profit from operations	(27,933,118)	20,535,595
Fair value loss on financial assets at fair value through profit or loss	(1,674,184)	—
Share-based payment on listing*	(89,546,601)	—
Fair value loss on convertible securities	—	(29,054,669)
Fair value loss on preference shares liabilities	(60,091,353)	(71,885,207)
Fair value loss on warrant liabilities	(3,301,827)	—
Write-off on amount due from a shareholder	—	(106,179)
Gain on bargain purchase	—	117,238
Other finance costs	(4,082,155)	(2,775,251)

Loss before taxation	(186,629,238)	(83,168,473)
Income tax expense	(5,432,092)	(5,105,364)

Loss for the period	(192,061,330)	(88,273,837)

Other comprehensive income for the period
Item that may be reclassified subsequently to profit or loss:
Exchange difference on translation of:
- financial statements of subsidiaries and a joint venture outside Hong Kong	(7,602,604)	(1,006,600)

Total comprehensive income for the period	(199,663,934)	(89,280,437)

Loss attributable to:
Equity shareholders of Prenetics	(192,061,275)	(88,266,295)
Non-controlling interests	(55)	(7,542)

	(192,061,330)	(88,273,837)

Note:

*

The acquisition of the net assets of Artisan on May 18, 2022 does not meet the definition of a business under IFRS and has therefore been accounted for as a share-based payment. The excess of fair value of Prenetics shares issued over the fair value of Artisan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Unaudited consolidated statements of profit or loss and other comprehensive income

(Expressed in United States dollars unless otherwise indicated) (continued)

	For the nine months ended
	September 30, 2022 US$	September 30, 2021 US$
Total comprehensive income attributable to:
Equity shareholders of Prenetics	(199,663,879)	(89,272,895)
Non-controlling interests	(55)	(7,542)

	(199,663,934)	(89,280,437)

Loss per share
Basic loss per share	(2.73)	(2.90)
Diluted loss per share	(2.73)	(2.90)
Weighted average number of common shares:
Basic	70,371,679	30,396,578
Diluted	70,371,679	30,396,578

Non-IFRS Financial Measures

To supplement our consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), we are providing non-IFRS measures, Adjusted EBITDA, adjusted gross profit and adjusted profit for the period. These non-IFRS financial measures are not based on any standardized methodology prescribed by IFRS and are not necessarily comparable to similarly-titled measures presented by other companies. We believe these non-IFRS financial measures are useful to investors in evaluating our ongoing operating results and trends.

We are excluding from some or all of its non-IFRS operating results (1) Equity-settled share-based payment expenses, (2) depreciation and amortization, (3) finance income and exchange gain or loss, and (4) other discretionary items determined by management. These non-IFRS financial measures are limited in value because they exclude certain items that may have a material impact on the reported financial results. We account for this limitation by analyzing results on an IFRS basis as well as a non-IFRS basis and also by providing IFRS measures in our public disclosures.

In addition, other companies, including companies in the same industry, may not use the same non-IFRS measures or may calculate these metrics in a different manner than management or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of these non-IFRS measures as comparative measures. Because of these limitations, our non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with IFRS. Investors are encouraged to review the non-IFRS reconciliations provided in the tables below.

Reconciliation of Loss from Operations under IFRS and Adjusted EBITDA (Non-IFRS)

	For the nine months ended
	September 30, 2022 US$	September 30, 2021 US$
(Loss)/profit from operations under IFRS	(27,933,118)	20,535,595
Employee equity-settled share-based payment expenses	28,338,511	12,975,035
Depreciation and amortization	6,209,748	4,345,417
Restructuring costs in relation to UK and diagnostic business
- Impairment losses on intangible assets	19,109,580	—
- Impairment losses on goodwill	3,272,253	—
- Impairment losses on property, plant and equipment	1,738,467	—
- Write-off of prepayment	3,549,298	—
Other strategic financing, transactional expense and non-recurring expenses	10,941,228	2,415,383
Finance income, exchange gain or loss, net	967,707	(333,798)

Adjusted EBITDA (Non-IFRS)	46,193,674	39,937,632

Reconciliation of Gross Profit under IFRS and Adjusted Gross Profit (Non-IFRS)

	For the nine months ended
	September 30, 2022 US$	September 30, 2021 US$
Gross profit under IFRS	104,551,702	82,365,758
Depreciation and amortization	1,364,314	801,870

Adjusted gross profit (Non-IFRS)	105,916,016	83,167,628

Reconciliation of Loss attributable to Equity Shareholders of Prenetics under IFRS and Adjusted Profit for the Period (Non-IFRS)

	For the nine months ended
	September 30, 2022 US$	September 30, 2021 US$
Loss attributable to equity shareholders of Prenetics under IFRS	(192,061,275)	(88,266,295)
Employee equity-settled share-based payment expenses	28,338,511	12,975,035
Other strategic financing, transactional expense and non-recurring expenses	10,941,228	2,415,383
Share-based payment on listing	89,546,601	—
Fair value loss on convertible securities	—	29,054,669
Fair value loss on preference shares liabilities	60,091,353	71,885,207
Fair value loss on warrant liabilities	3,301,827	—
Fair value loss on financial assets at fair value through profit or loss	1,674,184	—
Restructuring costs in relation to UK and diagnostic business
- Impairment losses on intangible assets	19,109,580	—
- Impairment losses on goodwill	3,272,253	—
- Impairment losses on property, plant and equipment	1,738,467	—
- Write-off of prepayment	3,549,298	—

Adjusted profit for the period (Non-IFRS)	29,502,027	28,063,999

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act, and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD (Fair Disclosure), which restricts the selective disclosure of material information.

Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or “the Exchange Act,” that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

Our Corporate Information

We are an exempted company limited by shares incorporated on July 21, 2021 under the laws of the Cayman Islands. Our registered office is at Unit 701-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong and our telephone number is +852-2210-9588. Our website is https://www.prenetics.com/. The information contained in, or accessible through, our website does not constitute a part of this prospectus.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, N.Y. 10168.

Our Organizational Structure

The following diagram depicts a simplified organizational structure of the Company as of the date hereof.

Summary Risk Factors

An investment in our Class A Ordinary Shares and Warrants involves significant risks. Below is a summary of certain material risks we face. These risks are more fully described under “Risk Factors.” You should carefully consider such risks before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks.

We face various legal and operational risks associated with doing business in Hong Kong, which could result in a material change in our operations in Hong Kong, cause the value of our securities to significantly decline or become worthless, and significantly limit or completely hinder our ability to accept foreign investments and offer or continue to offer securities to foreign investors. These risks include, but are not limited to:

•

We are a Cayman Islands holding company with operations primarily conducted through our operating subsidiaries. Accordingly, our shareholders will be holding equity interest in a Cayman Islands holding company and not equity of our operating subsidiaries.

•

Historically, we held a minority interest in a genomics business in mainland China through Shenzhen Discover Health Technology Co., Ltd. (the “VIE Entity”), a PRC limited liability company, by entering into a series of contractual arrangements with the VIE Entity and its nominee shareholders through our wholly owned PRC subsidiary, Qianhai Prenetics Technology (Shenzhen) Co., Ltd. (the “WFOE”). On November 26, 2021, the agreements governing the VIE Entity were terminated with immediate effect. As a result, our corporate structure no longer contains any VIE. While our current corporate structure does not contain any VIE and we have no intention establishing any VIEs in PRC in the future, if in the future our structure were to contain a VIE, the PRC regulatory authorities could disallow the VIE structure, which would likely result in a material adverse change in our operations, and our securities may decline significantly in value or become worthless.

•

Our business, financial condition and results of operations, and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice. Although we currently do not have any business operations in mainland China, and our corporate structure does not contain any variable interest entity, given our substantial operations in Hong Kong and the Chinese government’s significant oversight authority over the conduct of business in Hong Kong, and we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the PRC government statements and regulatory developments, such as those relating to VIE, data and cyberspace security, and anti-monopoly concerns, would be applicable to a company like us. The Chinese government may, in the future, seek to affect operations of any company with any level of operations in mainland China or Hong Kong, including its ability to offer securities to investors, list its securities on a U.S. or other foreign exchange, conduct its business or accept foreign investment. Should the Chinese government seek to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to us in the future, it would likely have a material adverse impact on our business, financial condition and results of operations, our ability to accept foreign investments and our ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may cause the value of our securities to significantly decline or become worthless. For example, if the PRC regulatory actions on data security or other data-related laws and regulations were to apply to us, we could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for our listing at a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations.

•

Our securities may be delisted or prohibited from being traded “over-the-counter” under the HFCA Act if we have filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction and is identified by the SEC as a “Commission-Identified Issuer” for three consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, and our auditor is subject to this determination. The delisting or the cessation of trading “over-the-counter” of our securities, or the threat of being delisted or prohibited, may materially and adversely affect the value and/or liquidity of your investment. In accordance with the HFCA Act, our securities could be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States in 2025 if the PCAOB is unable to inspect or investigate completely auditors located in China, or in 2024 if proposed changes to the law, or the Accelerating Holding Foreign Companies Accountable Act, are enacted. The related risks and uncertainties could cause the value of our securities to significantly decline.

•

The mainland Chinese government has significant oversight, discretion or control over the manner in which companies incorporated under the laws of mainland China must conduct their business activities, but as we operate in Hong Kong and not mainland China, the mainland Chinese government currently does not exert direct oversight and discretion over the manner in which we conduct our business activities. However, there is no guarantee that the mainland Chinese government will not seek to intervene or influence our operations at any time. If we were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless, which would materially affect the interests of the investors. There also can be no assurance that the mainland Chinese government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization, which could result in an inability or prohibition on making transfers or distributions to entities outside of Hong Kong and adversely affect our business. See “Selected Historical Financial Data” for our condensed consolidating schedules, including the WFOE, the VIE Entity and other subsidiaries of us, respectively, starting on page 62 of this prospectus.

•

Implementation of the National Security Law in Hong Kong involves uncertainty, and the policy pronouncements by the PRC government regarding business activities of U.S.-listed Chinese businesses may negatively impact our existing and future operations in Hong Kong.

•

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands and we conduct a majority of our operations outside the United States. Substantially all of our assets are located outside the United States. A majority of our officers and directors reside outside the United States and in Hong Kong, and a substantial portion of the assets of those persons are located outside of the United States. None of our officers or directors reside in mainland China. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers who reside in Hong Kong or outside the United States, to bring original actions in Hong Kong or outside the United States based on the securities laws of the United States against our directors or officers who reside in Hong Kong or outside the United States, or to enforce judgments obtained in the United States courts against our directors or officers in Hong Kong or outside the United States. See “Risk Factors — Risks Relating to Our Securities — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States.”

For additional detail on these and other risks, see “Risk Factors — Risks Relating to Doing Business in Hong Kong” starting on page 13 of this prospectus.

In addition, there are various risks related to our business and operations, which include, but are not limited to:

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A significant portion of our historical revenue was, and our near-term revenue will be generated, from our COVID-19 testing services, the demand for which may be substantially reduced with the production and widely administered use of an efficacious vaccine or treatment for COVID-19, and our failure to drive significant revenues from other products and services and expand our overall customer base would harm our business and results of operation.

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The diagnostic testing market, particularly with respect to COVID-19 testing services, is highly competitive, and many of our competitors are larger, better established and have greater financial and other resources.

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The consumer genetic testing market is highly competitive, and many of our competitors are more established and have stronger marketing capabilities and greater financial resources, which presents a continuous threat to the success of our consumer genetic testing business.

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Our near-term success is highly dependent on the continued commercialization of ColoClear, Circle SnapShot, and our COVID-19 testing services and other products in our target geographies. If our existing or new service or product offerings are unable to attain market acceptance or be successfully commercialized in all or any of these jurisdictions, our business and future prospects could be materially and adversely affected.

•	We rely substantially on third-party contract manufacturers for the manufacturing, quality-testing, assembly and shipping of our COVID-19 test kits and other products. Any termination of significant rights under the existing arrangements would disrupt our ability to sell and distribute our products until and unless we find new contract manufacturers, which would materially and adversely affect our business.

•

We have a number of pipeline products that are currently in the R&D phase, including Circle Medical, Circle One and F1x and Fem, and may not be successful in our efforts to develop any of these or other products into marketable products. Any failure to develop these or other products or any delay in the development could adversely affect our business and future prospects.

•

If we are not successful in leveraging our platform to discover, develop and commercialize additional products, our ability to expand our business and achieve our strategic objectives would be impaired.

•	If our products and services do not deliver reliable results as expected, our reputation, business and operating results will be adversely affected.

For additional detail on these and other risks, see “Risk Factors — Key Risks Relating to Our Business” starting on page 19 of this prospectus.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Company’s Class A Ordinary Shares and Warrants.

Securities being registered for resale by the Selling Securityholders named in the prospectus

(i)	Up to 60,441,798 Class A Ordinary Shares, which includes:

•	7,198,200 Class A Ordinary Shares issued in the PIPE Investment;

•	7,740,000 Class A Ordinary Shares issued to the Forward Purchase Investors;

•	6,933,558 Class A Ordinary Shares issued to the Sponsor pursuant to the Initial Merger;

•	100,000 Class A Ordinary Shares issued to the Artisan Directors pursuant to the Initial Merger;

•	9,713,864 Class A Ordinary Shares issuable upon the conversion of 9,713,864 Class B Ordinary Shares issued to Da Yeung Limited pursuant to the Acquisition Merger; and

•	a total of 28,756,176 Class A Ordinary Shares issued to certain prior shareholders of Prenetics pursuant to the Acquisition Merger,

(ii)	up to 6,041,007 Private Warrants issued to the Sponsor and the Forward Purchase Investors pursuant to the Initial Merger, and

(iii)	up to 7,792,898 Class A Ordinary Shares issuable upon exercises of the Private Warrants.

Terms of Warrants	Each Warrant entitles the holder to purchase 1.29 Class A Ordinary Shares at a price of $8.91 per 1.29 shares, subject to adjustment pursuant to the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement. Our Warrants expire on May 18, 2027, at 5:00 p.m., New York City time.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding prior to any exercise of Warrants	101,265,915 Class A Ordinary Shares and 9,713,864 Class B Shares as of June 30, 2022.

Warrants issued and outstanding	17,352,393 Warrants as of June 30, 2022.

Use of proceeds

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash.

Assuming the exercise of all outstanding warrants for cash, we would receive aggregate proceeds of approximately $154.6 million. However, we will only receive such proceeds if all the Warrant holders exercise all of their Warrants. The exercise price of our Warrants is $8.91 per 1.29 shares (or an effective price of $6.91 per share), subject to adjustment. We believe that the likelihood that warrant holders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of the warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their warrants. As of June 9, 2022, the closing price of our Class A Ordinary Shares was $4.43 per share. Holders of the Private Warrants have the option to exercise the Private Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the warrants will decrease.

Dividend Policy	We have never declared or paid any cash dividend on our Class A Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for our Class A Ordinary Shares and Warrants	Our Class A Ordinary Shares and Warrants are listed on NASDAQ under the trading symbols “PRE” and “PRENW,” respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, financial condition, results of operations, prospects and trading price. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by us, which later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known to us, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on us. The trading price and value of our Class A Ordinary Shares and Warrants could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.

Risks Relating to Our Business and Industry

Risks Relating to Doing Business in Hong Kong

Our business, financial condition and results of operations, and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

We currently own three subsidiaries incorporated under the laws of mainland China with no business operations. Two of these subsidiaries are inactive and the third subsidiary historically held a minority interest in a genomics business in mainland China (the “China Investment”) through a series of contractual arrangements with a PRC domestic company (the “VIE Entity”). For the years ended December 31, 2019, December 31, 2020 and December 31, 2021, we generated all of our revenue from our businesses outside of mainland China, and for the financial year ended December 31, 2020, we assessed the recoverable amount of our equity interest in the China Investment and based on such assessment, the carrying amount of the interest in the China Investment was written down to our recoverable amount of nil, which was determined based on the value in use. On November 26, 2021, each of the agreements governing the VIE Entity was terminated with immediate effect. Moreover, we do not sell any testing products in mainland China or solicit any customer or collect, host or manage any customer’s personal data in mainland China. Nor do we have access to any personal data of any customer in mainland China that is collected, hosted or managed by the China Investment. Accordingly, we believe that the laws and regulations of mainland China including the developments in cybersecurity laws and regulations of mainland China, do not currently have any material impact on our business, financial condition and results of operations or the listing of our securities, notwithstanding the fact that we have substantial operations in Hong Kong.

Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including the enacted version of PRC Data Security Law, the Measures for Cybersecurity Review (“Review Measures”) issued by the CAC, and the PRC Personal Information Protection Law, do not apply in Hong Kong.

If certain PRC laws and regulations were to become applicable in Hong Kong in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of our securities to significantly decline or become worthless. In addition, the laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to our business, we may be subject to the risks and uncertainties associated with the legal system in the PRC including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

The mainland Chinese government has significant oversight, discretion and control over the manner in which companies incorporated under the laws of mainland China must conduct their business activities, but as we operate in Hong Kong and not mainland China, the mainland Chinese government currently does not exert direct oversight and discretion over the manner in which we conduct our business activities. However, there is no guarantee that the mainland Chinese government will not seek to intervene or influence our operations at any time. If we were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless, which would materially affect the interests of the investors.

We currently do not have any business operations in mainland China or generate revenues from any businesses in mainland China. Historically, we held a minority interest in a genomics business in mainland China through a VIE Entity, but on November 26, 2021, each of the agreements governing the VIE Entity was terminated with immediate effect. Accordingly, we believe that the laws and regulations of mainland China do not currently have any material impact on our business operations, and the mainland Chinese government does not currently exert direct influence or intervention over the manner in which we conduct our business. However, because of our substantial operations in Hong Kong and given the mainland Chinese government’s significant oversight authority over the conduct of business in Hong Kong generally, there is no guarantee that we will not be subject to such direct influence or intervention in the future due to changes in laws or other unforeseeable reasons. There is always a risk that the mainland Chinese government may, in the future, seek to affect operations of any company with any level of operations in mainland China or Hong Kong, including its ability to offer securities to investors, list its securities on a U.S. or other foreign exchange, conduct its business or accept foreign investment. See “— Our business, financial condition and results of operations, and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.” There also can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization, which could result in an inability or prohibition on making transfers or distributions to entities outside of Hong Kong and adversely affect our business. See “Selected Historical Financial Data” for our condensed consolidating schedules, including the WFOE, the VIE Entity and other subsidiaries of us, respectively, starting on page 62 of this prospectus.

The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little or no advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistencies, the enforcement of which involves uncertainties.

If we were to become subject to the direct intervention or influence of the mainland Chinese government at any time due to changes in laws or other unforeseeable reasons, it may require a material change in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the market prices and value of our securities could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct mainland Chinese government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the mainland Chinese government will not intervene in or influence our current or future operations at any time.

The PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Based on the advice of outside PRC counsel, DaHui Lawyers, we believe that we are currently not required to obtain any permission or approval from the CSRC, CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors.

With respect to the issuance of securities to foreign investors, the Regulations on Mergers and Acquisitions of Domestics Enterprises by Foreign Investors (“M&A Rules”) include, among other things, provisions that purport to require any offshore special purpose vehicle that is controlled by PRC companies or individuals and formed for the purpose of seeking a public listing on an overseas stock exchange through acquisition of PRC domestic companies to obtain the approval of the CSRC prior to the listing and trading of its securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by any such special purpose vehicle seeking CSRC’s approval of overseas listings. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules and the CSRC approval requirement to offshore special purpose vehicles.

The Review Measures have come into effect on February 15, 2022. The Review Measures stipulate that cybersecurity review is mandatory where a network platform operator that has personal information of more than one million users seeks to list overseas. As advised by our outside PRC counsel, DaHui Lawyers, the offering of our securities is not subject to the foregoing cybersecurity review. That said, the Review Measures provide CAC and relevant authorities certain discretion to initiate cybersecurity review where any network product or service or any data handling activity is considered to affect or may affect national security, which may lead to uncertainties in relation to the Review Measures’ impact on our operations or the offering of our securities.

Further, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued Opinions on Strictly Cracking Down on Illegal Securities Activities in accordance with the Law (“Opinions”). These Opinions have laid the groundwork for strengthening the Chinese government’s monitoring of illegal securities activities in China and the supervision of overseas listings by China-based companies. The Opinions generally provide that existing laws and regulations regarding data security, cross-border data transmission, and the protection of classified information should be further supplemented, and that the PRC government will seek to deepen its cross- border audit supervision cooperation with the regulatory bodies in other countries in law-based and reciprocal manner. As of the date of this prospectus, official guidance and related implementation rules that elaborate on the general provisions of the Opinions have not yet been issued, and therefore how to interpret the Opinions remains unclear at this stage. In their current form, the Opinions are too general to be implemented at their current stage, and no specific procedures or approvals are expressly specified or implicated that would need to be carried out by us in advance of our proposed listing.

Based on the understanding of the current PRC laws and regulations, outside PRC counsel, DaHui Lawyers, has advised that we are not required to obtain any prior permission under the M&A Rules or the Opinions from any PRC governmental authorities (including the CSRC) for consummating this offering, given that: (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours are subject to the M&A Rules; and (b) we are not controlled by PRC companies or individuals nor formed for the purpose of seeking a public listing on an overseas stock exchange through acquisition of PRC domestic companies. In addition, the offering of our securities is not subject to the mandatory cybersecurity review under the Review Measures.

However, there is no guarantee that this will continue to be the case in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even if such permission is required and obtained, it will not be subsequently denied or rescinded. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas (including those by issuers whose primary operations are in Hong Kong) and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Implementation of the National Security Law in Hong Kong involves uncertainty, and the policy pronouncements by the PRC government regarding business activities of U.S.-listed Chinese businesses may negatively impact our existing and future operations in Hong Kong.

On June 30, 2020, China’s top legislature unanimously passed a new National Security Law for Hong Kong. Similar to other PRC laws and regulations, the interpretation of the National Security Law involves a degree of uncertainty.

Recently, the Chinese government announced that it would step up supervision of overseas listed Chinese businesses. Under the new measures, China will enhance regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading, China will also check sources of funding for securities investment and control leverage ratios. The CAC has also opened a cybersecurity probe into several U.S.-listed tech companies focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer personal data. Currently these laws (other than the National Security Law) are expected to apply to mainland Chinese businesses, rather than businesses in Hong Kong which operate under a different set of laws from mainland China. However, there can be no assurance that the government of Hong Kong will not enact similar laws and regulations applicable to companies operating in Hong Kong.

We are a major diagnostics and genetic testing products and services provider with operations across nine locations, including the U.K., Hong Kong, India, South Africa and Southeast Asia. Although none of our business activities appears to be within the current targeted areas of concern by the PRC government, given the PRC government’s significant oversight over the conduct of business operations in mainland China and in Hong Kong, and in light of China’s recent extension of authority not only in mainland China but into Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules and regulations in China can change quickly with little or no advance notice. For example, the PRC government may pressure the government of Hong Kong to enact similar laws and regulations to those in mainland China, which may seek to exert control over offerings conducted overseas by Hong Kong companies.

If any or all of the foregoing were to occur, it could lead to a material adverse change in our operations and limit or hinder our ability to offer securities to overseas investors or remain listed in the U.S., which could cause the value of our shares to significantly decline or become worthless.

The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is not currently inspected by the PCAOB. As a result, we and investors in our ADSs are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in the ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our securities may be delisted or prohibited from being traded “over-the-counter” under the Holding Foreign Companies Accountable Act, or the HFCA Act, in 2025 if the PCAOB is unable to inspect or investigate completely auditors located in China, or as early as 2024 if proposed changes to the law are enacted. The delisting or the cessation of trading “over-the-counter” of our securities, or the threat of being delisted or prohibited, may materially and adversely affect the value and/or liquidity of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was signed into law on December 18, 2020. The HFCA Act states that if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC will prohibit the securities of the issuer from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCA Act, pursuant to which the SEC will identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and our auditor is subject to this determination. In accordance with the HFCA Act, our securities could be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States in 2025 if the PCAOB is unable to inspect or investigate completely auditors located in China, or in 2024 if proposed changes to the law, or the Accelerating Holding Foreign Companies Accountable Act, are enacted. As a result, the Nasdaq may determine to delist our securities.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will be able to conduct inspections of PCAOB-registered public accounting firms headquartered in China before the issuance of our financial statements on Form 20-F for the year ending December 31, 2024 which is due by April 30, 2025, or at all, is subject to substantial uncertainty and depends on a number of factors out of our, and our auditor’s, control. If our securities are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

On June 22, 2021, the U.S. Senate passed a bill which would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill which contained, among other things, an identical provision. If this provision is enacted into law and the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act is reduced from three years to two, then our securities could be prohibited from trading in the United States in 2024.

We may be affected by the currency peg system in Hong Kong and other exchange rate fluctuations.

Our functional currency is Hong Kong dollars. Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.79 to US$1.00. There is no assurance that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currencies may increase. This would in turn adversely affect the operations and profitability of our business.

In addition, a substantial portion of our transactions are denominated in pounds sterling, and we receive payments and incur a portion of our expenses in pounds sterling. As a result, fluctuations in exchange rates, particularly between the pound sterling on the one hand and the Hong Kong dollar on the other hand, may adversely affect our reported results of operations and cash flows. Since the Brexit, there has been a significant increase in the volatility of these exchange rates and an overall weakening of the pound sterling. Any prolonged weakening of the pound sterling against the Hong Kong dollars could adversely affect our business, financial condition and results of operations.

Increases in labor costs may adversely affect our business and results of operations.

The economy in Hong Kong and globally has experienced general increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong and certain other regions are expected to continue to increase. In addition, we are required by Hong Kong laws and regulations to pay various statutory employee benefits, including mandatory provident fund to designated government agencies for the benefit of our employees. We expect that our labor costs, including wages and employee benefits, will continue to increase. Increasing labor costs could materially and adversely affect our financial condition and results of operations.

Unfavorable economic and political conditions in Hong Kong and other parts of Asia could materially and adversely affect our business, financial condition, and results of operations.

Like many other companies that operate in Asia, our business will be materially affected by economic and political conditions in Asia, which could be negatively impacted by many factors beyond our control, such as inability to access capital markets, control of foreign exchange, changes in exchange rates, rising interest rates or inflation, slowing or negative growth rate, government involvement in allocation of resources, inability to meet financial commitments in a timely manner, terrorism, political uncertainty, epidemic or pandemic, civil unrest, fiscal or other economic policy of governments, and the timing and nature of any regulatory reform. The recent geo-political uncertainties may also give rise to uncertainties in global economic conditions and adversely affect general investor confidence. The global spread of COVID-19 in a significant number of countries around the world and the traveling restrictions due to COVID-19 have resulted in, and may intensify, global economic distress, and the extent to which it may affect our business and results of operations will depend on our future developments, which are highly uncertain and cannot be predicted.

Political unrest such as protests or demonstrations could disrupt economic activities and adversely affect our business. The unrest in Hong Kong in recent years led to a decrease in inbound tourism to Hong Kong, decreased consumer spending and an overall negative impact on Hong Kong’s economy. There can be no assurance that these protests and other economic, social, or political unrest in the future will not have a material adverse effect on our financial conditions and results of operations.

Key Risks Relating to Our Business

A significant portion of our historical revenue was, and our near-term revenue will be generated, from our COVID-19 testing services, the demand for which may be substantially reduced with the production and widely administered use of an efficacious vaccine or treatment for COVID-19, and our failure to derive significant revenue from other products and services and expand our overall customer base would harm our business and results of operation.

We generated a total revenue of approximately $65.2 million for the year ended December 31, 2020, the year in which our COVID-19 testing services were established, out of which $50.9 million was generated from our Diagnostics segment, which primarily comprises of COVID-19 testing services under Project Screen. We expect that revenue generated from our COVID-19 testing services will continue to account for a significant portion of our revenue in the near term. Meanwhile, we also anticipate that the demand for COVID-19 testing services may be substantially reduced with the production and widely administered use of efficacious vaccines and other therapeutic treatment for COVID-19. Therefore, our ability to execute our growth strategies and achieve and maintain profitability will depend upon not only the continued market needs of our COVID-19 testing services but also our success in deriving significant revenue from other products and services.

Although we currently have a substantial number of existing customers and new institutional customers with whom we are actively negotiating contracts for COVID-19 testing, we face intense competition from diagnostic testing companies as well as producers and developers of COVID-19 vaccines and therapeutic treatments, which could reduce the demand for COVID-19 testing. We may lose existing and future customers to competitors if those competitors produce more competitive products with higher testing accuracy or which are more affordable or easier to use, and our overall marketing opportunities may lessen if COVID-19 vaccines are widely adopted and distributed. If we are unable to launch new products successfully and expand our overall customer base, our business and results of operations will be materially and adversely affected.

The diagnostic testing market, particularly with respect to COVID-19 testing, is highly competitive, and many of our competitors are larger, better established and have greater financial and other resources.

The diagnostic testing market, particularly with respect to COVID-19 testing, is highly competitive and we face and expect ongoing substantial competition from different sources, including from diagnostic test manufacturers and producers, and development of vaccines and other therapeutic treatments, which could reduce the demand for COVID-19 testing. We believe that our ability to compete in the diagnostic testing market depends upon a variety factors such as product quality, accuracy of testing, timeliness of testing results, convenience and ease of use, underlying technology, price, customer and user experience, and certain additional factors that are beyond our control, including:

•	ability to develop and commercialize products and meet consumer demand;

•	support from evidence of clinical performance;

•	ability to obtain and maintain required regulatory approvals;

•	level of patent protection;

•	ability to achieve economies of scale by lowering production cost;

•	pricing level;

•	access to adequate capital; and

•	ability to attract and retain qualified personnel.

In terms of our diagnostic testing business, we face ongoing intense competition from different sources, including from manufacturers and producers of diagnostic tests, vaccines and therapeutic treatments. In diagnostic testing, we anticipate facing competition from companies that have or are developing molecular tests

(including centralized laboratory and POC tests) as well as antigen and antibody tests to detect SARS-CoV-2. We also face competition from companies developing at-home influenza tests, like Ellume Limited. In addition, we face competition from companies developing a combination of COVID-19, influenza and STD tests, like Lucira Health, Inc. We face potential competition from many sources, including academic institutions, public and private research institutions and governmental agencies. Competitors with diagnostic tests include private and public companies, such as Cue Health Inc., LumiraDx Limited, BGI Group, KingMed Diagnostics (Hong Kong) Limited, Sonic Healthcare Limited, Myraid Genetics, Inc. and Invitae Corporation. Many of our current and potential competitors are significantly larger, and have substantially greater financial, scientific, manufacturing and other resources, which may allow these competitors to respond more quickly to emerging technologies, obtain regulatory approvals for their products faster, and develop and commercialize competitive products with greater functionality or at lower cost than us, resulting in these competitors establishing a stronger market position than we are able to. If we are unable to compete effectively, our commercial opportunity may be lost or significantly reduced and we may fail to meet our strategic objectives, and our business, financial condition and operating results could be harmed.

In addition to competition from diagnostic testing companies, there are companies developing vaccines and therapeutic treatments for COVID-19 and other infectious diseases, which could reduce the demand for diagnostic testing. As of December 2, 2022, 11 COVID-19 vaccines have been approved for emergency use by WHO. As a result, our COVID-19 testing market opportunities may lessen or disappear in the long run if existing or future vaccines are widely distributed and become widely used.

The consumer genetic testing market is highly competitive, and many of our competitors are more established and have stronger marketing capabilities and greater financial resources, which presents a continuous threat to the success of our consumer genetic testing business.

In addition to diagnostic testing, we also operate a consumer genetic testing business primarily through our CircleDNA product line. Consumer genetic testing is a rapidly growing market and, the number of companies with products and technologies similar to CircleDNA continues to increase.

We anticipate facing competition. Our ability to compete depends upon a number of factors both within and beyond our control, including the following:

•	quality and reliability of its solutions;

•	accessibility of results;

•	turnaround time of testing results;

•	price;

•	convenience and ease of use;

•	selling and marketing efforts;

•	additional value-added services and health informatics tools;

•	customer service and support efforts;

•	adaptability to evolving regulatory landscape;

•	the ability to execute strategies to protect data privacy and build customer trust; and

•	our brand recognition relative to our competitors.

We also face competition from other companies attempting to enter the genetic testing market and capitalize on similar opportunities. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and market penetration, substantially greater financial, technological, marketing and other resources than we do. These factors may allow them to be able to respond more quickly to changes in customer requirements and emerging technologies, devote greater resources to the research, development, marketing and sales of their products, and adopt more aggressive pricing policies than we do. As a result, our competitors may develop products or services that are similar to or that achieve greater market acceptance than our offerings, and we may not be able to compete effectively against these organizations.

If we fail to compete successfully against our current and future competitors, we may be unable to increase sales revenue and market share, improve our results of operations, or achieve profitability.

Our near-term success is highly dependent on the continued commercialization of ColoClear, Circle SnapShot, and our COVID-19 testing services in our target geographies. If our existing or new products are unable to attain market acceptance or be successfully commercialized in all or any of these jurisdictions, our business and future prospects could be materially and adversely affected.

Our near-term success is dependent on the continued commercialization of ColoClear, an at-home colorectal cancer screening test, and Circle SnapShot, an off-the-shelf at-home blood test through which individuals can get digital access to their own health information. ColoClear is a non-invasive stool-based test that provides convenience to individuals who are unable or unwilling to undergo a colonoscopy and offers a more comfortable testing experience than a colonoscopy. Circle SnapShot is designed to be an end-to-end user-friendly blood sample collection and result delivery system that analyzes blood markers across key areas of health concern, including food intolerance, food allergy, vitamin deficiency, sexual health, heart health, diabetes risk and men’s and women’s health.

The commercial success of ColoClear, Circle SnapShot and the continued success of our COVID-19 testing services in our other target geographies will depend on many factors, some of which are outside of our control, including the following:

•	the timely receipt of regulatory approvals and marketing authorizations from the regulatory authorities in jurisdictions to which we plan to expand our business operations;

•

the ability of our COVID-19 testing services to accurately detect different strains of SARS-CoV-2, the virus that causes COVID-19, created by genetic mutation or otherwise, such as the SARS-CoV-2 variants of concern known as the Alpha, Beta, Gamma and Delta variants or other new variants that have emerged or may emerge around the world;

•

acceptance by healthcare systems and providers, governments and regulatory authorities, key opinion leaders, consumers and the overall medical community of the convenience, accuracy, sufficiency and other benefits offered by our products;

•

perceptions by the public and members of the medical community as to the perceived advantages, relative cost, relative convenience and relative accuracy of our test kits compared to those of our competitors;

•	the effectiveness of our marketing and sales efforts, including our ability to have a sufficient number of talented sales representatives to sell our testing services;

•	the length of the COVID-19 pandemic and the extent to which widespread vaccinations in Hong Kong, the U.K. and elsewhere reduces demand for COVID-19 testing; and

•

our ability to achieve and maintain compliance with all regulatory requirements applicable to our products in various jurisdictions, including manufacture, labeling, advertising, promotion and post-market surveillance requirements.

Although we have already received regulatory approval to sell COVID-19 test kits in the U.K. and the European Union, and are not required to obtain regulatory approval in Hong Kong, our test kits may not receive regulatory approvals or market authorizations due to the complexity of domestic regulatory regimes in other jurisdictions we plan to expand to, or even if we do receive the regulatory approvals, our test kit may not receive broad market acceptance among customers, physicians, users and others in the medical community.

If our COVID-19 testing services, ColoClear and Circle SnapShot are not successfully commercialized as expected, We may not be able to generate sufficient revenue to become profitable, and failure to gain broad market acceptance could also have a material adverse effect on the broader commercial success of our future testing products, and on our business, operations results and financial condition.

In addition, the COVID-19 diagnostic testing market is characterized by rapid technological developments, and even if we were to gain widespread market acceptance temporarily, our COVID-19 testing services may be rendered uncompetitive or obsolete if we are unable to match any new technological advances in this market. Further, market adoption of our COVID-19 testing services may also be materially affected by the availability and efficaciousness of vaccines or the emergence of other therapeutic treatments for COVID-19. If we are unable to match technological improvements in competitive products or effectively respond to the needs of our customers and users, the demand for our COVID-19 testing services could be reduced and our revenue could be adversely affected.

We rely substantially on third-party contract manufacturers for the manufacturing, quality-testing, assembly and shipping of our COVID-19 test kits and other products. Any termination of significant rights under the existing arrangements would disrupt our ability to sell and distribute our products until and unless we find new contract manufacturers, which would materially and adversely affect our business.

We do not have in-house manufacturing capabilities and do not plan to develop such capacity in the foreseeable future. We rely substantially, and intend to continue to rely substantially on third-party contract manufacturers for the manufacturing, quality-testing, assembly and shipping of all of our existing products.

Any variation or termination of or loss of rights under the existing manufacturing arrangements may require changes to our manufacturing plans and would harm our ability to commercialize, sell and distribute our products, which in turn would have a material adverse effect on our business, operating results and prospects. If we were to lose our rights under the existing arrangements, it would be difficult for us to find an alternative manufacturer, which could cause significant delays for us to bring our products to market.

We have also granted an exclusive license to a third-party contract manufacturer to use our intellectual property to manufacture and deliver the COVID-19 test kits to us, pursuant to a license agreement. We therefore must rely on such manufacturing agreement for COVID-19 test kits manufactured in mainland China and cannot, by ourselves or through a different third party, use the exclusively licensed intellectual property to develop, make, use, import, export and market the technology for such test kits in mainland China in the event such third-party contract manufacturer is unable to provide us with sufficient supply.

We may need to substantially increase the production capacity of our products in order to achieve our near-term and long-term business development goals. If the third-party manufacturers we partner with are unable to increase and achieve the required or target production capacities, we would be unable to fulfill our actual or anticipated customer demand which would negatively impact our business, financial condition and results of operations. In addition, our inability to meet the manufacturing and production requirements could cause us to lose our existing customers or fail to attract new customers which would also negatively impact our business, financial condition and results of operations.

We have a number of pipeline products that are currently in the R&D phase, including Circle Medical, Circle One and F1x and Fem, and may not be successful in our efforts to develop any of these or other products into marketable products. Any failure to develop these or other products or any delay in the development could adversely affect our business and future prospects.

We have a number of pipeline products that are currently in the R&D stage, including Circle Medical, which are advancement of existing diagnostic testing products, and Circle One, F1x and Fem, which are personalized care, hair and sexual health products.

For certain of our pipeline products, before obtaining approvals from regulatory authorities for the marketing and sales of these pipeline products in certain jurisdictions, we must complete certain registration processes with the local regulatory authorities. For example, with respect to In Vitro Diagnostic (“IVD”) testing devices, in the U.K. and the European Union, IVD devices are regulated by EU IVDD, and must comply with the essential safety, health, design and manufacturing requirements under EU IVDD. Beginning in January 1, 2021, IVD device manufacturers can also place a device by registering with the Medicines and Healthcare products Regulatory Agency (“MHRA”). Under the MHRA requirements, IVD devices must meet essential requirements including demonstrating safety and efficacy of the device and be registered with the MHRA.

Our failure to successfully complete the registration process or clinical studies could result in additional costs to us, delay the commercialization of our pipeline products and negatively impact our ability to generate revenue. If we do not receive regulatory approvals for our pipeline products, or otherwise fail to develop these products or there is any delay in the development, our business prospects will be materially and adversely affected.

In addition, even if we successfully develop and obtain regulatory approval for our pipeline products, our future success is dependent on our ability to then successfully commercialize new products. There is no assurance that we will be able to obtain adequate manufacturing supply, build a commercial organization, and commence marketing efforts before we generate any significant revenue from the sales of new commercial products, if ever.

Clinical trials, and verification and validation studies necessary to support a future product submission with regulatory authorities will be expensive and may require the enrollment of large numbers of subjects or the availability of a large number of test samples, and suitable subjects or samples may be difficult to identify and recruit or obtain. Delays or failures in our clinical trials will prevent us from commercializing any modified or new products and will adversely affect our business, operating results and prospects.

We may be required to conduct clinical trials and usability tests to demonstrate the safety and efficacy of some of our products. Initiating and completing clinical trials necessary to support the regulatory application will be time-consuming and expensive and the outcome is uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any products we advance into clinical trials and verification and validation studies may not have favorable results in subsequent clinical trials or studies. In addition, we are also in the process of conducting clinical studies necessary to support the commercialization of ColoClear, a pipeline product for early colorectal cancer screening, in several jurisdictions other than Hong Kong.

Conducting successful clinical trials and/or studies will require the enrollment of large numbers of subjects, the success of which depends on many factors, including the nature of the trial protocol, the indication of the underlying test kit/testing device, the risks associated with the trial, the availability of appropriate clinical trial investigators and support staff, and the ability of subjects to comply with the eligibility and other enrollment criteria of the trial. Conducting successful verification and validation studies will require identification and access to a substantial number of suitable samples, as well as successful data entry, analysis, review and verification, all of which are critical to securing the success of the study session. Delay in any step of the study sessions would significantly prolong the process of collecting, logging and verifying data.

Our clinical trials may also be affected by the COVID-19 pandemic. For example, potential subjects in our clinical trials may choose not to participate in clinical trials as a precaution against contracting COVID-19. Some subjects may not be able or willing to comply with clinical trial protocols if quarantines impede subject movement or interrupt healthcare services. Delays in subject enrollment or failure of subjects to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products.

If the third parties engaged by us to conduct clinical trials fail to render their services as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize its products.

We do not have the ability to independently conduct clinical trials that are required to obtain regulatory approvals for our certain products, and we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct such trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced for any reason, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our products on a timely basis, if at all, and our business, operating results and prospects may be adversely affected. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of our control.

If we are not successful in leveraging our platform and technology to discover, develop and commercialize additional products, our ability to expand our business and achieve our strategic objectives would be impaired.

We believe that our platform and technology are empowered to launch different products to be used in various settings and to target other infectious diseases in addition to COVID-19. Therefore, one of our key growth strategies is to capitalize on the flexibility of our platform and technology and develop other products.

Developing new testing products requires substantial technical, financial and human resources, whether or not any testing products are ultimately developed or commercialized, which may divert management’s attention away from our current businesses. We may pursue what we believe to be a promising opportunity to leverage our platform only to discover that certain of our resource allocation decisions were incorrect or insufficient, or that certain testing products or our platform in general has risks that were previously unknown or underappreciated. In the event material decisions with respect to our strategy turn out to be incorrect or sub-optimal, we may experience a material adverse impact on our business and ability to fund our operations and capitalize on what we believe to be potential. The success of developing any new products will depend on several factors, some of which are outside of our control, including our ability to:

•	properly identify and anticipate physician and patient needs;

•	assemble sufficient resources to discover additional testing products;

•	develop and introduce new products or enhancements in a timely manner;

•	demonstrate, if required by regulatory authorities, the accuracy and usability of new testing products and enhancements with data from clinical trials;

•	obtain the necessary regulatory clearances or approvals for expanded indications, new testing products or enhancements;

•	be fully compliant with regulations on marketing of new devices or modified products;

•	produce new testing products in a cost-effective manner; and

•	provide adequate training to potential users of our new testing products that contain enhanced features.

If we fail to develop or improve our products and services for additional applications or features, we may not be able to compete effectively with the research and development programs of our competitors, and such failure to develop or inability to compete could harm our business.

If our products and services do not deliver reliable results as expected, our reputation, business and operating results will be adversely affected.

The success of our products and services depends on the market’s confidence that we can provide reliable test kits that enable high-quality diagnostic testing with high accuracy, sensitivity and specificity and with short turnaround times. There is no guarantee that the accuracy and reproducibility we have demonstrated to date will continue as our product deliveries increase and our product portfolio expands.

Our products and services use a number of complex and sophisticated biochemical and bioinformatics processes, many of which are highly sensitive to external factors, including human error. An operational, technological, user or other failure in one of these complex processes or fluctuations in external variables may result in sensitivity or specificity rates that are lower than we anticipate or result in longer than expected turnaround times.

As a result, the test performance and commercial attractiveness of our products may be adversely affected, and our reputation may be harmed. If our products do not perform, or are perceived to not have performed, as expected or favorably in comparison to competitive products, our operating results, reputation, and business will suffer, and we may also be subject to legal claims arising from product limitations, errors, or inaccuracies.

Furthermore, there is no guarantee that customers will always use these products properly in the manner in which they are intended. Any intentional or unintentional misuse of these products by customers could lead to substantial civil and criminal monetary and non-monetary penalties, and could result in significant legal and investigatory fees.

Other Risks Relating to Our Business

We have incurred net losses since our inception, and we anticipate that we will continue to incur losses for the foreseeable future, which could harm our future business prospects.

We have incurred substantial losses since our inception. For the years ended December 31, 2021 and 2020, our net losses were $174.0 million and $2.0 million, respectively. We have financed our operations principally from the issuances of preferred shares and convertible securities to third-party investors, and have received over $81 million in funding to date. We may continue to incur losses both in the near term and longer term as we continue to devote a significant portion of our resources to scale up our business and operations, including continuing to build out our corporate infrastructure, increasing our manufacturing capabilities, engaging in continued research and development of key testing technologies as we work to expand our portfolio of available test services, and other related business activities, and as we incur additional costs associated with operating as a public company.

We only started to realize revenue for our Diagnostics segment from our COVID-19 testing services since April 2020. Since then, we have incurred significant expenses in connection with scaling up our operations, including costs associated with scaling up operations, sales and marketing expenses, and costs associated with the hiring of new employees, the continued growth of our business and development of our corporate infrastructure. While our revenue has increased over time, given the numerous risks and uncertainties associated with our research, development, manufacturing and commercialization efforts, we expect to continue to incur significant losses as we develop and invest in our business, and we are unable to predict when we will become profitable on a sustained basis or at all. our ability to achieve or sustain profitability is based on numerous factors, many of which are beyond our control, including, among other factors, market acceptance of our products, the length of the COVID-19 pandemic, the vaccination effectiveness and vaccination rates, future product development, our market penetration and margins and our ability to commercialize the pipeline products. Losses have historically had an adverse effect on our working capital, total assets and shareholders’ equity, and expected future losses may continue to have an adverse effect on our working capital, shareholders’ equity, and the price of the Class A Ordinary Shares. Our failure to achieve and sustain profitability in the future would negatively affect our business, financial condition, results of operations and cash flows, and could cause the market price of the Class A Ordinary Shares to decline.

We are in early-stage and have a limited operating history, and our near-term business strategy and in-house R&D efforts are centered around new and rapidly developing markets including point-of-care testing (POCT) for infectious diseases diagnosis, which may make us difficult to evaluate our current business and predict our future performance.

We began operations in 2014 and commercially launched our first consumer genetic testing kits under CircleDNA in July 2019 and our COVID-19 testing services under Project Screen in April 2020, respectively. Accordingly, we are in relatively early stage with a limited operating history upon which you can evaluate our business and prospects. our limited operating history may make us difficult to evaluate our current business and predict our future performance, prospects or viability. Any assessment of our prospects is subject to significant uncertainty and must be considered in light of the risks and difficulties frequently encountered by companies in their early stage of development, particularly those in new and rapidly evolving markets like us. These risks include, among others, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things:

•	increase our customer base;

•	continue to implement and successfully execute our business and marketing strategy;

•	identify, acquire and successfully integrate assets or technologies in areas that are complementary to our business strategy;

•	successfully enter into other strategic collaborations or relationships;

•	obtain access to capital on acceptable terms and effectively utilize that capital;

•	identify, attract, hire, retain, motivate and successfully integrate additional employees;

•	continue to expand, automate and upgrade our laboratory, technology and data systems;

•	provide rapid test turnaround times with accurate and clear results at low prices;

•	provide superior customer service; and

•	respond to competitive developments.

If we are unable to address these risks successfully, our revenue, results of operations and business could be materially and adversely affected.

In addition, our focus on new and rapidly developing markets could also make us difficult to achieve our strategic goals and could harm our future business prospects. In the near-term, we plan to continue to leverage our experience in COVID-19 diagnostic testing and expand our success in the broader market of POCT for other infectious diseases. We have encountered, and will continue to encounter, risks and difficulties frequently experienced in rapidly evolving industries, some of which are outside of our control, including those related to:

•

our ability to compete with companies that are currently in, or may in the future enter, the consumer-use POCT market for infectious diseases, including companies with greater financial, technical and other resources than us;

•	our ability to continuously invest in R&D and innovation to ensure utilization of the advanced technologies to enhance the sensitivity and accuracy of the tests;

•	our ability to scale manufacturing to quantities sufficient to meet consumer demand in a timely manner;

•	our ability to control costs, particularly manufacturing expenses;

•	our ability to achieve or maintain a retail price satisfactory to consumers;

•	unanticipated delays in test kit development or test kit launches;

•	positive or negative media coverage of our products or competing products; and

•	general economic and political conditions.

Our future success is substantially dependent on the manner in which the market for infectious disease testing develops and grows. If the market develops in a manner that does not facilitate demand for POCT products for infectious diseases, our business, financial condition, results of operations and cash flows may be adversely affected.

We have a limited history introducing new products and services to our customers. The future prospects of our business may be harmed if our efforts to attract new customers and engage existing customers by introducing new products are unsuccessful.

Our success depends on our ability to continuously attract new customers and engage existing customers. If we are unable to introduce new and enhanced products and services, or if we introduce new products or services that are not favorably received by the market, we may not be able to attract or retain customers.

Our marketing efforts currently include various initiatives and consist primarily of digital marketing on a variety of social media channels, such as YouTube, Instagram, LinkedIn, Facebook, search engine optimization on websites, such as Google and Facebook Ads, various branding strategies, and email. During the fiscal year ended December 31, 2021 and the fiscal year ended December 31, 2020, we spent $21.9 million and $6.5 million on sales and distribution, representing 8% and 10% of our revenue, respectively. We anticipate that sales and distribution expenses will continue to represent a significant percentage of our overall operating costs for the foreseeable future.

We have historically acquired a significant number of customers through digital advertising on platforms and websites owned by Google and Facebook, which may terminate their agreements with us at any time. Our investments in sales and marketing may not effectively reach potential customers and potential customers may decide not to buy our products or services, any of which could adversely affect our financial results.

If we are unable to attract new customers or engage existing customers either by introducing new products and services or through marketing efforts, our revenue and operating results may grow slower than expected or decline.

We may not be able to achieve or maintain satisfactory pricing and margins, and our pricing strategies may not meet customers’ price expectations, which could adversely affect our revenues and results of operations.

Our pricing strategies have had, and may continue to have, a significant impact on our revenue. Manufacturers of diagnostic tests have a history of price competition, and we may not be able to achieve or maintain satisfactory prices for our testing services. The pricing of our testing services could be impacted by several factors, including pressure to improve margins as a result of competitive or customer pricing pressure. If we are forced to lower the price of our testing services, our gross margins will decrease, which could harm our ability to invest in and grow our business, and could harm our financial condition and results of operations and our future prospects.

We offer or may in the future offer discounted prices as a means of attracting customers. Such offers and discounts, however, may reduce our revenue and margins. In addition, our competitors’ pricing and marketing strategies are beyond our control and can significantly affect the results of our pricing strategies. If our pricing strategies fail to meet our customers’ price expectations or fail to result in derived margins, or if we are unable to compete effectively with our competitors if they engage in aggressive pricing strategies or other competitive activities, our business could be adversely affected.

We have increased, and expect to further expand, the size of our organization, and we may experience difficulties in managing our growth. If we are unable to manage the anticipated growth of our business, our future revenue and operating results may be harmed.

We have experienced growth in our business operations and corporate infrastructure since our inception and anticipate further significant growth. From our inception through the date of this prospectus, the number of our employees increased from 11 to over 600. As we transition into operating as a public company, such future growth could strain our organizational, administrative and operational infrastructure, including laboratory operations, quality control, operational performance, finance, customer service, marketing sales, and management. We may need to increase our headcount and to hire, train and manage additional specialized personnel to facilitate our growth, including qualified scientists, laboratory personnel, customer service specialists, and sales and marketing force, and we may have difficulties locating, recruiting, training and retaining such specialized personnel. Rapid expansion in personnel could mean that less experienced people develop, market and sell our products, which could result in inefficiencies, reduced quality, unanticipated costs and disruptions to our operations. If we are unsuccessful in hiring, training, managing and integrating the new employees and they perform poorly as a result, our business may be harmed. In addition, we may not be able to maintain our expected turnaround times for our testing services or otherwise satisfy customer demands as we grow, and future business growth could also make it difficult for us to maintain our corporate culture.

Our ability to manage our growth effectively will require continued improvement of our operational, financial and management controls, as well as our reporting systems and procedures. Any failure of our controls or interruption of our general process management could have a negative impact on our business and financial operations.

In addition, our suppliers and contract manufacturers may not be able to allocate sufficient capacity in order to meet our requirements, which could adversely affect our business, financial condition and results of operations.

Given our very short history of operating a business at commercial scale and our very recent rapid growth, we cannot assure you that we will be able to successfully manage the expansion of our operations or recruit and train additional qualified personnel in an effective manner. If we are unable to manage our growth effectively, it may be difficult for us to execute our business strategy and our business and operations could be adversely affected.

The initial use of our test kits requires users to follow instructions, and not adhering to instructions may lead to false results and inaccurate outcomes, which could harm the user experience and customer perception of our products.

The successful use of our testing products depends on each user following the instructions provided. Any user, whether it be a healthcare provider or customer at home, could experience difficulty performing a test using our test kit if he or she fails to follow the instructions or otherwise misuses the test, which may lead to false results and inaccurate outcomes. If a user utilizes our products incorrectly, or without adhering to our instructions, his or her test result outcomes may not be consistent with the outcomes achieved in our clinical trials or validation studies. For example, not ensuring a clean environment for use or not washing hands or wearing gloves may cause contamination of samples and result in false or inaccurate test results. In addition, not following instructions to carry out the swab tests properly may cause failure to collect sufficient samples to provide accurate test results. These incidents could harm our ability to achieve the broad degree of adoption necessary for commercial success or cause negative publicity and word-of-mouth as a result of our tests not meeting user expectations and accordingly, our operating results and financial condition could be adversely affected, which may delay, prevent or limit our ability to generate revenue and continue our business.

Some of our marketing initiatives, including celebrity and key opinion leader endorsement and use of social media, may adversely affect our reputation.

We partner with celebrity brand ambassadors and key opinion leaders and launch various marketing campaigns on social media as part of our marketing initiatives. For example, we have engaged renowned actors, entrepreneurs, athletes, and other tastemakers such as Donnie Yen, Mark Rutherford, Scott Hoying, G.E.M., Van Ness Wu, Kimberly Woltemas, and others to act as Changemakers and representatives of the Circle brand. Our CircleDNA product also has more than 14,000 related tags on Instagram generated by users.

While celebrity endorsement helps strengthen our brand influence and promote our products, any negative publicity related to any of these celebrities, the occurrence of which is beyond our control, may adversely impact our reputation and brand image and consequently our ability to attract new customers and retain existing customers.

In addition, customers may provide feedback and public commentary about our products and other aspects of our business online through social media platforms, including Facebook, Instagram, and YouTube, and any negative information concerning us, whether accurate or not, may be posted on social media platforms at any time and may have a disproportionately adverse impact on our brand, reputation, or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

We rely on a limited number of suppliers for COVID-19 test kit materials, Circle SnapShot materials and laboratory testing services for COVID-19 test kit and CircleDNA, and may not be able to find replacements or immediately transition to alternative suppliers, which could adversely affect our ability to meet customer demand.

We rely on a limited number of suppliers for COVID-19 test kit materials, Circle SnapShot materials, genome sequencing service and RT-PCR testing service. We do not have long-term agreements with most of our suppliers, and our suppliers could cease supplying these materials and services at any time, or fail to provide us with sufficient quantities of materials or materials that meet our specifications or services that are satisfactory to us. Obtaining substitute components could be difficult, time-consuming and costly and it could require us to redesign or revalidate our test kit. Our laboratory operations could be interrupted if we encounter delays or difficulties in securing these reagents, sequencers or other equipment or materials, and if we cannot timely obtain an acceptable substitute. Such interruption could significantly affect our ability to conduct our tests and could adversely affect our ability to meet customer demand.

Although we maintain relationships with suppliers with the objective of ensuring that we have adequate supply for the delivery of our services, increases in demand for our services can result in supply shortages and higher costs. Our suppliers may not be able to meet our delivery schedules or performance and quality specifications, and we may not be able to purchase such items at a competitive cost. Further, we may experience shortages in certain items as a result of limited availability, increased demand, COVID-19 pandemic or other outbreaks of contagious diseases, weather conditions and natural disasters, as well as other factors outside of our control. In addition, our freight costs may increase due to factors such as limited carrier availability, increased fuel costs, increased compliance costs associated with new or changing government regulations, pandemics (including the COVID-19 pandemic) or other outbreaks of contagious diseases and inflation. Furthermore, the prices charged for our products may not reflect changes in our packaging material, freight, tariff and energy costs at the time they occur, or at all. Any of the foregoing risks, if they occur, could have a material adverse effect on our business, financial condition and results of operations.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•

the level of demand for any approved testing product, which may fluctuate significantly with prevalence or perceived prevalence of COVID-19 and other infectious diseases and availability of vaccines or other therapeutic treatments, which may reduce the demand of our testing products;

•	the timing and cost of, and level of investment in, research, development, manufacturing, regulatory approval and commercialization activities relating to our testing products, which

•	may change from time to time;

•	sales and marketing efforts and expenses;

•	the rate at which we grow our sales force and the speed at which newly hired salespeople become effective;

•	changes in the productivity of our sales force;

•	positive or negative coverage in the media or clinical publications of our testing products or competitive products;

•	the cost of manufacturing our testing products, which may vary depending on the quantity of production and the terms of our arrangements with our suppliers;

•	our introduction of new or enhanced products or technologies or others in the diagnostic and genetic testing industry;

•	pricing pressures;

•	expenditures that we may incur to acquire, develop or commercialize testing products for additional indications, if any;

•	the degree of competition in our industry and any change in the competitive landscape of our industry;

•	changes in governmental regulations or in the status of our regulatory approvals or requirements;

•	future accounting pronouncements or changes in our accounting policies; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The cumulative effects of factors discussed above and other factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failure to meet the expectations of industry or financial analysts or investors for any period, which in turn could have a material adverse effect on our business and prospects, and the market price of the Class A Ordinary Shares and the Warrants.

Our business significantly depends upon the strength of our brands, including Prenetics, CircleDNA and Circle SnapShot, and any harm to our brands or reputation may materially and adversely affect our business and results of operations.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. It is critical that we continue to maintain and enhance the recognition and reputation of our brands.

Many factors, some of which are beyond our control, are important to maintaining and enhancing our brands and if not properly managed, may cause material harm to our brands. These factors include our ability to:

•	provide effective, accurate and user-friendly testing services to customers;

•	maintain the efficiency, reliability and quality of the testing services we provide to our consumers;

•	maintain or improve consumer satisfaction with our after-sale services;

•	increase brand awareness through marketing and brand promotion activities; and

•

preserve our reputation and goodwill in the event of any negative publicity on our services, product quality, price, data privacy and security, our industry and other players within the industry or other issues affecting us or our peers.

If our devices are perceived by the public to be of poor quality or if our test kits are perceived to provide inaccurate results or significantly delayed responses, such perception, even if factually incorrect or based on isolated incidents, could damage our reputation, diminish the value of our brand, undermine the trust and credibility we have established and have a negative impact on our ability to attract new clients and customers or retain our current clients and customers. If we fail to promote and maintain our brands including “Prenetics,” “CircleDNA,” or “Circle SnapShot,” or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially and adversely affected. We anticipate that, as the market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive.

If we cannot provide quality technical and customer and user support, we could lose customers, and our business and prospects may be adversely affected.

The provision of our testing services to our customers requires ongoing customer and user support and therefore recruitment, training and retention of technical, customer and user support teams. Hiring technical and customer and user support personnel is very competitive in the industry due to the limited number of people available with the necessary scientific and technical backgrounds and ability to understand our platform at a technical level. To effectively support potential new customers and ultimately users, we will need to substantially develop a technical and customer and user support staff. If we are unable to attract, train or retain the number of qualified technical and customer and user support personnel sufficient to meet our business needs, our business and prospects will suffer.

If we are unable to successfully expand our sales and marketing infrastructure to match our growth, our business may be adversely affected.

We currently have only a limited sales and marketing infrastructure, and have limited experience in the sales, marketing, customer support or distribution of diagnostic, preventive or other commercial stage products. Our future sales will depend in large part on our ability to develop, and substantially expand, our sales force and to increase the scope of our marketing efforts. We plan to take a measured approach to build out our sales and marketing capabilities and expand and optimize our sales infrastructure to grow our customer base and our business.

Identifying and recruiting qualified personnel and training them in the use of our POCT products, applicable laws and regulations and our internal policies and procedures, requires significant time, expense and attention. It can take prolonged time before our sales representatives are fully trained and productive. If we are unable to hire, develop and retain talented sales personnel or if new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the expected benefits of this investment or increase our revenue.

There are risks involved with both establishing in-house sales and marketing capabilities and entering into arrangements with third parties to perform these services. Recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If any future authorized test for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. On the other hand, if we enter into arrangements with third parties to perform sales and marketing and customer support services, we likely would have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing any of our current or future products. Consequently, our business, results of operations, financial condition and future prospects may be materially and adversely affected.

In addition to the efforts of our sales force, we believe that future sales will also depend in part on our ability to develop and substantially expand awareness of our brands and products through alternative strategies including through endorsement by celebrities or key opinion leaders, social media-related and online outreach and education and marketing efforts. We have limited experience implementing these types of marketing efforts. Brand promotion activities we undertook may not generate the desired customer awareness or increase revenue and, even if they do, any increase in revenue may not cover the costs and expenses we incur in these activities. There is no assurance that we can attract or retain the customers necessary to realize a sufficient return on any of our brand-building efforts.

We are highly dependent on our senior management team and key advisors and personnel, and our business and operating results could be harmed if we are unable to retain senior management and key personnel and to attract and retain qualified personnel necessary for our business.

We are highly dependent on our senior management team and key advisors and personnel. Our success will depend on our ability to retain senior management and to attract and retain qualified advisors and personnel in the future, including sales and marketing professionals and other highly skilled personnel and to integrate current and additional personnel in all departments. To induce valuable employees to remain at our Company, in addition to salary and cash incentives, we have issued, and will in the future issue, equity incentive awards that vest over time. The value to employees of such equity incentive awards that vest over time may be significantly affected by movements in our share price which is beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management and development teams may terminate their employment with us on relatively short notice, even where we have employment agreements in place. The standard employment agreement of our employees provides that the employee can terminate the employment by giving at least one month’s notice or payment in lieu of notice, which means that any of our employees could leave their employment at any time on relatively short notice or without notice at all. We also do not maintain “key person” insurance policies on the lives of these people or the lives of any of our other employees. The loss of members of our senior management, sales and marketing professionals and scientists as well as contract employees could result in delays in product development and harm our business. In particular, the loss of the services of Mr. Danny Yeung, our Director, Chairperson and Chief Executive Officer, Dr. Lawrence Tzang, our Chief Scientific Officer or Mr. Stephen Lo, our Chief Financial Officer, could significantly delay or prevent the achievement of our strategic objectives and otherwise have a material adverse impact on our business. If we are not successful in attracting and retaining highly qualified personnel, our business, financial condition and results of operations will be negatively impacted.

Competition for skilled personnel across virtually all areas where we operate and need to attract additional talent is intense. If we are not successful in attracting and retaining highly qualified personnel, the rate and success at which we can develop and commercialize our products will be limited, and our business, financial condition and results of operations would be negatively impacted.

In addition, we rely on our scientific advisory board comprised of accomplished scholars from various fields including infectious disease and microbiology, biochip technology and nanotechnology for molecular diagnostics and therapeutic applications to offer invaluable insights on the latest scientific developments and provide guidelines on development of our pipeline products. If any of our scientific advisor leaves the advisory board, our research and development capabilities may be negatively affected.

Furthermore, in the last twelve months we have experienced significant growth and anticipate further significant growth as we continue to ramp up our business operations. We expect to continue to increase our headcount and to hire more specialized personnel as we grow our business. Rapid expansion in personnel could mean that less experienced people are performing important functions within the company, which could result in inefficiencies and unanticipated costs, reduced quality and disruptions to our operations. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, we may not be able to maintain the quality of our products or satisfy customer demand and our business may otherwise be materially harmed. Our future success also depends on our ability to continue to retain and motivate current personnel, and if we fail to do so, our business, financial condition and results of operations will be negatively affected.

The sizes of the markets and forecasts of market growth for the demand of our current and pipeline products and services are based on a number of complex assumptions and estimates that are subject to change, and may be inaccurate.

Our estimates of the total addressable markets for our products and services, including COVID-19 testing under Project Screen, CircleDNA, and ColoClear, a colorectal cancer early screening solution, are based on a number of internal and third-party estimates, including those prepared by Frost & Sullivan. Market opportunity estimates and growth forecasts included in this prospectus have been derived from a variety of sources, including market research and our own internal estimates, and the conditions supporting our assumptions or estimates may change at any time, thereby of these underlying factors and indicators. Further, the continued development of, and approval or authorizations for, vaccines and therapeutic treatments may affect these market opportunity estimates.

Our market opportunity may also be limited by new diagnostic tests or other products that enter the market. If any of our estimates prove to be inaccurate, the market opportunity for our existing and pipeline products could be significantly less than we estimate. If this turns out to be the case, it may impair our potential for growth and our business and future prospects may be materially and adversely affected.

We may need to raise additional funds to develop our platform, commercialize new products or expand our operations, and we may be unable to raise capital when needed or on acceptable terms.

We may in the future consider raising additional capital for any number of reasons, and to do so, we may seek to sell ordinary or preferred shares or convertible debt securities, enter into one or more credit facilities or another form of third-party funding, or seek other debt financing. We may also need to raise capital sooner or in larger amounts than we anticipate for numerous reasons, including our failure to secure additional regulatory approvals for our testing services and products, lower than anticipated demand for our testing services, or otherwise.

We may also consider raising additional funds in the future to develop our platform, commercialize new products or expand our operation, including to further scale up the manufacturing of our test kits, and if user demand warrants such increase in scale, to increase our sales and marketing efforts to drive market adoption of our testing services and address competitive developments, and to finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, some of which are beyond our control, including:

•	the cost and timing of additional regulatory clearances or approvals for our testing services and products;

•	our ability to achieve and maintain revenue growth;

•	the potential cost of and delays in product development as a result of any regulatory oversight applicable to our services and products;

•	the scope, rate of progress and cost of our current and future clinical trials;

•	the costs of attaining, defending and enforcing our intellectual property rights;

•	the terms and timing of any other collaborative, licensing and other arrangements that we may establish; and

•	the costs of responding to the other risks and uncertainties described in this prospectus.

The various ways we could raise additional capital carry potential risks. If we raise funds by issuing equity securities, the ownership interests of our existing shareholders will be diluted. Any equity securities issued could also provide for rights, preferences, or privileges senior to those of holders of the Ordinary Shares. If we raise funds by issuing debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through other third-party funding, collaborations agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or test kits or grant licenses on terms that may not be favorable to us.

Additional funding may not be available on acceptable terms, or at all. If we cannot secure additional funding when needed or if financing is not available on satisfactory terms or at all, we may have to delay, reduce the scope of, or eliminate one or more research and development programs or sales and marketing or other initiatives. In addition, our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the disruptions to, and volatility in, the credit and financial markets worldwide resulting from the COVID-19 pandemic and actions taken to slow its spread, including severely diminished liquidity and credit availability, decline in consumer confidence, decline in economic growth, increase in unemployment rates, and uncertainty about economic stability. If the equity and credit markets deteriorate, we may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, our ability to grow and support our business and to respond to market challenges could be significantly limited, which could have a material adverse effect on our business, financial condition and results of operations.

We plan to enter new business areas, such as clinical genetic testing and personalized care, where we do not have any experience or have minimal experience. We would likely face competition from entities more familiar with those businesses, and our efforts may not succeed.

We plan to expand our operations into business areas such as clinical genetic testing and personalized care, where we do not have any experience or have minimal experience. These areas would be new to our product development, sales and marketing personnel, and we cannot be assured that the markets for these products and services will develop or that we will be able to compete effectively or will generate significant revenues in these new areas. Many companies of all sizes, including major pharmaceutical companies and specialized biotechnology companies, are engaged in redesigning approaches to clinical-level medical care and personalized care. Competitors operating in these potential new business areas may have substantially greater financial and other resources, larger research and development staff and more experience in these business areas. There can be no assurances that if we undertake to enter into any of the new business areas, the market will accept our offerings, or that such offerings will generate significant revenues for us.

We may engage in acquisitions, investments or strategic alliances in the future, which could require significant management attention and resources, may not achieve their intended results and could adversely affect our business, financial condition and results of operations.

Although we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so, we may pursue acquisitions of businesses and assets in the future. We may pursue strategic alliances and additional joint ventures that could leverage our platform and industry experience to expand our offerings or distribution. We may not be able to find suitable partners or acquisition candidates in the future, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into its existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in the incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, any pursuit of an acquisition and any potential integration of an acquired company also may disrupt ongoing operations and divert management attention and resources that we would otherwise focus on developing our existing business. We may experience losses related to investments in other companies, which could have a material negative effect on our results of operations and financial condition. We may not realize the anticipated benefits of any acquisition, technology license, strategic alliance or joint venture.

We may incur debt or assume contingent or other liabilities or dilute our shareholders in connection with acquisitions or strategic alliances.

We may issue equity securities to pay for future acquisitions or strategic alliances, which could be dilutive to existing shareholders. We may incur debt or assume contingent or other liabilities in connection with acquisitions and strategic alliances, which could impose restrictions on our business operations and harm our operating results. Further, any additional equity financing, debt financing, or credit facility used for such acquisitions may not be on favorable terms, and any such financing or facility may place restrictions on our business. In addition, to the extent that the economic benefits associated with any of our acquisitions diminish in the future, we may incur incremental operating losses, and may be required to record additional write downs of goodwill, intangible assets or other assets associated with such acquisitions, which would adversely affect our operating results.

If we fail to implement and maintain an effective system of internal controls in the future, we may be unable to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the market price of the Ordinary Shares and the Warrants.

We have been a private company since our inception and, as such, we have not had the internal control and financial reporting requirements that are required of a publicly traded company. Following the completion of the Business Combination, we have become a public company in the United States subject to the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2023. In addition, once we cease to be an “emerging growth company” as such term is defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. We may be unable to timely complete the evaluation testing and any required remediation.

In the course of preparing our consolidated statements of financial position as of December 31, 2021 and 2020, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, we identified certain deficiencies in our internal control over financial reporting, which related to (i) Information Technology (“IT”) general controls over the key IT applications supporting the business operations and financial reporting; (ii) the absence of a set of comprehensive written internal controls and financial reporting policies and procedures; and (iii) gaps in our preparation of the tax accounting particularly relating to the deferred tax calculation and provisioning for the U.K. operations, but none of which we assessed constituted a material weakness or significant deficiency.

We are committed to remediating these deficiencies as promptly as possible. However, there can be no assurance as to when these deficiencies will be remediated or that additional deficiencies, which may be significant, or material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to remediate the deficiencies, or the development of new deficiencies or material weaknesses in our internal control over financial reporting, could result in material misstatements in our financial statements, which in turn could have a material adverse effect on our financial condition.

Ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets or inaccurate reporting of financial conditions and results of operations and subject us to potential delisting from the stock exchange on which we are listed, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, result in deterioration in our financial condition and results of operations, and lead to a decline in the market price of the Class A Ordinary Shares and the Warrants.

U.K.’s withdrawal from the European Union could have an adverse impact on our business.

The changes to the trading relationship between the U.K. and the European Union resulting from the U.K.’s exit from the European Union on January 31, 2020, commonly referred to as “Brexit,” may result in additional regulatory requirements for us to market our products and services in the U.K. and an increased cost of goods imported into and exported from the U.K. Additional currency volatility could result in a weaker British pound, which increases the cost of goods imported into the U.K. and reduces the value in U.S. dollar terms of sales to the U.K.-based customers. Our business in the U.K. may be adversely impacted by ongoing uncertainty related to the fluctuations in currency exchange rates, changes in trade policies, or changes in tax, data privacy or other laws. Any of these effects, among others, could materially and adversely affect our business, results of operations, and financial condition.

If we, our suppliers or our contract manufacturers experience any significant business disruptions, our operations and financial condition could be seriously harmed.

Our operations, or those of our suppliers or our contract manufacturers could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and pandemics, including the COVID-19 pandemic, and other natural or man-made disasters or business interruptions. Our corporate headquarters are located in Hong Kong, which, as a coastal city with a sub-tropical climate, frequently experiences storms, floods and typhoons, and our suppliers and contract manufacturers may be subject to similar risks. Our ability to obtain components for our test kits could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. In addition, we rely on third-party contract manufacturers for the manufacture of all of our test kits. The occurrence of any type of business disruption at any of our own facilities or those of our suppliers or contract manufacturers could materially harm our operations, financial condition and results of operations. We do not maintain insurance that covers us for all business interruption risks we face.

We depend on the information systems of our own and those of third parties for the effective service on our websites, mobile applications, or in our computer or logistics systems, and the overall effective and efficient functioning of our business. Failure to maintain or protect our information systems and data integrity effectively could harm our business, financial condition and results of operations.

We depend on our information systems and for the effective and efficient functioning of our business, including the manufacture, distribution and maintenance of our COVID-19 and genetic testing kits, as well as for accounting, data storage, compliance, purchasing and inventory management. Our and our third-party collaborator’s information systems may be subject to computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, damage or interruption from fires or other natural disasters, hardware failures, telecommunication failures and user errors, among other malfunctions and other cyber-attacks. We and our third-party collaborators could be subject to an unintentional event that involves a third-party gaining unauthorized access to our systems, which could disrupt our operations, corrupt our data or result in release of our confidential information. Additionally, theft of our intellectual property or proprietary business information could require substantial expenditures to remedy and even then may not be able to be remedied in full. Although the aggregate impact of the foregoing on our operations and financial condition has not been material to date, we may have been and going forward will continue to be the target of events of this nature as cybersecurity threats have been rapidly evolving in sophistication and becoming more prevalent in the industry. Third parties upon whom we rely or with whom we have business relationships, including our customers, collaborators, suppliers, and others are subject to similar risks that could potentially have an adverse effect on our business.

Technological interruptions could disrupt operations, including the ability to timely ship and track product orders, project inventory requirements, manage supply chain and otherwise adequately service our customers or disrupt our customers’ ability to use our test kits. In addition, we rely heavily on providers of transport services for reliable and secure point-to-point transport of test kits to our customers and users and for tracking of these shipments. Should a carrier encounter delivery performance issues such as loss, damage or destruction of any systems, it would be costly to replace such systems in a timely manner and such occurrences may damage our reputation and lead to decreased demand for our test kits and increased cost and expense to our business.

Additionally, our business model is dependent on our ability to deliver various test kits to customers and have such test kits processed and returned to us. This requires coordination between our logistics providers and third-party shipping services. Operational disruptions may be caused by factors outside of our control such as hostilities, political unrest, terrorist attacks, natural disasters, pandemics and public health emergencies, such as COVID-19, affecting the geographies where our operations and customers are located.

We may not be effective at preventing or mitigating the effects of such disruptions, particularly in the case of a catastrophic event. In addition, operational disruptions may occur during the holiday season, causing delays or failures in deliveries of test kits. Any such disruption may result in lost revenues, a loss of customers and reputational damage, which would have an adverse effect on our business, results of operations and financial condition.

In the event we or our third-party collaborators experience significant disruptions, we may be unable to repair such systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and harm our business, financial condition and results of operations. Currently, we carry business interruption coverage to mitigate certain potential losses but this insurance is limited in amount and subject to deductibles, exclusions and limitations, and we cannot be certain that such potential losses will not exceed our policy limits. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance our existing systems. Failure to maintain or protect our information systems and data integrity effectively could harm our business, financial condition and results of operations.

The COVID-19 pandemic could materially and adversely affect our business and results of operations.

Like other companies, our business has been and will continue to be affected by the COVID-19 pandemic. For example, the spread of COVID-19 has caused us to modify our business practices (including on-site employee and visitor testing, employee travel, employee work locations, and the cancellation of physical participation in meetings, events and conferences). The degree to which COVID-19 will impact our business and operations going forward is unknown and will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the continued duration and spread of the outbreak, the emergence of novel variants, the degree of severity of the outbreak and existing and new variants, the development and administration of existing and new therapeutic treatments and vaccines, the actions taken by national, regional, and local governments and health officials to contain the virus or treat its impact, how quickly and to what extent normal economic and operating conditions can resume, whether the supply of components and raw materials will remain sufficient to satisfy demand and any impact on the pricing, and whether any of our third-party contract manufacturers or collaborators experience any business interruptions that could result in the delay of delivery of our products or components. Even after the outbreak of COVID-19 subsides, we may experience material adverse impacts to our business as a result of its global economic impact, including any recession or other negative social, economic and political consequences that may occur as a result of the pandemic.

Risks Relating to Government Regulation

Our business collects and processes a large amount of data including personal information, and we will face legal, reputational, and financial risks if we fail to protect our customers’ data from security breaches or cyberattacks. We are also subject to various laws and regulations relating to privacy or the protection or transfer of data relating to individuals, and any change in such laws and regulations or any failure by us to comply with such laws and regulations could adversely affect our business.

We collect and store sensitive data, including personally identifiable information, genetic information, payment information, intellectual property and proprietary business information owned or controlled by ourselves, our customers, or other parties. We manage and maintain our data and applications utilizing cloud-based systems. We also protect sensitive customer data by logically segregating access and storage of personally identifiable and genetic data from other business operations involving data processing. We identify a variety of risks in connection of protecting the critical customer and business information, including loss of access risk, inappropriate disclosure, inappropriate modification, and the risk of us being unable to adequately monitor and modify controls over our critical information.

Any technical problems that may arise in connection with our data and systems, including those that are hosted by third-party providers, could result in interruptions to our business and operations or exposure to security vulnerabilities. These types of problems may be caused by a variety of factors, including infrastructure changes, intentional or accidental human actions or omissions, software errors, malware, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. From time to time, large third-party web hosting providers utilized by us may experience outages or other problems that would result in their systems being offline and inaccessible, which could materially impact our business and operations. In addition, our various customer tools and platforms are currently accessible through our online portal and/or through our mobile applications, which may also be exposed to security breaches.

The secure processing, storage, maintenance and transmission of critical customer and business information are vital to our operations and our business strategy. Although we devote significant resources to protecting such information and take what we believe to be reasonable and appropriate measures, including a formal and dedicated enterprise security program, to protect sensitive information from compromises such as unauthorized access, disclosure, or modification or lack of availability, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. We may be exposed to significant monetary damages which are not covered by our liability insurance. Further, a security breach could require us to expend substantial additional resources related to the security of our information systems and providing required breach notifications, diverting resources from other projects and disrupting our businesses.

In addition to data security risks, we also face data privacy risks. Should we actually violate, or be perceived to have violated, any privacy promises we make to our customers, we could be subject to a complaint from an affected individual or interested privacy regulator, such as the Office of the Privacy Commissioner for Personal Data in Hong Kong and the Information Commissioner in the U.K. This risk is heightened given the sensitivity of the data we collect. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory or contractual requirements could inhibit sales of our solutions, and any failure to comply with such laws, regulations and contractual requirements could lead to significant fines, penalties or other liabilities.

There has been unprecedented activity in the development of data protection regulation around the world, and as a result, the interpretation and application of consumer, health-related and data protection laws in Hong Kong, the U.K., Europe and other jurisdictions in which we conduct business are often uncertain, contradictory and in flux. Numerous local and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data in jurisdictions where we operate, including the Personal Data (Privacy) Ordinance in Hong Kong, or “PDPO” and the U.K. GDPR. These laws, rules, and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation, and changes in enforcement, and may be inconsistent from one jurisdiction to another.

The PDPO applies to data users that control the collection, holding, processing or use of personal data in Hong Kong and does not have extraterritorial effect. The PDPO does not specifically govern the use of human genetic data or other sensitive personal data, and we are subject to the general requirements under PDPO including to obtain the prescribed consent of the data subject and to take all practicable steps to protect the personal data held by data users against unauthorized or accidental access, loss or use. Breaches of the PDPO may lead to a variety of civil and criminal sanctions including fines up to HK$100,000 and imprisonment of up to two years. In addition, data subjects have a right to bring proceedings in court to seek compensation for damage.

We also have operations in the U.K. and the European Union and are therefore required to comply with increasingly complex and changing data security and privacy regulations in the U.K. and the European Union that regulate the collection, use and transfer of personal data, including the transfer of personal data between or among countries. For example, the European Union’s General Data Protection Regulation, or “GDPR,” now also enacted in the U.K., or “the U.K. GDPR,” as well as the U.K. Data Protection Act (2018), or “DPA,” have imposed stringent compliance obligations regarding the handling of personal data and have resulted in the issuance of significant financial penalties for noncompliance.

The U.K. GDPR and GDPR broadly apply to any entity established in the U.K. and the European Union as well as extraterritorially to any entity outside the U.K. and the European Union that offers goods or services to, or monitors the behavior of, individuals who are located in the U.K. and the European Union. The GDPR imposes strict requirements on controllers and processors of personal data, including enhanced protections for “special categories” of personal data, which includes sensitive information such as health and genetic information of data subjects. As a controller and processor of personal data, we are subject to extensive obligations related to the collection, recording, use, storage, disclosure and destruction of any test results and associated personal data by our services, laboratories, websites and applications in accordance with the various data protection principles prescribed under the U.K. GDPR, and “genetic data” and “data concerning health” which we collect in connection with our testing services constitute a special category of data under the U.K. GDPR and the DPA, and are subject to more stringent rules that provide more protection of such data given the sensitive nature. The U.K. GDPR and GDPR also grant individuals various rights to seek legal remedies in relation to their personal data if the individual believes his or her rights have been violated, including the rights of access, rectification, objection to certain processing and deletion. Failure to comply with the requirements of the GDPR or the related national data protection laws may result in significant administrative fines issued by the U.K. or European Union regulators. Under the U.K. GDPR, the Information Commissioner can impose significant administrative fines on both data controllers and data processors. There are two tiers of such fines, which are the higher of up to £8.7 million or 2% of global turnover, or the higher of up to £17.5 million or 4% of global turnover. Under the GDPR, maximum penalties for violations are capped at 20 million euros or 4% of an organization’s annual global revenue, whichever is greater.

Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection, and information security, it is possible that our interpretations of the law or other obligations, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. If so, this could result in government-imposed fines or orders requiring us to change our commercial practices, which could disrupt our operations and adversely affect our business.

In addition, these privacy laws and regulations may differ from country to country and region to region, and our obligations under these laws and regulations vary based on the nature of our activities in the particular jurisdiction, such as whether we collect samples from individuals in the local jurisdiction, perform testing in the local jurisdiction, or process personal information regarding employees or other individuals in the local jurisdiction. Complying with changing regulatory requirements requires us to incur substantial costs, exposes us to potential regulatory action or litigation, and may require changes to our business practices in certain jurisdictions, any of which could materially and adversely affect our business operations and operating results. There is no assurance that we are or will remain in compliance with diverse privacy and data security requirements in all of the jurisdictions in which we currently operate and may operate in the future. Failure of us to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of personally identifiable information or other data relating to our customers, or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation and brand, discourage new and existing customers from using our platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition, and results of operations.

Our products and services are and will continue to be subject to extensive regulation, compliance of which could be costly and time-consuming or may cause unanticipated delays or prevent the receipt of the required approvals to offer our products and services.

Our testing products are classified as medical devices and the manufacture, labeling, advertising, promotion, post-market surveillance and marketing of medical devices are subject to extensive regulation in various jurisdictions in which we operate. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes regulation of, among other things:

•	design, development and manufacturing;

•	testing, labeling, including directions for use, processes, controls, quality assurance, packaging, storage, distribution, installation and servicing;

•	clinical trials and validation studies;

•	registration and listing;

•	marketing, sales and distribution;

•	recordkeeping procedures;

•	advertising and promotion;

•	pre-market authorization;

•	corrections, removals and recalls;

•	post-market surveillance, including reporting of deaths or serious injuries, and malfunctions that, if they were to recur, would be likely to cause or contribute to a death or serious injury; and

•	product import and export.

In Hong Kong, medical device manufacturers may voluntarily complete an application and registration with the Medical Device Division of the Department of Health of Hong Kong in the Medical Device Administrative Control System, for which the applicant must demonstrate the safety and performance of the medical devices by submitting a number of supporting documents including test reports of the device’s chemical, physical and biological properties, and a performance evaluation report including evaluation of analytical performance and clinical performance of the device to demonstrate that the device achieves its intended purpose. In the U.K. and the European Union, IVD devices must comply with the essential safety, health, design and manufacturing requirements under EU IVDD. Beginning in January 1, 2021, IVD device manufacturers can also sell a device by registering with the MHRA. Under the MHRA requirements, IVD devices must meet essential requirements according to Part IV MDR 2002 Annex I and be registered with the MHRA.

In the U.S., IVD devices are regulated by the FDA in accordance with the Federal Food, Drug, and Cosmetic Act of 1938 and its implementing regulations (“FDCA”). IVD devices are subject to pre- market and post market controls to assure their safety and effectiveness. Pre-market controls involve approval or clearance via a 501(k) pre-market submission (“501(k) submission”), De Novo classification request (“De Novo request”), or a pre-market approval (“PMA”), unless an exemption applies. During public emergencies, when the Department of Health and Human Services (“HHS”) Secretary declares that an emergency use authorization is appropriate, the FDA Commissioner may also grant EUAs, which allow the use of unapproved medical products to be used in a public emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions when the following statutory criteria have been met: (i) a serious or life-threatening condition exists; (ii) evidence of effectiveness of the device exists; (iii) a risk-benefit analysis shows that the benefits of the product outweigh the risks; and (iv) no other alternatives exist for diagnosing, preventing or treating the disease or condition.

Evidence of effectiveness includes medical devices that “may be effective” to prevent, diagnose, or treat the disease or condition identified in a declaration of emergency issued by the Secretary of HHS. The FDA assesses the potential effectiveness of a possible EUA product on a case-by-case basis using a risk-benefit analysis. In determining whether the known and potential benefits of the product outweigh the known and potential risks, the FDA examines the totality of the scientific evidence to make an overall risk-benefit determination. Such evidence, which could arise from a variety of sources, may include (but is not limited to) results of domestic and foreign clinical trials, in vivo efficacy data from animal models, in vitro data, as well as the quality and quantity of the available evidence. After receiving approval for marketing IVD devices, the FDA may require post-market surveillance for class II and class III medical devices when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device. The FDA can also order post-market surveillance as a response to adverse event reports, to assess safety and effectiveness of devices that have undergone limited pre-market testing, or to obtain more information on device performance.

The incurrence or commencement of any such action would harm our reputation and cause sales of our tests to suffer and may prevent us from generating revenue.

If regulatory authorities conclude that any aspect of our business operations does not comply with applicable law, we may be subject to penalties and other damages and sales of our testing products may also suffer.

Our testing products are subject to various regulatory guidelines, and any identified deficiencies or quality issues in the components of the test kits and testing devices could result in product recalls and could harm our reputation, business and financial results.

Our testing products are subject to various regulatory guidelines, and in certain jurisdictions in which we operate, may be subject to recall of commercialized products in the event of material deficiencies or defects in design or manufacture that could affect patient safety.

For example, for IVD devices that are subject to U.S. FDA regulations, FDA may require post-market surveillance after the devices receive approval for marketing when FDA deems necessary to protect the public health or to provide additional safety and effectiveness data for the device. Identified quality problems, such as failure of critical components or the failure of third parties to supply us with sufficient conforming quantities of these components, could impact the availability of our test kits in the marketplace or lead to adverse events that could subject us to post-market surveillance ordered by FDA to assess safety and effectiveness of devices that have undergone limited pre-market testing, or to obtain more information on device performance. Although medical device recalls are usually conducted voluntarily by a device manufacturer, the manufacturer is required to make a report to the FDA detailing any correction or removal of a medical device if the correction or removal was initiated to reduce a risk to health posed by the device or to remedy a violation of legislation caused by the device which may present a risk to health. Where the manufacturer fails to voluntarily recall a device that is a risk to health, the FDA may issue a recall order to the manufacturer. Product complaints, quality issues and necessary corrective and preventive actions could result in communications to customers or patients, field actions, the scrapping, rework, recall or replacement of products, substantial costs and write-offs, and harm to our business reputation and financial results.

As a result, any identified quality issue can both harm our business reputation and result in substantial costs and write-offs, which in either case could materially harm our business and financial results.

We plan to expand our business and operations internationally to various jurisdictions in which we do not currently operate and where we have limited operating experience, all of which exposes us to business, regulatory, political, operational and financial risk.

One of our key business strategies is to pursue international expansion of our business operations and market our products in multiple jurisdictions.

As a result, we expect that our business will be subject to a variety of risks associated with doing business internationally, including an increase in our expenses and diversion of the management’s attention from other aspects of our business. Accordingly, our business and financial results in the future could be adversely affected due to a variety of factors, including:

•	political, social and/or economic instability;

•	risks related to governmental regulations in foreign jurisdictions and unexpected changes in regulatory requirements and enforcement;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and payment fraud;

•	burdens of complying with a variety of foreign laws;

•	complexities and difficulties in obtaining intellectual property protection and reduced protection for intellectual property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations and subsidiaries;

•	management of tax consequences and compliance; and

•	other challenges caused by distance, language, and cultural differences, making it harder to do business in certain international jurisdictions.

In addition, we may be subject to increased regulatory risks and local competition in various jurisdictions where we plan to expand operations but have limited operating experience. Such increased regulatory burden and competition may limit the available market for our products and services and increase the costs associated with marketing the products and services where we are able to offer our products. If we are unable to manage the complexity of global operations successfully, or fail to comply with any of the regulations in other jurisdictions, our financial performance and operating results could suffer.

Risks Relating to Intellectual Property and Legal Proceedings

We may be subject to legal proceedings and litigation, which are costly to defend, and adverse publicity about any investigation, litigation, regulatory or legal action against us or our senior management could harm our reputation and business.

We and our management may become, involved in legal proceedings relating to patent and other intellectual property matters, product liability claims, employee claims, tort or contract claims, regulatory investigations, and other legal proceedings or investigations, which could have a negative impact on our reputation, business and financial condition and divert the attention of the management from the operation of our business.

Litigation and other legal proceedings are inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future, which could harm our business, financial condition and results of operations.

In addition, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers’ confidence and reduce long-term demand for our test kits, even if the regulatory or legal action is unfounded or not material to our operations.

Our patent and other intellectual property protection may not be sufficient, and if we are unable to obtain, maintain and protect our intellectual property rights and proprietary information or prevent third-parties from making unauthorized use of our technology, our business could be harmed.

As with other diagnostic testing companies, our success depends in large part on our and our licensors’ success in obtaining and maintaining effective patent protection and other intellectual property in Hong Kong, the U.K. and other jurisdictions, with respect to, such tests, their manufacturing processes and their intended methods of use, as well as enforcing those patent claims once granted and other intellectual property rights. The patent prosecution process is expensive and time-consuming, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents or patent applications at a reasonable cost or in a timely manner, in all jurisdictions, or at all. Any failure to obtain or maintain patent and other intellectual property protection with respect to our current and any future tests or other aspects of our business could harm our business, financial condition and results of operations.

We depend on our technology, intellectual property and services for our success and ability to compete. We rely and expect to continue to rely on a combination of non-disclosure and confidentiality agreements with our employees, third-party collaborators, suppliers, consultants, advisors and other third parties with whom we have relationships and who may have access to confidential or patentable aspects of our research and development outputs, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. Any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages.

We do not currently own any issued patents material to our businesses, but have filed certain patent applications in China. There can be no assurance that our applications for registration of patents, trademarks and other intellectual property rights will be approved. Although we enter into non-disclosure and confidentiality agreements, any of these parties may breach the agreements and disclose such outputs before a patent application is filed, thereby jeopardizing our ability to seek and obtain patent protection. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that we will fail to identify patentable aspects of our developments before it is too late to obtain patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends in part on whether the differences between our inventions and prior art allow our inventions to be patentable over the prior art.

In addition, we rely substantially upon trademarks to build and maintain the integrity of our brands. Our registered and unregistered trademarks or trade names may be challenged, infringed, circumvented, declared unenforceable or determined to be violating or infringing on other intellectual property rights. We may not be able to sufficiently protect or successfully enforce our rights to these trademarks and trade names.

Further, there can be no assurance that any intellectual property rights will be adequately protected, or that such intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that our agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. Policing any unauthorized use of intellectual property is difficult and costly, and the steps we may take may be inadequate to prevent the infringement or misappropriation of our intellectual property. Furthermore, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation and/or any of the events above could result in substantial costs and diversion of resources, and could put our intellectual property at risk of being invalidated or narrowed in scope. We can provide no assurance that we will prevail in such litigation, and even if we do prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We have granted an exclusive license to a third-party contract manufacturer to use our intellectual property to manufacture and deliver COVID-19 test kits to us pursuant to a manufacturing agreement. We therefore must rely on such manufacturing agreement for COVID-19 test kits manufactured in mainland China and cannot, by ourselves or through a different third party, use the exclusively licensed intellectual property to develop, make, use, import, export and market the technology for such test kits in mainland China.

We depend, and may depend in the future, on intellectual property licensed from third parties for development and commercialization of certain products, and the termination of the licenses or other agreements permitting us to use such intellectual property or failure of such third parties to maintain or protect such intellectual property could result in the loss of significant rights by us, which would harm our business.

On June 10, 2020, Oxsed, a wholly owned subsidiary of Prenetics HK, entered into a patent license agreement (the “OUI-Oxford Suzhou Agreement”) with Oxford Suzhou, and Oxford University Innovation Limited. Pursuant to the terms of the OUI-Oxford Suzhou Agreement, OUI and Oxford Suzhou granted us a worldwide exclusive license to develop, make, have made, use and have used, import, export and market certain licensed products in COVID-19 testing and diagnosis relating to a pending Chinese patent application entitled “Primers for detecting novel coronavirus SAR-CoV-2, which causes COVID-19, and test kits, methods and applications thereof” and a pending U.K. patent application entitled “Optimised primer design to stabalise the performance of RT-LAMP,” regarding the primer and molecular switch technologies that are integral to the nucleic acid amplification technology.

On October 6, 2020, Oxsed entered into a patent license agreement (the “NEB Agreement”) with New England Biolabs Inc., or NEB. Pursuant to the terms of the NEB Agreement, NEB granted us a limited royalty bearing, non-exclusive, non-transferable, non-sublicensable, worldwide license under NEB’s rights in their licensed patents to use certain NEB products to make, have made, use, offer to sell, sell, have sold under our label and export certain licensed products relating to colorimetric LAMP for clinical diagnostic, investigational and research use.

On October 12, 2020, Oxsed entered into a patent license agreement (the “Eiken Agreement”) with Eiken Chemical Co., Ltd. (“Eiken”) under which Eiken granted to Oxsed a personal and non-exclusive licenses under the “Loop-Mediated Isothermal Amplification” (the “LAMP”) patents to develop and make any reagent, product, kit, device, equipment, instrument and/or system for nucleic acid in-vitro diagnostic tests for the detection of a SARS-CoV-2 (the “Eiken Licensed Products”), and use, sell, offer for sale or otherwise dispose of the Eiken Licensed Products made under Oxsed’s own labels in the U.K. Under the terms of the Eiken Agreement, Oxsed also has an option to expand the license to develop and sell the Eiken Licensed Products outside the U.K. for a payment of additional fees. We are currently in discussions with Eiken to exercise such option for certain of its target geographies.

We are dependent on LAMP patents licensed from Eiken for commercializing our COVID-19 test kit and also are dependent on LAMP to enhance the testing speed and testing accuracy of our COVID-19 testing techniques. However, Eiken may license patents to additional third parties for the use of LAMP, and if such third parties were able to independently develop or license the ability to detect SARS-CoV-2, then our business could be harmed.

We are also dependent on the exclusive license from New Horizon Health to market, promote, sell, distribute, and to provide testing services using the ColoClear technology for diagnostic use for colorectal cancer and adenoma in Hong Kong, Macau and the Philippines under Prenetics HK’s collaboration agreement with New Horizon Health and NHH Hangzhou (the “New Horizon Agreement”) entered into in July 2019 and a supplemental agreement entered into in December 2019. Under the New Horizon Agreement, Prenetics HK has the right to apply for applicable FDA approval for the ColoClear product, if required. All intellectual property developed or generated based on or in connection with the collaboration shall be jointly owned by New Horizon Health and Prenetics HK. New Horizon Health shall have the right of first refusal to license such newly developed intellectual property to any third parties. Co-owned intellectual property rights will limit our ability to use and exploit such intellectual property and New Horizon Health, as the other co-owner, may license rights to third parties, including our competitors, who could market competing products and technology. In addition, we may need the cooperation of any such joint owners in order to enforce such intellectual property against third parties, and such cooperation may not be provided. We cannot provide any assurance with respect to the success of any research, development or commercialization efforts pursuant to the New Horizon Agreement. In addition, Prenetics HK splits the gross income generated in connection with the ColoClear product and its related services with New Horizon Health.

Either New Horizon Health or Prenetics HK has the right to terminate the New Horizon Agreement at any time during the initial term of five years for convenience by providing the other party with three-months’ prior written notice. Under the Eiken Agreement, although Eiken cannot terminate for convenience, it may terminate the agreement under certain conditions, including an uncured default by Oxsed or its affiliates. As a result, if Oxsed were determined to have breached the Eiken Agreement, Eiken would have the right to terminate the Eiken Agreement, which would result in the loss of Oxsed’s rights to the patents licensed to it, and we would therefore not be able to sell and/or market our test kits that are covered by those patents licensed to it.

If the New Horizon Agreement or the Eiken Agreement were to be terminated, we will lose licenses for intellectual property that are important to our business, and as a result, we may not be able to continue developing, selling or commercializing our test kits for COVID-19 or colorectal cancer. This would adversely affect our competitive business position and harm our business prospects. Moreover, disputes, arbitration, litigation or other proceedings with Eiken or New Horizon could last for an extended period of time, may not be resolved in a favorable manner and could result in substantial damages payable by us and would divert management’s attention.

We could be sued for products liability, which could result in substantial liabilities that exceed our resources.

The marketing, sale and use of our current and future tests and products could lead to the filing of products liability claims where someone may allege that our tests identified inaccurate or incomplete information or otherwise failed to perform as designed. In addition, we may be subject to products liability claims resulting from misuse of our testing products. A products liability claim could result in substantial damages and be costly and time-consuming to defend. Regardless of merit or eventual outcome, products liability claims may result in:

•	sustained litigation costs;

•	distraction of management’s attention from our primary business;

•	the inability to continue commercializing other new products;

•	decreased demand for our existing products;

•	damage to our business reputation;

•	product recalls or withdrawals from the market;

•	withdrawal of clinical trial participants;

•	substantial monetary awards to users, customers or other claimants;

•	loss of sales; or

•	termination of existing agreements by our collaborators and failing to partner with potential collaborators.

If we cannot successfully defend ourselves against products liability claims, we may incur substantial liabilities and reputational harm, which could negatively affect our business, financial condition and results of operations.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ, and expect to employ in the future, individuals who were previously employed at universities or other companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties, or to claims that we have improperly used or obtained such trade secrets. Also, we may in the future be subject to claims that these people are violating non-compete agreements with their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. A loss of key research personnel work product could hamper or prevent our ability to commercialize potential products and services, which could harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

The diagnostic testing industry is characterized by intellectual property litigation and in the future we may be involved in patent litigation or other intellectual property infringement claims or administrative proceedings with respect to intellectual property that could be costly, result in the diversion of management’s time and efforts, and may disrupt our business and operations.

Litigation regarding patents, trademarks, trade secrets, and other intellectual property rights is prevalent in the medical device and diagnostic sectors and companies in these sectors have used intellectual property litigation to gain a competitive advantage. Our commercial success depends in part upon our ability and that of our contract manufacturers and suppliers to manufacture, market, and sell our planned tests, and to use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties. Because we have not conducted a formal freedom to operate analysis for patents related to our test kits, we may not be aware of issued patents that a third-party might assert are infringed by our current or any future test kits, which could materially impair our ability to commercialize our current or any future test kits. Even if we diligently search third-party patents for potential infringement by our current or any future test kits, we may not successfully find patents that our current or any future test kits may infringe. If we are unable to secure and maintain freedom to operate, others could preclude us from commercializing our current or future test kits. We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and any future test kits and technology, whether or not we are actually infringing, misappropriating or otherwise violating the rights of third parties. Additional third parties may assert infringement claims against us based on existing or future intellectual property rights, regardless of merit. If we are found to infringe a third-party’s intellectual property rights, we could be required to obtain a license from such third-party to continue developing and marketing our current and any future test kits and technology. We may also elect to enter into such a license to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing technology or test kits.

In addition, we could be found liable for monetary damages, which may be significant. If we are found to have willfully infringed a third-party patent, we could be required to pay treble damages and attorneys’ fees. A finding of infringement could prevent us from commercializing our planned test kits in commercially important territories, or force us to cease some of our business operations, which could harm our business.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, the market price of the Class A Ordinary Shares could be negatively impacted. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of litigation or other intellectual property related proceedings could harm our business, financial condition and results of operations.

Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our current or future products, technologies and services may infringe. We cannot be certain that we have identified or addressed all potentially significant third-party patents in advance of an infringement claim being made against us. In addition, similar to what other companies in the industry have experienced, we expect our competitors and others may have patents or may in the future obtain patents and claim that making, having made, using, selling, offering to sell or importing our products or services infringes these patents. Defense of infringement and other claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Parties making claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell products or services and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs and expenses if we are found to have willfully infringed.

In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties and obtain one or more licenses from third parties, or be prohibited from selling certain products or services. We may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we could encounter delays in product or service introductions while we attempt to develop alternative products or services to avoid infringing third-party patents or proprietary rights. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing products or services, and the prohibition of sale of any of our products or services could materially affect our business and our ability to gain market acceptance for our products or services.

Because competition in this industry is intense, competitors may infringe or otherwise violate patents of our licensors or other intellectual property. To counter infringement or unauthorized use, we may decide to enforce our intellectual property by filing infringement claims, which can be expensive and time-consuming. In addition, in a patent infringement proceeding, a court may decide that a patent of our licensors is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that the patents do not cover the technology in question. An adverse result in any litigation proceeding or administrative action could put our intellectual property rights at risk of being invalidated or interpreted narrowly.

In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of the Class A Ordinary Shares.

Furthermore, our agreements with some of our customers, suppliers or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If any of these claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms or at all, our customers may be forced to stop using our products. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

Patent terms may be inadequate to protect our competitive position on our products and services for an adequate amount of time.

Patents have a limited lifespan. In Hong Kong and the U.K., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products and services are obtained, once the patent life has expired, we may be open to competition from competitive products. Even if patents covering our technologies and their uses are obtained, once the patent has expired, we may be open to further competition, which may harm our business prospects. Given the amount of time required for the development, testing and regulatory review of new products and services, patents protecting such products and services might expire before or shortly after such products and services are commercialized. As our and our licensors’ patents expire, the scope of our patent protection will be reduced, which may reduce or eliminate any competitive advantage afforded by our patent portfolio. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing similar or identical products.

We use open source software, which may pose particular risks to our proprietary software and source code. We may face claims from open source licensors claiming ownership of, or demanding the release of, the intellectual property that we developed using or derived from such open source software.

We use open source software in our proprietary software and will use open source software in the future. Companies that incorporate open source software into their proprietary software and products have, from time to time, faced claims challenging the use of open source software and compliance with open source license terms. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses to third parties at no cost, if we combine our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our software, that our developers have not incorporated open source software into our proprietary software, or that they will not do so in the future. In addition, companies that incorporate open source software into their products have, in the past, faced claims seeking enforcement of open source license provisions and claims asserting ownership of open source software incorporated into their proprietary software. If an author or other third party that distributes such open source software were to allege that we have not complied with the conditions of an open source license, we could incur significant legal costs defending ourselves against such allegations. In the event such claims were successful, we could be subject to significant damages or be enjoined from the distribution of our proprietary software. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software to others on unfavorable license terms.

As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our proprietary software, discontinue making our proprietary software available in the event re-engineering cannot be accomplished on a timely basis or take other remedial action. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Further, in addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and results of operations.

We rely substantially on our trademarks and trade names. If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be harmed.

We rely substantially upon trademarks and trade names to build and maintain the integrity of our brands. Our registered and unregistered trademarks or trade names may be challenged, infringed, circumvented, declared unenforceable or determined to be violating or infringing on other intellectual property rights. We may not be able to protect or enforce our rights to these trademarks and trade names, which we rely upon to build name recognition among potential partners and customers, including that our trademark applications may not be approved by the applicable trademark authority. Our trademarks, including our registered trademarks, could also be the subject of challenges by third parties. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks against us. Further, at times, competitors or other third parties may adopt trade names or trademarks similar to those of us, thereby impeding our ability to build brand identity and possibly leading to market confusion. Asserting claims against such third parties may be prohibitively expensive. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Any of our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names or other intellectual property may be ineffective, could result in substantial costs and diversion of resources and could harm our business, financial condition and results of operations.

Risks Relating to Our Securities

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Class A Ordinary Shares and Warrants to fall.

The Selling Securityholders can resell, under this prospectus, up to (a) 68,234,696 Class A Ordinary Shares constituting (on a post-exercise basis) approximately 48.3% of our issued and outstanding Class A Ordinary Shares as of December 5, 2022 (assuming and after giving effect to the issuance of shares upon the exercise of all outstanding Warrants) and (b) 6,041,007 Warrants constituting approximately 34.8% of our issued and outstanding Warrants as of December 5, 2022. Sales of a substantial number of Class A Ordinary Shares and/or Warrants by the Selling Securityholders and/or by our existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares and Warrants. See also “— Future resales of our Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of our Class A Ordinary Shares to drop significantly, even if our business is doing well.”

This prospectus relates to, among other things, the resale from time to time by the Selling Securityholders of up to (A) 60,441,798 Class A Ordinary Shares, which includes (i) 7,198,200 Class A Ordinary Shares issued in the PIPE Investment at an effective price of $7.75 per share (assuming no value is assigned to the Artisan Private Warrants issued to the Forward Purchase Investors referred to in clause (B)), pursuant to the Amended PIPE Subscription Agreements, (ii) 7,740,000 Class A Ordinary Shares issued to the Forward Purchase Investors at an effective price of $7.75 per share, pursuant to the Amended Forward Purchase Agreements and the Deeds of Amendment to Deed of Novation and Amendment, (iii) 6,933,558 Class A Ordinary Shares issued to the Sponsor pursuant to the Initial Merger, which shares were exchanged from the Artisan Public Shares which were issued upon conversion of the Founder Shares originally issued as set forth in the immediately following paragraph, (iv) 100,000 Class A Ordinary Shares issued to certain Artisan directors pursuant to the Initial Merger, which shares were exchanged from the Artisan Public Shares which were issued upon conversion of the Founder Shares originally issued as set forth in the immediately following paragraph, (v) 9,713,864 Class A Ordinary Shares issuable upon the conversion of 9,713,864 Class B Ordinary Shares issued to Da Yeung Limited pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares and Series A preferred shares of Prenetics originally issued by Prenetics at a weighted average effective price of $0.04 per share, as adjusted for the Exchange Ratio, (vi) 1,881,844 Class A Ordinary Shares issued to Avrom Boris Lasarow pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares of Prenetics originally issued by Prenetics at an effective price of $1.60 per share, as adjusted for the Exchange Ratio, (vii) 3,840,716 Class A Ordinary Shares issued to For Excelsiors Limited pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares of Prenetics originally issued by Prenetics at a weighted average effective price of $0.03 per share, as adjusted for the Exchange Ratio, (viii) 12,660,138 Class A Ordinary Shares issued to Prudential Hong Kong Limited pursuant to the Acquisition Merger, which shares were exchanged from Series C preferred shares of Prenetics originally issued by Prenetics at an effective price of $1.60 per share, as adjusted for the Exchange Ratio, (ix) 9,206,785 Class A Ordinary Shares issued to Genetel Bioventures Limited pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares of Prenetics originally issued by Prenetics at a weighted average effective price of $0.07 per share, as adjusted for the Exchange Ratio, (x) 789,282 Class A Ordinary Shares issued to Cui Zhanfeng pursuant to the Acquisition Merger, which shares were exchanged from ordinary shares of Prenetics originally issued by Prenetics at a weighted average effective price of $2.25 per share, as adjusted for the Exchange Ratio, and (xi) 377,411 Class A Ordinary Shares issued to Lucky Rider Investments Limited pursuant to the Acquisition Merger, which shares were exchanged from Series D preferred shares of Prenetics originally issued by Prenetics at an effective price of $2.25 per share, as adjusted for the Exchange Ratio; (B) 6,041,007 Warrants issued to the Sponsor and the Forward Purchase Investors pursuant to the Initial Merger, which were exchanged from Artisan Private Warrants originally issued to the Sponsor at a purchase price of $1.50 and to the Forward Purchase Investors (together with the issuance of Class A Ordinary Shares) pursuant to the Amended Forward Purchase Agreements and the Deeds of Amendment to Deed of Novation and Amendment; and (C) up to 7,792,898 Class A Ordinary Shares issuable upon exercises of the Private Warrants.

Prior to the consummation of Artisan’s IPO, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Artisan subsequently effected a share recapitalization and issued an additional 1,500,000 Founder Shares to the Sponsor for no consideration. The Sponsor subsequently transferred an aggregate of 100,000 Founder Shares to certain Artisan directors for no consideration and an aggregate of 750,000 Founder Shares to the Forward Purchase Investors pursuant to the Forward Purchase Agreements, and forfeited 141,442 Founder Shares as the over-allotment option of the underwriters of Artisan’s IPO was not exercised in full, resulting in the Sponsor owning 9,133,558 Founder Shares. Pursuant to the Sponsor Agreement and the Initial Merger, all 9,133,558 Founder Shares were converted into Artisan Public Shares which were then exchanged for an aggregate of 6,933,558 Class A Ordinary Shares upon the closing of the Initial Merger. This resulted in an effective price of approximately $0.004 per share for each of the shares received by the Sponsor pursuant to the Initial Merger and being registered for resale by the Sponsor (or its transferrees) pursuant to this registration statement.

Even though the current trading price of the Class A Ordinary Shares is below $10.00, which is the price at which the units were issued in Artisan’s IPO, the Sponsor (or its transferrees) and certain other Selling Securityholders have an incentive to sell their Class A Ordinary Shares because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors in Artisan’s IPO or the current trading price of our Class A Ordinary Shares. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price. Based on the closing prices of our Class A Ordinary Shares and Warrants as of December 12, 2022, (i) the Selling Securityholders that were formerly securityholders of Prenetics may experience profit ranging from nil to $1.84 per share, (ii) the Sponsor (or its transferrees) may experience profit of up to $1.87 per share, or up to approximately $12.97 million in the aggregate, and (iii) the Artisan Directors may experience profit of up to $1.87 per share, or up to approximately $187,000 in the aggregate.

A certain number of our Warrants have become exercisable for our Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Our Warrants to purchase up to 22,384,585 Class A Ordinary Shares have become exercisable on June 17, 2022 in accordance with the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement governing those securities. The exercise price of the Warrants is $8.91 per 1.29 shares (or an effective price of $6.91 per share), subject to adjustment pursuant to the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement. See also “— A provision in the Existing Warrant Agreement may result in additional dilution to our shareholders.” To the extent such Warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the existing holders of Class A Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of Class A Ordinary Shares. Assuming the exercise of all outstanding warrants for cash, we would receive aggregate proceeds of approximately $154.6 million. However, we will only receive such proceeds if all the Warrant holders exercise all of their Warrants. We believe that the likelihood that warrant holders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of the warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. As of December 12, the closing price of our Class A Ordinary Shares was $1.87 per share. There is no guarantee that the Warrants will ever be “in the money” prior to their expiration, and as such, the Warrants may expire worthless.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

The trading market for our Class A Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of us, or if these securities or industry analysts are not widely respected within the general investment community, the demand for our Class A Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade their assessment or publish inaccurate or unfavorable research about our business, the market price and liquidity for our Class A Ordinary Shares and Warrants could be negatively impacted.

Future resales of our Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of our Class A Ordinary Shares to drop significantly, even if our business is doing well.

Pursuant to our Shareholder Support Agreements, the Shareholder Support Agreement Joinder and the Sponsor Support Agreement, the Sponsor and certain of our shareholders are restricted, subject to certain exceptions, from selling any of our Ordinary Shares that they receive as a result of the share exchange, which restrictions will expire, and therefore additional Ordinary Shares will be eligible for resale as follows:

•	180 days after the consummation of the Business Combination, up to 71,804,039 Ordinary Shares held by certain of our shareholders;

•	6 months after the consummation of the Business Combination, up to 8,323,711 Ordinary Shares held by Danny Yeung and Sponsor; and

•	12 months after the consummation of the Business Combination, up to 8,323,711 Ordinary Shares held by Danny Yeung and Sponsor.

Subject to our Shareholder Support Agreements and the Shareholder Support Agreement Joinder, certain of our shareholders party thereto may sell PubCo Securities pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because we were a shell company, waiting until one year after our filing with the SEC of a Form 20-F transition report reflecting the Business Combination.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of this registration statement, which we filed pursuant to the Registration Rights Agreement, PIPE Subscription Agreements, the Forward Purchase Agreements or upon satisfaction of the requirements of Rule 144 under the Securities Act, certain of our shareholders and certain other significant shareholders may sell large amounts of PubCo Securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our Class A Ordinary Shares. See “Shares Eligible for Future Sale — Rule 144.”

A market for our Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of our Class A Ordinary Shares.

An active trading market for our Class A Ordinary Shares may never develop or, if developed, may not be sustained. You may be unable to sell your Class A Ordinary Shares unless a market can be established and sustained.

The trading prices of Class A Ordinary Shares and Warrants may be volatile and may fluctuate due to a variety of factors, some of which are beyond our control, including, but not limited to:

•	changes in the sectors in which we operate;

•	changes in its projected operating and financial results;

•	changes in laws and regulations affecting our business;

•	ability to continue to innovate and bring products to market in a timely manner;

•	changes in our senior management team, our board of directors or key personnel;

•	our involvement in litigation or investigations;

•	the anticipation of lock-up releases;

•	negative publicity about us or our products;

•	the volume of Class A Ordinary Shares available for public sale;

•	announcements of significant business developments, acquisitions, or new offerings;

•	general economic, political, regulatory, industry, and market conditions; and

•	natural disasters or major catastrophic events.

These and other factors may cause the market price and demand for our Class A Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of Class A Ordinary Shares or Warrants. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of Class A Ordinary Shares or Warrants, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

The warrant agreement (the “Warrant Agreement”) governing the Warrants designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us in connection with such Warrants.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) we irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We have waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants under the Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions of the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such holder.

The choice-of-forum provision limits a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, NASDAQ Global Market listing requirements and other applicable securities rules and regulations. As such, we incur relevant legal, accounting and other expenses, and these expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

We are an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares and Warrants less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Shares held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and we have different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, our shareholders may not have access to certain information they deem important or at the same time if we were not a foreign private issuer. We cannot predict if investors will find our Class A Ordinary Shares and Warrants less attractive because we rely on these exemptions. If some investors find our Class A Ordinary

Shares and Warrants less attractive as a result, there may be a less active trading market and share price for our Class A Ordinary Shares and Warrants may be more volatile.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, you may receive less or different information about us than you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

We cannot guarantee that any share repurchase program will be fully consummated or that any share repurchase program will enhance long-term shareholder value, and share repurchases could increase the volatility of the price of our Class A Ordinary Shares and could diminish our cash reserves.

On November 30, 2022, our board of directors authorized a share repurchase program, under which we may repurchase up to US$20 million of our Class A Ordinary Shares in the open market over the following 24 months. The share repurchase program, authorized by our board of directors, does not obligate us to repurchase any specific dollar amount or to acquire any specific number of Class A Ordinary Shares. The share repurchase program could affect the price of our Class A Ordinary Shares and increase volatility and may be suspended or terminated at any time, which may result in a decrease in the trading price of our Class A Ordinary Shares.

As a company incorporated in the Cayman Islands and a “controlled company” within the meaning of the NASDAQ corporate governance rules, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NASDAQ corporate governance listing standards applicable to domestic U.S. companies or rely on exemptions that are available to a “controlled company”; these practices may afford less protection to shareholders than they would enjoy if we complied fully with NASDAQ corporate governance listing standards.

We are a company incorporated in the Cayman Islands and are listed on NASDAQ as a foreign private issuer. NASDAQ rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from NASDAQ corporate governance listing standards applicable to domestic U.S. companies.

We are a “controlled company” as defined under the NASDAQ rules because Mr. Yeung, chairman of our board of directors and our chief executive officer, owns more than 50% of the total voting power of all issued and outstanding our Ordinary Shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from NASDAQ corporate governance rules.

As a foreign private issuer and a “controlled company,” we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors and (iv) an exemption from the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). We intend to rely on all of the foregoing exemptions available to foreign private issuers and “controlled company.” We are not required to and will not voluntarily meet this requirement.

As a result, you may not be provided with the benefits of certain corporate governance requirements of NASDAQ applicable to companies that are subject to these corporate governance requirements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands and we conduct a majority of our operations through our subsidiary, Prenetics, outside the United States. Substantially all of our assets are located outside the United States. A majority of our officers and directors reside outside the United States and reside in Hong Kong, and a substantial portion of the assets of those persons are located outside of the United States. None of our officers or directors reside in mainland China. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers who reside in Hong Kong or outside the United States, to bring original actions in Hong Kong or outside the United States based on the securities laws of the United States against our directors or officers who reside in Hong Kong or outside the United States, or to enforce judgments obtained in the United States courts against our directors or officers in Hong Kong or outside the United States.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association ( “Amended Articles”), the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States and some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Grand Court of the Cayman Islands may not (i) recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a final and conclusive foreign judgment obtained against us will be recognized by the Grand Court as a cause of action for a debt and may be sued upon without reexamination of the issues if: (a) the foreign court had jurisdiction in the matter; (b) we either submitted to the jurisdiction of the foreign court or was resident and carrying on business in the jurisdiction and was duly served with process; (c) the judgment was not obtained by fraud; (d) the judgment was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations imposed on us; (e) recognition or enforcement of the judgment in the Cayman Islands would not be contrary to public policy; and (f) the proceedings under which the judgment was obtained were not contrary to the principles of natural justice. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges, any special resolutions passed by shareholders and a list of the names of the current directors) or to obtain copies of lists of shareholders of these companies. Pursuant to the Amended Articles, our directors shall from time to time determine whether and to what extent and at what time and places and under what conditions or articles the accounts and books of us or any of them shall be open to the inspection of our shareholders not being directors, and none of our shareholder (not being a director) shall have any right of inspection of any account or book or document of us except as conferred by law or authorized by the directors or by ordinary resolution of our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. As a foreign private issuer whose securities are listed on the NASDAQ, we are permitted to follow certain home country corporate governance practices in lieu of the requirements of the NASDAQ Rules pursuant to NASDAQ Rule 5615(a)(3), which provides for such exemption to compliance with the NASDAQ Rule 5600 Series. We intend to rely on the exemption available to foreign private issuers for the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

We do not anticipate paying dividends for the foreseeable future.

It is expected that we will continue to operate at loss in the foreseeable future, and will retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.

Our board of directors will have discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, you may need to rely on sales of our Class A Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment. There is no guarantee that our Class A Ordinary Shares will appreciate in value or that the market price of the our Class A Ordinary Shares will not decline.

We have granted in the past, and we will also grant in the future, share incentives, which may result in increased share-based compensation expenses.

In August 2017, Prenetics HK’s board of directors adopted and the Prenetics HK’s shareholders approved the 2017 Share Entitlement/Option Scheme, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with Prenetics HK, which was replaced by the 2021 Share Incentive Plan adopted by Prenetics’ board of directors in June 2021, or the Prenetics 2021 Plan. No further awards will be granted under the Prenetics 2021 Plan. We approved and adopted the 2022 Share Incentive Plan, or the 2022 Plan. Initially, the maximum number of ordinary shares that may be issued under the 2022 Plan is (i) 10% of the total number of our Ordinary Shares that were outstanding (on a fully diluted basis) as of the date of consummation of the Business Combination (inclusive of the award pool that remains authorized but unissued prior to the consummation of the Business Combination), plus (ii) the number of shares reserved for issuance in accordance with our employee share purchase program, the maximum number being 2% of the total number of our Ordinary Shares that were outstanding (on a fully diluted basis) as of the date of consummation of the Business Combination. The 2022 Plan permits the awards of options, restricted shares, restricted share units, or RSUs, and other awards to our employees, directors and consultants and our subsidiaries and affiliates. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and as such, we will also grant share-based compensation and incur share-based compensation expenses in the future. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on our financial condition and results of operations.

Our dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share is entitled to one (1) vote, while each Class B Ordinary Share is entitled to twenty (20) votes with all Ordinary Shares voting together as a single class on most matters. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Only Class A Ordinary Shares are listed and traded on NASDAQ, and we intend to maintain the dual-class voting structure.

Mr. Yeung beneficially owns all of the issued Class B Ordinary Shares. These Class B Ordinary Shares constitute approximately 8.75% of our total issued and outstanding share capital and 65.74% of the aggregate voting power of our total issued and outstanding share capital due to the disparate voting powers associated with our dual-class share structure. As a result of the dual-class share structure and the concentration of control, holders of Class B Ordinary Shares have considerable influence over matters such as decisions regarding election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of control may discourage, delay, or prevent a change in control of us, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of us and may reduce our share price. This concentrated control will limit the ability of holders of Class A Ordinary Shares to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

A provision in the Existing Warrant Agreement will result in additional dilution to our shareholders.

Because we issued additional Class A Ordinary Shares for capital raising purposes in connection with the Business Combination at an effective issue price of $7.75 per Class A Ordinary Share (the “Newly Issued Price”) and the aggregate gross proceeds from such issuances represented more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), pursuant to the Existing Warrant Agreement, if the volume weighted average trading price of our Class A Ordinary Shares during the 20-trading day period starting on the trading day prior to the day on which we consummated the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price applicable to our Warrants and described in the Existing Warrant Agreement will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price applicable to our Warrants and described in the Existing Warrant Agreement will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. As of June 14, 2022, the Market Value was determined to be $5.41 per share. As a result, effective after the close of trading on June 14, 2022: (i) the exercise price of the Warrants was adjusted from $11.50 per 1.29 shares to $8.91 per 1.29 shares (representing 115% of the Newly Issued Price); (ii) the $18.00 per share redemption trigger price applicable to the Warrants and described in the Existing Warrant Agreement was adjusted to $13.95 per share (representing 180% of the Newly Issued Price); and (iii) the $10.00 per share redemption trigger price applicable to the Warrants and described in the Existing Warrant Agreement was adjusted to $7.75 per share (representing the Newly Issued Price). Such adjustment under the foregoing provisions will result in additional dilution to our shareholders.

Risks Relating to Taxation

We may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If we or any of our subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of our Class A Ordinary Shares or Warrants that is a U.S. Holder (as defined in the section entitled “Taxation — U.S. Federal Income Tax Considerations to U.S. Holders”, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Based on our composition of assets and market capitalization (which is subject to fluctuation), we may be a PFIC for the current taxable year or in future taxable years. Because PFIC status is a factual determination that takes into account the entire taxable year, it is not possible to determine whether we are a PFIC for any taxable year until after the close of such taxable year. As such, there can be no assurance with respect to our PFIC status (or the PFIC status of our subsidiaries) for the current taxable year or for any future taxable year. Please see the section entitled “Taxation — U.S. Federal Income Tax Considerations to U.S. Holders — Passive Foreign Investment Company Status” for a more detailed discussion regarding the PFIC rule. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of our Class A Ordinary Shares and Warrants.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization, on an actual basis as of September 30, 2022 on a historical basis for Prenetics.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

As of September 30, 2022
Actual
($ in thousands)
Cash and cash equivalents	$144,686

Total equity:	207,269
Debt:	9,742

Total capitalization	217,011

SELECTED HISTORICAL FINANCIAL DATA

The following tables present our selected consolidated financial and other data. The selected consolidated statements of profit or loss and other comprehensive income data for the years ended December 31, 2021, 2020 and 2019 and consolidated statements of financial position data as of December 31, 2021 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of profit or loss for the six months ended June 30, 2022 and 2021 and consolidated statement of financial position as of June 30, 2022 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with IFRS. The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2022	2021	2021	2020	2019
Selected Statement of Profit or Loss and Other Comprehensive Income Data:
Revenue	$143,760,317	$136,477,480	$275,852,753	$65,179,515	$9,233,089
Operating expenses	(162,208,585)	(110,602,062)	(286,070,281)	(66,174,641)	(30,036,374)
(Loss)/profit from operations	(18,448,268)	25,875,418	(10,217,528)	(995,126)	(20,803,285)
Fair value loss on financial assets at fair value through profit or loss	(1,659,343)	—	(94,000)	—	—
Share-based payment on listing	(89,546,601)	—	—	—	—
Fair value loss on convertible securities	—	(29,054,669)	(29,054,669)	(2,846,750)	—
Fair value loss on preference shares liabilities	(60,091,353)	—	(125,398,798)	—	—
Fair value loss on warrant liabilities	(1,539,577)	—	—	—	—
Write-off on amount due from a shareholder	—	—	(106,179)	—	—
Gain on bargain purchase	—	—	117,238	—	—
Loss on disposal of a subsidiary	—	—	(292,132)	—	—
Other finance costs	(3,939,574)	(422,356)	(5,238,030)	(59,567)	(69,390)
Loss before taxation	(175,224,716)	(3,601,607)	(170,284,098)	(3,901,443)	(20,872,675)
Income tax (expense)/credit	(1,938,375)	(4,258,869)	(3,732,744)	1,937,558	677,474
Loss for the period/year	(177,163,091)	(7,860,476)	(174,016,842)	(1,963,885)	(20,195,201)
Loss attributable to:
Equity shareholders of Prenetics	(177,163,044)	(7,855,358)	(174,009,273)	(1,939,689)	(20,141,991)
Non-controlling interests	(47)	(5,118)	(7,569)	(24,196)	(53,210)
Loss for the period/year	(177,163,091)	(7,860,476)	(174,016,842)	(1,963,885)	(20,195,201)
Weighted average number of ordinary shares for the purpose of basic loss per share	49,616,648	30,396,578	14,596,997	13,176,752	12,891,569
Weighted average number of ordinary shares for the purpose of diluted loss per share	49,616,648	30,396,578	14,596,997	13,176,752	12,891,569
Basic loss per share	$(3.57)	$(0.26)	$(11.92)	$(0.15)	$(1.56)
Diluted loss per share	(3.57)	(0.26)	(11.92)	(0.15)	(1.56)

	As of June 30,	As of December 31,
	2022	2021	2020
Selected Statement of Financial Position Data:
Assets
Non-current assets	$47,070,348	$41,614,789	$34,926,561
Current assets	231,174,279	106,892,532	43,956,750
Total assets	278,244,627	148,507,321	78,883,311
Liabilities
Preferred shares classified as non-current liabilities	—	486,404,770	—
Other non-current liabilities	11,973,977	4,259,730	804,574
Current liabilities	47,268,707	58,737,734	47,071,730
Total liabilities	59,242,684	549,402,234	47,876,304
Equity
Total equity/(equity deficiency) attributable to equity shareholders of Prenetics	219,086,965	(400,809,938)	31,084,413
Non-controlling interests	(85,022)	(84,975)	(77,406)
Total equity/(equity deficiency)	219,001,943	(400,894,913)	31,007,007
Total equity and liabilities	278,244,627	148,507,321	78,883,311

USE OF PROCEEDS

All of the Class A Ordinary Shares or the Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

We will receive proceeds from the exercise of the Warrants for cash, if any. Assuming the exercise of all outstanding warrants for cash, we would receive aggregate proceeds of approximately $154.6 million. However, we will only receive such proceeds if all the Warrant holders exercise all of their Warrants. The exercise price of our Warrants is $8.91 per 1.29 shares (or an effective price of $6.91 per share), subject to adjustment. We believe that the likelihood that warrant holders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of the warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their warrants. As of December 12, 2022, the closing price of our Class A Ordinary Shares was $1.87 per share. Holders of the Private Warrants have the option to exercise the Private Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the warrants will decrease.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Class A Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MARKET OPPORTUNITIES

Our operations cover three main segments, namely Prevention, Diagnostics, and Personalized Care.

For Prevention, the relevant markets are DTC molecular testing service and colorectal cancer screening markets. According to the Frost & Sullivan Report, the size of the DTC molecular testing service market in Hong Kong, Southeast Asia and Europe is projected to reach US$99.2 million, US$480.2 million, and US$3,197.1 million in 2030, respectively. The market size for early colorectal cancer screening services in Hong Kong and Southeast Asia is projected to reach US$285.9 million and US$2,787.7 million in 2030, respectively.

For Diagnostics, the relevant markets are POCT molecular diagnostics, at-home health testing and medical genetic testing markets. According to the Frost & Sullivan Report, the size of the POCT molecular diagnostics market in Hong Kong, Southeast Asia and Europe is expected to reach US$292.4 million, US$731.1 million, and US$2,147.4 million in 2030, respectively. The size of the at-home health testing market in Hong Kong, Southeast Asia and Europe is expected to reach US$134.9 million, US$570.9 million and US$1,501.3 million in 2030, respectively. In addition, the size of the medical genetic testing market in Hong Kong, Southeast Asia and Europe is expected to reach US$358.8 million, US$868.4 million and US$14,400.9 million in 2030, respectively.

Lastly, for Personalized Care, according to the Frost & Sullivan Report, the size of the DNA profile based personalized nutrition market in Hong Kong, Southeast Asia and Europe is expected to reach US$113.4 million, US$419.9 million and US$2,414.2 million in 2030, respectively.

Overview of the Molecular Diagnosis Market

Molecular diagnosis is an important frontier in the development of contemporary medicine. It can be used for different therapeutic areas, including infectious disease testing, solid tumor testing, genetic disease testing, hematologic testing, maternity testing, neurology testing and others. In the era of precision medicine, molecular diagnosis has become increasingly important. It provides substantial help to physicians to integrate individual health data and information from clinical factors, real-time monitoring factors, molecular diagnosis factors, and exogenous factors. With the help of molecular diagnosis, physicians are empowered to provide evidence-based personalized treatments, and deliver superior therapeutic outcomes to patients.

The core technology of molecular diagnosis is genetic testing, which has a wide range of clinical applications. It can be used for rapid detection of individual genetic diseases and infectious diseases, as well as providing support for the entire life cycle of medical decision-making for patients. There are four common molecular diagnostic techniques: in situ hybridization, polymerase chain reaction (“PCR”), gene chip and next-generation sequencing (“NGS”). The first three techniques can only be used to detect known mutations. NGS, a genome sequencing method, can be used to detect all loci, which is an ideal approach to detect multiple pathogenic genes and rare mutations at the same time. The table below displays the differences of in situ hybridization, PCR, gene chip and NGS in more details.

Source: Frost & Sullivan

According to the industry report prepared by Frost & Sullivan (“Frost & Sullivan Report”), the size of the molecular diagnosis service market in Hong Kong is projected to grow from US$37.8 million in 2020 to US$458 million in 2030, representing a ten-year compound annual growth rate (“CAGR”) of 28.3%. For the same period, the size of the molecular diagnosis service market in Europe is forecasted to increase from US$4,145.2 million to US$17,597.9 million from 2020 to 2030, with a CAGR of 15.6%. In addition, the size of the molecular diagnosis service market in Southeast Asia is projected to grow from US$54 million to US$1,348.6 million from 2020 to 2030 at a CAGR of 38.0%.

The growth drivers of the molecular diagnosis market primarily include rising public awareness of the importance of medical diagnosis mainly attributable to the COVID-19 global pandemic, global and regional trends in population aging, technological advancement, improved testing capacity and favorable government policies. Because cooperation among enterprises that possess differentiated technologies and tools enhances efficiency, the molecular diagnosis market is forecasted to experience resource and technology coordination and cooperation across various market participants. In addition, the market is expected to attract more investments in genome sequencing for its promising prospect. Molecular diagnosis service and in particular, the Direct-to-Consumer testing service, is expected to be more widely used.

The growing molecular diagnosis market, as a key component of the overall In Vitro Diagnostics, or IVD market and the medical device market, will serve as a main driving force of the expansion of both markets. According to the Frost & Sullivan Report, the global IVD market is expected to increase from US$66.9 billion in 2020 to US$175.9 billion in 2030, with a ten-year CAGR of 10.1%. The size of the global medical device market is projected to grow from US$456.6 billion in 2020 to US$848.8 billion in 2030, representing a ten-year CAGR of 6.4%.

Preventive Healthcare

DTC Testing

Direct-to-Consumer, or DTC, refers to selling products directly to consumer, bypassing third-party retailers, wholesalers, or other middlemen. DTC tests generally require a consumer to collect a specimen, such as saliva or urine, and send it to the company that provides the tests for processing and analysis. DTC testing products are usually sold online through digital consumer healthcare platforms. The DTC approach generally enjoys lower costs of sales compared to traditional brick-and-mortar retail, as it reduces the costs associated with different business components such as hiring retail employees, renting or establishing a physical store. The combination of DTC and genetic testing offers numerous benefits, including increased consumer access to testing, greater consumer autonomy and empowerment, and enhanced privacy protection of personal information. The table below highlights several major application scenarios of DTC genetic testing (“DTC-GT”).

Source: Frost & Sullivan

Currently, the detection technologies used in the DTC-GT market mainly include gene chip, fluorescence in situ hybridization (“FISH”), PCR and whole exome sequencing (“WES”), the advantages and disadvantages of which are provided below.

Source: Frost & Sullivan

Among the above technologies used in the DTC-GT market, WES, an advanced technology for sequencing exome and identifying gene variations in the protein-coding region, is a relatively comprehensive and efficient method to identify possible pathogenic mutations. Although human exome represents only less than 2% of the genome, it contains up to 90% known disease-related variants. By thoroughly scanning through the exome region and identifying potential mutations associated with cancers and other diseases, WES is able to empower disease diagnosis substantially. The key features of WES include:

•

Reading protein-coding genes: WES is an efficient sequencing technology which focuses only on the protein-coding regions of the genome, where most known disease-causing genes are presented. This is accomplished by a process called exome enrichment, during which the exome or relevant regions of interest are isolated for WES analysis. Meanwhile, WES ensures a comprehensive understanding of the user’s genetic information in comparison to specific panel sequencing which can only identify mutations in a few selected genes;

•

Generating more data on genotyping: Deep sequencing of WES can detect low-frequency mutations, rare mutations with the likelihood of occurrence below 1% and new mutation sites associated with cancers and other diseases;

•

Offering consumers with clinical grade testing: The direct detection of genetic variants locates pathogenic gene in exonic regions which qualifies it with high-standard identification to serve consumers with clinical grade testing and

•	Providing convenience to consumers: It takes a simple test for consumers to obtain comprehensive information on their whole exome.

According to the Frost & Sullivan Report, the size of the DTC molecular test service market in Hong Kong is expected to grow from US$7.0 million in 2020 to US$99.2 million in 2030, with a CAGR of 30.3%. For the same ten-year period, the size of the same market in Europe is forecasted to grow from US$479.2 million in 2020 to US$3,197.1 million in 2030, representing a CAGR of 20.9%. In addition, the size of the DTC molecular test service market in Southeast Asia is projected to grow from US$8.1 million in 2020 to US$480.2 million in 2030, representing a CAGR of 50.4%.

Currently, major players in the global DTC-GT market include 23andMe, Inc., myDNA Life Australia Pty Ltd., Ancestry.com LLC, MyHeritage Ltd., Ome Ventures, Inc., Futura Genetics, Ambry Genetics Corporation, GeneDx, Inc., Dante Labs Inc., Helix OpCo, LLC, Full Genomes Corporation, Inc., Positive Bioscience Limited and Guardiome LLC. The entry barriers of the DTC-GT market primarily include evolving government regulations, the high standard for clarity and transparency required to meet consumers’ personalized needs, and rising privacy concerns from consumers.

The growth of the DTC-GT market is likely to be driven by rising public awareness, technology development, consumer empowerment and service personalization. Participants in the DTC-GT market are expected to continuously focus on the improvement of test validity. Due to the iterative and continuous advancement of sequencing techniques, market participants may gradually shift from the adoption of gene chip technology to the deployment of the more advanced NGS technologies such as WES and whole-genome sequencing, together with the expected substantial reduction of the cost of analyzing genomics over time.

Moreover, companies offering DTC-GT products are expected to seek for more reasonable and sustainable promotion channels such as collaboration with social media platforms in customer outreach. Lastly, evolving regulations are likely to be implemented in the DTC-GT market to promote the application of genetic testing technologies while ensuring the qualification of service providers.

Early Colorectal Cancer Screening Market

Cancer screening is a test that looks for the presence of cancer in people without symptoms. Most cancer may be prevented or cured with high reliability and at relatively low costs, if detected at precancerous or early stages. In contrast, late detection of cancer often results in higher treatment cost and higher mortality rate. For example, generally, precancerous lesions identified by cancer screening can be surgically removed, so as to substantially reduce the likelihood of the occurrence of cancer. Also, if detected early, patients diagnosed with cancers can choose to receive surgical resection, which refers to the removal of tissue or part or all of an organ, as their treatment plan instead of the less effective drug treatment, or use standard first-line drugs instead of the more expensive experimental regimens.

According to the Frost & Sullivan Report, colorectal cancer is the second leading cause of cancer death globally in 2020. Despite its relatively high mortality rate, colorectal cancer is widely accepted by medical communities as one of the most curable and preventable cancers if detected early. Colorectal cancer can generally be prevented by surgical removal of the advanced adenoma, a type of precancerous tissue, if detected early before it develops into a tumor. In fact, the five-year survival rate of colorectal cancer could reach over 90% if cancer patients are screened and diagnosed during the localized stage. Five-year survival rate of colorectal cancer could be close to 100% if precancerous tissues are detected and surgically removed before the onset of cancer. Besides, the total treatment costs of treating colorectal cancer for patients diagnosed at early stages are also much lower compared with late stages. For example, in Hong Kong, the medical costs for stage I colorectal cancer is approximately USD 17,071 in comparison with USD 45,115 for stage IV. Therefore, early colorectal cancer screening offers significant clinical utility and economic value to asymptomatic patients.

Currently, colorectal cancer screening technologies can be categorized into stool-based test and imaging test. The stool-based test consists of fecal occult blood test (“FOBT”), fecal immunochemical test (“FIT”) and multi-target stool-based DNA testing (“FIT-DNA”), while the imaging test refers to colonoscopy. The table below presents in detail the differences of each test.

Source: Frost & Sullivan

Despite being considered as the “gold standard” for colorectal cancer diagnosis, colonoscopy requires a relatively complicated process to administer and receives poor patient compliance due to its invasive nature.

As a relatively new screening strategy, FIT-DNA combines FIT with testing for altered DNA biomarkers in cells exfoliated into the stool. Compared with FIT alone, FIT-DNA has a higher sensitivity rate for detecting colorectal cancer. In addition, the clinical trial results of FIT-DNA also demonstrate its ability to detect advanced precancerous lesions such as advanced adenomas as small as one centimeter in diameter.

Moreover, FIT-DNA test enables users to collect samples at home, which eases the burden to visit hospitals. Because of its reliable performance and convenience, FIT-DNA is recognized as the best available non-invasive colorectal cancer screening technology. FIT-DNA has been recommended in cancer screening guidelines in the U.S., an example of which is an updated recommendation statement for colorectal cancer screening issued by the U.S. Preventive Services Task Force.

According to the Frost & Sullivan Report, the size of the colorectal cancer early screening market in Hong Kong is expected to grow from US$1.3 million in 2020 to US$285.9 million in 2030, representing a ten-year CAGR of 71.7%. For the same period, the size of the same market in Southeast Asia is projected to grow from US$33.4 million in 2020 to US$2,787.7 million in 2030, with a CAGR of 55.7%.2

The major growth drivers of the colorectal cancer screening market include rising demand for cancer screening via genetic methods, increasing diversity in cancer screening methods, continuous improvement of genetic screening technologies, new technology and additional capital contributed by new market entrants, and increasing government support. Consumers are expected to be more willing to take cancer screening tests with the development of novel screening technologies that improve the availability and efficiency of cancer screening tests. In addition, consumers are expected to benefit from more flexible and convenient screening arrangements and more accurate test results, and become more accommodated to at-home screening and targeted screening services tailored to their individual cancer risk factors.

Diagnostic Testing

COVID-19 Clinical & Diagnostics Genomics

The outbreak of the coronavirus disease (“COVID-19”) has been characterized by international health organizations such as the World Health Organization, or the WHO, as the most severe crisis since the Second World War. According to the WHO, COVID-19 spreads very easily among humans, infecting an average of 2.5 people through secondary transmission, which is higher than the transmissibility of most other major viral diseases in history. The COVID-19 global pandemic has disrupted the economy and put unprecedented strains on governments, healthcare systems, businesses and individuals around the world. Moreover, the COVID-19 global pandemic is expected to remain a global threat especially with the recent emergence of new strains and mutated variants of the coronavirus, which are considered to be highly contagious and pose a serious public health threat.

The main technical methods for COVID-19 testing include reverse transcription loop-mediated isothermal amplification (“RT-LAMP”), RT-PCR, serology test and antigen test. Nucleic acid amplification test, which includes RT-LAMP and RT-PCR, is the most extensively used in practice because of its high specificity, sensitivity and accuracy. The table below presents a comparison of the main technical methods for COVID-19 testing.

[2]	Market size data exclude the colonoscopy market.

Note:

(1)	Sensitivity measures how often a test correctly generates a positive result for people who have the condition that’s being tested for.
(2)	Specificity measures a test’s ability to correctly generate a negative result for people who don’t have the condition that’s being tested for.
(3)	Diagnostic accuracy studies are used to evaluate the ability of one or more diagnostic tests to correctly identify a target condition.
(4)

High-throughput are techniques that foster the rapid or simultaneous processing of multiple samples. Scalability on relative basis taking into account various factors including the required equipment and technicians.

(5)	The end-to-end process for each test could be longer than the reaction time, depending on testing situation and sample volume.

Source: Frost & Sullivan

Currently, vaccines are developed on platforms including mRNA, Inactivated, Non-Replicating Viral Vector, Peptide and Protein Subunit. With the increasing vaccination efforts among other factors, the market size for COVID-19 testing is expected to decrease over time. According to the Frost & Sullivan Report, the size of the COVID-19 testing market in Hong Kong is expected to decrease from US$269.0 million in 2020 to US$9.8 million in 2024, with a CAGR of negative 56.3%. For the same period, the size of the same market in Europe is expected to decrease from US$7,933.2 million in 2020 to US$287.1 million in 2024, representing a CAGR of negative 56.4%. The market size of the COVID-19 testing market in Southeast Asia is expected to decrease from US$494.2 million in 2020 to US$21.7 million in 2024, representing a CAGR of negative 54.2%.

However, according to the Frost & Sullivan Report, the size of the COVID-19 testing market may fluctuate due to potential mutations of coronavirus, the possibility of COVID-19 becoming a long-term influenza, rising popularity of POC diagnostic testing, increasing investments in COVID-19 test kits by governments, and the possibility that governments worldwide may require regular COVID-19 testing even when vaccination is broadly administered. Among the foregoing driving factors, potential mutations of coronavirus are likely to present considerable opportunities to the COVID-19 testing market. Several new COVID-19 variants are already circulating globally. For example, the “Delta Variant” appears to be extremely transmissible, and the first dose of a two-dose regimen is much less effective than is the first dose against other variants. Both Pfizer and AstraZeneca vaccines are only 33% effective against the Delta Variant after one dose, according to data from a U.K. study. Even countries with relatively high vaccination rates, such as the U.K. and the U.S., have seen surges in the Delta Variant. Despite the world fighting COVID-19 for more than a year, the virus is continuing to spread in parts of the world nearly unabated. Surges in COVID-19 infections have occurred in many countries, while many of them have not made progress with vaccinations. The emergence of new variants is expected to require a global and coordinated public health effort, in particular, rolling out more widely accessible COVID-19 testing, for several years and there is no guarantee that COVID-19 and its many variants will be fully suppressed into the future.

Consumer Use Infectious Disease POCT Market

Near-patient testing, also known as point-of-care testing, or POCT, is defined as an investigation taken at the time of the consultation with instant availability of results to make immediate and informed decisions about patient care. The POC service usually takes place close to a patient in order to diagnose and treat the patient promptly.

Consumer use POCTs are easy to operate, convenient to use and quick in yielding results, which explains why POCTs are extensively applied in COVID-19 diagnosis and clinical practice during the COVID-19 global pandemic. Moreover, demand for consumer-use POCTs has increased significantly during the COVID-19 global pandemic because POCTs effectively solve many of the challenges that on-site COVID-19 testing encounters, such as the lack of medical resources, limitation of space, the additional financial burden on underprivileged patients who are required to travel to the testing sites, and the risk of cross infection. The infographic below illustrates the key features of POCTs and a typical POCT user’s experience in testing.

According to the Frost & Sullivan Report, the size of the POCT molecular diagnostics market in Hong Kong is forecasted to grow from US$91.0 million in 2020 to US$292.4 million in 2030, with a ten-year CAGR of 12.4%. For the same period, the size of the POCT molecular diagnostics market in Europe is expected to grow from US$1,519.3 million in 2020 to US$2,147.4 million in 2030, with a CAGR of 3.5%. The size of the same market in Southeast Asia is projected to grow from US$187.1 million in 2020 to $731.1 million in 2030, with a CAGR of 14.6%.

The growth drivers of the consumer-use infectious disease POCT market primarily include:

•	COVID-19 related: onsite working, resuming travel, large-scale suspected patients, requirement for entry to big events.

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Others: rising public awareness of infectious disease testing, unmet need for the development of traditional laboratory medicine, increasing attention to prevent the misuse of antibiotics, need for improving the quality of diagnosis and treatment, and increasing government support.

Consumer-use infectious disease POCT provides opportunities for customers to take diagnostic testing not only in physicians’ office labs, but also in urgent care clinics and at home for a more comfortable testing experience. Additionally, the cloudification of POCTs is projected to become a market practice as it helps achieve seamless connection among various end users, devices and medical big data. Cloudification refers to the quality management service system based on big data stored remotely. It is able to achieve real-time remote equipment maintenance and quality monitoring, realizing the connection between the background big data and the associated application on smart phones or personal computers, and further enabling information transmission and data analysis in the prospective mobile healthcare system.

Furthermore, the applications of POCTs are expected to be expanded to a wider range of therapeutic areas such as influenza and sexually transmitted infections (“STIs”), among others.

Influenza

Influenza is a type of contagious respiratory illness caused by influenza viruses that can infect nose, throat and lungs. Complications of influenza include bacterial pneumonia, ear infections, sinus infections and worsening of chronic medical conditions such as congestive heart failure, asthma, and diabetes. It can cause mild to severe illness, and can lead to death in extreme circumstances.

As general colds and influenza share many symptoms, it can be difficult to accurately diagnose between the two based on symptoms alone. In order to determine whether a person has influenza or the cold, special tests need to be conducted within the first few days of illness. Traditional flu test, such as rapid influenza diagnostic tests (“RIDTs”) and PCR, either has a relatively high likelihood of generating false negatives or takes a long time to yield results, and can only be conducted at centralized laboratories. However, POCT can provide rapid detection of influenza with high levels of sensitivity and specificity, thereby reducing influenza contacts by allowing informed early decision making, achieving better hospital bed management by reducing cross infections, and promoting antimicrobial stewardship by precise diagnosis.

Sexually Transmitted Infections

STI, or venereal disease, usually refers to a condition spreading predominantly by sexual contact, including vaginal, anal and oral sex, which can cause serious health consequences to patients. People with these infections do not always experience disease symptoms. However, if left untreated, some STIs may lead to serious health consequences, ranging from temporary discomfort and inconvenience to illnesses such as infertility, resulting in long-term morbidity or reduction in lifespan. Furthermore, patients infected with STI usually have a strong demand for privacy. In particular, adolescents and young adults suspect of having infected with STI might not be willing to get tested or seek care due to concerns about privacy and confidentiality. POCT allows patients to conduct the testing privately, thereby playing an important role in encouraging early intervention and treatment of STI and curbing the spread of STI.

Home Use Health Test Market

Home use health testing offers laboratory health-monitoring tests with online ordering, kit delivery and at-home sample collection. It can potentially save time by minimizing the need for frequent hospital visits and save healthcare resources as a consequence.

Home-use health testing products aim to serve patients outside of traditional, high-cost care settings, enabling patients to collect samples at home to check or monitor their own health conditions. According to the Frost & Sullivan Report, the characteristics of home use health tests include the following:

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Accurate: Sample collection of home use health tests is completed at home with professional instructions, and subsequent testing is completed in laboratories by medical professionals, the results of which are accurate and comparable to those yielded in traditional clinical settings.

•	Easy to use: The design of home use health tests is intuitive with an easy-to-follow sample collection process, which suits the needs of at-home users.

•	Convenient: Users can order home use health tests online to be delivered at home without the need to visit hospitals.

•	Private: Home use health tests can avoid embarrassing situations in hospital, especially for tests related to sexual health, which improves test compliance of users with privacy concerns.

Fueled by a combination of technological advancement, increasing unwillingness to incur additional costs or time for frequent hospital visits, supportive reimbursement systems, favorable policies for disease prevention and greater interest from investors, home use health test is experiencing an increasing demand in recent years.

Currently, companies that provide home use health tests are developing tests of greater variety and enhanced accuracy. For example, emerging application scenarios of home use health tests include cancer screening, such as the FIT test for early colorectal cancer screening and HIV testing. Also, advanced data science technologies are employed to enhance accuracy of test results and provide more precise interpretation and analysis of test results.

According to the Frost & Sullivan Report, the size of the home use health testing market in Hong Kong is expected to grow from US$14.5 million in 2020 to US$134.9 million in 2030, representing a CAGR of 25.0%. For the same period, the size of the same market in Europe is expected to grow from US$146.0 million in 2020 to US$1,501.3 million in 2030, with a CAGR of 26.2%. Additionally, the size of the home use health testing market in Southeast Asia is projected to grow from US$35.8 million in 2020 to US$570.9 million in 2030, with a CAGR of 31.9%.

The main growth drivers of the home-use health testing market include consumers’ demand for convenience and privacy, accessibility and affordability of home-use health testing, and consumers’ increasing willingness to purchase healthcare products due to the rising disposable income, according to the Frost & Sullivan Report.

Medical Genetic Testing Market

Genetic testing usually refers to the analysis of DNA taken from a person’s blood, body fluids or tissues to identify changes in gene sequence (deletions, additions or base substitutions) or expression levels. Medical genetic testing focuses on the prevention, diagnosis, treatment and other aspects of genetic disorders. Specifically, medical genetic testing seeks out for mutations in a person’s genes or changes in the amount, function, or structure of key proteins coded by specific genes.

Generally, medical genetic testing needs to be recommended by a doctor and conducted in a hospital or clinic with the assistance of licensed clinical professionals. Depending on clinical needs, different types of medical genetic testing are used, which are designed to identify pathogenic mutations or genetic variations in a patient’s genome in order to meet different medical needs. Generally, medical genetic testing can be categorized into seven types by application scenarios:

•	Pharmacogenetics: Pharmacogenetics can help determine what medication and dosage will be the most effective and beneficial for a patient who has a particular health condition or disease.

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Diagnostic testing: Diagnostic testing is used to identify or rule out a specific genetic or chromosomal condition when a particular condition is suspected based on physical signs and symptoms. For example, some hereditary eye diseases, especially hereditary retinal diseases, are difficult to diagnose accurately through ordinary examinations of fundus. In such case, genetic diagnostic testing is able to address such need.

•	Prenatal testing: Prenatal testing is offered during pregnancy if there is an increased risk that the baby will have a genetic or chromosomal disorder.

•	Newborn screening: Newborn screening is used upon the birth of a baby to identify genetic disorders that can be treated early in life.

•

Predictive and presymptomatic testing: Predictive and presymptomatic testing can be helpful to people who have a family member with a genetic disorder, but have no symptoms of the disorder themselves at the time of testing.

•	Preimplantation testing: Preimplantation testing is used to detect genetic changes in embryos that were created using assisted reproductive techniques such as in-vitro fertilization.

•

Carrier testing: Carrier testing is offered to individuals who have a family history of a genetic disorder and to individuals in certain ethnic groups with an increased risk of specific genetic conditions.

According to the Frost & Sullivan Report, the size of the medical genetic testing market in Hong Kong is expected to increase from US$30.8 million in 2020 to US$358.8 million in 2030, representing a ten-year CAGR of 27.8%. For the same period, the size of the medical genetic testing market in Europe is projected to grow from US$3,666.0 million in 2020 to US$14,400.9 million in 2030, with a CAGR of 14.7%. The size of the same market in Southeast Asia is expected to grow from US$45.8 million in 2020 to US$868.4 million in 2030, with a CAGR of 34.2%.

The growth drivers of the medical genetic testing market primarily include increasing popularity of precision medicine which demands appropriate screening procedure, growing demand for early screening and diagnosis of certain DNA/RNA driven diseases, rising public awareness of the importance of sufficient and timely medical genetic test, increasing support and acceptance from healthcare payers and favorable government policies.

Personalized Care

DNA Profile Based Personalized Nutrition Market

Personalized nutrition uses information on individual characteristics to develop targeted nutritional advice, products, or services. Personalized nutrition focuses on patient-centered healthcare, personalized health planning, shared decision-making, and patient engagement. It seeks to minimize spending on chronic care by encouraging healthy behavior and planning. Personalized nutrition leverages human individuality such as their DNA profile and questionnaires about their lifestyle to guide decision-making in regard to diet, skin care, exercise and other areas of human well-being.

The service segments of DNA profile based personalized nutrition solutions consist of building user’s initial database through a series of tests and lifestyle questionnaires, measuring and continuously monitoring user’s health condition, interpreting personalized profile and providing recommendations, intervening by providing personalized services (e.g. nutrient delivery, shopping list recommendations, etc.) and reviewing user’s emotional feedback. According to the Frost & Sullivan Report, the benefits of DNA profile based personalized nutrition include:

•	Comprehensive health-related information: provides assessments of disease risks based on users’ DNA profile; and

•	Personalization: offers nutritional advice, products or services tailored to each individual’s needs.

According to the Frost & Sullivan Report, the size of the DNA profile based personalized nutrition market in Hong Kong is expected to grow from US$5.9 million in 2020 to US$113.4 million in 2030, representing a ten-year CAGR of 34.5%. For the same period, the size of the DNA profile based personalized nutrition market in Europe is expected to grow from US$228.2 million in 2020 to US$2,414.2 million in 2030, with a CAGR of 26.6%. The size of the same market in Southeast Asia is expected to grow from US$36.2 million in 2020 to US$419.9 million in 2030, with a CAGR of 27.8%.

The growth drivers of the DNA profile based personalized nutrition market primarily include increasing need for improving health and preventing diseases due to unhealthy lifestyle, rising awareness of the benefits of healthcare services, consumption upgrade and preference for high-quality diets and personalized services, and technological advancement.

BUSINESS

Our Mission

Our mission is to bring health closer to millions of people globally. We seek to decentralize healthcare by making the three pillars — Prevention, Diagnostics and Personalized Care — comprehensive and accessible to anyone, at anytime and anywhere.

Overview

We intend to construct a global healthcare ecosystem to disrupt and decentralize the conventional healthcare system and improve our customers’ wellbeing through comprehensive genetic and diagnostic testing. Our operations cover three main segments, namely, Prevention, Diagnostics and Personalized Care. We believe our proven capability in research and development, as well as strategic acquisitions and licensing arrangements, allow us to commercialize innovative technologies in the healthcare industry.

Our current products and services are mainly targeted towards the preventive healthcare and the diagnostic testing markets. In the preventive healthcare market, we have been offering CircleDNA, our in-house developed consumer genetic testing service, since July 2019. We have expanded our products and services to diagnostic testing with the launch of COVID-19 testing services under Project Screen in April 2020, and the official launch of Circle HealthPod, a rapid detection health monitoring system for professional use and home use, in Hong Kong on November 18, 2021. We launched Circle SnapShot, an at-home painless blood test, in August 2022 and ColoClear, a non-invasive stool DNA test for the early detection of colorectal cancer, in June 2022, which represent two initiatives to place the control of health into consumers’ hands while in the comfort of their homes.

We are a prominent player in the diagnostic testing market in Hong Kong and the U.K., especially with respect to COVID-19 testing. Since the emergence of the COVID-19 pandemic in early 2020, we have been devoting significant resources to the global fight against COVID-19, including operating our laboratories around the clock to provide a daily testing capacity of over 200,000 COVID-19 tests for the community, the government and business organizations, as well as researching and developing COVID-19 testing technologies. In April 2020, we launched Project Screen, an initiative for COVID-19 testing in Hong Kong and subsequently in the U.K. We were one of the first private laboratories to have been appointed by the Hong Kong government for mass community COVID-19 testing and are one of the largest COVID-19 testing providers to the Hong Kong government. As of September 30, 2022, we had performed more than twenty-six million COVID-19 tests in the U.K. and Hong Kong. We offer RT-PCR laboratory test and a rapid diagnostic test utilizing nucleic acid amplification test, or NAAT, as well as antigen and antibody tests. We are trusted by many institutional customers. For example, as the sole provider of COVID-19 tests to the Football Association Premier League Limited, or the Premier League, we facilitated the resumption of the Premier League’s 2019/2020 season and continued providing testing support during its 2020/2021 and 2021/2022 seasons. We also became Virgin Atlantic Airways Limited’s preferred at-home testing provider, enabling its customers to order a complete end-to- end travel testing bundle, tailored to the requirements of their destinations. In addition, we operated six testing laboratories at Hong Kong International Airport, London Heathrow Airport, Manchester Airport, London Stansted Airport, London City Airport and East Midlands Airport. At Hong Kong International Airport, we continue to provide RT-PCR testing to arrival travelers and also provide RT-PCR testing to those who are required to receive mandatory testing at Community Testing Centres in the days following their arrival.

CircleDNA is our in-house developed consumer genetic testing offering, which brings technologically advanced genetic testing to our customers along with comprehensive reports accessible at our customers’ fingertips. It employs whole exome sequencing, a next-generation sequencing method, which works through a scan of the protein coding region of the human genome, the exome region, that is capable of identifying up to 90% of the genetic variants associated with cancers and certain other diseases. We use our in-house developed algorithm, which is our proprietary intellectual property, in deciphering and interpreting the results of sequencing. Customers of our CircleDNA Premium have access to over 500 reports across 20 categories covering disease risks, drug response, family planning, diet, common health risks, personal traits and nutrition, among others, which provide valuable health and medical data to our customers, enable early detection of diseases and allow them to take preventive measures and make healthier life choices. Currently, we sell our CircleDNA test kits internationally, primarily via our website, and ship to customers from more than 30 countries. Since the launch of CircleDNA in July 2019, we had delivered more than 120,000 test kits as of December 1, 2022. Hong Kong has accounted for approximately 30% of the sales of CircleDNA since its launch, while other geographies with notable historical shares of the sales of CircleDNA include Malaysia, Singapore and the United States.

In June 2022, we successfully launched our preventive healthcare product, ColoClear, which is developed based on FIT-DNA, a multi-target stool-based DNA testing technology, and provides an early colorectal cancer screening test that identifies abnormal DNA and traces of blood in the stool which can be caused by precancerous colon polyps and colon cancer. It is a clinical or physician-ordered test with an estimated 95.5% sensitivity, which allows patients to perform the test at home and receive a more comfortable and convenient testing experience than the traditional colonoscopy test. ColoClear is the only non-invasive FIT-DNA colorectal cancer screening test approved by the National Medical Productions Administration of China, or NMPA. We have a long-term exclusive license with New Horizon Health Limited (HKSE: 6606), or New Horizon Health, and Hangzhou New Horizon Health Technology Co., Ltd., or NHH Hangzhou, to promote and distribute ColoClear in Hong Kong, Macau and the Philippines. We plan to continue to collaborate with New Horizon Health and commercialize ColoClear in other countries of Southeast Asia. During the same period, we launched Circle SnapShot, an off-the-shelf at-home blood test, where individuals can get digital access to their own health information. It is designed to be an end-to-end user-friendly blood sample collection and result delivery system that analyzes blood markers across key areas of health concern, including food intolerance, food allergy, vitamin deficiency, sexual health, heart health, diabetes risk and men’s and women’s health. Our customers can self-administer the collection of their blood samples painlessly using a minimally invasive device. Samples collected are sent back to our accredited laboratory for processing. Following the delivery of results, we offer customers tele-consultations, which help them better understand the test results and make healthier lifestyle changes. Circle SnapShot is designed to complement regular or annual health checks and allow customers to regularly and more frequently monitor their health conditions without the need to visit a clinic or a test center.

Capitalizing on our proven track record in commercializing healthcare products, our established brand, our research and development cooperation with Oxford and our broad network of institutional customers, we are also in the process of developing and commercializing a suite of pipeline products.

For our diagnostic testing services, we are in the process of developing a pipeline product, Circle Medical, which is expected to be launched by 2023. We recognize an increasing demand from medical professionals who have diagnostic needs to identify causal genetic and epigenetic variants for patients with certain symptoms. To address such demand, Circle Medical offers more extensive testing and analyses for medical professionals to identify such variants and design treatment plans by searching patient’s genetic data exhaustively via symptom-targeted reporting.

In preparation for our planned expansion into the personalized care industry, we have commenced the development of Circle One, F1x and Fem that aim to provide our customers personalized nutrition, hair loss and sexual health (e.g. erectile dysfunction) products tailored to each of our customer’s individual and unique genetic variation and biology. Leveraging the proprietary genetic insights derived from our consenting customers’ CircleDNA test results, we are well-positioned to develop algorithms to customize personalized care products and make actionable recommendations to our customers. We expect to launch the first line of our personalized care products by 2023.

Our History

We were founded in 2014 and headquartered in Hong Kong. Since our inception, we have grown from a boutique Hong Kong genetic testing laboratory with 11 employees to a major diagnostics and genetic testing company with more than 600 employees and operations across nine locations, including the U.K., Hong Kong, India, South Africa and Southeast Asia. We have a strong fundraising history, with global investors providing us long-term support in research and development and strategic acquisitions to accumulate valuable intellectual property rights and commercialize innovative products. From 2014 to May 2021, we completed five series of fundraisings, in which multiple institutional investors participated. For instance, Prudential Hong Kong Limited, an institutional investor and an indirectly wholly owned subsidiary of Prudential plc, led the Series C round and appointed a director to our board, with 15.53% beneficial ownership immediately prior to Closing of the Business Combination.

In addition, we have:

•	Become a leading diagnostics and genetic testing company in the U.K. and Hong Kong;

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Performed more than twenty-six million COVID-19 tests in the U.K. and Hong Kong under Project Screen as of September 30, 2022, making us one of the largest COVID-19 testing services providers by testing volume in Hong Kong;

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Built a broad network of institutional customers including the Hong Kong government, Hong Kong International Airport, Cathay Pacific Airway Limited, the Premier League, Matchroom Boxing Limited, Britannia TV 3 Limited, Virgin Atlantic Airways Limited, or Virgin Atlantic, and The Walt Disney Company Limited, among others;

•	Grown our revenue significantly from US$9 million in 2019 to US$276 million in 2021 and recognized revenue of US$144 million in the first half of 2022;

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Strategically acquired Oxsed, a venture initiated by Oxford to commercialize and further develop a rapid diagnostic reagent for the detection of SARS-CoV-2 virus, by purchasing all of its shares in October 2020. In consideration of the acquisition, we agreed to pay the purchase price constituting (i) GBP2 million in cash which has been paid at closing, (ii) exchangeable notes with a total value of GBP9,999,900, pursuant to which a total of 1,652,248 ordinary shares had been issued upon the completion of the acquisition and a total of 1,164,648 of our ordinary shares would be issuable to the sellers, and (iii) a retention amount of GBP1 million which has been paid. We also agreed to make earnout payments to be paid during three 12-month periods following October 29, 2020, in an amount equal to 15% of all net sales of the licensed products under the OUI-Oxford Suzhou Agreement in respect of each such 12-month period, which amount is capped at GBP15 million;

•	Developed strategic collaborations with Oxford regarding research and development; and

•

Received global accolades including the U.K. Queen’s Awards for Enterprise (awarded by Her Majesty the Queen for excellence in both innovation and export), the U.K. National Business Award, the U.K. Board of Trade Award, the Most Innovative Companies awarded by Fast Company, the U.K. Sports Technology Award and Made in Hong Kong Awards for Healthcare.

Our Competitive Strength

We believe the following competitive strengths set us apart from our competitors:

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Robust Product Portfolio and Pipeline Products Developed Based on Advanced Technologies. We have a robust portfolio of existing and pipeline products developed based on advanced technologies. The technologies we use are protected by a combination of intellectual property rights, including exclusive licenses and collaboration arrangements, which help ensure our products remain differentiated from those of our peers, thereby creating clear entry barriers. For example,

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Our genetic testing offering, CircleDNA, deploys whole exome sequencing, or WES technology for its ability to generate numerous data points comparing to the microarray-based genotyping technology, which is more commonly used by our peers. WES technology sequences the entire exome, the 20,000 protein-coding genomes, and can identify up to 90% of the genetic variants associated with cancers and other diseases. It is built in systems that we and our designated third-party service providers utilize in conducting sequencing. Furthermore, once sequencing is completed, we use our in-house developed algorithm, which is our proprietary intellectual property, in deciphering and interpreting the sequencing results, thereby generating comprehensive reports to our customers.

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Our preventive care product, ColoClear, is the only non-invasive FIT-DNA colorectal cancer screening test approved by the NMPA. It is a stool-based test and utilizes a multi-target approach to detect DNA and hemoglobin biomarkers associated with colorectal cancer and precancerous adenoma. Its non-invasive nature provides convenience to individuals who are unable or unwilling to undergo a colonoscopy and offers a more comfortable testing experience than a colonoscopy. Through our licensing arrangement with New Horizon Health and NHH Hangzhou, we have exclusive rights to commercialize ColoClear in Hong Kong, Macau and the Philippines. In addition, we plan to continue to collaborate with New Horizon Health and commercialize ColoClear in other countries of Southeast Asia.

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We have drawn a roadmap for the development of our pipeline products. In 2023, we plan to launch Circle Medical, a genetic testing service for medical professionals to identify genetic mutations, and Circle One, F1x and Fem in our personalized care offering. We believe our existing and pipeline products can contribute to the healthcare ecosystem with strong technological and commercial synergies.

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Strong R&D and Product Innovation Capability. Our specialized in-house R&D teams, strategic collaboration with Oxford and experienced scientific advisory board are the three pillars underpinning our strong R&D and product innovation capability.

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Our product development effort is spearheaded by five main R&D teams, each led by experienced scientists with doctoral or medical doctor qualifications and significant domain expertise. Many of them have also had significant academic accomplishments in genomics, diagnostics or related fields and some of them bring vast experience accumulated from their prior roles with other prominent healthcare companies. For example, Dr. Lawrence Tzang, who leads our Scientific & Laboratory team, has over 18 years of industry experience and holds seven global patents or pending patent applications. Dr. Tzang has authored 30 scientific articles and spearheaded the development of over 30 proprietary panels, including DNA Microarray and Microfluidic platforms which have been used in research and clinical settings. Dr. Tzang is also a founding member of the Hong Kong Society for Behavioral and Neural Genetics.

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In parallel with our in-house R&D teams, we have engaged in strategic R&D collaborations with Oxford. Under the collaboration arrangements, we work with a team of professors at Oxford and sponsor research projects of the Prenetics Molecular Diagnostic Research Center at Oxford and Oxford Suzhou for Advanced Research, or OSCAR, at Oxford Suzhou for a period of three years beginning in March 2021. We believe our cooperation with Oxford and Oxford Suzhou supplement our in-house R&D efforts and jointly accelerate our product development, upgrades and new innovations.

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We have assembled a strong scientific advisory board with accomplished scholars in highly relevant fields, including infectious disease and microbiology, biochip technology and nanotechnology for molecular diagnostics and therapeutic applications, as well as bio-separation and bioprocessing. The advisory board provides us with invaluable insights on the latest scientific developments, which enriches our knowledge base and powers the development of our pipeline products.

•	Strong Capability and Proven Track Record in Commercializing Technologies and Agility to React to New Market Demand. We have strong capability and a proven track record in transforming technologies into commercial products and healthcare services that appeal to customers and effectively address their needs. Our success in CircleDNA and COVID-19 testing demonstrates our ability to timely transform technologies into products and services to meet market needs.

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We are among the minority of genetic testing companies that deploy WES technology in a consumer genetic test in Asia. Since we launched CircleDNA in July 2019, we had delivered more than 120,000 CircleDNA test kits as of December 1, 2022 to more than 30 countries, despite the fact that CircleDNA is sold at a higher price than most of the other consumer genetic testing products. As of the latest practicable date prior to this prospectus, CircleDNA had received a rating of 4.4/5 at Trust Pilot, a popular online consumer review platform.

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Our COVID-19 testing services offered under Project Screen demonstrates our ability to deploy technologies quickly to meet new market demand. Since April 2020, we have reacted swiftly to the pandemic and established a considerable presence in the COVID-19 testing market. More significantly, we have demonstrated the ability to create and deliver one-stop solutions that address our institutional customers’ needs, which differentiates us from many of our competitors who only perform tests without tailoring their services to enhance customers’ experience. For instance, we offered the Premier League a digital portal for club administrators to easily track the COVID-19 test results of each member in real time, and a smartphone application that displays unique QR codes for players and staff with negative test results to enter training facilities and stadiums on match days. In July 2021, we renewed our contract with the Premier League for the 2021/2022 season, the second full season for us to be their exclusive COVID-19 testing provider.

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Our acquisition of Oxsed is a strong testament to our business strategy. Oxsed is a spin-out company of Oxford that participated in the development of a rapid diagnostic reagent for the detection of SARS-CoV-2 virus. With the completion of our acquisition of Oxsed in October 2020, we acquired all intellectual property rights of Oxsed to enable us to further develop the technology.

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First-Mover Advantage with Established Presence and Brand Recognition, Positioning us Strongly to Replicate U.S. Peers’ Success Stories in Target Geographies. We were among the first movers in Asia and Europe, Middle East and Africa (“EMEA”) to introduce consumer genetic testing products and COVID-19 testing services, which enabled us to build an established presence, accumulate experience and achieve prominent brand recognition. We believe we are positioned strongly to replicate our U.S. peer companies’ success stories in our target geographies with comparable products.

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Our brand has gained strong recognition in the markets we serve during the COVID-19 global pandemic. As one of the first private COVID-19 testing providers to have been appointed by the Hong Kong government for mass community COVID-19 testing, we have established a significant presence with more than twenty-six million COVID-19 tests performed as of September 30, 2022 in the U.K. and Hong Kong. In addition, we have set up COVID-19 testing laboratories in various airports, including the Hong Kong International Airport, which we believe further enhances our brand recognition and positions us strongly to capture the increase in testing volume as travel resumes.

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Our success in CircleDNA and COVID-19 testing has allowed us to build a robust molecular testing capability and establish close collaborations with industry leading institutional customers. Further, we have obtained valuable customer insight and accomplished strong brand recognition among business organizations and medical communities. We have also developed in-depth understanding of market trends and developments, and have marketed our products effectively utilizing promotional channels, including celebrity and KOL endorsements and social media campaigns. With our proven track record, we believe we are well-positioned to replicate our U.S. peers’ success stories when we offer comparable products in our target geographies such as Asia and EMEA, which are markets with significant potential but not targeted or reached by most of our U.S. peers.

•	High Quality Leadership Team of Tech, Biotech, and Healthcare Experts. We are led by a strong team of senior management with diversified and complementary skill sets and expertise to support our transformational growth. Danny Yeung, our Chief Executive Officer and Co-Founder, is a serial entrepreneur with a strong track record and domain expertise in e-commerce and biotech investments. Stephen Lo, our Chief Financial Officer, is a former Vice President of Citi and a Fellow of the Hong Kong Institute of Certified Public Accountants. Furthermore, our scientific advisory board comprises accomplished scholars with highly relevant expertise in our target industries. For example, Professor Zhanfeng Cui, the Donald Pollock Professor of Chemical Engineering at Oxford, has published over 250 research articles on subject areas such as rapid screening technologies for major diseases, including the nucleic acid amplification test for COVID-19 testing, among others. We believe our knowledge in science, technology and business helps us seize potential business opportunities and successfully launch innovative products and services in the consumer healthcare industry.

Our Market Opportunity

We believe conventional healthcare is not the optimal solution to the maintenance of people’s health and well-being because it focuses on treating people who are already sick. In particular, the conventional healthcare system comes with several pain points that inherently make it less effective and should be addressed. These pain points of the conventional healthcare system include:

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Centralized Diagnostics and Care. Healthcare today is primarily administered in designated physical locations such as hospitals, clinics and diagnostic centers. The inconvenience of travel and time-consuming visits discourage frequent diagnostics and also deny access to many people in need. A centralized laboratory testing system and the lack of affordable or accessible point-of-care diagnostics solutions with real-time results also impede the development of the healthcare system toward decentralization and digitalization.

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Analog Sub-Systems in Silos. The healthcare system today features many isolated sub-systems operating in silos, where information exchange is infrequent and often in an analog manner. For example, a primary care physician and several specialty physicians could be treating the same patient without sharing the patient’s medical records or newly generated diagnostic results with each other. Such isolation can potentially lead to a compromised and cost-ineffective patient care journey.

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Reactive “Sick-care” as Healthcare Dilemma. The conventional healthcare system focuses on treating patients rather than preventing diseases. Patients, in particular, those with late-stage diseases, require significantly more resources for treatments than those with diseases diagnosed at an earlier stage. As a result, healthcare resource allocation is further shifted to treatment of patients and away from disease prevention.

We expect that with rapid technological advancement, the healthcare system would evolve to address these pain points. We envisage that the future healthcare system will be improved in the following aspects:

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Decentralized, Accessible and Frequent Diagnostics: With rapid development of portable, affordable, and real-time POC and at-home testing technologies, we expect testing and diagnostics to be decentralized away from the conventional geographically-confined healthcare delivery model. At-home testing, especially when combined with tele-health, is likely to form a powerful offering that provides users and patients with seamless care delivery on an omni-channel basis. Enhanced accessibility to at-home testing can also enable more frequent testing for disease prevention and health monitoring.

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Personalized and Informed Care with a More Integrated System: Consumers are increasingly knowledgeable given the improving access to health and medical information and with that, they demand to be in better control of their health and treatments. We expect future health product offerings and healthcare journeys to be shaped by consumers’ evolving and increasing demand for personalized and informed experience and desire for better control of the healthcare experience. We also expect the future healthcare system to feature more seamless integration between sub-systems and the overall information exchange of critical data. For example, patients in the future are expected to have the option to digitally share their patient records and results of genetic or diagnostic testing with their physicians with a click on their smartphones.

As a major diagnostics and genetic testing company that focuses on prevention, diagnostics and personalized care, we believe there is a substantial and growing market opportunity for our existing and pipeline products.

According to the Frost & Sullivan Report, the size of the DTC molecular testing service market in Hong Kong, Southeast Asia, and Europe is projected to reach US$99.2 million, US$480.2 million, and US$3,197.1 million in 2030, respectively. The size of the POCT molecular diagnostics market in Hong Kong, Southeast Asia, and Europe is expected to reach US$292.4 million, US$731.1 million, and US$2,147.4 million in 2030, respectively. The IVD market globally is expected to increase from US$66.9 billion to US$175.9 billion from 2020 to 2030.

The markets that our pipeline products are targeting also exhibit promising growth potential. According to the Frost & Sullivan Report, the market size for early colorectal cancer screening services in Hong Kong and Southeast Asia is projected to reach US$285.9 million and US$2,787.7 million in 2030, respectively.3 The size of the at-home health testing market in Hong Kong, Southeast Asia and Europe is expected to reach US$134.9 million, US$570.9 million and US$1,501.3 million in 2030, respectively. In addition, the size of the medical genetic testing market in Hong Kong, Southeast Asia and Europe is expected to reach US$358.8 million, US$868.4 million and US$14,400.9 million in 2030, respectively. Lastly, the size of the DNA profile based personalized nutrition market in Hong Kong, Southeast Asia and Europe is expected to reach US$113.4 million, US$419.9 million and US$2,414.2 million in 2030, respectively.

Our Strategy

We intend to construct a global healthcare ecosystem to disrupt and decentralize the conventional healthcare system and improve our customers’ wellbeing through comprehensive genetic and diagnostic testing. We plan to deploy the following core strategies to achieve our goal:

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Continuing Geographic Expansion. We seek to capitalize on our strong brand recognition and expand our presence in Asia, EMEA and the U.S. We believe the Asia and EMEA markets exhibit substantial opportunities for growth given the substantial total market size, rising middle-class income, especially in Southeast Asia, and the increasing public awareness of preventive healthcare. Further, we aim to maximize our first-mover advantage and replicate our U.S. peers’ success stories in these markets when rolling out our existing and pipeline products. In addition, we seek to enter the U.S. market as we expect our innovative pipeline products to be competitive and appealing to an already established and well-developed market.

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Pursuing Growth via Strategic Acquisitions. The rapidly evolving consumer healthcare industry provides opportunities for natural expansions and extensions via a buy & build strategy. Opportunities for business combinations can both solidify our market-leading position and create heightened barriers to entry. We believe the deployment of a structured and thoughtful process toward selecting the right acquisition targets with the best technological fit and cultural chemistry is an important aspect of our growth strategy. We plan to continue to selectively pursue business combination opportunities in a highly disciplined manner. Our acquisition of DNAFit in 2018 provided us with the opportunity to grow our business in the U.K. Currently, our business in the U.K. contributes roughly half of our revenue. We intend to seek bolt-on opportunities that provide the right platform or advanced technology to build upon our fast-growing diagnostic testing and preventive healthcare business and to further expand our geographic footprint.

[3]	Market size data exclude the colonoscopy market.

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Building and Capitalizing on Trusted Brand. Since inception, we believe our customers’ trust in our brand has contributed to our success. Capturing opportunities during the COVID-19 global pandemic, we further strengthened our reputation in our target markets and received accolades such as Her Majesty the Queen’s Awards for Enterprise. To further enhance our brand recognition among our existing and target customers, we plan to continue investing in global sales and marketing efforts including via collaboration with celebrity brand ambassadors such as renowned filmmaker Donnie Yen, and KOLs, as well as deploying mass media campaigns such as billboard advertisements.

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Leveraging Internal Resources to Build a Vibrant Scientific Ecosystem. Our success in genetic testing and COVID-19 testing marks our beginning. We intend to draw on our experienced R&D teams, market leading technologies, profound customer insights and effective sales and marketing strategies to add more diversified and personalized products, such as Circle One, to our product portfolio, engage more customers and achieve faster commercialization.

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Maximizing Collaborations with Oxford and Other Experts with Relevant Subject Matter Expertise. We believe our collaboration with scientists, scholars, and professors enables us to steadily improve the features of our existing products with better rates of clinical success. We intend to continue engaging Oxford and New Horizon Health alongside our in-house experts to advance the development of our new products. We believe such collaboration is critical to our growth as we intend to expand our diagnostic testing services and launch other pipeline products.

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Extracting Significant Synergies from Collaboration with Dr. Adrian Cheng’s Ecosystem. Our Business Combination with Artisan represents an opportunity to partner with Dr. Adrian Cheng, the founder of Artisan and the Chief Executive Officer and executive vice chairman of Hong Kong Stock Exchange-listed New World Development Limited, or New World Development, and his broader ecosystem. Through Dr. Adrian Cheng, we are connected to an extensive conglomerate network of businesses opportunity in the healthcare, retail, hospitality, education, sports, workspace, residential and other sectors. We plan to deepen our collaboration with Dr. Adrian Cheng’s ecosystem to broaden our customer base and achieve scale for our new product offerings.

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Further Strengthening Our Talent Pool. We adopt a founder-led, entrepreneurially inspired and scientifically rigorous approach to our daily operations. We believe that smart, team-spirited, customer-first and scientifically driven people set us apart from our peers and form the base of our culture. Therefore, we intend to continue to expand our team and advance our mission by attracting the best talent in their respective fields.

Our Products and Services

Our Current Product Portfolio

CircleDNA. Our consumer genetic testing product, CircleDNA, offers one of the most comprehensive DNA tests capitalizing on our in-house developed testing algorithm. Using the CircleDNA mobile application, our customers can access a wellspring of information about their genetic make-up and actionable recommendations at their fingertips. We present four types of product offerings that target our customers’ diverse needs including Vital, Family Planning, Health and Premium. CircleDNA Premium is a package that encompasses all services provided in the other three offerings. As of December 1, 2022, approximately 75% of our CircleDNA customers chose to purchase our Premium package since its launch. We believe CircleDNA Premium is preferred by our customers because of the comprehensive nature of the reports that the Premium package provides, which allows our customers to obtain better insight into their health status and ways to manage their health, despite its relatively higher price. Currently, we sell our CircleDNA test kits internationally, primarily via our product website, and ship to customers from more than 30 countries. Since we launched CircleDNA in July 2019, we had delivered more than 120,000 test kits as of December 1, 2022. Hong Kong accounts for approximately 30% of the sales of CircleDNA since its launch, while other geographies with notable historical shares of the sales of CircleDNA include Malaysia, Singapore and the United States.

Fundamentally, CircleDNA has the following key attributes:

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Informative. CircleDNA Premium provides customers with over 500 reports across 20 categories covering disease risks, drug responses, family planning, diet, common health risks, personal traits and nutrition, among others. For example, our customers are able to learn about their unique dietary profile, the breakdown of which genetic variants were analyzed and detected in their DNA sample and how they were analyzed, and DNA-based advice broken down into simple and actionable recommendations. In addition, customers of CircleDNA Premium can receive two complimentary one-on-one tele-consultations with our genetics-trained health professionals.

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Advanced. Our tests were validated by an external university genomic laboratory with a 99.9% analytical accuracy rate upon testing 452,172 pathogenic variants across 49 samples. In addition, WES technology conducts a comprehensive scan on all protein-coding genes, providing a sampling data volume of over 6GB with an average of 90 times sequencing depth. The technology enables us to extract 31 million DNA data points, representing approximately 45 to 50 times more data points than typical microarray-based genotyping tests. Samples are extracted in our own internationally accredited laboratory. After removing personally identifiable information, we and our designated third-party service providers conduct sequencing, the outputs from which are then used as inputs to our in-house developed algorithm to produce the CircleDNA reports.

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Popular. We sell our CircleDNA test kits, primarily via our website, and ship to consumers from more than 30 countries. Since the launch of CircleDNA in July 2019, we had delivered more than 120,000 test kits as of December 1, 2022. CircleDNA also reached broader audiences through a substantial amount of user-generated content on social media.

•	Well-received. CircleDNA received a rating of 4.4/5 at Trust Pilot, a popular online consumer review platform as of the latest practicable date prior to this prospectus.

COVID-19 Testing under Project Screen. Project Screen is an initiative launched in April 2020 in Hong Kong and subsequently in the U.K. to combat the COVID-19 global pandemic via diagnostic and screening testing. We were one of the first private laboratories to have been appointed by the Hong Kong government for mass community COVID-19 testing. Since the emergence of the COVID-19 pandemic in early 2020, we have been devoting significant resources to the global fight against it, including operating our laboratories around the clock to provide a daily testing capacity of over 200,000 COVID-19 tests for the community, the government and business organizations, as well as researching and developing COVID-19 testing technologies. As of September 30, 2022, we had performed more than twenty-six million COVID-19 tests in the U.K. and Hong Kong.

We have built a strong and sustainable clientele, which includes Cathay Pacific Airway Limited, the Premier League, Matchroom Boxing Limited, Britannia TV 3 Limited, Virgin Atlantic and The Walt Disney Company Limited. In addition, we have become Virgin Atlantic’s preferred at-home testing provider, enabling its customers to order a complete end-to-end travel testing bundle, tailored to the requirements of their destinations. We were also chosen by the Premier League to be the exclusive provider of COVID-19 testing services in June 2020 to enable the resumption of the 2019/2020 season and the continuation of the 2020/2021 season. We renewed our contract with the Premier League for the 2021/2022 season in July 2021, providing COVID-19 testing services for players and club staff of the Premier League with a total daily testing capacity of more than 3,000 members on a regular basis. We also offered the Premier League one-stop solutions including a digital portal for club administrators to easily track the COVID-19 test results of each member in real time, and a smartphone application that displays unique QR codes for players and staff with negative test results to enter training facilities and stadiums on match days.

Technology and innovation have always been the main differentiators of our services. The technologies that support our COVID-19 testing solutions include RT-PCR laboratory test, a rapid diagnostic test utilizing NAAT, as well as antigen and antibody testing. Depending on our institutional customers’ evolving needs and certain regulatory requirements, we adopt different testing technologies in providing our COVID-19 testing services. Nevertheless, we are constantly pursuing more efficient and accurate COVID-19 testing solutions. Despite the fact that the RT-PCR test is viewed as the “gold standard” testing method for COVID- 19, it is slow, requires specialized equipment that is costly and in limited supply globally, and requires experienced technicians for operation in a laboratory, which is ultimately not effective or efficient where rapid POC results are needed. While other technologies, such as antigen and antibody, can provide rapid results, they are less accurate. For example, the antigen test could sometimes be unreliable for identifying asymptomatic individuals, while the antibody test is not recommended by WHO, because it may take up to two weeks for host antibodies to be produced after infection. In view of these challenges, we invested time and effort to search for a more efficient and accessible testing solution. In October 2020, we adopted an optimized test developed primarily by professors and scientists at Oxford and Oxford Suzhou that utilizes and enhances a nucleic acid amplification test for the rapid detection of SARS-CoV-2 virus. Our use of the nucleic acid amplification test has received regulatory approvals from MHRA in the U.K., CE-IVD in the European Union and the Centre for Health Protection’s External Quality Assessment Programmes, or CHP EQAP, in Hong Kong.

Developed based on NAAT, our COVID-19 testing service can offer the following key features:

•	Rapid. Test results can be generated in approximately 30 to 40 minutes. Positive results can show up faster.

•	Accurate. The nucleic acid amplification test is clinically tested to have a 95.6% sensitivity rate[4] and a 100% specificity rate.[5]

•	Accessible. Our institutional customers can administer testing using technology on site.

•	Scalable. The test can be done using a throat or nasal swab.

•	Affordable. The nucleic acid amplification test enables POCT and reduces the cost of logistics that is incurred for samples to be sent to a central laboratory for analysis.

We deploy the nucleic acid amplification test in our POC services offered to institutional customers under Project Screen. For example, the nucleic acid amplification test was integrated into our COVID-19 testing services provided to five airports in the U.K., being London Heathrow Airport, Manchester Airport, London

[4]	Sensitivity rate measures how often a test correctly generates a positive result for people who have the condition that is being tested for.
[5]	Specificity rate measures a test’s ability to correctly generate a negative result for people who do not have the condition that is being tested for.

Stansted Airport, London City Airport and East Midlands Airport. The POC test is a swab-based protocol for the detection of SARS-CoV-2 virus. Our flexible collection process allows a customized setup to our customers’ unique requirements by installing a collection booth, mobile testing unit or using space already available at their sites. Sample collection is conducted by a trained medical practitioner and involves a swab to the back of the throat and the nose, which takes around 30 seconds to complete. To ensure the speedy and efficient generation of COVID-19 test results, we enable medical practitioners to analyze 96 samples at the same time in a controlled temperature of 65 degrees Celsius at the point of collection.

ColoClear. ColoClear is the only non-invasive FIT-DNA colorectal cancer screening test approved by the NMPA. It is an algorithm-driven stool-based test, which utilizes a multi-target approach to detect DNA and hemoglobin biomarkers associated with colorectal cancer and precancerous adenoma. Its non-invasive nature provides convenience and a more comfortable testing experience than a colonoscopy for individuals who are unable or unwilling to undergo a colonoscopy. Before taking the test, our customers do not need to restrict their diets or prepare their bowels. Tests can be administered at hospitals, clinics or at one’s home. We launched ColoClear in Hong Kong in the second quarter of 2022 in collaboration with business-to-business distribution channel partners, such as pharmaceutical distributors.

ColoClear consists of (i) ColoClear IVD, (ii) a risk assessment algorithm, (iii) ColoClear sample collection kit and (iv) DNA extraction and purification technologies. Only ColoClear sample collection kit is directly used by end-users while the other three components are used solely in our laboratories. The ColoClear sample collection kit consists of a sampling case, a sampling spoon and a sampling rod, which are used to collect stool samples, and two sampling tubes to store the samples. The sampling process generally takes a few minutes. Only around five grams of sample is needed for the test, which eases the requirement for logistics. Our laboratories in Hong Kong are equipped to conduct testing services of ColoClear utilizing ColoClear IVD. Testing results turnaround time is expected to be within five business days upon our receipt of the samples.

The clinical performance of ColoClear is not weakened with its enhanced user experience. It has an estimated sensitivity rate of approximately 95.5%, which is very close to that of the invasive colonoscopy test, that is regarded as the “gold standard.” In addition, our R&D team has commenced a local clinical study with the University of Hong Kong on the effectiveness of ColoClear for further validation of ColoClear’s sensitivity, which is expected to be completed in 2022. Through our licensing arrangement with New Horizon Health and NHH Hangzhou, we have exclusive rights to commercialize ColoClear in Hong Kong, Macau and the Philippines. We can sell ColoClear in Hong Kong, where there are no mandatory licensing requirements for the sales of IVD devices. We are required to apply for an import license in Macau and the required regulatory approval in the Philippines to commercialize ColoClear in both locations. We believe the growth potential for our colorectal screening service is promising. According to the Frost & Sullivan Report, the market size for early colorectal cancer screening services in Hong Kong and Southeast Asia is projected to reach US$285.9 million and US$2,787.7 million in 2030, respectively.6

Circle SnapShot. We launched Circle SnapShot in August 2022. Circle SnapShot is an off-the-shelf at-home blood test where individuals can get digital access to their own health information. It is designed to be an end-to-end user-friendly blood sample collection and result delivery system that analyzes blood markers across key areas of health concern, including food intolerance, food allergy, vitamin deficiency, sexual health, heart health, diabetes risk and men’s and women’s health. Our customers can self-administer the collection of their blood samples painlessly using a minimally invasive device. Samples collected are sent back to our accredited laboratory for processing. Following the delivery of results, we offer customers tele-consultations, which help them better understand the test results and make healthier lifestyle changes. Circle SnapShot is designed to complement regular or annual health checks and allow customers to regularly and more frequently monitor their health conditions without the need to visit a clinic or a test center.

[6]	Market size data excludes the colonoscopy market.

Our Pipeline Products and Services

Diagnostics

Circle Medical. Circle Medical is another diagnostic testing product that we are developing. We recognize an increasing demand from medical professionals who have diagnostic needs to identify causal genetic mutations for patients with certain symptoms. Hence, we plan to launch Circle Medical, which offers more extensive testing and analyses for medical professionals to identify such mutations and design treatment plans by searching the patient’s genetic data exhaustively via symptom-targeted reporting.

Personalized Care

Circle One and F1x/Fem. In preparation for our planned expansion into the personalized care industry, we have commenced the development of Circle One, F1x and Fem that aim to provide our customers personalized nutrition, hair loss and sexual health (e.g. erectile dysfunction) products tailored to each of our customer’s individual and unique genetic variation and biology. Leveraging the proprietary genetic insights derived from our consenting customers’ CircleDNA test results, we are well-positioned to develop algorithms to customize personalized care products and make actionable recommendations to our customers. We expect to launch the first line of our personalized care products by 2023. According to Frost & Sullivan, the size of the DNA profile based personalized nutrition market in Hong Kong, Southeast Asia and Europe is expected to reach US$113.4 million, US$419.9 million and US$2,414.2 million in 2030, respectively. The size of the total addressable market for personalized nutrition of hair loss and erectile dysfunction globally is projected to reach approximately US$366 billion by 2030, based on the estimation of the total target user pool, average selling price and average dosing frequency, according to Frost & Sullivan.

Although we are in the process of developing and commercializing our pipeline products within the preventive healthcare, diagnostic testing and personalized care markets, we have limited experience in providing healthcare solutions in areas including early colorectal cancer screening, medical genetic testing and DNA profile based personalized healthcare. We cannot assure you that we will be able to successfully launch any of our pipeline products that we are currently developing, that the markets for these products and services will develop or that we will be able to compete effectively or will generate significant revenues in these new areas. For this and more details on the risks associated with the development and commercialization of our pipeline products, please see “Risk Factors — Risks Relating to Our Business and Industry — Key Risks Relating to Our Business — We have a number of pipeline products that are currently in the R&D phase, including Circle Medical, Circle One and F1x and Fem, and may not be successful in our efforts to develop any of these or other products into marketable products. Any failure to develop these or other products or any delay in the development could adversely affect our business and future prospects.”

Technology and Laboratory

Genetic Testing

Exome sequencing is a laboratory test designed to identify and analyze the sequence of all protein-coding nuclear genes in the genome. Approximately 95% of the exome can be sequenced with currently available techniques. Next-generation sequencing, or NGS, is a substantially parallel sequencing technology that offers ultra-high throughput, scalability, and speed. The technology is used to determine the order of nucleotides in entire genomes or targeted regions of DNA or RNA. NGS has revolutionized the biological sciences, allowing laboratories to perform a wide variety of applications and study biological systems at a level never before possible. WES is a comprehensive NGS method for analyzing the entire exome. This method allows variations in the protein-coding region of any gene to be identified, rather than in only a select few genes. Because most known mutations that cause disease occur in exons, WES is thought to be an efficient method to identify possible disease-causing mutations.

Our CircleDNA deploys WES technology, which conducts a comprehensive scan on all protein-coding genes and enables us to extract 31 million DNA data points, representing approximately 45 to 50 times more data points than typical microarray-based genotyping tests. Samples of all CircleDNA tests are extracted by our laboratory technicians. We and our designated third-party service providers conduct sequencing after removing all personally identifiable information from the samples. Once sequencing is completed, we use our in-house developed algorithm to decipher and interpret the results, thereafter generating reports for our customers.

Diagnostic Testing

RT-PCR is recognized as the leading COVID-19 testing method to detect viral RNA of SARS-CoV-2. It helps diagnose whether an individual is infected with SARS-CoV-2, the virus causing COVID-19. The RT-PCR test is a swab-based sample collection method that collects cells from the back of the throat and the nose, which takes around 30 seconds to complete. In Hong Kong, we process RT-PCR test samples drawing on our experience in molecular diagnostics and utilizing many of the same equipment and the same accredited laboratories that we use for extracting samples of the CircleDNA tests. In the U.K., we perform RT-PCR tests in our own laboratories, as well as outsource to accredited third party providers for processing RT-PCR tests.

Colorectal Cancer Screening

ColoClear utilizes the FIT-DNA technology and is a proprietary product of New Horizon Health and NHH Hangzhou. We have an exclusive license to commercialize ColoClear in Hong Kong, Macau and the Philippines pursuant to our collaboration agreement and supplemental agreement with New Horizon Health and NHH Hangzhou. Although colonoscopy is the “gold standard” for colorectal cancer diagnosis, it is a complicated process and presents a poor patient experience due to its invasive nature and difficult preparation process. In contrast, stool-based tests, comprising FOBT, FIT and FIT-DNA, are non-invasive, painless and convenient to administer. In particular, the FIT-DNA test is regarded as the best available non-invasive colorectal cancer screening technology, according to the Frost & Sullivan Report. With the FIT-DNA test, DNA extracted from stool can be assayed, thus providing gene signals of colorectal cancer and advanced adenoma. Users are not required to engage in dietary restrictions or bowel preparation and can conveniently collect samples at home. ColoClear utilizes a multi-target FIT-DNA analytics through detection of multiple DNA mutational markers, DNA methylation and hemoglobin, which effectively improves the sensitivity as compared to single-target analytics. New Horizon Health has completed a large-scale, prospective, multi-center, head-to-head registrational trial of ColoClear in China. A total of 5,881 subjects were enrolled in the trial among whom 4,758 are evaluable. The primary endpoints of the registrational trial were sensitivity and specificity for colorectal cancer. Sensitivity refers to the likelihood of a clinical test to correctly identify the individuals who truly have the disease, and a high sensitivity reduces the instances of false negative (i.e. individuals with the disease are tested negative by the test). Specificity refers to the likelihood of a clinical test to correctly identify the individuals who do not have the disease, and a high specificity reduces the instances of false positive (i.e. individuals without the disease are tested positive by the test). Upon completion of the trial, ColoClear demonstrated a sensitivity of 95.5% and an overall specificity of 87.1% out of 4,758 evaluable samples for colorectal cancer in the prospective registrational trial. More specifically, ColoClear achieved a sensitivity of 96.8%, 97.5%, 96.2%, 96.4% and 86.3% for Stage 1, Stage 2, Stage 3, Stage 4 and unknown stage colorectal cancer, respectively. ColoClear is designed to be a “rule-out” test that helps eliminate the possibility of colorectal cancer risk for the screening population. In the registrational trial, it demonstrated a negative prediction value of 99.6% for colorectal cancer, meaning that for any individual who is tested negative by ColoClear, the likelihood of the individual actually having colorectal cancer is only 0.4%. According to Frost & Sullivan, the size of the global addressable market for colorectal cancer early screening is projected to reach approximately US$93 billion by 2025, based on the estimation of the total target patient pool, average selling price and average dosing frequency.

In processing and analyzing samples of ColoClear test, we use a lot of the same equipment and laboratories for extracting samples of CircleDNA test. In addition, drawing on our strategic collaboration with New Horizon Health and NHH Hangzhou, our laboratory technicians have received and completed technical training from New

Horizon Health and NHH Hangzhou to perform ColoClear tests in our laboratories. Our research and development team has commenced a local clinical study with the University of Hong Kong for further validation of the sensitivity and effectiveness of ColoClear, which is expected to be completed in 2022.

Digital Platforms

To make comprehensive test results more accessible to our customers, we have integrated aspects of digitization into all of our product offerings. Using our in-house developed CircleDNA mobile application, customers of CircleDNA can track their sample status, access a wellspring of information about their genetic make-up and actionable recommendations at their fingertips, and schedule complementary tele-consultations. In addition, customers of the Premium package are able to view over 500 reports across 20 categories on their personal computers or via the CircleDNA mobile application. For COVID-19 testing under Project Screen, when analyses of samples are completed, test results are delivered or uploaded within hours to a secure clinical oversight dashboard, or accessible via a personal mobile application.

Laboratory Accreditation

We operate four laboratories in Hong Kong, including three laboratories in Quarry Bay and one laboratory in the Hong Kong International Airport. Our laboratories in Hong Kong are accredited by the Hong Kong Laboratory Accreditation Scheme, operated by the Hong Kong Accreditation Service and certified to ISO 15189.

Research & Development

Our specialized in-house R&D team, strategic collaboration with Oxford and experienced scientific advisory board are the three pillars underpinning our strong R&D and product innovation capability.

As of December 1, 2022, we had 10 in-house R&D staff, 39 engineering developers, and approximately 22 product development staff. We have approximately 96 laboratory staff that conduct R&D activities from time to time. Our main priorities are to refine and upgrade existing products, source, develop and commercialize novel product innovations.

We have five main research and development workstreams, consisting of a Scientific & Laboratory team, a Clinical & Bioinformatician team, an R&D team, an Engineering & Development team and a workstream for the development and commercialization of Circle SnapShot. Our Scientific & Laboratory team is led by Dr. Lawrence Tzang, Ph.D., co-founder, Chief Scientific Officer and laboratory director. The team is responsible for the research and development of lab protocols and development of testing technologies for commercial application, and has overall responsibility for lab operations. Our Clinical & Bioinformatician team is led by Dr. Senthil Sundaram, M.D., Chief Clinical Officer. It comprises clinical scientists, bioinformaticians and genetic counselors, and is charged with statistical analysis, development of in-house algorithms and computer modeling. Dr. Mike Ma, Ph.D., leads our R&D team. The R&D team is responsible for R&D in DNA diagnostic and screening technologies for clinical use. Our Engineering & Development team is led by Dr. Peter Wong, DPhil., Chief Technology Officer. The team is charged with the development of computer models, software, apps and the architecture of our IT infrastructure. Furthermore, Dr. Frank Ong, M.D., former Chief Medical & Scientific Officer at EverlyWell Inc., joined us as an advisor in July 2021. Beginning in October 2021, Dr. Ong serves as our Chief Medical Officer and leads a newly established R&D workstream focusing on the development and commercialization of Circle SnapShot.

In parallel with our in-house R&D teams, we have engaged in strategic R&D collaborations with Oxford, which are led by Professor Zhanfeng Cui, the Donald Pollack Professor of Chemical Engineering, and Professor Wei Huang, Associate Professor in the Department of Engineering Science. Professor Cui and Professor Wei were the co-founders of Oxsed, a U.K. incorporated company and a venture initiated by Oxford to commercialize and further develop the nucleic acid amplification test. Oxsed became our wholly owned subsidiary upon the completion of the acquisition in October 2020. Dr. Monique Andersson, Clinical Infection consultant at the Oxford University Hospitals NHS Foundation Trust and the Director of the Microbiology Diagnostic Service of John Radcliffe Hospital, acts as an advisor to Oxsed and is on our scientific team.

In addition, we have entered into cooperation arrangements with Oxford and Oxford Suzhou to work on research projects at Prenetics Molecular Diagnostic Research Center, our research center at Oxford, and at OSCAR, the only overseas research center of Oxford, for a period of three years beginning in March 2021.

The research project with Oxford relates to scaling out the flexible platform using the nucleic acid amplification test for versatile IVD applications, which we refer to as the Oxford Project. The initial focus of the project is on assay development including:

•	improving sensitivity and time to results of COVID-19 reagent;

•	developing enzymes to lower cost;

•	developing influenza assay; and

•	developing certain assay.

Under the terms of our cooperation agreement with Oxford, all intellectual property that is identified or first reduced to practice or writing or developed in the course of the Oxford Project, which we collectively refer to as Arising Intellectual Property, will be owned by Oxford. We have an exclusive option to negotiate a license to commercially exploit the Arising Intellectual Property and enter into a license agreement under mutually agreed terms. We also have a right of first refusal for a certain period to match or provide a better offer to Oxford if Oxford receives an offer from a third party to commercially exploit the Arising Intellectual Property.

The aim of our collaboration with Oxford Suzhou is to develop the NAAT array platform to simultaneously detect multiple pathogens, including six typical infectious diseases, which are on the top of the list of WHO pandemic and epidemic diseases and first-class diseases in China, as well as certain and hepatitis B. Specifically, Oxford Suzhou will work on:

•	development of a robust and reliable reaction package, including sample pre-treatment, primers/probe design, enzyme purification, and recipe of reaction reagents;

•	array chip design, assembling different NAAT reactions in one test;

•	clinical validation; and

•	development of POCT device(s) for detection of infectious diseases and data collection.

Under the terms of our agreement with Oxford Suzhou, any information, data, techniques, know-how, results, inventions, discoveries, software and materials identified or first reduced to practice or writing developed in the course of the project, which we collectively refer to as Research Finding, is owned by the party which creates or generates such Research Finding. Where any Research Finding is created or generated by us or Oxford Suzhou jointly and it is impossible to distinguish each party’s intellectual contribution to the creation of intellectual property rights in that Research Finding, the intellectual property right in that Research Finding will be co-owned by us and Oxford Suzhou in proportion to our respective contributions. We and Oxford Suzhou will enter into separate agreements for the registration, maintenance and protection of the jointly owned intellectual property rights. We have an exclusive option to negotiate a license to commercially exploit the intellectual property identified or first reduced to practice or writing or developed in the course of the project, which we refer to as the Oxford Suzhou Arising Intellectual Property. We also have a right of first refusal for a certain period to match or provide a better offer to Oxford Suzhou if Oxford Suzhou receives an offer from a third party to commercially exploit the Oxford Suzhou Arising Intellectual Property.

Manufacture and Supply

We currently rely on third-party manufacturers for the production of our existing products. We do not have in-house manufacturing capability and do not plan to develop such capacity in the foreseeable future.

We mainly rely on a number of third-party suppliers, which we have qualified in accordance with our quality control system, to provide materials such as sterile swabs. We have strategically established partnerships with leading companies in China, the U.S. and the U.K. as our suppliers for genome sequencing service and RT-PCR testing service. All laboratories of our suppliers have received local regulatory certification, such as certification from UKAS.

We continue to optimize the quality of our products by identifying reliable manufacturers, conducting quality assessments of components from our suppliers, and persistently re-assessing our manufacture and supply options for enhanced economies of scale and production scale-up. To control and reduce the risks related to our manufacturing, quality-testing, assembly and shipping of products, we have taken a diversification approach by selecting partnering manufacturers and suppliers located in different countries or regions. Nevertheless, any variation or termination of existing arrangements may still affect our ability to sell and distribute our products until we are able to find alternative suppliers. For this and more comprehensive risks related to our manufacturing, quality-testing, assembly and shipping of our diagnostic products, please see “Risk Factors — Risks Relating to Our Business and Industry — Key Risks Relating to Our Business — We rely substantially on third-party contract manufacturers for the manufacturing, quality-testing, assembly and shipping of our COVID-19 test kits and other products. Any termination of significant rights under the existing arrangements would disrupt our ability to sell and distribute our products until and unless we find new contract manufacturers, which would materially and adversely affect our business.” In addition, our suppliers could cease supplying materials and equipment at any time, or fail to provide us with sufficient quantities of materials or materials that meet our specifications. For risks related to our engagement with third-party suppliers, please see “Risk Factors — Risks Relating to Our Business and Industry — Other Risks Relating to Our Business — We rely on a limited number of suppliers for COVID-19 test kit materials, Circle SnapShot materials and laboratory testing services for COVID-19 test kit and CircleDNA, and may not be able to find replacements or immediately transition to alternative suppliers, which could adversely affect our ability to meet customer demand.”

Sales and Marketing

Our sales and marketing strategy is powered by an in-house marketing team aiming to achieve customer penetration by executing an institutional sales model, an above the line (“ATL”) marketing strategy that focuses on promotion by mass media such as billboards or outdoor advertisements (e.g. transportation vehicles), celebrity endorsements and content-driven social media campaigns. It is further complemented by our marketing team’s ability to identify unique selling points for our various offerings targeted at consumer pain points, which enable them to devise an effective marketing strategy to enhance our brand awareness and promote our unique value proposition.

For our genetic testing service, we reach and achieve customer acquisition via ATL marketing and user-generated content on social media. For example, advertisements of our CircleDNA can be found on the exterior of trams, taxis and Watson’s (a large Asia-wide health care and beauty care chain headquartered in Hong Kong) and billboards in Hong Kong. In addition, we recognize that KOLs and certain key accounts provide important initial assessments of the value of our services as well as validation for the beneficial effects of our products. Therefore, we have engaged with celebrity ambassadors such as Van Ness Wu, G.E.M., and Gigi Leung to create a long-lasting cycle of content generation and distribution. While celebrity endorsements help strengthen our brand awareness and promote our products, any negative publicity related to any of these celebrities, the occurrence of which is beyond our control, may adversely impact our reputation and brand image and consequently our ability to attract new customers and retain existing customers. For this and more details on the risk related to our sales and marketing strategies, please see “Risk Factors — Risks Relating to Our Business and Industry — Other Risks Relating to Our Business — Some of our marketing initiatives, including celebrity and key opinion leader endorsement and use of social media, may adversely affect our reputation.”

With respect to our diagnostic testing services, we focus our sales efforts on large healthcare systems, government organizations and corporations that want to deploy comprehensive POC testing across their networks, while partnering with celebrities in promoting our brand among individual customers. We have an experienced commercial team focused on leveraging key customers to deploy our services across multiple users with our training and support. To drive sales in additional diagnostic healthcare settings, we are actively exploring opportunities to collaborate with potential institutional customers that are interested in standardizing around a POC testing service to bring such service across their networks.

In addition, we commercialize ColoClear by adopting a business-to-business model. Because a prescription is required for customers to purchase ColoClear, we collaborate with distribution channel partners, such as pharmaceutical distributors.

We target the global market for the sales of CircleDNA. Our target markets for COVID-19 testing provided under Project Screen consist of Hong Kong and the U.K., while our target markets for ColoClear are currently expected to include Hong Kong, Macau, the Philippines and other countries of Southeast Asia.

As of December 1, 2022, we had more than 25 employees focused on sales and marketing who are located in the U.K., Hong Kong, the Philippines, India, Thailand and South Africa.

Over time, we plan to operate with an efficient sales and marketing presence in our target markets and geographies and to collaborate with institutional customers, celebrities and content creators to ensure broad access to our products and services globally.

Our Customers and Strategic Collaborations

Our target customers are individuals who would like to obtain more information and personalized solutions regarding their health and wellbeing, as well as institutions that would like to maintain or increase their efforts to foster public health. Our institutional customers primarily consist of airports and airlines, healthcare providers, retail, hospitality and workspace facilities, and entertainment and sports venues. They include Hong Kong government, Cathay Pacific Airway Limited, the Premier League, Matchroom Boxing Limited, Britannia TV 3 Limited, Virgin Atlantic and The Walt Disney Company Limited. In addition, our Business Combination with Artisan represents a partnership with Dr. Adrian Cheng, founder of Artisan and the Chief Executive Officer and executive vice chairman of New World Development, and his broader ecosystem. Through Dr. Adrian Cheng, we are connected to an extensive conglomerate network of healthcare, retail, hospitality, education, sports, workspace, residential and other sectors. Furthermore, we have entered into a strategic partnership agreement with EC Healthcare (HKSE: 2138), Hong Kong’s largest non- hospital medical service provider for the planned marketing and distribution of our existing and pipeline products in Hong Kong, Macau and Guangdong.

Our Commitment to Protect Privacy and Personal Data

We strive to never lose sight of the individuals behind the data and we put our customers in control of their data. We have established a comprehensive security system, which comprises our data protection team and structured information security policy. Our information system security policy is designed to be implemented in our daily operations and under unforeseeable circumstances. The security policy is documented, reviewed and approved by our leadership team and is disseminated to both of our information technology employees and our third-party service providers. Any employee, if found in breach of our security policy, will face disciplinary consequences.

Our technology infrastructure allows us to logically segregate access and storage of personally identifiable and genetic data from other business operations related to data processing. Block data, such as pdf report and raw bioinformatic data, is physically segregated from our relational database, where our customers’ personally identifiable information is stored. In addition, we logically segregate other data that are stored with our customers’ personally identifiable information on the relational database by designing a database schema for authentication and authorization purposes. All data are encrypted in transit using transport layer security, a protocol that encrypts internet traffic of all types, to ensure the block data and relationship database to be situated and protected within our private network. Furthermore, procedurally, we have set in place different levels of access for personal information. Genetic data, for example, can only be viewed by the laboratory staff directly involved in processing the DNA sample. We remove personally identifiable information before genetic samples are sequenced.

In addition, to minimize the risk of data loss, we perform daily backups of our relational database and keep the backups for seven days in Singapore or 30 days in Dublin, where most of the infrastructure of our cloud services provider resides. The routine backups enable us to restore our data at any time from the earliest backup stored in our system to the most recent data entered five minutes prior to an unexpected incident. We are also equipped with up-to-date antivirus software to protect against viruses that could potentially damage our data and computer systems. We strive to ensure that any security incident is immediately reported to our incident management team, leadership team and information technology team.

Customers’ privacy and data security are among our top priorities. For our genetic testing service, our systems operate to ensure no personal information is shared with any third party, except with our customers’ consent. Our customers are able to choose whether we store or discard their DNA samples. If customers choose to store their DNA samples, the samples are stored securely in our medical laboratory, adhering to the leading international security standard, ISO 27001. We leverage the secure socket layer technology, a security technology for establishing an encrypted link, and implement physical, technical, and administrative measures to prevent unauthorized access to, or disclosure of, any of our customers’ personal information.

We believe that through properly securing our customers’ information and protecting their privacy we can establish trust and therefore lay the foundation for long-term customer engagements.

Competition

Genetic Testing (CircleDNA and Circle Medical)

The number of companies entering the genetic testing market continues to increase. We also face competition from other companies attempting to capitalize on the same, or similar, opportunities as we are, including from existing diagnostic, laboratory services and other companies entering the genetics market with new offerings and genetic interpretation services. Some of our current and potential competitors have longer operating histories, are better known brands and possess greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases than we have. Our competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract customers away from our services and reduce our market share in markets where we have been successful. We anticipate facing competition from companies such as 23andMe, Inc., myDNA Life Ltd., Ancestry.com LLC, MyHeritage Ltd., Futura Genetics, and Invitae Corporation. We believe our ability to compete successfully primarily depends on the following factors:

•	customer service and support efforts;

•	technical performance of genetic testing product;

•	timing of when regulatory approvals are obtained;

•	commercialization infrastructure;

•	pricing;

•	relationship with distribution partners; and

•	KOL endorsement.

Diagnostic Testing (Project Screen)

The diagnostic testing industry, especially for COVID-19, is highly competitive, and given the significant interest and growth in COVID-19 related diagnostic tests, we expect ongoing intense competition from different sources, including from manufacturers and producers of diagnostic tests, vaccines and therapeutic treatments. In diagnostic testing, we anticipate facing competition from companies that have or are developing molecular tests (including centralized laboratory and POC tests) as well as antigen and antibody tests to detect SARS-CoV-2. We also face competition from companies developing at-home influenza tests, like Ellume Limited. In addition, we face competition from companies developing a combination of COVID-19, influenza and STD tests, like Lucira Health, Inc. We face potential competition from many sources, including academic institutions, public and private research institutions and governmental agencies. Competitors with diagnostic tests include private and public companies, such as Cue Health Inc., Lucira Health, Inc., LumiraDx Limited, BGI Group, KingMed Diagnostics (Hong Kong) Limited, Sonic Healthcare Limited, Myraid Genetics, Inc. and Invitae Corporation.

In addition to competition from diagnostic testing companies, there are companies developing vaccines and therapeutic treatments for COVID-19, influenza and STDs. In December 2020 and February 2021, for example, the FDA issued Emergency Use Authorizations for three COVID-19 vaccines. If existing or future vaccines are widely distributed and compliantly administered or if therapeutic treatments are identified and become widely used, our COVID-19, influenza and STD testing opportunities and the market as a whole may shrink or disappear.

We believe the following factors affect our ability to compete successfully:

•	test accuracy;

•	timeliness in delivery of test results;

•	user experience;

•	cost control;

•	pricing;

•	manufacturing capability; and

•	access to market.

Early Colorectal Cancer Screening (ColoClear)

The colorectal cancer screening market is competitive. As competition in this field intensifies, we believe it will be very important for enterprises to focus on developing cancer screening tools for high-incidence cancer types capitalizing on data accumulation and clinical trials. The ability to transform technology to commercial products is another vital key to success. It is also crucial for companies in this market to educate consumers on the benefits of early cancer screening and provide services with an easy user experience. We expect our competitors in the early colorectal cancer screening market would include Epigenomics Inc., Exact Sciences Corporation, Freenome Holdings, Inc., GRAIL, Inc., and Guardant Health Inc., among others. We believe our ability to compete successfully in this market would primarily depend on the following factors:

•	ability to continue developing cancer screening tools;

•	technology to detect and identify precancerous lesions;

•	academic, talent and funding base that supports the iteration of products and large-scale clinical research;

•	legal understanding of relevant regulations in place;

•	first-mover advantage in establishing a “gold standard” in the market; and

•	strong commercialization infrastructure to control cost, launch new products and educate consumers.

At-Home Health Test (Circle SnapShot)

At-home health test is experiencing an increasing demand in recent years fueled by a combination of technological advancement, increasing unwillingness to incur additional costs and time for frequent hospital visits, supportive reimbursement system, increasing penetration of telehealth services, favorable policies for disease prevention and greater interest from investors. Currently, companies that provide home use health tests are developing tests of greater variety and enhanced accuracy. Also, advanced data science technologies are employed to enhance accuracy of test results and provide more precise interpretation and analysis of test results. Given our focus on at-home blood tests that complement regular or annual health checks, we expect our competitors in the home use health test market would include EverlyWell, Inc., and LetsGetChecked, among others. We believe our ability to compete successfully in this market would primarily depend on the following factors:

•	breadth of tests offered;

•	test accuracy;

•	timeliness in delivery of test results;

•	user experience;

•	pricing; and

•	cost control.

Personalized Care (Circle One, F1x, and Fem)

We face competition in the personalized care market from multiple industry sub-categories. Healthcare big data solution specialists are dedicated to the healthcare big data solutions market with professional expertise to provide big data technologies and tailored services to clients. They can integrate data science, commercial consulting and real-world study services. Large, broad and diversified databases are essential to leading healthcare big data solution providers and differentiate the leaders from other market players.

Our competitors may be able to collect more data and more diversified data than we do and provide more comprehensive targeted solutions to consumers. We are also subject to competition from dietary and nutritional supplement providers. Our competitors in the dietary and nutritional supplement market may have longer operating histories and broader consumer bases than we do. They may also have adopted similar marketing strategies such as engaging with KOLs and celebrity brand ambassadors as we have. We expect our competitors in the personalized care market would primarily include Roman Health Medical LLC and Hims & Hers Health Inc., among others. We believe the following factors may affect our ability to compete successfully in the personalized care market:

•	large customer database;

•	reliable scientific basis;

•	effective and accurate personalized testing;

•	pricing;

•	effective communication with customers; and

•	ability to secure data privacy.

For more information regarding the risks associated with competitions in our target markets, please see “Risk Factors — Risks Relating to Our Business and Industry — Key Risks Relating to Our Business — The diagnostic testing market, particularly with respect to COVID-19 testing, is highly competitive, and many of our competitors are larger, better established and have greater financial and other resources,” and “Risk Factors — Risks Relating to Our Business and Industry — Key Risks Relating to Our Business — The consumer genetic testing market is highly competitive, and many of our competitors are more established and have stronger marketing capabilities and greater financial resources, which presents a continuous threat to the success of our consumer genetic testing business.”

Intellectual Property

We regard our patents, trademarks, copyrights, domain names, know-how, trade secrets, and similar intellectual property, including our licenses to use and commercialize the nucleic acid amplification test and ColoClear, as critical to our success. We rely on patent, trademark, and copyright law and employment agreements with intellectual property assignment clauses, as well as confidentiality and non-compete employment terms with our employees and others to protect our intellectual property rights.

As of December 1, 2022, we had filed 18 patent applications in mainland China, including design and mechanical patents, and have been granted six patents in Hong Kong. In addition, we rely on trademarks to build and maintain the integrity of our brand. As of June 30, 2022, we owned over 100 trademarks in China (including Hong Kong and Macau), the U.K., Malaysia, Singapore, the European Union and the U.S., among other jurisdictions. We also have 19 pending trademark applications.

Although we have submitted patent applications, we cannot guarantee that patents will be issued for any of our pending applications or if issued, such patents will be of sufficient scope or strength to provide meaningful protection for our technologies. Additionally, while we have implemented measures to protect and preserve our trade secrets and other proprietary rights by ensuring that we have confidentiality terms in place with our employees, manufacturers, suppliers and R&D collaborators, such measures can be breached, and we may not have adequate remedies for any such breach.

We may also from time to time engage in litigation to enforce patents issued to us, to protect our trade secrets or know-how, to defend against claims of infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Please see “Risk Factors — Risks Relating to Intellectual Property and Legal Proceedings” for additional information regarding these and other risks related to our intellectual property rights.

Patent License Agreement with Oxford Suzhou and Oxford University Innovation Limited

On June 10, 2020, Oxsed entered into a patent license agreement with Oxford Suzhou and Oxford University Innovation Limited (“OUI”), which was subsequently amended on October 14, 2020, or the OUI-Oxford Suzhou Agreement. Pursuant to the terms of the OUI-Oxford Suzhou Agreement, OUI and Oxford Suzhou granted us a worldwide exclusive license to develop, make, have made, use and have used, import, export and market certain licensed products in COVID-19 testing and diagnosis relating to a pending Chinese patent application No. CN202010232072.4 entitled “Primers for detecting novel coronavirus SAR-CoV-2, which causes COVID-19, and test kits, methods and applications thereof” and a pending U.K. patent application No. 2012480.6 entitled “Optimised primer design to stabalise the performance of RT- LAMP,” regarding the primer and molecular switch technologies that are integral to the nucleic acid amplification test (“OUI-Oxford Suzhou Licensed Products”). We may grant sub-licenses regarding the OUI-Oxford Suzhou Licensed Products with the prior written consent of OUI, which cannot be unreasonably withheld, provided that certain conditions are met. The exclusive license granted to us also includes any improvements of the technologies relating to the OUI-Oxford Suzhou Licensed Products (“OUI-Oxford Suzhou Licensed Technology”) made by their respective inventors prior to June 10, 2022. We are obligated to communicate in writing to OUI all improvements of the OUI-Oxford Suzhou Licensed Technology made by us prior to June 10, 2022, within a reasonable period of time after we become aware of, or after the completed development of, such improvements. We own the intellectual property rights in such improvements. In addition, pursuant to the OUI-Oxford Suzhou Agreement, we grant Oxford, Oxford Suzhou and those persons who at any time work or have worked on the OUI-Oxford Suzhou Licensed Technology a non-transferrable, irrevocable, perpetual, royalty-free license to use and publish the OUI-Oxford Suzhou Licensed Technology and our improvements thereof for non-commercial use. We also grant OUI and those persons who at any time work or have worked on the OUI-Oxford Suzhou Licensed Technology an irrevocable, perpetual, royalty-free license to use and publish the OUI-Oxford Suzhou Licensed Technology and our improvements thereof for non-commercial use.

Pursuant to the OUI-Oxford Suzhou Agreement, we are obligated to pay to OUI a one-time non-refundable license fee of GBP50,000 and to reimburse OUI and Oxford Suzhou patent costs with respect to the patents and patent applications concerned under the OUI-Oxford Suzhou Agreement following the COVID-19 public health emergency period, the end date of which will be determined according to the declaration of the World Health Organization. Upon our acquisition of all shares of Oxsed, we are obligated to pay to OUI an exit fee calculated as a percentage of the valuation of Oxsed upon the acquisition, subject to an overall cap of GBP5,000,000. In addition, we are obligated to pay to OUI a royalty in a low single-digit percentage on total net sales of the OUI-Oxford Suzhou Licensed Products that exceed a royalty threshold. The royalty is reduced following the expiration or revocation of the last valid patent or pending patent application covering an OUI-Oxford Suzhou Licensed Product in a country in which the OUI-Oxford Suzhou Licensed Product is commercially exploited. In connection with all sub-licenses and options granted by us with respect to the OUI-Oxford Suzhou Licensed Technology, we are obligated to pay to OUI a royalty of 5%, 10% or 15%, which is based on when such sub-licensing or partnering arrangements are entered, on royalties and all up-front, milestone, minimum sum and other one-off payments made to us after the end of the COVID-19 public health emergency period. The royalty provision expires upon the termination or expiration of the OUI-Oxford Suzhou Agreement, provided that we shall pay to OUI all outstanding royalties and other sums then due. As of the date of this prospectus, we have made payments in an aggregate amount of US$671,386.28 (based on the respective conversion ratio determined at the time such payments were made) under the OUI-Oxford Suzhou Agreement.

Subject to the possibility of earlier termination and the possibility of an extension to the term by mutual agreement on the same terms, the OUI-Oxford Suzhou Agreement shall continue in force until the later of (i) the expiry or rejection of all patents and patent applications concerned in the OUI-Oxford Suzhou Agreement and (ii) twenty years from June 10, 2020, where there is confidential information relating to the patents and patent applications concerned in the OUI-Oxford Suzhou Agreement or the technologies described therein. We may terminate the OUI-Oxford Suzhou Agreement for any reason at any time with a written notice to OUI and Oxford Suzhou or by written notice with immediate effect, if OUI or Oxford Suzhou commits a material breach which is not remediable or if remediable, not remedied within the period specified by written notice given by us calling on OUI or Oxford Suzhou to effect such remedy. In addition, the OUI-Oxford Suzhou Agreement may be terminated jointly by OUI and Oxford Suzhou, (i) by written notice with immediate effect, if we commit a material breach which is not remediable or if remediable, not remedied within the period specified by written notice given by OUI and Oxford Suzhou calling on us to effect such remedy, (ii) immediately, if we have a petition presented for winding-up or pass a resolution for winding up other than for certain purposes, (iii) on written notice if we (a) oppose or challenge the validity of the patents and patent applications concerned in the OUI-Oxford Suzhou Agreement, (b) breach the diligence requirements during and following the COVID-19 public health emergency period and do not take any remedial action reasonably requested by OUI within a reasonable time, (c) fail to adhere to the requirement of Oxford’s Medicines Access Policy or fail to ensure that the OUI- Oxford Suzhou Licensed Products will be managed in a manner to provide global early access to the licensed products or (d) fail to pay or take steps to avoid or remove our obligation to pay the exit fee.

Patent License Agreement with New England Biolabs Inc.

On October 6, 2020, Oxsed, which became our wholly owned subsidiary in October 2020, entered into a patent license agreement, or the NEB Agreement, with New England Biolabs Inc., or NEB. Pursuant to the terms of the NEB Agreement, NEB granted us a limited royalty bearing, non-exclusive, non- transferable, non-sublicensable, worldwide license under NEB’s rights in certain patents and patent applications relating to detection of an amplification product using pH-sensitive dyes and rapid diagnostic test using calorimetric LAMP (“NEB Licensed Patents”) to use certain NEB products to make, have made, use, offer to sell, sell, have sold under our label and export certain licensed products relating to colorimetric LAMP for clinical diagnostic, investigational and research use (“NEB Licensed Products”) during the term of the NEB Agreement.

Pursuant to the NEB Agreement, we have paid a one-time, non-refundable execution fee of US$50,000. We are also obligated to pay royalties in a single-digit percentage on net sales of NEB Licensed Products to NEB from October 6, 2020 to the end of the term of the NEB Agreement. As of the date of this prospectus, we have made royalty payments in an aggregate amount of US$92,252.47 (based on the respective conversion ratio determined at the time such payments were made) under the NEB Agreement.

Subject to the possibility of earlier termination, the term of the license under the NEB Agreement granted to us is from October 6, 2020, and will expire upon the expiration of the last to expire of the patents within NEB Licensed Patents. The license granted to us will automatically terminate upon (i) an adjudication of us as bankrupt or insolvent, or our written admission of our inability to pay our obligations when they mature, (ii) an assignment by us for the benefit of creditors, (iii) our application for or consent to the appointment of a receiver, trustee or similar officer for any substantial part of our property or any such appointment without our application or consent, if such appointment remains undischarged for a specified period, (iv) our institution of any bankruptcy, insolvency, or similar proceeding under the laws of any jurisdiction, (v) the institution of any proceedings described in (iv) against us, if such proceeding remains undismissed for a specified period, or the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of our property, if such judgment, writ, or similar process is not released, vacated or fully bonded within a specified period, or (vi) our filing or our affiliate’s filing in a court of competent jurisdiction challenging the validity or enforceability of the NEB Licensed Patents or our assistance or our affiliate’s assistance to such filing. In addition, if there is any material breach or default under the NEB Agreement, the NEB Agreement may be terminated by the non-breaching party upon written notice to the breaching party.

Patent License Agreement with Eiken Chemical Co., Ltd.

On October 12, 2020, Oxsed, which became our wholly owned subsidiary in October 2020, entered into a patent license agreement, or the Eiken Agreement, with Eiken Chemical Co., Ltd., or Eiken. Pursuant to the terms of the Eiken Agreement, Eiken granted us personal, non-transferable, non-assignable and non-exclusive licenses under certain patents (“Eiken Licensed Patents”), relating, in part to LAMP, to develop and make any reagent, product, kit, device, equipment, instrument and/or system for nucleic acid IVD tests for the detection of SARS-CoV-2, which we collectively refer to as the Eiken Licensed Products, in the U.K., and to use, sell, offer for sale or otherwise dispose of the Eiken Licensed Products so made under Oxsed’s own labels in the U.K. Pursuant to the Eiken Agreement, we have an option to expand the license to the Eiken Licensed Patents for the Eiken Licensed Products to all countries of the world for additional one-off license fees.

As partial consideration of the rights granted to us under the Eiken Agreement, we have paid Eiken a one-off initial license fee totaling JPY3,000,000. In addition, we are obliged to pay royalties of no more than 10% per tier on total net sales of all Eiken Licensed Products. The royalty provision shall survive the expiration or termination of the Eiken Agreement. As of the date of this prospectus, we have made royalty payments in an aggregate amount of US$436,604.64 (based on the respective conversion ratio determined at the time such payments were made) under the Eiken Agreement.

The Eiken Agreement will terminate on expiration of the last to expire of the Eiken Licensed Patents. Eiken has the right to terminate the Eiken Agreement with written notice upon (i) a breach by us or any of our affiliates that is not cured upon written notice of the breach within a specified period, (ii) our bankruptcy, insolvency, admission of inability to pay our debts or certain other bankruptcy, insolvency or dissolution events, (iii) the assignment or attempt to assign the Eiken Agreement in violation of the terms under the Eiken Agreement, or (iv) a challenge by us or any of our affiliates of the validity of any of the Eiken Licensed Patents or the infringement of any Eiken Licensed Product upon any of the Eiken Licensed Patents.

Collaboration Agreement with New Horizon Health Limited and Hangzhou New Horizon Health Technology Co., Ltd.

On July 29, 2019, and subsequently on December 18, 2019, we entered into a collaboration agreement and a supplementary agreement with New Horizon Health and NHH Hangzhou (together, “NHH”) for an initial term of five years with an option to renew by mutual consent for up to five years, which we collectively refer to as New Horizon Agreement. Pursuant to the New Horizon Agreement, we have exclusive, non-assignable and non-transferrable rights to market, promote, sell, offer to sell and distribute, and to provide testing services using the products developed by NHH Hangzhou or its affiliates based on, derived from or otherwise in relation to the proprietary technology of ColoClear for diagnostic use for colorectal cancer and adenoma, which we collectively refer to as the ColoClear Product, and to obtain the applicable regulatory approval, if required, for the ColoClear Product (together, “NHH Licensed Rights”) in Hong Kong, Macau and the Philippines. Subject to the terms set forth in the New Horizon Agreement, we agree to purchase from NHH Hangzhou and NHH Hangzhou agrees to sell us the ColoClear Product at a specified purchase price upon the parties’ execution of purchase orders. We covenant that during the term of the New Horizon Agreement and for a period of two years after the expiration of the term, we will not on our own or in collaboration with any third parties conduct any business in any way that is similar to or otherwise competes with the services in relation to the ColoClear Product in the licensed territories.

Upon our written request, NHH Hangzhou will use its commercially reasonable efforts to (i) assist us in identifying necessary equipment and appropriate manufacturers for equipment purchase, with relevant costs and expenses incurred thereby borne by us, (ii) assist us in configuring our existing laboratory, with relevant costs and expenses incurred thereby borne by us, (iii) deliver to us training and instruction regarding shipping, handling, processing, storage, analysis, and clinical interpretation of samples and (iv) provide us technical support that may arise from time to time.

Any and all patents, copyrights, trademarks, inventions, know-how, designs, technologies algorithms and other intellectual property rights, developed or generated based on or in connection with the collaboration under the New Horizon Agreement (collectively, “New IPs”) jointly by NHH and us during the term of the New Horizon Agreement would be jointly owned by NHH Hangzhou and us. NHH Hangzhou has the right of first refusal to license such New IPs to any third parties. Any new IPs independently developed by a party to the New Horizon Agreement shall be owned by such party.

We share the gross margin generated in connection with the ColoClear Products and their related services within the licensed territories equally with New Horizon Health. Each of us and New Horizon Health bears 50% of the cost incurred by us in connection with application for the regulatory approvals, if any. Any cost in relation to the direct sales and marketing of the ColoClear Product in the licensed territories is equally borne by NHH and us. As of the date of this prospectus, we have made payments in an aggregate amount of US$185,732.99 (based on the respective conversion ratio determined at the time such payments were made) under the New Horizon Agreement.

The New Horizon Agreement may be terminated (i) by mutual agreement in writing at any time, (ii) by each party with prior written notice to the other party, within the first year of the initial term of the New Horizon Agreement, (iii) by the other party unilaterally by written notice, if a party fails to make any payment fully and timely as required and such payment is still not fully made within a specified period after the date on which it becomes due and payable, (iv) by NHH unilaterally by written notice, if we commit any other material breach, other than that provided in (iii), and fail to cure such breach within a specified period after the delivery of a written notice of such breach, (v) by NHH unilaterally by written notice with respect to certain licensed territory, if we fail to obtain the applicable regulatory approvals for the ColoClear Product in such territory within two years after NHH Hangzhou’s grant of the NHH Licensed Rights, and a joint committee established pursuant to the New Horizon Agreement determines in good faith that the collaborations between the parties shall cease in such territory and (vi) by NHH unilaterally by written notice, if we file a petition related to bankruptcy or insolvency, and such petition is not dismissed within sixty days after the filing, or if we are a party to any dissolution or liquidation or make an assignment for the benefit of our creditors.

Our Team

We adopt a founder-led, entrepreneurially inspired and scientifically rigorous approach in our daily operation. We believe that our smart, team-spirited, customer-first and scientifically-driven people set us apart from our peers and form our culture.

As of the date of this prospectus, we had more than 600 employees and operated across nine locations, including the U.K., Hong Kong, India, South Africa and Southeast Asia. Our employees are primarily located in the U.K. and Hong Kong. We believe we generally have good relationships with our employees.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Our headquarters is located in Hong Kong. We have leased office space in Hong Kong, the U.K. and South Africa, among others. For our Hong Kong headquarters, we have leased office space totaling approximately 12,000 square feet. Our corporate head office space is used for management, sales and marketing, in-house R&D coordination, technology support, and general administrative activities. In addition, we operate four laboratory facilities located in Hong Kong, which include one laboratory at the Hong Kong International Airport for COVID-19 testing and three fixed laboratories for COVID-19 testing and research and development. We believe that our existing facilities are sufficient for our current needs, and we will obtain additional facilities, principally through leasing, to accommodate our future expansion plans as needed.

Government Regulations

Regulation of Consumer Genetic Testing and IVD devices

In Hong Kong, there are no specific laws or regulations that directly regulate the sales of consumer genetic testing and IVD devices, such as our CircleDNA. In the U.K., consumer genetic testing and IVD devices are regulated by the U.K. Medical Devices Regulations 2002 (“UK MDR 2002”). In addition, there are voluntary certifications in Hong Kong and the U.K. for laboratories where our samples are processed.

In Hong Kong and the U.K., there are certain laws and regulations relating to consumer protection, advertisements, data protection, codes of practice and standards, which may apply to our business.

Regulations relating to Consumer Protection and Advertising in Hong Kong

We make certain representations with respect to our products on various media, including the product itself, our website, social media (including through social media influencers), advertising billboards, advertising vehicles and broadcast media. The Trade Descriptions Ordinance (Cap. 362), as amended by the Trade Descriptions (Unfair Trade Practices) (Amendment) Ordinance 2012, (“TDO”), provides the overriding principle that all product descriptions must be true and not misleading and prohibits the application of a false trade description to any goods or to supply or offer to supply any goods to which a false trade description is applied. The TDO broadly applies to all goods, including our consumer genetic testing kits and IVD device. “Trade description” is broadly defined to cover indications, direct or indirect, and given by whatever means, of various matters with respect to goods or parts of goods, including quantity, composition and fitness for purpose, strength, performance, behavior and accuracy. The Customs and Excise Department is the principal enforcement agency of the TDO. The maximum penalty for non-compliance with the TDO on conviction is a fine of HK$500,000 and imprisonment for five years. The TDO also provides for a civil compliance-based mechanism as an alternative to initiating prosecution under which the Customs and Excise Department may, with the consent of the Secretary for Justice, accept a written undertaking from a trader believed to have engaged, be engaging, or be likely to engage in conduct that constitutes any of the prohibited practices to the discontinuation of the relevant conduct.

Advertisements on television or radio must comply with the Generic Code of Practice on Television Advertising Standards (“TV Code”) and the Radio Code of Practice on Advertising Standards (“Radio Code”). The general standard provided for by the TV Code and Radio Code is that advertising should be legal, clean, decent, honest and truthful. The TV Code also strictly controls the design and content of medical product advertisements, and prohibits impression of professional advice and support from medical professionals, appeals to fear or exploitation of credulity, encouragement of excess, and exaggerated claims using superlative or comparative adjectives such as “the most successful” or “quickest.” Complaints regarding advertisements in broadcasting should be made to the Communications Authority. Penalties for breach of the TV Code or the Radio Code are typically applied to broadcasters, rather than the product owner and include fines up to HK$200,000 for the first occasion a penalty is imposed, up to HK$500,000 for the second occasion, and up to HK$1,000,000 for any subsequent occasion. If we are at fault for these breaches, we may be required to assume the relevant liabilities by our contract with the broadcaster.

Regulations relating to Consumer Protection and Advertising in the U.K.

In the U.K., the main regulations for consumer protection and advertising are the Consumer Protection from Unfair Trading Regulations 2008 (“CPUT”), the Business Protection from Misleading Marketing Regulations 2008 (“BPRs”), U.K. Code of Non-broadcast Advertising and Direct & Promotional Marketing (“CAP Code”), the Audiovisual Media Services Regulations 2020, and broadcasting codes issued by the Office of Communications (“Ofcom”) and the Broadcast Committee of Advertising Practice for television and radio advertising (“BCAP”) (together, the “OfCom and BCAP Codes”).

The CPUT prohibits commercial communications by a trader to a consumer which are misleading, by action or omission, where they cause or are likely to cause the average consumer to take a transactional decision they would not have taken otherwise. This includes communication in relation to the nature of the product and the main characteristics of a product.

The CAP Code sets out a self-regulatory system which is enforced by the Advertising Standards Authority (“ASA”). All the main trade and professional bodies representing advertisers, agencies, service suppliers and media owners are members of the Committee of Advertising Practice, and agree not to accept any advertising which contravenes the CAP Code. The CAP Code sets out certain key principles, including one that requires marketing communications to: (i) be legal, decent, honest and truthful; and (ii) be prepared with a sense of responsibility to consumers and society. In addition, marketing communications must not materially mislead, whether by omission, by hiding material information, or by presenting it in an unclear, unintelligible, ambiguous or untimely manner. Before distributing or submitting a marketing communication for publication, marketers must hold documentary evidence to prove claims that consumers are likely to regard as objective and that are capable of objective substantiation.

The OfCom and BCAP Codes set out the rules that govern advertisements on any radio station or any television channel licensed by Ofcom. The rules are also operated and enforced by the ASA. The overarching principles of the OfCom and BCAP Code are that advertisements should not mislead or cause serious or widespread offense, or harm, especially to children or to the vulnerable.

If an advertiser is found to breach the CPUT, the OfCom and BCAP Code or the CAP Code, the ASA may ask the advertiser to withdraw or change the relevant advertisement. ASA cannot award damages or costs, or issue fines. However, there are a few sanctions which the ASA can use to ensure compliance, including adverse publicity by publishing rulings, which may result in negative publicity in the media, and referral to National Trading Standards which can enforce the regulations by civil or criminal enforcement. Consumers have rights to take direct civil action in the case of misleading actions or aggressive practices that have led them to make a payment or a contract.

Parts of the CPUT and the CAP Code apply to content and influencer marketing. Under the CPUT, it is unlawful to falsely claim or create the impression that a trader is not acting for purposes relating to their trade, business, craft or profession, or to falsely represent itself as a consumer. Under the CAP Code, influencer advertising is lawful and permitted, provided that the advertising is obviously identifiable as such, and that the disclosure is made up front. If the influencer advertising breaches the CAP Codes, the ASA will uphold the complaint against the advertiser and the influencer and would typically require that the influencer gives undertakings to comply with the rules.

In addition, the advertising of medical devices to healthcare professionals (as opposed to the general public) is regulated by the Association of British Healthcare Industries Code (“ABHI Code”). While not binding on us, the ABHI Code sets out principles and guidelines on the accuracy and substantiation of product claims, including clinical data, lab data, post market experience, and consistency with the product’s intended purpose. Compliance with the ABHI Code is generally perceived to be good practice regardless of membership or otherwise of the ABHI, and promotes a positive reputation.

Regulations relating to Privacy and Data Protection

We collect, process and use personal data for our products and services and are subject to laws, rules and regulations relating to the privacy and security of directly or indirectly identifiable personal information (collectively, “Data Protection Laws”). Such Data Protection Laws address the collection, storage, sharing, use, disclosure, and protection of certain types of personal information, including genetic information, and frequently evolve in scope and enforcement. There can also be uncertainty, differing interpretations and contradictory requirements across the legal and regulatory landscape regarding privacy and security.

Data Protection in Hong Kong

In Hong Kong, the main data protection law is Personal Data (Privacy) Ordinance (Cap. 486) (“PDPO”). The PDPO is enforced by the Office of the Privacy Commissioner for Personal Data (“PCPD”). The PDPO does not have extraterritorial effect and applies to data users that control the collection, holding, processing or use of personal data in Hong Kong. Since the PDPO does not specifically govern the use of human genetic data, and there is no concept of “sensitive personal data,” we are subject to the general requirements under the PDPO including obligations that are set out under the following data protection principles:

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First, personal data shall only be collected for a lawful purpose directly related to a function or activity of the data user and the data collected should be necessary and adequate but not excessive. The first principle also sets out the information a data user must give to a data subject when collecting personal data from that data subject.

•	Second, data users shall take all practicable steps to ensure that personal data is accurate and is not kept longer than is necessary for the fulfilment of the purpose for which the data is used.

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Third, personal data should only be used for the purposes for which they were collected or a directly related purpose. A data user is required to obtain the prescribed consent of the data subject if the data user intends to use the personal data for purposes other than those for which the data were originally collected or for a directly related purpose.

•	Fourth, data users shall take all practicable steps to protect the personal data they hold against unauthorized or accidental access, processing, erasure, loss or use.

•	Fifth, data subjects have a right to request access to and correction of their own personal data.

A data user should give reasons when refusing a data subject’s request to access or correct of his/her personal data.

We obtain informed consent from our customers prior to obtaining their samples. In some situations, we may be required to share health data with authorities for public health purposes. Under section 60B of the PDPO, there is an exemption from the requirement to obtain prescribed consent to use the personal data collected, including health data, for purposes other than the original purpose if the use of the data is required or authorized by or under any laws or court order in Hong Kong. This would include requests properly made by the legal authorities under laws such as the Prevention and Control of Diseases Ordinance. The PDPO also provides an exemption for disclosing health data if the data user can show that obtaining express consent from the individual would likely cause serious harm to the health of the individual or others.

Breaches of the PDPO may lead to a variety of civil and criminal sanctions including fines and imprisonment. In the event of a breach, the PCPD may issue an enforcement notice requiring the data user to take remedial action. Failure to comply with an enforcement notice constitutes an offense, resulting in a maximum fine of HK$50,000 and up to two years’ imprisonment (plus a daily fine of HK$1,000 in the event the offense continues). Subsequent convictions can result in a maximum fine of HK$100,000 and imprisonment for up to two years, with a daily penalty of HK$2,000. There are certain offenses under the PDPO that carry more onerous penalties (e.g. a person committing an offence of disclosing personal data without consent from data users may be liable on conviction to a fine of up to HK$1 million and imprisonment for up to five years). In addition, data subjects have a right to bring proceedings in court to seek compensation for damage. The PCPD may also grant legal assistance to the aggrieved individual who intends to institute proceedings to seek compensation.

Data Protection in the U.K.

The main laws governing the collection, use and disclosure of personal data in the U.K. are the U.K. General Data Protection Regulation (“UK GDPR”) and the Data Protection Act 2018 (“DPA 2018”). In addition, the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended) apply to our websites and communications with customers. The Information Commissioner of the U.K. regulates the foregoing data protection laws.

The UK GDPR applies to the processing of personal data. It broadly defines “processing,” which includes the collection, recording, use, storage, disclosure and destruction of any test results (and associated personal data) by our services, laboratories, websites and applications. The UK GDPR has broad territorial reach and applies to the processing of personal data (i) in the context of the activities of an establishment of a controller or processor in the U.K., regardless of whether the processing takes place in the U.K. or not or (ii) to the processing of personal data of data subjects who are in the U.K. by a controller or processor not established in the U.K., where the processing activities are related to the offering of goods or services or the monitoring of their behaviors.

The UK GDPR contains extensive obligations on controllers and processors of personal data which we are subject to as both controller and processor. As a controller, we are required to process personal data in accordance with the data protection principles set out in Article 5 of the UK GDPR. These include ensuring that personal data is (i) processed lawfully, fairly and transparently, (ii) processed for the specified, explicit and legitimate purpose and not further processed in a manner that is incompatible with those purposes, (iii) adequate, relevant and limited to what is necessary in relation to the purposes for which they are processed, (iv) accurate and kept up to date, (v) kept in a form which permits identification of individuals for no longer than is necessary for the purposes for which data is processed, and (vi) kept secure and protected against “unauthorized or unlawful processing and accidental loss, destruction or damage.” We are also required to implement accountability measures (including carrying out data protection impact assessments, audits, implementing and maintaining policies, staff training, keeping records of processing activity, and appointing a data protection officer) and technical and organizational measures to ensure privacy by design and by default. In the event of a breach of personal data, we are required to notify the Information Commissioner’s Office without undue delay and notify affected data subjects of the personal data breach (where the breach is likely to result in a high risk to their rights and freedom). The UK GDPR also grants individuals rights to information, and to access, rectify, restrict, port, erase and object to the processing of their personal data. Under the UK GDPR, there are obligations with respect to the transfer of personal data to third countries, depending on whether such countries provide adequate protection for individuals’ rights and freedom in relation to their personal data.

“Genetic data” and “data concerning health” constitute a “special category of data” under UK GDPR and the DPA 2018 and are subject to rules which provide it with more protection given its sensitive nature. In order to lawfully process special category data, a controller must identify both a lawful basis under Article 6 of the UK GDPR and a separate condition under Article 9 of the UK GDPR. In addition, under the Human Tissue Act 2004, it is a criminal offense if a person has any bodily material intending that any human DNA in the material be analyzed without qualifying consent unless an exception applies.

The Information Commissioner can impose significant administrative fines on both data controllers and data processors. Fines may be imposed instead of, or in addition to, measures that may be ordered by the Information Commissioner. They may be imposed for a wide range of contraventions, including purely procedural infringements. Administrative fines are discretionary rather than mandatory. They can only be imposed on a case by case basis and must be “effective, proportionate and dissuasive.” There are two tiers of administrative fines. Some contraventions may be subject to administrative fines of up to GBP8.7 million or, in the case of undertakings, 2% of global turnover, whichever is the higher. Other contraventions may be subject to administrative fines of up to GBP17.5 million or, in the case of undertakings, 4% of global turnover, whichever is the higher.

Data Protection in the U.S.

Unlike the UK GDPR, there is no U.S. Federal law applicable to all industry sectors governing the collection, use and disclosure of personal data. Comprehensive data protection laws are regularly introduced in the U.S. Congress, but none have been adopted. At the U.S. Federal level, broad regulation of the collection, use, and disclosure of genetic information and personal information relating to health is limited to providers of healthcare and medical services (and their sub-processors) that are covered by government or commercial insurance programs. In addition, Federal law prohibits the use of genetic information in making employment-related decisions or for insurance underwriting purposes.

Because they are generally outside of the healthcare provider environment, the collection, use and disclosure of personal data by DTC genetic and other health-related or medical tests is regulated only at the state level. These laws are not uniform and they vary in significant ways, resulting in a “patchwork” of different compliance obligations, enforcement mechanisms, and penalties for violations.

Several states have adopted laws to protect genetic information collected by direct-to-consumer testing services. These laws, which vary by state, generally require full disclosure of the company’s security protections, purposes for collection, and marketing and retention practices. They also require express consent to perform the test and disclose the results to third parties, and a process to withdraw consent. Violations may lead to civil fines and even criminal penalties and some states enable consumers to bring a private lawsuit to enforce these protections.

All states require notification to affected individuals of a breach of the specific types of personal information set out in each state’s law. However, many of these laws do not cover a breach of genetic or any other type of health-related information. Some states, but not all, also require notification of a data breach to the state’s attorney general. State breach notification laws are enforced by the states’ attorneys general and, in some states, consumers have a private right of action.

A number of states require a private company to maintain reasonable safeguards to protect unencrypted, computerized personal information of state residents, including health-related information, against access or acquisition by an unauthorized person. However, only a few states provide guidance as to what security measures are needed to meet the standard of reasonableness.

Three states have adopted data protection laws that have much broader protection and cover all types of personal data that can identify or reasonably be linked to a natural person. Similar laws are under active consideration in other states. These privacy laws have some features that are similar to the protection of personal data in the U.K. GDPR. One such privacy law is currently in effect in California and, in 2023, an expanded law will go into effect in California. In 2023, new privacy laws will become effective in Colorado and Virginia. Each of these privacy laws will treat genetic data as “sensitive” information subject to additional restrictions including, for example, (i) collection only with informed consent, (ii) use only for specified and limited purposes, and (iii) transparency about disclosure to third parties and retention.

Concern is high and increasing among U.S. Federal and state lawmakers and regulators about protecting the security of personal data and prohibiting its undisclosed commercialization or other uses not known to or approved by the individual. We anticipate that government regulation and public expectations for personal data protection, particularly for sensitive genetic and health-related data, will become more demanding over time and require us to stay abreast of new legal developments. In addition to meeting our compliance obligations, we recognize that the perception of personal data concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition, and results of operations.

Regulations and Certifications for Laboratories in Hong Kong

In Hong Kong, there is no mandatory regulatory requirement on the certification or accreditation of a medical laboratory. The Hong Kong Accreditation Service (“HKAS”) provides accreditation for laboratories located in Hong Kong through the Hong Kong Laboratory Accreditation Scheme (“HOKLAS”), a voluntary accreditation scheme launched in 1985.

Accreditation is recognition of the capability of a laboratory to perform specific activities. Accreditation of laboratories in Hong Kong is voluntary and HOKLAS accreditation is based on the requirements of ISO 15189 “Medical laboratories — Requirements for quality and competence” standards, and involves a series of stringent on-site inspections by a team of independent specialist assessors. The assessors’ findings and reports are evaluated by the Accreditation Advisory Board which makes recommendations in respect of a laboratory’s fitness to be accredited. The inspections cover the management and technical capabilities of the laboratory, and involve inspection of policies, procedures, records, internal quality management system and calibration of laboratory equipment. Organizations accredited under HOKLAS are required to have their testing and measuring equipment regularly calibrated by a competent calibration organization to establish metrological traceability to the International System of Units. HKAS is a member of the International Accreditation Forum, International Laboratory Accreditation Cooperation and Asia Pacific Accreditation Cooperation. HKAS is also a signatory to the multilateral mutual recognition arrangements of these co-operations. Altogether under these arrangements, HKAS has 106 mutual recognition arrangement partners in 105 economies.

Medical laboratory technologists are regulated under the Cap. 359 Supplementary Medical Professions Ordinance (“SMPO”) and defined to include personnel trained in the practice of processing clinical or medical specimens for the sole purpose of making and reporting on analysis or examination in vitro (the “Profession”). All practicing medical laboratory technologists are required to be registered with the Medical Laboratory Technologists Board (“MLT Board”) under the Department of Health and are required to have a practicing certificate in force. All registered medical laboratory technologists shall comply with the Code of Practice issued by the MLT Board. There must be a Part I registered medical technologist on the Board of Directors of a medical laboratory carrying on the Profession. The laboratory director takes the overall responsibility of the operation of the laboratory, and has to be a qualified pathologist (as advised by the Hong Kong College of Pathologists) or a biomedical scientist satisfying certain specified education and experience requirements. Only Part I registered medical technologists may work independently in a medical laboratory. Medical laboratory technologists registered in Part II and III of the register may only practice under supervision.

Our laboratory has participated in the voluntary HOKLAS accreditation and is an ISO 15189 accredited medical laboratory providing accredited medical genetics test. Our laboratory is subject to regular and periodic inspections by HKAS. Failure to comply with HOKLAS requirements may result in a removal of our accreditation.

Regulations and Certification for Laboratories in the U.K.

In the U.K., laboratories are regulated under the Good Laboratory Practice Regulations 1999 (“GLPR 1999”). The key regulatory body is the U.K. GLP Monitoring Authority (“UK GLPMA”). In accordance with the GLPR 1999, a “regulatory study” should not be conducted at a test facility unless the operator is a member of the U.K. GLP Compliance Programme. Membership is therefore compulsory for entities carrying out these studies. The term “regulatory study” means a non-clinical experiment or set of experiments in a number of scenarios. Our laboratories are not involved in any “regulatory study,” which means that, in our case, membership of clinical laboratories with the UK GLPMA is voluntary.

The UKAS provides accreditation for laboratories located in the U.K. through their accreditation scheme. UKAS is the sole national accreditation body for the U.K. and is appointed by the government as the national accreditation body to assess laboratories against internationally agreed standards. Accreditation of laboratories in the U.K. is voluntary and UKAS accreditation is based on the requirements of ISO 15189 “Medical laboratories — Requirements for quality and competence” standards, and involves a series of stringent on-site inspections by UKAS-approved pathologists and scientists. The inspections cover the management and technical capabilities of the laboratory, and involve inspection of policies, procedures, records, internal quality control and external quality assurance programs, and verification and validation of laboratory equipment. UKAS’ involvement in international groups, such as European Accreditation, International Accreditation Forum and International Laboratory Accreditation Cooperation, provides for international recognition of accredited laboratories.

We use third-party laboratories that are UKAS accredited to either ISO 15189 or ISO 17025. Our U.K. laboratory is also participating in a voluntary UKAS accreditation process to become an ISO15189- and ISO 22870-accredited medical laboratory providing accredited COVID-19 testing, both in a lab setting and a POC setting. While we have not attained UKAS accreditation yet, we are currently allowed to provide COVID-19 tests pursuant to the program of UKAS and the Department for Health and Social Care (“DHSC”) for COVID-19 testing providers. Under this program, providers who are a UKAS applicant for ISO 15189 or ISO 17025 may self-declare that their service meets minimum requirements for test providers. UKAS will assess the self-declaration form to ensure the requirements are met and recommend that the provider be added to DHSC’s list of providers. This enables a provider to continue providing services, while working towards full UKAS accreditation. Even after obtaining full UKAS accreditation, our laboratory is expected to be subject to regular and periodic inspections by UKAS. Laboratories are assessed every two years and have to renew their registrations every year, confirming that they are continuing to operate in compliance with required standards. Failure to comply with UKAS requirements may result in a removal of our accreditation.

The doctors and scientists who work in our laboratory are registered with the General Medical Council (“GMC”) and the Health and Care Professions Council (“HCPC”). Medical and lab staff are subject to GMC and HCPC codes and licensing as part of their professional qualifications and certifications. The registration status of individual professionals is available on the websites of GMC and HCPC.

Regulations and Approval Process for the Marketing and Sale of IVD Devices in Hong Kong

There is no legislation directly regulating the manufacture, import, export, sale and use of medical devices or IVD devices in Hong Kong. However, there is a voluntary registration system administered by the Medical Device Administrative Control System (“MDACS”). The Medical Device Division (“MDD”), operating under the Department of Health, is responsible for implementing and administering the MDACS.

Registration under the MDACS provides assurance that the medical device conforms to accepted standards of safety and performance. In order for a device to be listed, the manufacturer of its designated local responsible person (“LRP”) must complete an application form together with supporting documents and labelling samples demonstrating conformity with the essential principles of safety and performance of medical devices. Supporting documents required include proof of marketing authorization from a recognized jurisdiction, proof of quality management system (e.g. ISO 13485), proof of risk management system (e.g. ISO 14971), test reports of the device’s chemical, physical and biological properties, and a performance evaluation report including evaluation of analytical performance and clinical performance to establish that the IVD device achieves its intended purpose. Upon approval of the application, the device is assigned a Hong Kong medical device number and listed in the MDD’s database.

In addition to fulfilling the application, a manufacturer or LRP who has listed its device must comply with various post-market obligations, including reporting and investigation of adverse events. Under the adverse event reporting system, if a reportable adverse event concerning a listed device happens in Hong Kong, it must be reported by the LRP to the MDD. The responsibility for investigating the event falls on the LRP. Upon completing the investigation, the LRP must submit to the MDD a report detailing its findings and recommendations. Although the current regulatory regime in Hong Kong is voluntary, the Hong Kong government has indicated that the MDACS was set up to facilitate transition to long-term statutory control pending enactment of legislation.

Regulations and approvals for the marketing and sales of IVD devices in the U.K.

The U.K. exited the European Union on January 31, 2020. The transition period in the Withdrawal Agreement ended on December 31, 2020. With effect from January 1, 2021, the Directive 98/79/EC, or EU IVDD, which is still in force in the European Union, was retained in U.K. law. While the EU IVDD will be replaced by Regulation (EU) 2017/746 (“EU IVDR”) in the European Union from May 26, 2022, the U.K. regulatory regime remains aligned with the EU IVDD, although this is likely to change by July 2023. Consultation processes are currently underway in the U.K. for purposes of updating the medical device regulatory regime in the U.K.

IVD devices are currently regulated in the U.K. by UK MDR 2002, which implements the EU IVDD into U.K. law. The UK MDR 2002 read with the EU IVDD sets out the essential safety, health, design and manufacturing requirements that an IVD device must meet. For professional-use IVD devices, the manufacturer must ensure that the devices meet essential safety requirements and maintain technical documentation to prove compliance before self-declaring conformity to the EU IVDD and placing a CE-IVD on the device. For home-use IVD devices, the manufacturer must also engage a third-party assessment body to examine the device and certain accompanying information, and is only permitted to sell the device after the assessment body issues a certificate of compliance. By affixing the CE-IVD marking to an IVD device, a manufacturer declares that the product meets all the legal requirements for CE marking and can be sold throughout the European Economic Area, subject to national laws on registration. The U.K. will continue to recognize CE marking on IVD devices placed on the Great Britain market until June 30, 2023, thereafter, the U.K. Conformity Assessed marking will be required. Likewise, certificates issued by European Union-recognized notified bodies will continue to be valid for the Great Britain market until June 30, 2023. By contrast, since January 1, 2021, U.K. based approved bodies are no longer recognized in the European Union.

Since January 1, 2021, the U.K. has established a new route for IVD device manufacturers wishing to place a device on the U.K. market by registering with the MHRA. Under the MHRA requirements, IVD devices must meet essential requirements according to Part IV UK MDR 2002 Annex I and be registered with the MHRA. General IVD devices must be registered with the MHRA January 1, 2022, while self-test IVD devices had to be registered with the MHRA by September 1, 2021. For general IVD devices, a manufacturer self-certifies its compliance. For self-test IVD devices, a manufacturer must lodge an application with a U.K. approved body for examination of the device. Once approval is obtained, the device may be affixed with the U.K. Conformity Assessed marking and placed on the U.K. market. Any manufacturer based outside the U.K. will also have to appoint a U.K. responsible person who will take responsibility for the product in the U.K.

Any manufacturer based outside the U.K. will also have to appoint a U.K. responsible person who will take responsibility for the device in the U.K., including responding to MHRA and post-market surveillance of the device. The U.K. responsible person will also need to work with the manufacturer and the MHRA to implement systems, including reporting to the MHRA malfunctions or deteriorations in a device, inadequacies in labelling or instructions for use that might lead to or have led to a serious health effect in a user, and any technical or medical reasons for a systematic recall of the device. The responsible person and the manufacturer are also required to carry out necessary corrective and preventive action as a result of any complaints or safety issues.

Generally, from a European Union perspective, the EU IVDD is a European Union directive, and is not automatically implemented into national laws of each European Union Member State. In May 2022, EU IVDR will come into force in the European Union, and will be directly applicable in every European Union Member State. Under the EU IVDR, all IVD devices, whether for home use or professional use, will have to undergo third-party assessment.

Regulations and approvals for the marketing and sales of IVD devices in the U.S.

In the U.S., IVD devices are regulated extensively by the FDA in accordance with the Federal Food, Drug, and Cosmetic Act and its implementing regulations (“FDCA”). IVD devices are subject to pre-market and post-market controls to assure their safety and effectiveness.

The FDA regulates the development, testing, manufacturing, safety, efficacy, labeling, packaging, storage, recordkeeping, pre-market clearance or approval, import, export, adverse event reporting, marketing and distribution of medical devices in the U.S. to ensure that medical devices distributed domestically are safe and effective for their intended uses and meet the requirements of the FDCA. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as FDA refusal to approve pending pre-market applications, issuance of Warning Letters and Untitled Letters, issuance of FDA Form 483 inspectional observations, mandatory product recalls, import detentions, civil monetary penalties, and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution. If any of these events were to occur to us, it could have a negative impact on our business, financial condition and operations.

The FDA extensively regulates the advertising and promotion of medical devices to ensure that the claims made are consistent with the applicable regulatory clearances and approvals, that there are adequate and reasonable data to substantiate the claims made, and that promotional labeling and advertising is neither false nor misleading in any respect. If the FDA determines that any of our advertising or promotional claims are misleading, not substantiated or not permissible, we may be subject to enforcement actions, and we may be required to revise our promotional claims and make other corrections or restitutions.

The FDA extensively regulates medical devices and requires extensive information for many medical devices prior to marketing.

The FDA’s premarket controls over medical devices involve approval or clearance via a 510(k) pre-market submission (“510(k) Submission”), De Novo classification request (“De Novo Request”), or a pre-market approval (“PMA”), unless an exemption applies. During public emergencies, when the Department of Health and Human Services (“HHS”) Secretary declares that an emergency use authorization is appropriate, the FDA Commissioner may also grant EUAs for therapeutic products including medical devices and IVDs.

A 510(k) Submission requires a demonstration that the device to be marketed is at least as safe and effective as, that is, substantially equivalent to, a legally marketed predicate device. A 510(k) Submission does not generally require clinical data. The 510(k) Submission generally takes from three to nine months from the date the application is accepted for review but can take longer.

A De Novo Request provides a pathway to classify novel medical devices for which there is no legally marketed predicate device. To obtain marketing authorization, an applicant must show that the device is low to moderate risk, such that it can be reclassified as a Class I or Class II medical device. The De Novo Request usually requires more testing data than a 510(k) Submission, and often requires clinical data to support a finding by the FDA. The average review time for a De Novo Request is 9 to 12 months but can take longer.

A PMA is generally required for a Class III medical device, and requires an applicant to provide clinical and laboratory data that establishes that the new medical device is safe and effective. The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use. PMA applications generally require extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction with the safety and effectiveness of the device. In addition, the FDA will conduct an inspection of the manufacturing facility or facilities to ensure compliance with Quality System Regulations (21 CFR Part 820), which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, then the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. Once granted, PMA approval may be withdrawn by the FDA in certain exceptional circumstances such as if compliance with post- approval requirements, conditions of approval or other regulatory standards is not maintained or FDA identifies safety or efficacy problems are identified following initial marketing. The average review time for a PMA application is approximately one to two years but can take longer.

An EUA allows the use of unapproved medical devices to be used during a public emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions when the following statutory criteria have been met: (i) a serious or life-threatening condition exists that has been recognized as an emergency by the U.S. government; (ii) there is supporting evidence of effectiveness of the medical devices; (iii) a risk-benefit analysis shows that the benefits of the device outweigh the risks; and (iv) no other alternatives exist for diagnosing, preventing or treating the disease or condition. Evidence of effectiveness includes medical devices that “may be effective” to prevent, diagnose, or treat the disease or condition identified in a declaration of emergency issued by the Secretary of HHS. The FDA assesses the potential effectiveness of a possible EUA product on a case-by-case basis using a risk-benefit analysis. In determining whether the known and potential benefits of the product outweigh the known and potential risks, the FDA examines the totality of the scientific evidence to make an overall risk-benefit determination. Such evidence, which could arise from a variety of sources, may include (but is not limited to) results of domestic and foreign clinical trials, in vivo efficacy data from animal models, and in vitro data. The FDA will also assess, the quality and quantity of the available evidence.

Once granted, an EUA will remain in effect and generally terminate on the earlier of (i) the determination by the Secretary of HHS that the public health emergency has ceased or (ii) a change in the approval status of the product such that the authorized use(s) of the product are no longer unapproved. After the EUA is no longer valid, the product is no longer considered to be legally marketed and one of the FDA’s non-emergency pre-market pathways would be necessary to resume or continue distribution of the device. The FDA also may revise or revoke an EUA if the circumstances justifying its issuance no longer exist, the criteria for its issuance are no longer met, or other circumstances make a revision or revocation appropriate to protect public health or safety.

On January 31, 2020, the Secretary of HHS issued a declaration of a public health emergency related to COVID-19 and on February 4, 2020, the HHS determined that COVID-19 represents a public health emergency that has a significant potential to affect national security or the health and security of U.S. citizens living abroad. On March 24, 2020, the HHS declared that circumstances exist to justify EUA for medical devices, including alternative products used as medical devices, during the COVID-19 pandemic, subject to the terms of any authorization as issued by the FDA. On February 29, 2020, the FDA issued a guidance with policy specific to development of IVD tests during the COVID-19 public health emergency. This guidance was updated on March 16, 2020, May 4, 2020, and May 11, 2020. The FDA may revise or withdraw this guidance in the future. We intend to obtain FDA EUA approval under this guidance, and are in the process of carrying out and preparing for usability studies and clinical trials in the U.S., the U.K. and Hong Kong to support the EUA submission. If the data gathered to support the EUA does not produce the needed results, we will be unable to obtain EUA authorization from the FDA, which could harm our growth potential. Furthermore, we could incur substantial costs and take additional time in order to gather such data to support approval, which could affect our business, financial condition, and operations. Additionally, even if we are granted EUA authorization, it may include significant limitations on the indicated uses of the product, which may limit the market for the product.

All manufacturing and distribution operations for medical devices sold in the U.S. are subject to the FDA’s Quality System Regulation (“QSR”) standards. As such, if we obtain approval or clearance from the FDA for a medical device, we will be subject to continual review and inspections to assess compliance with the QSR standards and adherence to commitments made in any 510(k) or PMA application. Manufacturers of medical device products often encounter difficulties in production, including difficulties with production costs and yields, quality control, quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced FDA requirements, other federal and state regulatory requirements, and foreign regulations, to the extent applicable. Failure by us to manufacture products in compliance with the QSR standards, or if our manufacturing facility suffers disruptions, supply chain issues, machine failures, slowdowns or disrepair, then we may not be able to fulfil customer demand and our business would be harmed.

After receiving approval for marketing IVD devices, the FDA may require post-market surveillance for Class II and Class III medical devices when deemed by the FDA to be necessary to protect public health or to provide additional safety and effectiveness data for the device. The FDA can also order post-market surveillance as a response to adverse event reports, to assess safety and effectiveness of devices that have undergone limited pre-market testing, or to obtain more information on device performance.

Medical device recalls are usually conducted voluntarily by a manufacturer. Manufacturers and importers are required to make a report to the FDA detailing any correction or removal of a medical device(s) if the correction or removal was initiated to reduce a risk to health posed by the device or to remedy a violation of legislation caused by the device which may present a risk to health. Where the manufacturer or importer fails to voluntarily recall a device that is a risk to health, the FDA may issue a recall order to the manufacturer. If the FDA were to ever issue a recall regarding our products, this could have a negative impact on our business, financial condition and operations.

Regulations and approvals for the marketing and sales of IVD devices in other countries

When marketing and selling our IVD devices in other countries, we are subject to foreign regulatory requirements which vary by jurisdiction, and may involve additional registrations, restrictions and clinical or validation studies. Some countries recognize CE-IVD, declaration of conformity, and/or the FDA 510(k), PMA or EUA to support an application. For example, in Indonesia, IVD devices need to be registered with the Indonesian Ministry of Health. A CE certificate and declaration of conformity may be used to support the application. In Malaysia, IVD devices are regulated by the Medical Device Authority under the Medical Device Act 2012 (Act 737). However, COVID-19 test kits are exempt from registration through the Medical Devices (Exemption) Order 2016. An importer or supplier is only required to notify the Medical Device Authority to obtain permission to import or supply COVID-19 test kits for professional use. In Thailand, our IVD device may be considered for special access registration for COVID-19 testing. This involves a submission to the Thai Food and Drug Administration and a submission of 100 sample tests to the National Institute of Health of Thailand for local performance validation tests. The process is expected to take approximately 30 working days.

Legal Proceedings

From time to time, we may be subject to litigation and/or other claims incidental to our ordinary course of business. There are currently no claims or actions pending against us, that, in the view of our management, are likely to have a material adverse effect on our business.

Additional Information

Our main website is https://www.prenetics.com/. Neither the information on our main website, nor the information on the websites of any of our brands and businesses, is incorporated by reference into this prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Financial Data,” our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this prospectus.

Company Overview

Our mission is to bring health closer to millions of people globally. We seek to decentralize healthcare by making the three pillars Prevention, Diagnostics and Personalized Care comprehensive and accessible to anyone, at anytime and anywhere.

We intend to construct a global healthcare ecosystem to disrupt and decentralize the conventional healthcare system and improve our customers’ wellbeing through comprehensive genetic and diagnostic testing. Our operations cover three main segments, namely, Prevention, Diagnostics and Personalized Care. We believe our proven capability in research and development, as well as strategic acquisitions and licensing arrangements, allow us to commercialize innovative technologies in the healthcare industry.

Our current products and services are mainly targeted towards the preventive healthcare and the diagnostic testing markets. In the preventive healthcare market, we have been offering CircleDNA, our in-house developed consumer genetic testing service, since July 2019. CircleDNA employs the whole exome sequencing method and uses our in-house developed algorithm to decipher and interpret the sequencing results, and brings technologically advanced genetic testing to our customers along with comprehensive reports accessible at our customers’ fingertips. We have expanded our products and services to diagnostic testing with the launch of COVID-19 testing services under Project Screen in April 2020, and the official launch of Circle HealthPod, a rapid detection health monitoring system for professional use and home use, in Hong Kong on November 18, 2021. We were one of the first private laboratories to have been appointed by the Hong Kong government for mass community COVID-19 testing and are one of the largest COVID-19 testing providers to the Hong Kong government. As of September 30, 2022, we had performed more than twenty-six million COVID-19 tests in the U.K. and Hong Kong.

Our Corporate Restructuring

In May 2021, Prenetics HK underwent a corporate restructuring to facilitate our fundraising activities. As a result of the corporate restructuring, (i) Prenetics HK became our indirectly wholly owned subsidiary upon the completion of the restructuring on June 16, 2021, (ii) the pre-existing shares of Prenetics HK were exchanged to their corresponding classes of our shares, and (iii) the pre-existing convertible securities of Prenetics HK were converted into our Series D preference shares. In addition, as part of the corporate restructuring, the pre-existing share options schemes and the restricted share scheme of Prenetics HK were terminated and replaced with our new ESOP scheme. As the restructuring involved the insertion of non-operating shell entities above a pre-existing Group with substantive business activities headed by Prenetics HK, the restructuring did not involve any business combination. This transaction has been accounted for at cost such that the Company’s consolidated financial statements is presented as a continuation of the consolidated financial statements of Prenetics HK except for the capital structure. The comparative figures have been re-presented as the financial statements of Prenetics HK as if the corporate restructuring had occurred on January 1, 2020.

Business Segments

We manage our business by divisions, which are organized by a mixture of both business lines and geographical locations. We currently operate in two reporting business segments: Prevention and Diagnostics.

•	Prevention. We provide genetics testing services to individuals and corporate entities for their employees and customers. Our products and services in this segment include CircleDNA and ColoClear.

•

Diagnostics. We provide COVID-19 testing services to individuals, corporate clients for their employees or customers and governments for community testing. Our products and services in this segment include COVID-19 testing services under Project Screen, and Circle SnapShot, an off-the-shelf at-home blood test that was launched in August 2022.

The table below sets forth our revenue by business segment for the periods indicated. For the year ended December 31, 2021, prevention service and diagnostics service and product accounted for 6% and 94% of our total revenue, respectively. For the year ended December 31, 2020, prevention service and diagnostics service accounted for 22% and 78% of our total revenue, respectively. For the year ended December 31, 2019, prevention service accounted for 100% of our total revenue.

	Six months Ended June 30,		Year Ended December 31, 2021
	2022	2021	2021	2020	2019
			($ in thousands)
Prevention	7,686	8,001	16,572	14,265	9,233
Diagnostics	136,074	128,476	259,281	50,915	—

Total Revenue	143,760	136,477	275,853	65,180	9,233

Region Segments

We geographically categorize our revenue based on the regions in which our revenue-generating subsidiaries are domiciled.

•

Hong Kong. Our revenue generated from our Hong Kong entities accounted for 65%, 45%, 54% and 45% of our total revenue for the six months ended June 30, 2022 and for the years ended December 31, 2019, 2020 and 2021, respectively.

•

United Kingdom. Our revenue generated from the U.K. entities accounted for 35%, 55%, 46% and 55% of our total revenue for the six months ended June 30, 2022 and for the years ended December 31, 2019, 2020 and 2021, respectively.

The table below sets forth our revenue by region for the periods indicated.

	Six months ended June 30,		Year Ended December 31, 2021
	2022	2021	2021	2020	2019
	(Unaudited)		($ in thousands)
Hong Kong	94,087	68,843	124,927	35,412	4,156
United Kingdom	49,673	67,634	150,926	29,768	5,077

Total Revenue	143,760	136,477	275,853	65,180	9,233

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on many factors that both present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Ability to Grow Existing Revenue Streams

The future commercial success of our existing diagnostic and preventive products and services is dependent on our ability to broaden our customer base across the Hong Kong and the U.K. markets and expand our presence in other markets in Asia and EMEA. We believe there is substantial market opportunity for our diagnostic and genetic testing products from all customer channels in these new markets given the substantial aggregate market size and the rising awareness of the importance of health diagnosis and prevention.

As the COVID-19 pandemic is unlikely to subside in the near future, we intend to leverage our success and brand recognition in our existing markets to expand our regional and global presence in terms of both of our diagnostic and preventive products and services. To support our geographical expansion, we will need to hire more qualified personnel such as local researchers and consultants, as well as develop an effective sales and marketing strategy alongside building our customer support team.

Ability to Develop and Grow Future Revenue Streams

A key part of our growth strategy is to expand the suite of our commercially available tests to include other diseases, ailments and general health markers, which we expect will support our growth and continue to enhance the strengths and value of our platform. We officially launched ColoClear, a non-invasive stool DNA test for the early detection of colorectal cancer in June 2022, and launched Circle SnapShot, an at-home painless blood test, in August 2022. Currently we are also developing tests in the fields of medical genetic testing (Circle Medical) and personalized health (Circle One, Fix and Fem).

We intend to draw on our experienced R&D teams, market leading technologies, accumulated customer insights and effective sales and marketing strategies to add more diversified and personalized products to our product portfolio, engage more customers and achieve faster commercialization. To expand our portfolio of testing products and bring additional products to commercialization, we intend to continue to make significant investments in our business, particularly in research and development, as well as in sales and marketing.

Investments in In-house R&D Capability

We believe that our in-house R&D capability is one of our key competitive strengths, and we intend to continue to invest in R&D to expand our R&D capability and the scope of our product offerings. We also intend to continue engaging Oxford and New Horizon Health alongside our in-house experts, whereby we would leverage these synergistic relationships and capture the resulting benefits to advance the development and launching of various new products in our pipeline.

We are highly focused on our collaboration with Oxford and Oxford Suzhou, which will be a critical aspect of our business as we continue to expand our COVID-19 testing business in the current environment, enhance HealthPod with additional assays to be offered to customers, and launch various products in the pipeline.

Investments in Sales and Marketing

We expect to make continued significant investments in our business to drive growth, and therefore we expect our expenses to increase going forward. In particular, in order to further enhance our brand recognition and awareness among our existing and target customers as we expand our geographic presence, we expect to invest significant resources in sales and marketing to drive demand for our existing and future products and services. As part of our global sales and marketing efforts, we plan to strengthen our collaboration with celebrity brand ambassadors and key opinion leaders, or KOLs, and we may also, from time to time, deploy mass media campaigns such as billboard advertisements to promote our products and services.

Growth Through Strategic Acquisitions

We believe that the opportunities from acquisitions and business combinations can both solidify our market leading position and create heightened barriers to entry, and we expect to continue to selectively pursue business combination opportunities in a highly disciplined manner, make strategic investments in, and acquisitions of, other businesses that we believe will expand our product offerings, attract more customers, and otherwise enhance our global presence.

Historically, we have made a number of critical strategic investments and acquisitions to enhance our platform and attract consumers. Our acquisition of DNAFit in 2018 provided us with the foundation to grow our U.K. business and we have been successful in growing that business. Our acquisition of Oxsed in 2020 provided us with the support of nucleic acid amplification technology which is the technological building block to our COVID-19 testing kits. For the years ended December 31, 2019, 2020 and 2021, our U.K. business contributed to approximately half of our revenue.

We plan to seek bolt-on opportunities that will provide the right platform and/or technology for us to continue to grow our diagnostic and preventive healthcare businesses and to further expand our geographical footprint.

Acquisitions will result in acquisition-related costs, which are expensed as they are incurred.

Components of Results of Operations

Revenue

We recognize revenue when we provide preventive and diagnostic services to customers at a point in time upon the delivery of the testing results or reports to customers. We receive consideration for both of our genetic testing and diagnostic testing services upfront when we enter into sales contracts relating to these test kits with individual or corporate customers. See “— Critical Accounting Policies and Estimates” and “— Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

•

Prevention. We primarily generate revenue from the provision of preventive services which are genetic testing services to individuals and corporate customers for their employees and customers. Our revenue from the Prevention segment is generally recognized when the testing results or reports are delivered to our customers, except for one category of the genetic test kits for which we have an additional distinct performance obligation to provide customers with free future updates on new features, reports and categories, which we refer to as “update services.”

•

Diagnostics. We primarily generate revenue from the provision of diagnostic services which are primarily COVID-19 testing to individuals, corporate customers for their employees and customers and governments for community testing. Our revenue from the diagnostics services is recognized when the testing results or reports are delivered to our customers. For sales of Circle HealthPod and single-use capsule sets, we recognize revenue, less an estimate of expected returns, at the point in time when the products have been accepted by customers which is generally when we satisfy the associated performance obligation.

Direct Costs, Gross Profit, and Gross Margin

Our direct costs primarily consist of direct material costs including for purchasing test kit materials from our suppliers, service fees and charges including WES sequencing cost for our prevention services and external lab testing fee for our diagnostic services, lab equipment depreciation, staff costs and shipping cost. In the short term, we expect our direct costs to increase on an absolute dollar basis as we expect the demand of COVID-19 testing services to peak in 2022 resulting in an increase in cost of materials and staff costs. However, we expect our direct costs associated with our prevention services will gradually decrease mainly because we expect that the WES sequencing fees for CircleDNA will steadily decrease over the time. We also expect that external lab testing fees for COVID-19 tests processing will significantly decrease after we build our in-house lab testing capabilities, which was completed in June 2021. To the extent we are successful in becoming more efficient in our operations, we would expect direct cost as a percentage of revenue to decrease in the long term.

Our gross profit represents our total revenue less total direct costs, and our gross margin is our gross profit expressed as a percentage of our total revenue. We expect our gross profit and gross margin to increase in the long term as we achieve economies of scale through reducing direct costs as a percentage of revenue by building in-house testing capabilities.

Other Income and Other Net Gains/(Losses)

Other income and other net gains/(losses) primarily consist of government subsidies, bank interest income, net exchange gains or losses, impairment loss on interest in joint venture and sundry income.

Share of Loss of a Joint Venture

Share of loss of a joint venture relates to our proportional share of loss from our investment in Beijing CircleDNA Gene Technology Co., Ltd (the “China Investment”).

Selling and Distribution Expenses

Selling and distribution expenses consist primarily of advertising and marketing expenses, allocated staff costs, exhibition and seminar fees and other marketing and distribution expenses.

We plan to continue to collaborate with celebrity brand ambassadors and KOLs, and deploy other marketing and advertising campaigns to increase our brand awareness and attract and retain customers, as we look to commercialize new products and expand our product offerings. We expect that our selling and marketing expenses will increase on an absolute dollar basis, but in the long term, will decrease as a percentage of revenue.

Research and Development Expenses

Research and development expenses primarily consist of allocated R&D staff and related costs, costs associated with clinical studies or equity-settled share-based payment expenses, production expenses, product infrastructure expenses and amortization on capitalized R&D costs.

We plan to continue to hire specialized R&D employees, invest in new technologies and work on research projects, clinical trials and prototype development in relation to development of our pipeline products, such as Circle Medical and Circle SnapShot, as we go through a high growth phase and plan to expand our product offerings. We expect that our research and development expenses will increase on an absolute dollar basis and as a percentage of revenue in the near future.

Administrative and Other Operating Expenses

Administrative and other operating expenses primarily consist of staff costs, consultancy fees, enterprise infrastructure fees, restructuring costs, legal and professional service fees, depreciation and amortization expenses.

We expect that our administrative and other operating expenses as a percentage of revenue will decrease in the longer term as we expand our revenue streams and our business achieves scale. However, in the short term, we expect to incur additional expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services, and expect that our administrative and other operating expenses will increase on an absolute dollar basis as we hire more staff and improve various office infrastructure and become a public company.

Finance Costs

Finance costs primarily consist of interest expenses on lease liabilities, imputed interest on deferred consideration and changes in the carrying amount of preference shares liabilities. If we decide to finance our growth with bank or other interest-bearing loans or issue debt securities, we would expect our finance costs to increase.

Fair Value Loss on Convertible Securities

Fair value loss on convertible securities relates to the remeasurement of the fair value of, at the end of each reporting period, the U.S. dollar-dominated convertible securities we issued in the aggregate principal value of $12.5 million in June 2020 with the maturity date of August 25, 2021 and the U.S. dollar-dominated convertible securities we issued in the aggregate principal value of $5.0 million in February 2021 with the maturity date of February 8, 2022.

Fair Value Loss on Preference Shares Liabilities

Fair value loss on preference share liabilities relates to the changes in the fair value of the conversion features of preference shares which are measured at fair value through profit or loss.

Income Tax (Expenses)/Credit

We are subject to income taxes in the jurisdictions in which we do business. These jurisdictions have different statutory tax rates. Accordingly, our effective tax rate will vary depending on the relative proportion of income derived in each jurisdiction, use of tax credits, changes in the valuation of our deferred tax assets, and liabilities and changes in respective tax laws. We expect our income tax expense position to continue due to the increase in the U.K. income tax expense as a result of the overall increase in sales in the U.K., combined with the fact that the tax losses in Hong Kong have been utilized as of December 31, 2021.

Other Comprehensive Income

Other comprehensive income mainly represents foreign exchange rate differences on translation of financial statements of our subsidiaries and joint venture outside of Hong Kong, and the change is mainly due to the change in foreign exchange rate as at each reporting date compared to the reporting date of the prior year.

Results of Operations

The following table sets forth our consolidated statements of profit or loss and other comprehensive income and their respective dollar amount and percentage change for the periods presented. Following the table, we discuss our results of operations for the six months ended June 30, 2022 compared to the six months ended June 30, 2021, for the year ended December 31, 2021 compared to the year ended December 31, 2020 and for the year ended December 31, 2020 compared to the year ended December 31, 2019, respectively.

	For the six months ended June 30,		Year Ended December 31, 2021
	2022	2021	2021	2020	2019
	$ in thousands		$ in thousands
Revenue	143,760	136,477	275,853	65,180	9,233
Direct costs	(86,027)	(79,851)	(169,722)	(38,835)	(6,518)

Gross profit	57,733	56,626	106,131	26,345	2,715
Other income and other net (losses)/gains	(585)	356	139	(315)	3
Selling and distribution expenses	(8,402)	(6,283)	(21,932)	(6,493)	(4,770)
Share of loss of a joint venture	—	—	—	(1,133)	(2,576)
Research and development expenses	(8,665)	(2,933)	(10,564)	(2,782)	(2,990)
Administrative and other operating expenses	(58,529)	(21,890)	(83,991)	(16,617)	(13,185)

(Loss)/profit from operations	(18,448)	25,876	(10,217)	(995)	(20,803)
Fair value loss on financial assets at fair value through profit or loss	(1,659)	—	(94)	—	—
Share-based payment on listing	(89,547)	—
Fair value loss on convertible securities	—	(29,055)	(29,055)	(2,847)	—
Fair value loss on preference shares liabilities	(60,091)	—	(125,399)	—	—
Fair value loss on warrant liabilities	(1,540)	—
Other finance costs	(3,940)	(422)	(5,238)	(60)	(69)

Loss before taxation	(175,225)	(3,601)	(170,284)	(3,901)	(20,872)
Income tax expense	(1,938)	(4,259)	(3,733)	1,938	677

Loss for the period	(177,163)	(7,860)	(174,017)	(1,964)	(20,195)

Other comprehensive income for the period	(4,776)	(148)	260	1,581	154

Total comprehensive income for the period	(181,939)	(8,008)	(173,757)	(383)	(20,041)

Comparison of the Six Months Ended June 30, 2022 and June 30, 2021

Revenue

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands, unless otherwise stated)
Prevention	7,686	8,001	(315)	(3.9%)
Diagnostics	136,074	128,476	7,598	5.9%

Total Revenue	143,760	136,477	7,283	5.3%

Our revenue increased by $7.3 million, or 5.3%, from $136.5 million in the six months ended June 30, 2021 to $143.8 million in the six months ended June 30, 2022. The increase was due primarily to increase in the sales volume of our testing services, driven mainly by the increasing demand for our testing services.

Prevention. The revenue generated by our preventive testing service remained steady in the six months ended June 30, 2022 compared with the six months ended June 30, 2021.

Diagnostics. The revenue generated by diagnostics testing service increased by $7.6 million, or 5.9%, from $128.5 million in the six months ended June 30, 2021 to $136.1 million in the six months ended June 30, 2022. The increase was attributable primarily to contract awards for provision of COVID-19 testing services granted by the Hong Kong government.

Direct Costs, Gross Profit and Gross Margin

Total direct costs increased by $6.2 million, or 7.7%, from $79.9 million in the six months ended June 30, 2021 to $86.0 million in the six months ended June 30, 2022. The increase in direct costs was attributable primarily to the increase in various costs associated with COVID-19 test kits, including direct material costs of test kits, service and other charges, and staff costs, driven by the increase in the sales volume of our COVID-19 testing services.

Our gross profit increased by $1.1 million, or 2.0%, from $56.6 million in the six months ended June 30, 2021 to $57.7 million in the six months ended June 30, 2022. The increase in gross profit was primarily due to the increase in revenue outpacing the increase in direct cost.

Our gross margin remained steady in the six months ended June 30, 2021 compared with the six months ended June 30, 2022.

Other Income and Other Net (losses)/Gains

We had other income and other net losses of $0.6 million in the six months ended June 30, 2022. The other income and other net losses are primarily attributable to the $0.7 million of net exchange losses related to the intercompany loan denominated in GBP and government subsidies income of $0.1 million.

Share-based Payment of Listing

The stock exchange listing service has been measured as the excess of fair value of the Company’s Class A ordinary shares issued to acquire Artisan over the fair value of Artisan’s identifiable net assets acquired (including the warrants), with the amount expensed as incurred of $89.5 million in the six months ended June 30, 2022.

Selling and Distribution Expenses

Selling and distribution expenses increased by $2.1 million, or 33.7%, from $6.3 million in the six months ended June 30, 2021 to $8.4 million in the six months ended June 30, 2022. The increase in selling and distribution expenses was primarily due to an increase in staff costs and advertising expenses related to the launch of Circle HealthPod.

Research and Development Expenses

Research and development expenses increased by $5.7 million, or 195.4%, from $2.9 million in the six months ended June 30, 2021 to $8.7 million in the six months ended June 30, 2022. The increase in research and development expenses was primarily attributable to the increase in staff costs and in equity settlement share-based payment expenses, which was due primarily to the expansion of the size of our R&D team and an increase in R&D expenses mainly related to the launch of Circle HealthPod.

Administrative and Other Operating Expenses

Administrative and other operating expenses increased by $36.6 million, or 167.4%, from $21.9 million in the six months ended June 30, 2021 to $58.5 million in the six months ended June 30, 2022. The increase in administrative and other operating expenses was due primarily to an increase in staff costs as a result of our increased hiring efforts related to support business expansion.

Other Finance Costs

Finance costs were $3.9 million in the six months ended June 30, 2022 and $0.4 million in the six months ended June 30, 2021. The increase was mainly attributable to the finance cost incurred in connection with the corporate restructuring, which resulted in amortization cost of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares in connection with the redemption right attached to such Preferred Shares.

Fair Value Loss on Convertible Securities

Fair value loss on convertible securities was $29.1 million in the six months ended June 30, 2021, which relates to the remeasurement of the fair value of, as at June 16, 2021, the U.S. dollar-dominated convertible securities we issued in the aggregate principal value of $12.5 million in June 2020 with the maturity date of August 25, 2021 and the U.S. dollar-dominated convertible securities we issued in the aggregate principal value of $5.0 million in February 2021 with the maturity date of February 8, 2022. This is primarily attributable to an increase in the equity value of Prenetics.

Fair value loss on preference shares liabilities

Fair value loss on preference shares liabilities was $60.1 million in the six months ended June 30, 2022, which relates to the changes in the fair value of the conversion features of preference shares which are measured at fair value through profit or loss.

Comparison of the Year Ended December 31, 2021 and December 31, 2020

Revenue

	Year Ended December 31
	2021	2020	$Change	% Change
	($ in thousands, unless otherwise stated)
Prevention	16,572	14,265	2,307	16%
Diagnostics	259,281	50,915	208,366	409%

Total Revenue	275,853	65,180	210,673	323%

Our revenue increased by $210.7 million, or 323%, from $65.2 million for the year ended December 31, 2020 to $275.9 million for the year ended December 31, 2021. The increase was due primarily to a significant increase in the sales volume of our testing services, driven mainly by the increasing demand for our testing services due to the prolonged COVID-19 pandemic.

Prevention. The revenue generated by our preventive testing service increased by $2.3 million, or 16%, from $14.3 million for the year ended December 31, 2020 to $16.6 million for the year ended December 31, 2021. The increase was attributable primarily to an increase in sales volume of CircleDNA, our genetic testing services, which we believe was driven by the rising awareness of the importance of health diagnosis and prevention following COVID-19. In addition, we believe the increase was driven by enhanced brand awareness and customer recognition of our products resulting from our promotional and marketing efforts in our existing markets and new markets including the U.K., Singapore and Malaysia.

Diagnostics. The revenue generated by diagnostics testing service increased by $208.4 million, or 409%, from $50.9 million for the year ended December 31, 2020 to $259.3 million for the year ended December 31, 2021. The increase was attributable primarily to contract awards for provision of COVID-19 testing services granted by the Hong Kong government and the U.K.

Direct Costs, Gross Profit and Gross Margin

Total direct costs increased by $130.9 million, or 337%, from $38.8 million for the year ended December 31, 2020 to $169.7 million for the year ended December 31, 2021. The increase in direct costs was attributable primarily to the increase in various costs associated with COVID-19 test kits, including direct material costs of test kits, service and other charges, and staff costs, driven by the significant increase in the sales volume of our COVID-19 testing services.

Our gross profit increased by $79.8 million, or 303%, from $26.3 million for the year ended December 31, 2020 to $106.1 million for the year ended December 31, 2021. The increase in gross profit was primarily due to the increase in revenue outpacing the increase in direct cost.

Our gross margin decreased from 40.4% for the year ended December 31, 2020 to 38.5% for the year ended December 31, 2021, due to increase in staff costs to support our expansion of COVID-19 testing services in 2021.

Other Income and Other Net Gains

We had other income and other net gains of $0.1 million for the year ended December 31, 2021, which were primarily attributable to the $0.2 million of impairment loss on amount due from joint venture, partially offset by the $0.3 million of net exchange gains related to the intercompany loan denominated in GBP.

Share of Loss of a Joint Venture

Share of loss of a joint venture was nil for the year ended December 31, 2021 and $1.1 million for the year ended December 31, 2020. We have written down the carrying amount in our mainland China joint venture to nil as at December 31, 2020, and further share of loss from the joint venture is not recognized since January 1, 2021 since our share of loss exceeds our interest in the joint venture.

Selling and Distribution Expenses

Selling and distribution expenses increased by $15.4 million, or 238%, from $6.5 million for the year ended December 31, 2020 to $21.9 million for the year ended December 31, 2021. The increase in selling and distribution expenses was primarily due to an increase in staff costs and advertising expenses related to the preparation for launch of Circle HealthPod in November 2021.

Research and Development Expenses

Research and development expenses increased by $7.8 million, or 280%, from $2.8 million for the year ended December 31, 2020 to $10.6 million for the year ended December 31, 2021. The increase in research and development expenses was primarily attributable to the increase in staff costs and in equity-settlement share-based payment expenses, which was due primarily to the expansion of the size of our R&D team and an increase in R&D expenses mainly related to the preparation for launch of Circle HealthPod in November 2021.

Administrative and Other Operating Expenses

Administrative and other operating expenses increased by $67.4 million, or 405%, from $16.6 million for the year ended December 31, 2020 to $84.0 million for the year ended December 31, 2021. The increase in administrative and other operating expenses was due primarily to an increase in staff costs as a result of our increased hiring efforts to support business expansion.

Finance Costs

Finance costs were $5.2 million for the year ended December 31, 2021 and $59,567 for the year ended December 31, 2020. The increase was mainly attributable to the finance cost in connection with the corporate restructuring, which resulted in changes in amortized cost of preference share liabilities in connection with the redemption feature attached.

Fair Value Loss on Convertible Securities

Fair value loss on convertible securities was $29.1 million for the year ended December 31, 2021, which relates to the remeasurement of the fair value of, as at June 16, 2021, the U.S. dollar-dominated convertible securities we issued in the aggregate principal value of $12.5 million in June 2020 with the maturity date of August 25, 2021 and the U.S. dollar-dominated convertible securities we issued in the aggregate principal value of $5.0 million in February 2021 with the maturity date of February 8, 2022. This is primarily attributable to an increase in our equity value.

Fair Value Loss on Preference Shares Liabilities

Fair value loss on preference shares liabilities was $125.4 million for the year ended December 31, 2021, which relates to the conversion feature of the preference shares that are recognized as derivative financial liabilities and measured at fair value through profit or loss.

Comparison of the Years Ended December 31, 2020 and December 31, 2019

Revenue

	Year Ended December 31
	2020	2019	$Change	% Change
	($ in thousands, unless otherwise stated)
Prevention	14,265	9,233	5,032	55%
Diagnostics	50,915	—	50,915	—
Total Revenue	65,180	9,233	55,947	606%

Our revenue increased by $55.9 million, or 606%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, from $9.2 million in 2019 to $65.2 million in 2020. The increase was due primarily to a significant increase in total sales volume of both preventive and diagnostics testing services, driven mainly by the increasing demand for diagnostics testing since the global COVID-19 pandemic emerged in early 2020 and increasing demand for genetic testing due to rising demand and awareness of health diagnosis and prevention.

Prevention. The revenue generated by preventive testing service increased by $5.0 million, or 55%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, from $9.2 million in 2019 to $14.3 million in 2020. The increase was primarily due to an increase in sales volume of CircleDNA, our genetic testing services, which we believe was driven by the rising awareness of the importance of health diagnosis and prevention following COVID-19. In addition, we believe the increase was driven by enhanced brand awareness and customer recognition of our products resulting from our promotional and marketing efforts in our existing markets and new markets including the U.K., Singapore and Malaysia.

Diagnostics. The revenue generated by diagnostics testing service was $50.9 million for the year ended December 31, 2020. We began to deliver diagnostics testing services in April 2020, which consists primarily COVID-19 testing, as we were able to react swiftly to the pandemic and meet new demand in the COVID-19 testing market.

Direct Costs, Gross Profit and Gross Margin

Total direct costs increased by $32.3 million, or 496%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, from $6.5 million in 2019 to $38.8 million in 2020. The increase in direct costs was attributable primarily to the increase in various costs associated with COVID-19 test kits as we introduced this new diagnostic revenue stream, including direct material costs of test kits, service and other charges comprised mainly of the external lab testing fees, other operational costs including costs of delivery, cleaning and swabber service fees, and staff costs. In addition, the increase in direct costs was partially due to an increase in direct material costs of test kits as a result of an increase in sales volume of our CircleDNA products.

Our gross profit increased by $23.6 million, or 870%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, from $2.7 million in 2019 to $26.3 million in 2020. The increase in gross profit was primarily due to the increase in revenue outpacing the increase in direct cost.

Our gross margin increased from 29.4% for the year ended December 31, 2019 to 40.4% for the year ended December 31, 2020, due to improved operating efficiencies in lab processing with the introduction of new diagnostic testing business in 2020 as well as the decrease in direct material cost attributable to our increasing bargaining power by ordering in large volume and ability to source more competitive suppliers.

Other Income and Other Net Losses

We had other income and other net losses of $0.3 million for the year ended December 31, 2020. The other income and other net losses were primarily attributable the $0.3 million of net exchange losses that were mainly related to the intercompany loan denominated in GBP, and the $0.6 million of impairment loss on the VIE’s equity interest in the China Investment. The foregoing were partially offset by receipt of $0.5 million of government subsidies received under the Employment Support Scheme under the Anti-epidemic Fund in Hong Kong, which was a temporary scheme introduced in 2020 by the Government of Hong Kong to provide financial support to businesses to retain employees who would otherwise be made redundant, and the Jobs Support Scheme in Singapore, which was a temporary scheme introduced in 2020 as a result of the COVID-19 pandemic to help businesses retain local employees.

Before determining on the $0.6 million impairment loss on the VIE’s equity interest in the China Investment, in early 2020, we determined that mainland China would not be a strategic focus for our business. Subsequently, we assessed the recoverable amount of the VIE’s equity interest in the China Investment and based on such assessment, the carrying amount of the VIE’s equity interest in the China Investment was written down to its recoverable amount of zero resulting in the impairment loss of $0.6 million, which was determined based on the value in use. In making the foregoing determination, we considered a variety of factors including but not limited to the onset of the COVID-19 pandemic in the PRC, and the deterioration of the financial performance of the China Investment. The China Investment has suspended all main commercial and business operations, and is in the process of being wound down.

While the financial performance of the China Investment was classified as operating activities for purposes of the accounting classification, prior to the winding down, the China Investment was operated and managed by a management team based in Beijing, China that is separate and independent from our own management team. Furthermore, the China Investment did not use or sell any of our products, and therefore did not contribute either directly or indirectly to our revenue, and we did not use or rely on the services or products provided in connection with the China Investment. As such, the winding down of the China Investment and the termination of the VIE structure would not have any material impact on our business.

Share of Loss of a Joint Venture

Share of loss of a joint venture was $1.1 million for the year ended December 31, 2020 and $2.6 million for the year ended December 31, 2019. The share of loss of a joint venture represents our proportional share of loss from the China Investment.

Selling and Distribution Expenses

Selling and distribution expenses increased by $1.7 million, or 36%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, from $4.8 million in 2019 to $6.5 million in 2020. The increase in selling and distribution expenses was primarily due to an increase in staff costs and advertising expenses as a result of our overall strategy to commercialize more pipeline products and expand our product offerings as well as to continue to invest in marketing initiatives of our products.

Research and Development Expenses

Research and development expenses decreased by $0.2 million, or 7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, from $3.0 million in 2019 to $2.8 million in 2020. The decrease in research and development expenses was primarily attributable to decrease in staff costs and in equity-settled share-based payment expenses, which is primarily due to a decrease in allocation of certain staff cost to research and development expenses in 2020.

Administrative and Other Operating Expenses

Administrative and other operating expenses increased by $3.4 million, or 26%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, from $13.2 million in 2019 to $16.6 million in 2020. The increase in administrative and other operating expenses was due primarily to an increase in staff costs as a result of our introduction of diagnostic services comprised primarily of COVID-19 testing, as well as the overall expansion of our corporate infrastructure.

Finance Costs

Finance costs were $59,567 for the year ended December 31, 2020 and $69,390 for the year ended December 31, 2019. The decrease was mainly attributable to a decrease in interest expenses on lease liabilities.

Fair Value Loss on Convertible Securities

Fair value loss on convertible securities was $2.8 million for the year ended December 31, 2020, which relates to the remeasurement of the fair value of, at the end of each reporting period, the U.S. dollar- dominated convertible securities we issued in the aggregate principal value of $12.5 million in June 2020 with the maturity date of August 25, 2021. This is primarily attributable to an increase in our equity value.

Liquidity and Capital Resources

We have financed our operations primarily through issuance of ordinary and preferred shares, issuance of convertible securities and cash generated from sales of our genetic and diagnostic test kits. Our primary requirements for liquidity and capital are to finance working capital, capital expenditures and general corporate purposes as well as investment in R&D and potential mergers and acquisition opportunities.

As of December 31, 2021 and December 31, 2020, respectively, our principal source of liquidity was our cash balance of $35.3 million and $14.5 million, respectively, which was held for working capital purposes. We incurred a net loss after tax of $174.0 million for the year ended December 31, 2021 and a net loss after tax of $2.0 million for the year ended December 31, 2020, respectively.

Our negative cash flows from operations were $2.9 million for the year ended December 31, 2020, while we generated positive cash flows from operations of $13.4 million for the year ended December 31, 2021. We raised $31.0 million of cash during the year ended December 31, 2021, through the issuance of convertible securities and preferred shares.

Between Prenetics HK and its subsidiaries, the cash is transferred from Prenetics HK to its subsidiaries in the form of capital contributions or through intercompany advances. If needed, cash may be transferred between Prenetics HK and its subsidiaries in the United Kingdom, India, Singapore and South Africa through intercompany fund advances and capital contributions, and there are currently no restrictions on transferring funds between Prenetics HK and its subsidiaries in the United Kingdom, India, Singapore and South Africa. Cash generated from Prenetics HK is used to fund operations of its subsidiaries, and no funds were transferred from Prenetics HK’s subsidiaries in the United Kingdom to fund operations of Prenetics HK for the years ended December 31, 2019, 2020 and 2021. Under our cash management policy, the amount of intercompany transfer of funds is determined based on the working capital needs of the subsidiaries and intercompany transactions, and is subject to internal approval process and funding arrangements. Our management reviews and monitors our cash flow forecast and working capital needs of the subsidiaries on a regular basis.

The following table summarized the amount of cash transferred in between Prenetics HK to its subsidiaries for the periods presented:

	Year Ended December 31, 2021
	2021	2020	2019
	($ in thousands)
Net cash transferred from Prenetics HK to UK subsidiaries	5,600	4,150	4,221
Net cash transferred from Prenetics HK to India subsidiary	553	235	183
Net cash transferred from Prenetics HK to Singapore subsidiary	—	433	535

In connection with and prior to the Business Combination, holders of 28,878,277 Artisan Public Shares exercised their right to redeem their shares for cash at a price of approximately $10.01 per share, for an aggregate price of $288.9 million. As a result, upon consummation of the Business Combination on May 18, 2022, we raised gross proceeds of approximately $166.4 million, including $55.8 million from the PIPE Investment, $60.0 million from the forward purchase investments, and $50.6 million from the contribution of cash held in Artisan’s trust account from its IPO. Such proceeds were used to pay $31.8 million of transaction fees and resulted in net cash proceeds of $134.6 million.

Assuming the exercise of all outstanding warrants for cash, we would receive aggregate proceeds of approximately $154.6 million. However, we will only receive such proceeds if all the Warrant holders exercise all of their Warrants. The exercise price of our Warrants is $8.91 per 1.29 shares (or an effective price of $6.91 per share), subject to adjustment. We believe that the likelihood that warrant holders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of the warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their warrants. As of June 9, 2022, the closing price of our Class A Ordinary Shares was $4.43 per share. Holders of the Private Warrants have the option to exercise the Private Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the warrants will decrease.

In addition, the Class A Ordinary Shares being offered for resale pursuant to this prospectus represent approximately 55.2% of the current total outstanding Class A Ordinary Shares (assuming and after giving effect to the issuance of shares upon exercise of all outstanding Warrants), and the warrants being offered for resale pursuant to this prospectus represent approximately 34.8% of our outstanding Warrants. Even though the current trading price of the Class A Ordinary Shares is below $10.00, which is the price at which the units were issued in Artisan’s IPO, the Sponsor (or its transferrees) and certain other selling securityholders have an incentive to sell their Class A Ordinary Shares because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors in Artisan’s IPO or the current trading price of our

Class A Ordinary Shares. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price. The sale of all or substantial amounts of the Class A Ordinary Shares or Warrants being offered in this prospectus, or the perception in the market that the selling securityholders may or intend to sell all or a significant portion of such securities, could harm the prevailing market price of our Class A Ordinary Shares and Warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See “Risk Factors — Risks Relating to Our Securities — Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Class A Ordinary Shares and Warrants to fall.”

We believe our existing cash, with additional capital raised subsequent to December 31, 2021, together with the proceeds we received upon the consummation of the Business Combination, will be sufficient to meet our operating working capital and capital expenditure requirements for the foreseeable future. Our future financing requirements will depend on many factors including our growth rate, the timing and extent of spending to support development of our existing and pipeline products and the expansion of selling and marketing activities as well as any mergers and acquisitions opportunities that may arise. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing.

We expect to continue to incur net losses for the foreseeable future due to the investments we intend to continue to make in research and development and marketing and advertising, and additional administrative and other operating costs we expect to incur in connection with operating as a public company. Cash from operations could also be affected from our customers and other risks detailed in the section titled “Risk Factors.” We expect to continue to maintain financing flexibility in the current market conditions. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Six Months Ended June 30, 2022		Year Ended December 31, 2021
	2022	2021	2021	2020	2019
			($ in thousands)
Net cash (used in)/generated from operating activities	(32,994)	(949)	13,416	(2,880)	(1,883)
Net cash used in investing activities	(21,489)	(5,659)	(22,022)	(5,975)	(4,598)
Net cash generated from/ (used in) financing activities	154,637	30,417	29,312	11,843	(569)

Operating Activities

Net cash used in operating activities of $33.0 million for the six months ended June 30, 2022 was primarily related to a loss for the period of $175.2 million, adjusted for certain non-cash items, which included fair value loss on financial assets of $1.7 million, fair value loss on preference shares liabilities of $60.1 million, fair value loss on warrant liabilities of $1.5 million, share-based payment on listing of $89.5 million, equity-settled share-based payment expenses of $22.3 million, other finance costs of $3.9 million, depreciation of $3.0 million and amortization of intangible assets of $1.1 million. The net changes in operating assets and liabilities of $39.8 million were primarily related to a decrease in trade receivables of $2.7 million from the settlement of sales invoices, an increase in deposits and prepayments and other receivables of $3.4 million due primarily to increased prepayments for test kits, an increase in inventories of $4.8 million due to increased demand in test kits and our decision to continue to reasonably increase our inventory level to avoid any unpredictable logistics disruption from the ongoing impact of COVID-19 on the global supply chain, which were partially offset by a decrease in trade payables, accrued expenses and other current liabilities of $22.0 million due to settlement of outstanding balance and decreased expenditure on staff costs and legal and professional fees, an increase in contract liabilities of $0.6 million mainly related to increased deferred revenue on COVID-19 testing services corresponding to the growth in sales volume, and an increase in deferred expenses of $13.1 as a result of an advanced payment.

Net cash used in operating activities of $0.9 million for the six months ended June 30, 2021 was primarily related to a loss for the period of $3.6 million, adjusted for certain non-cash items, which included fair value loss on convertible securities of $29.1 million, equity-settled share-based payment expenses of $3.5 million, other finance costs of $0.4 million, depreciation of $1.5 million and amortization of intangible assets of $0.8 million. The net changes in operating assets and liabilities of $32.4 million were primarily related to an increase in trade receivables of $37.3 million from increased sales of the COVID-19 testing services in 2021, an increase in deposits and prepayments and other receivables of $5.8 million due primarily to increased prepayments for test kits, a decrease in inventories of $0.4 million due to the usage of test kits, which were partially offset by an increase in trade payables, accrued expenses and other current liabilities of $9.4 million due to purchase of inventories and increased expenditure on staff costs and legal and professional fees and an increase in contract liabilities of $1.1 million mainly related to increased deferred revenue on COVID-19 testing services corresponding to the growth in sales volume.

Net cash generated from operating activities of $13.4 million for the year ended December 31, 2021 was primarily related to a loss for the year of $174.0 million, adjusted for certain non-cash items, which included fair value loss on preference shares liabilities of $125.4 million, fair value loss on convertible securities of $29.1 million, equity-settled share-based payment expenses of $22.5 million, finance costs of $5.2 million, depreciation of $4.3 million, amortization of intangible assets of $3.1 million and loss on disposal of a subsidiary of $0.3 million. The net changes in operating assets and liabilities of $6.6 million were primarily related to an increase in trade receivables of $24.1 million from increased sales of the COVID-19 testing services in 2021, an increase in deposits and prepayments and other receivables of $6.1 million due primarily to increased prepayments for test kits, an increase in inventories of $2.3 million due to increased demand in test kits and our decision to continue to reasonably increase our inventory level to avoid any unpredictable logistics disruption from the ongoing impact of COVID-19 on the global supply chain, which were partially offset by an increase in accrued expenses and other current liabilities of $27.4 million due to increased expenditure on staff costs and legal and professional fees, an increase in contract liabilities of $2.5 million mainly related to increased deferred revenue on COVID-19 testing services corresponding to the growth in sales volume, and a decrease in trade payables of $3.5 million as a result of the settlement on outstanding balance.

Net cash used in operating activities of $2.9 million for the year ended December 31, 2020 was primarily related to a loss for the year of $2.0 million, adjusted for certain non-cash items, which included fair value loss on convertible securities of $2.8 million, equity-settled share-based payment expenses of $1.6 million, depreciation of $1.3 million, amortization of intangible assets of $1.1 million and share of loss of a joint venture of $1.1 million. The net changes in operating assets and liabilities of $7.8 million were primarily related to an increase in trade receivables of $20.1 million from sales of the new COVID-19 testing services in 2020, an increase in inventories of $3.7 million due to expanded categories of inventories for the new Diagnostics business segment, combined with the fact that we consider it necessary to reasonably increase our inventory level to avoid any unpredictable logistics disruption from the impact of COVID-19 on the global supply chain, an increase in deposits and prepayments and other receivables of $1.1 million due primarily to increased prepayments for test kits and rental deposit, which were partially offset by an increase in trade payables of $9.7 million as a result of increased inventory level and service charges related to the COVID-19 testing services, an increase in accrued expenses and other current liabilities of $6.0 million due to increased expenditure on staff costs and legal and professional fees, and an increase in contract liabilities of $1.5 million mainly representing deferred revenue on certain CircleDNA and COVID-19 tests where the report was not yet released and revenue not recognized as at the reporting date.

Net cash used in operating activities of $1.9 million for the year ended December 31, 2019 was primarily related to a loss for the year $20.2 million, adjusted for certain non-cash items, which included equity- settled share-based payment expenses of $3.9 million, share of loss of a joint venture of $2.6 million, depreciation of $1.1 million and amortization of intangible assets of $1.1 million. The net changes in operating assets and liabilities of $10.2 million were primarily related to an increase in trade payables of $1.7 million due to launch of CircleDNA since the second half of 2019, an increase in contract liabilities of $3.8 million due to launch of CircleDNA since July 2019 which we have an obligation to provide reports, three or six months from date of purchase and revenue not yet recognised, an increase in accrued expenses and other current liabilities of $2.8 million due to increased expenditure on staff cost and legal and professional fee, and a decrease in trade receivables of $1.8 million due to deferral of revenue to the following year for CircleDNA not yet processed by year end, which were partially offset by an increase in amount due from a joint venture of $0.2 million due to expenses paid on behalf of a joint venture, and an increase in deposits and prepayments and other receivables of $0.2 million due to prepayment for expanded categories of inventory for CircleDNA.

Investing Activities

Cash flows used in investing activities primarily relate to purchase of property, plant and equipment, acquisition of a subsidiary (net of cash acquired), investment in joint ventures as well as purchase of intangible assets.

Net cash used in investing activities was $21.5 million for the six months ended June 30, 2022, which consisted primarily of payment for purchase of financial assets at fair value through profit or loss of $18.5 million, payment for purchase of property, plant and equipment of $2.6 million and payment for purchase of intangible assets of $0.4 million.

Net cash used in investing activities was $5.7 million for the six months ended June 30, 2021, which consisted primarily of payment for purchase of property, plant and equipment of $4.2 million and payment for purchase of intangible assets of $1.5 million.

Net cash used in investing activities was $22.0 million for the year ended December 31, 2021, which consisted primarily of payment for purchase of financial assets at fair value through profit or loss of $10.0 million mainly related to investment in a financial asset measured at fair value through profit or loss in September 2021 for working capital management purposes, payment for purchase of property, plant and equipment of $8.5 million mainly related to setup of new office and laboratory and payment for purchase of intangible assets of $2.9 million mainly related to product development and conducting user ability tests, and clinical validation studies.

Net cash used in investing activities was $6.0 million for the year ended December 31, 2020, which consisted primarily of payment for acquisition of a subsidiary (net of cash acquired) of $2.9 million in connection with acquisition of Oxsed, payment for purchase of property, plant and equipment of $2.9 million, and payment for purchase of intangible assets of $0.2 million.

Net cash used in investing activities was $4.6 million for the year ended December 31, 2019, which consisted primarily of investment in joint ventures of $4.2 million, payment for purchase of property, plant and equipment of $0.3 million, and payment for purchase of intangible assets of $0.1 million.

Financing Activities

Net cash from financing activities was $154.6 million for the six months ended June 30, 2022, which consisted primarily of $146.2 million in proceeds from the Business Combination and $9.2 million in proceeds from new bank loans, partially offset by $0.5 million in capital element of lease rentals paid.

Net cash from financing activities was $30.4 million for the six months ended June 30, 2021, which consisted primarily of $26.0 million in proceeds from new bank loans and $5.0 million in proceeds from issuance of convertible securities, partially offset by $0.5 million in capital element of lease rentals paid.

Net cash from financing activities was $29.3 million for the year ended December 31, 2021, which consisted primarily of $26.0 million in proceeds from issuance of preference shares and $5.0 million in proceeds from issuance of convertible securities, partially offset by $1.3 million in capital element of lease rentals paid.

Net cash from financing activities was $11.8 million for the year ended December 31, 2020, which consisted primarily of $12.5 million in proceeds from issuance of convertible securities, partially offset by $0.6 million in capital element of lease rentals paid.

Net cash used in financing activities was $0.6 million for the year ended December 31, 2019, which mainly consisted primarily of $0.5 million in capital element of lease rentals paid and $0.1 million in interest element of lease rentals paid.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Internal Control over Financial Reporting

We are a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the preparation and audit of our consolidated financial statements as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, we and our independent registered public accounting firm identified certain deficiencies, none of which constitutes a material weakness or significant deficiency, as of December 31, 2021, in accordance with the standards established by PCAOB.

The deficiencies identified relate to (i) IT general controls over the key IT applications supporting the business operations and financial reporting; (ii) the absence of a set of comprehensive written internal controls and financial reporting policies and procedures; and (iii) gaps in our preparation of the tax accounting particularly relating to the deferred tax calculation and provisioning for the U.K. operations. We did not undertake a comprehensive assessment of our internal control over financial reporting under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting.

To remedy our identified deficiencies, we have adopted and plan to adopt several measures that will improve our internal control over financial reporting. For example, we have engaged an international Big Four accounting firm to provide internal control and corporate governance advices, and a group-wide upgrade of the Enterprise Resource Planning system.

We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. If we fail to develop or maintain an effective system of internal controls over our financial reporting, we may not be able to accurately report our financial conditions or results of operations or meet our reporting obligations. See “Risk Factors — Risks Relating to Our Business and Industry — Other Risks Relating to Our Business — If we fail to implement and maintain an effective system of internal controls in the future, we may be unable to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the market price of the Ordinary Shares and the Warrants.”

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with IFRS, and the preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on other assumptions that, under the circumstances, we believe to be reasonable. Our actual results may differ from these estimates under different assumptions or conditions. This is especially true with some accounting policies that require higher degrees of judgment than others in their application. We consider the following accounting policies critical to an understanding of our audited consolidated financial statements because they involve the greatest reliance on our management’s judgment, estimates and assumptions.

Revenue Recognition

We recognize revenue in accordance with IFRS 15, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, excluding amounts collected on behalf of third parties. In accordance with IFRS 15, we recognize revenue when (or as) a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that we expect to receive in exchange for these goods or services.

Prevention Services / Diagnostics Services

We provide preventive testing services which are primarily genetic testing services to individuals and corporate entities for their employees and customers, as well as diagnostic testing services which are primarily COVID-19 testing services for individuals, corporate entities for their employees or customers and governments for community testing.

We receive consideration for both of our preventive testing and diagnostic testing services upfront when we enter into sales contracts relating to these testing services with individual or corporate customers, and recognize revenue generally upon the delivery of the testing results or reports to our customers, except for our update services. For genetic test kits which contains the update services, we recognize revenue over the expected service period which begins from the issuance of the testing results and allocate revenue to the testing results and the update services based on their respective standalone selling prices. The expected service period was estimated to be five years based on our internal statistics on customers and expectation as to the period over which customers would continue to log in online to review initial reports and updates. When estimating standalone prices, we consider all information that is reasonably available which includes market conditions, company-specific information about the customers, pricing strategies and practices, cost incurred to provide the service and market prices in the industry. Significant judgement is involved in estimating the stand-alone selling price for each distinct performance obligation.

Our provision of the preventive testing and diagnostic testing services requires individuals to provide specimen samples to us before we can proceed with the necessary laboratory procedures. Sales contracts relating to test kits sold directly to individuals normally require specimen samples to be sent back to us within three or six months from the date of purchase depending on the jurisdictions in which the kits are purchased by customers, after which we will have no further obligation to provide the services. Sales contracts relating to kits sold to corporate customers normally do not include specified sample return periods. The consideration we receive from the sales contracts relating to these test kits usually becomes non-refundable after 5 to 30 days from the date of delivery of the kits to the individual or corporate customers, or the date of purchase, and is initially recognized as deposit liabilities and subsequently recognized as contract liabilities when the consideration becomes non-refundable.

For non-refundable sale contracts relating to the testing services, if the customer does not return the test kit, services cannot be completed by us, potentially resulting in breakage revenue. We generally have sufficient and relevant historical experience for such sale contracts such that we estimate and recognize the expected breakage amount as revenue in proportion to the pattern of rights exercised by customers on a portfolio basis as opposed to individual customer contracts to the extent that it is considered highly probable that a significant reversal will not occur in the future. We update our breakage estimate regularly and if necessary, adjust the deferred revenue balance accordingly. If actual return patterns vary from the estimate, actual breakage revenue may differ from the amounts recorded. In certain sale contracts, however, such as those relating to certain preventive test kits sold to corporate customers such as insurance companies that would ultimately be passed on to end users at the corporate customer’s discretion, and where there is no stated sample return period, we would not have visibility as to whether and when the kits are distributed to end users, and therefore do not have sufficient and relevant historical experience to form a reasonable expectation about the amount of breakage revenue to which we would be entitled. This would also be the case for certain COVID-19 test kits sold to individual customers. For these sale contracts, revenue is recognized at the earlier point in time of either when the relevant services are rendered and the testing results are issued, or when the likelihood of end users returning their specimen samples becomes remote.

Additionally, from November 2021, we have officially launched Circle HealthPod, which is a rapid detection health monitoring device along with single-use capsule set that offers rapid COVID-19 testing solutions for professional use and home use initially in Hong Kong. For sales of Circle HealthPod and single- use capsule sets, generally we consider it satisfies the associated performance obligation at the point in time when those products have been accepted by customers as, unlike the testing kits, customers do not need to return samples to us for further processing. We offer customers an unconditional right of return of unopened Circle HealthPod for cash for a period of 30 days from the date of acceptance. Revenue is recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. Accordingly, we reduce the revenues by an estimate of expected returns, determined based on the historical data, and recognize a refund liability and an asset representing the right to recover the returned products. Circle HealthPod also comes with a warranty for customers that register within 30 days of purchase, under which we will repair or replace a defective product within one year of purchase free-of-charge. We account for the warranty as an assurance warranty and recognize an estimate of the associated costs as a liability at the time when the revenue on sale of Circle HealthPod is recognized.

Share-Based Payments

As part of the corporate restructuring, the share options schemes and restricted share scheme of Prenetics HK were terminated on June 16, 2021 and replaced with a new ESOP scheme, the Prenetics 2021 Plan. Following the consummation of the Business Combination, all restricted share units granted under the Prenetics 2021 Plan have been replaced with restricted share units with respect to Class A Ordinary Shares under the 2022 Plan.

Under the Prenetics 2021 Plan, we recognize employee share-based compensation benefits according to the restriction conditions.

The restricted share units granted under the Prenetics 2021 Plan were ordinary shares with a subscription price of $0.01 per share. These restricted share units are subject to the following restrictions:

•

Vesting conditions: 33.33% of the shares vest on the first anniversary from the date of grant, followed by 2.77% monthly over the next twenty three-month period and 2.96% monthly from the third anniversary;

•

Transfer restrictions: These share units are restricted from transfer until after the completion of an initial public offering or a business combination with a SPAC and the expiry of the applicable lock-up period.

The estimate of the fair value of the restricted share units granted is measured based on Black-Scholes Model. The Black-Scholes assumptions used in evaluating our restricted share units granted are as follows:

For the year ended December 31, 2021
Fair value at measurement date	$13.89 – $18.91
Share price	$13.89 – $18.91
Exercise price	$0.01
Expected volatility	41.03% – 44.26%
Expected option life	1 year
Expected dividends	0%
Risk-free interest rate	1% – 1.13%
Likelihood of achieving a redemption event	5%
Likelihood of achieving a liquidity event	5%

Under the 2022 Plan, we recognize employee share-based compensation benefits according to the restriction conditions. The restricted share units outstanding under the 2022 Plan had an exercise price of $0.01 per share, and a range of vesting period up to 3 years.

Impairment of Financial Assets

(i)	Credit loss from financial instruments

We recognize loss allowances for expected credit losses (ECLs) on financial assets measured at amortized costs. Our financial assets primarily comprise cash and cash equivalents, trade and other receivables, amount due from a joint venture and amount due from a shareholder.

Measurement of ECLs

ECLs are probability-weighted estimates of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e., the difference between the cash flows due to the entity in accordance with the contract and the cash flows that we expect to receive). The expected cash shortfalls are discounted at the effective interest rate of the financial asset.

The maximum period considered when estimating ECLs is the maximum contractual period over which we are exposed to credit risk.

In measuring ECLs, we take into account reasonable and supportable information that is available without undue cost or effort. This includes information about past events, current conditions and forecasts of future economic conditions.

ECLs are measured on either of the following bases:

•	12 months ECLs: these are ECLs that are expected to result from possible default events within the 12 months after the reporting date; and

•	Lifetime ECLs: these are ECLs that are expected to result from all possible default events over the expected lives of the items to which the ECL model applies.

Loss allowances for trade receivables are always measured at an amount equal to lifetime ECLs. ECLs on these financial assets are estimated using a provision matrix based on our historical credit loss experience, adjusted for factors that are specific to the debtors and an assessment of both the current and forecast general economic conditions at the reporting date.

For all other financial instruments, we recognize a loss allowance equal to 12-month ECLs unless there has been a significant increase in credit risk of the financial instrument since initial recognition, in which case the loss allowance is measured at an amount equal to lifetime ECLs.

Significant increases in credit risk

In assessing whether the credit risk of a financial instrument has increased significantly since initial recognition, we compare the risk of default occurring on the financial instrument assessed at the reporting date with that assessed at the date of initial recognition. In making this reassessment, we consider that a default event occurs when the borrower is unlikely to pay its credit obligations to us in full, without recourse by us to actions such as realizing security (if any is held). We consider both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward- looking information that is available without undue cost or effort.

In particular, the following information is taken into account when assessing whether credit risk has increased significantly since initial recognition:

•	failure to make payments of principal or interest on their contractually due dates;

•	an actual or expected significant deterioration in a financial instrument’s external or internal credit rating (if available);

•

an actual or expected significant deterioration in the operating results of the debtor; and existing or forecast changes in the technological, market, economic or legal environment that have a significant adverse effect on the debtor’s ability to meet its obligation to us.

Depending on the nature of the financial instruments, the assessment of a significant increase in credit risk is performed on either an individual basis or a collective basis. When the assessment is performed on a collective basis, the financial instruments are grouped based on shared credit risk characteristics, such as past due status and credit risk ratings.

ECLs are remeasured at each reporting date to reflect changes in the financial instrument’s credit risk since initial recognition. Any change in the ECL amount is recognized as an impairment gain or loss in profit or loss. We recognize an impairment gain or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account.

Basis of calculation of interest income

Interest income recognized is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit-impaired, in which case interest income is calculated based on the amortized cost (i.e. the gross carrying amount less loss allowance) of the financial asset.

At each reporting date, we assess whether a financial asset is credit-impaired. A financial asset is credit- impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable events:

•	significant financial difficulties of the debtor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	it becoming probable that the borrower will enter into bankruptcy or other financial reorganization;

•	significant changes in the technological, market, economic or legal environment that have an adverse effect on the debtor; or

•	the disappearance of an active market for a security because of financial difficulties of the issuer.

Write-off policy

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when we determine that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off.

Subsequent recoveries of an asset that was previously written off are recognized as a reversal of impairment in profit or loss in the period in which the recovery occurs.

(ii)	Impairment of other non-current assets

Internal and external sources of information are reviewed at the end of each reporting period to identify indications that the following assets may be impaired or, except in the case of goodwill, an impairment loss previously recognized no longer exists or may have decreased:

•	property, plant and equipment;

•	intangible assets;

•	interest in joint venture; and

•	goodwill

If any such indication exists, the asset’s recoverable amount is estimated. In addition, for goodwill, intangible assets that are not yet available for use and intangible assets that have indefinite useful lives, the recoverable amount is estimated annually whether or not there is any indication of impairment.

Calculation of recoverable amount

The recoverable amount of an asset is the greater of its fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit).

Recognition of impairment losses

An impairment loss is recognized in profit or loss if the carrying amount of an asset, or the cash- generating unit to which it belongs, exceeds its recoverable amount. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then, to reduce the carrying amount of the other assets in the unit (or group of units) on a pro rata basis, except that the carrying value of an asset will not be reduced below its individual fair value less costs of disposal (if measurable) or value in use (if determinable).

Reversals of impairment losses

In respect of assets other than goodwill, an impairment loss is reversed if there has been a favorable change in the estimates used to determine the recoverable amount. An impairment loss in respect of goodwill is not reversed.

A reversal of an impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

Convertible Securities and Related Fair Value Measurement

We measure the convertible securities at fair value since inception because the conversion feature embedded in the convertible securities cannot be measured separately. At the end of each reporting period, the fair value is remeasured with any gain or loss arising from the remeasurement being recognized immediately in profit or loss. If the securities are converted, the ordinary shares issued are measured at fair value and any difference between the fair value of shares issued and the fair value of the convertible securities is recognized in profit or loss.

Estimated Useful Lives on Intangible Assets

We estimate the useful lives of intangible assets based on the periods over which the assets are expected to be available for use. We review annually their estimated useful lives, based on factors that include asset utilization, internal technical evaluation, technological changes, environmental and anticipated use of the assets tempered by related industry benchmark information. It is possible that our future results of operation could be materially affected by changes in these estimates brought about by changes in factors mentioned. A reduction in the estimated useful lives of intangible assets would increase amortization charges and decrease non-current assets.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, we have been subject to Exchange Act reporting requirements for at least 12 calendar months, and filed at least one annual report, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to foreign currency, credit and liquidity risks in the ordinary course of our business. For more information about financial risks that we are exposed to, see Note 29 to our audited consolidated financial statements included elsewhere in this prospectus.

Foreign Currency risk

We are exposed to currency risk primarily through our subsidiaries operating outside of Hong Kong with assets and liabilities denominated in currencies other than Hong Kong dollars (“HKD”), which primarily include the USD and the Renminbi (“RMB”). As HKD is pegged to USD, we consider the risk of movements in exchange rates between HKD and USD to be insignificant. We do not believe that we currently have any significant direct foreign exchange risk, and we have not engaged in the hedging of our foreign currency transactions to date. Although our exposure to foreign exchange risks should be limited in general, the reporting result of operations in the financial statements will be affected by the exchange rate between USD and HKD, as we use USD as the reporting currency.

Our exposure to currency risk arising from recognized assets or liabilities denominated in USD as of December 31, 2021 is $8.0 million, and our exposure to currency risk arising from recognized assets or liabilities denominated in RMB as of December 31, 2021 is $1.4 million. A hypothetical 1% increase in the exchange rate between USD and HKD would decrease our profit after tax by $67,629, and a hypothetical 1% increase in the exchange rate between RMB and HKD would decrease our profit after tax by $13,468, for the year ended December 31, 2021.

Credit Risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to us. Our credit risk is primarily attributable to our trade receivables and cash and cash equivalents.

Our credit risk arising from cash and cash equivalents is limited because the counterparties are banks and financial institutions with good credit rating for which we consider to have low credit risk. Our exposure to credit risk arising from trade receivables is influenced mainly by the individual characteristics of each customer. As of December 31, 2021, 46% and 69% of the total trade receivables were due from our largest customer and our five largest customers, respectively. We limit our credit risk arising from trade receivables by performing individual credit evaluations on all customers requiring credit over a certain amount, which take into account the customer’s past payment history, financial position and other factors.

Liquidity Risk

We manage our liquidity risk by regularly monitoring our liquidity requirements to ensure that we maintain sufficient reserves of cash to meet our liquidity requirements in the short and longer term.

Related Party Transactions

See the section titled “Certain Relationships and Related Person Transactions” included elsewhere in this prospectus for information regarding related party transactions during the years ended December 31, 2019, 2020 and 2021.

MANAGEMENT

The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus. Our board of directors is comprised of five directors.

Name	Age	Position/Title
Yeung Danny Sheng Wu	43	Director, Chairperson and Chief Executive Officer
Cheng Yin Pan (Ben)	34	Director
Dr. Cui Zhanfeng	59	Director
Woo Ian Ying	49	Independent Director
Chiu Wing Kwan Winnie	41	Independent Director
Dr. Tzang Chi Hung Lawrence	48	Chief Scientific Officer
Lo Hoi Chun (Stephen)	37	Chief Financial Officer
Dr. Ong Shih-Chang (Frank)	45	Chief Medical Officer
Dr. Senthil Sundaram	48	Chief Clinical Officer
Dr. Wong Yung Ho Peter	40	Chief Technology Officer
Dr. Ma Wu Po (Mike)	57	Chief R&D Officer

Yeung Danny Sheng Wu is our co-founder. Since our business inception in 2014, Mr. Yeung has served as our Chief Executive Officer and director. Mr. Yeung’s journey into healthcare started as a way to utilize his extensive entrepreneurial career into making an impact for society. Mr. Yeung’s vision from day 1 was to always turn our company into a global health group, recruiting the best talent, and to give everyone the power to be in control of their own health. Mr. Yeung believes the future of healthcare is to decentralize healthcare and bring healthcare closer to millions of individuals worldwide. Prior to co-founding our company, Mr. Yeung was a Founding Partner at SXE Ventures, having led multiple investments in genetic testing companies and in Honey Science, which was acquired by PayPal for US $4 billion in 2019. Mr. Yeung had also founded uBuyiBuy in 2010, which was subsequently acquired by Groupon. Prior to leaving Groupon in early 2014, Mr. Yeung served as CEO of Groupon East Asia, leading it to be the largest e-commerce company in the region. Mr. Yeung’s entrepreneurial journey started at the age of 25 when he ventured into franchising Hong Kong dessert chain “Hui Lau Shan” into the USA. After exiting Hui Lau Shan, Mr. Yeung successfully ventured into hospitality furniture and executed multi- million-dollar projects with MGM globally. Mr. Yeung’s life motto is “Play Hard, Work Harder.”

Cheng Yin Pan (Ben) is the Chief Executive Officer and Director of Artisan, and is currently the Managing Partner at C Ventures, where he leads its sought-after deals and actively engages in major venture capital and private equity investments across the sectors of healthcare, consumer and technology. Named as “China’s Top 20 Most Outstanding Investor” by Lieyun.com in 2020, Mr. Cheng has helped execute many investments in the aforementioned “unicorns,” such as Xpeng Motors, NIO, JD Logistics, Gojek, FTA, Xiaohongshu and Pony.ai. Under Mr. Cheng’s leadership, C Ventures also invested in GritWorld, a 3D visual graphics rendering engine, and the investment was awarded China Venture’s “Top 10 AI & Big Data Deals” in 2019. Mr. Cheng is also a member of the Advisory Committee of Vertex SEA Fund, a subsidiary of Temasek Holdings, and a member of Venture Committee of Hong Kong Venture Capital and Private Equity Association. Mr. Cheng has also served as a General Manager at New World Development since March 2016 and the Chief Investment Officer of Private Equity Department at ARTA TechFin Corporation Ltd from July to December 2021. Prior to these roles, Mr. Cheng was an investment banker at Bank of America Merrill Lynch and Standard Chartered Bank. Mr. Cheng’s deal sheet in the Greater China region includes, among others, major corporate finance transactions such as the US$510 million Hong Kong listing of WuXi Biologics (HKEx: 2269) in 2017, the US$3.3 billion take-private of WuXi PharmaTech in 2015, and Temasek’s US$5.7 billion investment in Watson’s in 2014 and US$2.1 billion acquisition of ING’s insurance business in Hong Kong, Macau and Thailand in 2013. Mr. Cheng holds a bachelor’s degree in Quantitative Finance with honors from the Chinese University of Hong Kong.

Dr. Cui Zhanfeng has served on Prenetics’ board of directors since February 2021. Dr. Cui has served on the board of directors of Oxsed Limited, our wholly owned subsidiary, since May 2020. Dr. Cui has served as the

Director of Oxford MEStar Limited and Oxford SimCell Limited, spin-out tech companies from the Institute of Biomedical Engineering of the University of Oxford, since 2013 and 2020. Dr. Cui is the Donald Pollock Professor of Chemical Engineering at University of Oxford, where he is involved in teaching and research and is responsible for discipline development and administration. Dr. Cui is also a Fellow of Hertford College and the Director of Oxford Suzhou Centre for Advanced Research of the University of Oxford. Dr. Cui received a Doctor of Science from University of Oxford in 2009, an M.A. from Keble College, Oxford in 1994, a M.Sc and a Ph.D. in chemical engineering from Dalian University of Technology in China in 1984 and 1987, and a B.Sc in chemical engineering from Inner Mongolia Polytechnic University in China in 1982. Dr. Cui was awarded the Foresight Award and the Global Research Award by the Royal Academy of Engineering in 1999 and 2005, and the 2010 Basil Brennan Medal by the Institution of Chemical Engineers in 2011. Dr. Cui is a Fellow of the Institution of Chemical Engineers (FIChemE) and a Fellow of American Institute of Medical and Biological Engineering (FAIMBE). He was elected to a Fellow of the Royal Academy of Engineering in 2013 and a Foreign Member of the Chinese Academy of Engineering in 2021.

Woo Ian Ying has served as the Executive Director, President and Chief Financial Officer of Everest Medicines (HKEx: 1952), a biopharma platform focused on bringing innovative medicines to Greater China and Asia emerging markets, since June 2018. From June 2018 to June 2019, Mr. Woo was also a Managing Director at C-Bridge Capital, a healthcare dedicated private equity firm focused on growth and buyout investment opportunities. Previously, from March 2005 to June 2018, Mr. Woo served various roles at Lazard, including serving as Managing Director in the global healthcare group. Mr. Woo worked with numerous global life sciences companies and led Lazard’s healthcare efforts in Greater China. Throughout his investment banking career, Mr. Woo helped raise over $1.0 billion in equity financings and advised on more than $35 billion in M&A transactions. Mr. Woo received a Master of Business Administration from Columbia University Business School in 2003, a M.Sc in Molecular and Cellular Biology from Columbia University Graduate School of Arts & Sciences in 1998 and a B.Sc in Biology from Tufts University in 1994.

Chiu Wing Kwan Winnie has served as the President and Executive Director of Dorsett Hospitality International, an international hotel and hospitality group with footprint in 27 major cities worldwide and approximately 14,000 rooms, since November 2011, the Executive Director of Far East Consortium International Limited (HKEx: 0035) since June 2019, and the Chairperson of AGORA Hospitality Group Co., Ltd (TYO: 9704) since June 2015. Ms. Chiu has also served on a number of social committees in various capacities as the Vice Chairman, Vice Convener of Advisory and Public Relations Committee of Greater Bay Area Homeland Youth Community Foundation since September 2019, the Council Member at The Better Hong Kong Foundation since June 2013, Board Member of The Community Chest since June 2018, Advisor of Our Hong Kong Foundation since 2015, Honorary Vice President of The Federation of Hong Kong Hotel Owners since February 2012 and a member of Hong Kong — Japan Business Co- Operation Committee since February 2017. Ms. Chiu is an active philanthropist primarily focused on arts and education. She is the Chairman of Hong Kong Art School since September 2016; Joint President of The Society of The Academy for Performing Arts since 2018; Council Member of Hong Kong Arts Development Council since January 2017 and board members of both University of Hong Kong since 2022 and Chinese University of Hong Kong since 2016. Ms. Chiu has also been accorded Honorary Fellowships by both the Hong Kong Academy for Performing Arts and the Vocational Training Council in Hong Kong in 2017, and received various awards including the World Outstanding Chinese Youth Award in 2016 and the Forbes Asia 2014: Top 12 Asia’s Power Businesswomen. Ms. Chiu received a B.Sc from King’s College, University of London in 2003.

Dr. Tzang Chi Hung Lawrence is our co-founder. Since our founding in 2014, Dr. Tzang has served as our Chief Scientific Officer and director, where Dr. Tzang oversees development, evaluation and implementation of new testing products and services, supervision of laboratory setup and operation and governance of medical laboratory accreditation. Dr. Tzang has over 18 years industry experience in diagnostic testing and is recognized as a leader in DNA-based molecular diagnostic techniques. Dr. Tzang has been a registered Medical Laboratory Technologist I at Board of Medical Laboratory Technologist since 2013, a founding member and secretary at the Hong Kong Society for Behavioral and Neural Genetics since 2011 and a fellow of the Hong Kong Society for

Molecular Diagnostic Sciences since 2008. Dr. Tzang received his post-doctoral research fellowship at Department of Biology & Chemistry of the City University of Hong Kong from 2003 to 2009. Dr. Tzang received a Ph.D. in Molecular Biology and a B.Sc. in Applied Chemistry from the City University of Hong Kong in 2003 and 1996, respectively.

Lo Hoi Chun (Stephen) has served as our Chief Financial Officer since 2018, and oversees the financial operations, corporate accounting and reporting, treasury, financial and tax planning and analysis and investor relations. Prior to joining us, Mr. Lo served as the Vice President in the Asia Pacific Investment Banking team of Citigroup, where he worked extensively on initial public offering transactions, placements, debt issuances and cross border mergers and acquisitions in Asia and the U.S. between 2014 and 2018. From 2007 to 2011, Mr. Lo was an auditor with Ernst & Young. Mr. Lo received a Master of Business Administration from Yale University’s School of Management, a Master of Science in Accounting and Finance from the London School of Economics and Political Science and a bachelor’s degree in Accounting from Hong Kong Baptist University. Mr. Lo is a Fellow of the Hong Kong Institute of Certified Public Accountants, a Chartered Accountant of the Institute of Chartered Accountants in England and Wales and a CFA Charter holder.

Dr. Ong Shih-Chang (Frank) is our Chief Medical Officer, and is responsible for shaping the policies and strategies for developing and transforming medical practice. Before joining us, Dr. Ong held chief and senior positions in medical affairs and clinical science in various companies in the U.S., including EverlyWell, Guardant Health, Roche Diagnostics, NantHealth and Illumina. Dr. Ong holds a M.D. from the University of Southern California Keck School of Medicine. Dr. Ong is also a Certified Physician/ Principal Investigator (CPI) of the Academy of Clinical Research Professionals (ACRP) and a Certified Clinical Research Professional (CCRP) of the Society of Clinical Research Associates (SOCRA).

Dr. Senthil Sundaram is our Chief Clinical Officer, and is responsible for overseeing the clinical policies. Dr. Sundaram is highly recognised for his experience as a physician-scientist, having led numerous genetic research programs in the USA. Dr. Sundaram has discovered genetic mutations and rare genetic variants causing different neurological diseases using cutting edge next-generation sequencing technologies such as whole exome sequencing. Dr. Sundaram’s research articles have been published in reputed, high-impact journals such as Neurology, Annals of Neurology, Cerebral Cortex and others. Dr. Sundaram’s research works were funded by the National Institute of Health (NIH), USA. Dr. Sundaram also served as a reviewer of different journals and NIH study sections.

Dr. Wong Yung Ho Peter is our Chief Technology Officer. Dr. Wong joined us in 2017 and has been leading our global technology vision and roadmap, and engineering delivery. Prior to joining us, Dr. Wong was the Head of Engineering at Travelex, where he led Travelex’s first digital transformation and B2B business. Dr. Wong also successfully delivered a brand new international money transfer service, Travelex Wire, and launched Travelex’s first international payment platform with the World Bank Group. Dr. Wong has experience across various industries including investment banking and eCommerce; and is a frequent speaker at technology events including AWS Summit and various universities. Dr. Wong holds a Doctorate degree in Computer Science from the University of Oxford, and B.Sc. and M.Sc. degrees in Computer Science from the University of Warwick.

Dr. Ma Wu Po (Mike) is our Chief R&D Officer, and is responsible for R&D in DNA diagnostics and screening technologies. Dr. Ma has over 29 years industry experience in research and development and clinical science. Before joining us, he held senior R&D and clinical application positions at diagnostic companies in the PRC and the U.S., including Exact Sciences, Hologic and Third Wave Technologies. Dr. Ma holds a Ph.D. in Medicinal Chemistry & Molecular Pharmacology from Purdue University.

Board of Directors

Our board of directors consists of five directors as of the date of this prospectus. Of these five directors, two are independent. The Amended Articles provide that the minimum number of directors shall be two and the exact number of directors shall be determined from time to time by our board of directors. A director is not required to hold any shares in us by way of qualification. A director may vote in respect of any contract or proposed contract or arrangement in which such director may be interested provided that (a) the nature of his/her interest is declared at a meeting of the directors, either specifically or by way of a general notice, and such director’s vote may be counted in the quorum at any meeting of directors at which any such contract or proposed contract or arrangement is considered, and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all our powers to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of us or of any third party. No non-employee director has a service contract with us that provides for benefits upon termination of service.

Board Diversity Matrix

The table below sets forth the board diversity matrix of our board of directors as of the date of this prospectus pursuant to NASDAQ’s Board Diversity Rule.

Board Diversity Matrix (as of December 14, 2022)

Country of Principal Executive Offices:	China
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	5

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	0	0

Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Duties of Directors

Under the laws of the Cayman Islands, directors have a fiduciary duty to act honestly in good faith with a view to the company’s best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. We have the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the company’s name if a duty owed by the directors is breached.

Appointment and Removal of Directors

The Amended Articles provide that all directors may be appointed by ordinary resolution and removed by ordinary resolution. The Amended Articles also provide that the directors may, so long as a quorum of directors remains in office, appoint any person to be a director so as to fill a casual vacancy or as an addition to the existing board of director. Our directors do not serve for a fixed term and there is no requirement for them to retire by rotation nor to make themselves eligible for re-election.

The office of a director shall be vacated if (a) such director resigns their office by notice in writing signed by such director and left at our registered office; (b) such director becomes bankrupt or makes any arrangement or composition with such director’s creditors generally; (c) such director dies or is found to be or becomes of unsound mind; (d) such director ceases to be a director by virtue of, or becomes prohibited from being a director by reason of, an order made under any provisions of any law or enactment; (e) such director is removed from office by notice addressed to such director at their last known address and signed by all of the co-directors (not being less than two in number); or (f) such director is removed from office by ordinary resolution.

Terms of Directors

A director shall hold office until such time as he or she resigns his office by notice in writing to us, is removed from office by ordinary resolution or is otherwise disqualified from acting as a director or removed in accordance with the Amended Articles.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee’s members and functions are described below.

Audit Committee

The audit committee consists of Woo Ian Ying and Chiu Wing Kwan Winnie. Woo Ian Ying is the chairperson of the audit committee. Woo Ian Ying satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Our board of directors has determined that each of Woo Ian Ying and Chiu Wing Kwan Winnie satisfies the requirements for an “independent director” within the meaning of the NASDAQ listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee oversees our accounting and financial reporting processes. The audit committee is responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors;

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

The compensation committee consists of Woo Ian Ying, Chiu Wing Kwan Winnie and Cheng Yin Pan (Ben). Cheng Yin Pan (Ben) is the chairperson of the compensation committee. Our board of directors has determined that each of Woo Ian Ying and Chiu Wing Kwan Winnie satisfies the requirements for an “independent director” within the meaning of the NASDAQ listing rules.

The compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	the selection of compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Cheng Yin Pan (Ben), Chiu Wing Kwan Winnie and Danny Yeung. Danny Yeung is the chairperson of the nominating and corporate governance committee. Our board of directors has determined that Chiu Wing Kwan Winnie satisfies the requirements for an “independent director” within the meaning of the NASDAQ listing rules.

The nominating and corporate governance committee is responsible for, among other things:

•	selecting and recommending to the board of directors nominees for election by the shareholders or appointment by the board of directors;

•	reviewing annually with the board of directors the current composition of the board of directors with regard to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of our board of directors meetings and monitoring the functioning of the committees of our board of directors; and

•

advising our board of directors periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any remedial action to be taken.

Foreign Private Issuer Status

We are an exempted company limited by shares incorporated in 2021 under the laws of the Cayman Islands. We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2022. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we currently publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events are also furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are a foreign private issuer and a “controlled company” as defined under the NASDAQ rules. Mr. Yeung, chairman of our board of directors and our chief executive officer, owns more than 50% of the total voting power of all issued and outstanding Ordinary Shares. For so long as we remain a foreign private issuer or a “controlled company” under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from certain corporate governance rules, including:

•	an exemption from the rule that a majority of the board of directors must be independent directors;

•	an exemption from the rule that director nominees must be selected or recommended solely by independent directors or by a nominations committee that is comprised entirely of independent directors;

•	an exemption from the rule that our board of directors must have a compensation committee that is comprised solely of independent directors; and

•	an exemption from the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A).

We intend to rely on the exemptions listed above available to foreign private issuers and “controlled company.” We are not required to and will not voluntarily meet this requirement. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles designed to guide our business practices — compliance, integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including the Chairperson and Chief Executive Officer and Chief Financial Officer. Relevant sections of the code also apply to members of our board of directors. We expect our suppliers, contractors, consultants, and other business partners to follow the principles set forth in our code when providing goods and services to us or acting on our behalf.

Compensation of Directors and Executive Officers

In 2021, we paid an aggregate of US$19.0 million and US$4.8 million in cash compensation and benefits in kind to our directors and executive officers as a group, respectively. Our directors and executive officers do not receive pension, retirement or other similar benefits, and we have not set aside or accrued any amount to provide such benefits to our executive officers. Our subsidiaries in Hong Kong and the U.K. are required by the applicable local laws and regulations to make contributions to Mandatory Provident Fund and the National Employment Savings Trust (NEST) Corporation respectively. We did not pay any cash compensation to our non-executive directors in 2021.

For information regarding share awards granted to our directors and executive officers, see the section entitled “— Share Incentive Plans.”

Employment Agreements and Indemnification Agreements

Each of the executive officers is party to an employment agreement with Prenetics, which has become our wholly owned subsidiary. Under these agreements, the employment of each of executive officers is for a specified time period, and may be terminated for cause, at any time, for certain acts of the executive officer, such as continued failure to satisfactorily perform, willful misconduct or gross negligence in the performance of agreed duties, conviction or entry of a guilty or nolo contendere plea of any felony or any misdemeanor involving moral turpitude, or dishonest act that results in material to our detriment or material of the employment agreement. The employment may also be terminated without cause upon 90-to-180-day advance written notice. The executive officer may resign at any time with a 90-to-180-day advance written notice.

The employment agreements with the other executive officers also include confidentiality and non- disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment.

We have entered into indemnification agreements with each of our directors. Under these agreements, We have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director.

Share Incentive Plans

2014 and 2016 Options Scheme

In October 2014 and March 2016, Prenetics HK’s board of directors adopted and the Prenetics HK’s shareholders approved two share option schemes for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with Prenetics HK, which were subsequently replaced by the 2021 Share Incentive Plan adopted by Prenetics’ board of directors in June 2021, or the Prenetics 2021 Plan.

2017 Restricted Share Scheme

In August 2017, Prenetics HK’s board of directors adopted and the Prenetics HK’s shareholders approved the 2017 Share Entitlement/Option Scheme under which Prenetics HK granted 5,313,900 restricted shares to certain employees, for the purpose of motivating the contribution of employees and to incentivize their performance and align their interests with Prenetics HK, which was subsequently replaced by the Prenetics 2021 Plan.

Prenetics 2021 Plan

In June 2021, Prenetics’ board of directors adopted the 2021 Share Incentive Plan of Prenetics, or Prenetics 2021 Plan, which provides for the issuance of up to 14,814,113 shares pursuant to all awards, including shares underlying the 2014 and 2016 Option Scheme and the 2017 Restricted Share Scheme. As of September 15, 2021, under the Prenetics 2021 Plan, Prenetics RSUs underlying 14,684,283 ordinary shares of Prenetics were outstanding.

Prenetics granted an additional 63,934 Prenetics RSUs on December 31, 2021 under the Prenetics 2021 Plan. In addition, in connection with the Business Combination, all RSUs with respect to the ordinary shares of Prenetics, par value $0.0001 per share (“Prenetics Ordinary Shares”) that were outstanding under the Prenetics 2021 Plan at the time of consummation of the Business Combination are replaced with RSUs with respect to Class A Ordinary Shares (and in the case of Danny Yeung, Class B Ordinary Shares) under the 2022 Plan.

The 2022 Plan

On May 18, 2022, we adopted the 2022 Share Incentive Plan, or the 2022 Plan, which became effective on the same day. The following summarizes the material terms of the 2022 Plan:

Shares Subject to the Plan. Initially, the maximum number of Ordinary Shares that may be issued under the 2022 Plan is (a) 16,479,399, which will be increased on the first day of each calendar year beginning in the year immediately following closing of the Business Combination and during the term of the 2022 Plan, in an amount equal to the lesser of (i) three percent (3%) of the total number of shares issued and outstanding on an as-converted fully-diluted basis on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by our board of directors, plus (b) the number of shares reserved for issuance in accordance with an employee share purchase program (the “Employee Share Purchase Program”) to be adopted by a committee consisting of one or more members of our board of directors (the “Committee”) following the consummation of the Business Combination. The maximum number that may be issued subject to Prenetics RSUs granted pursuant to the Employee Share Purchase Program is 3,295,880, which will automatically increase on the first day of each calendar year for a period of not more than ten years from the Acquisition Merger Effective Date, in an amount equal to the lesser of (a) one percent (1%) of our fully-diluted share capital on the last day of the immediately preceding calendar year or (b) such small number determined by the Committee.

If an award terminates, expires, or lapses for any reason without having been exercised or settled in full, the number of shares subject to the award shall again be available for the grant of an award pursuant to the 2022 Plan. If any award is forfeited or repurchased, the shares underlying such award may again be granted or awarded under the 2022 Plan, provided that if an award granted pursuant to the Employee Share Purchase Program terminates, expires, or lapses for any reason without having been settled in full, the shares subject to such award shall only may again be available for the grant of an award pursuant to the Employee Share Purchase Program.

Capitalization Adjustment. In the event there is a specified type of change in our capital structure, such as a dividend, share split, reverse share split, combination or exchange of shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends), appropriate adjustments will be made to (i) the aggregate number and type of shares that may be issued under the 2022 Plan, (ii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), (iii) the grant or exercise price per share for any outstanding awards under the 2022 Plan, and (iv) in the case of a spin-off, the additional number and type of shares (including shares in the entities being spun-off) that shall be issued or an appropriate decrease of exercise price in connection with the spin-off.

Types of Awards. The 2022 Plan permits the awards of options, share appreciation rights, restricted shares, RSUs and other awards approved by the plan administrator or the board of directors.

Eligibility. We may grant awards to our employees, directors and consultants and our subsidiaries. However, we may grant options that are intended to qualify as incentive share options only to our employees and our subsidiaries.

Plan Administration. The 2022 Plan shall be administered by a committee of one or more members of our board of directors and/or one or more of our executive officers delegated by our board of directors. The administrator determines the participants to receive awards, when and how awards will be granted, the type of award to be granted, the number of awards to be granted, and the other terms and conditions of each award. The administrator may delegate certain authorities under the 2022 Plan to our Chief Executive Officer.

Award Agreements. Awards granted under the 2022 Plan are evidenced by award agreements that set forth, consistent with the 2022 Plan, the terms, conditions and limitations for each award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Conditions of Awards. The administrator determines the provisions, terms and conditions of each award granted under the 2022 Plan, including but not limited to the vesting schedule of the awards.

Termination. Unless terminated earlier, the 2022 Plan has a term of ten years from the date of its effectiveness. With the approval of our board of directors, the 2022 Plan can be terminated at any time; provided, however, no such termination shall adversely affect in any material way any awards previously granted without the prior written consent of the participant.

As of the date of this prospectus, Prenetics RSUs underlying 8,501,720 Class A Ordinary Shares and 15,670,092 Class B Ordinary Shares were outstanding under the 2022 Plan.

RSU

As of the date of this prospectus, there were a total of 7,023,286 Class A Ordinary Shares and 15,670,092 Class B Ordinary Shares underlying grants of outstanding RSUs that were held by the directors and executive officers as a group. The following table summarizes, as of the date of this prospectus, the number of Prenetics Ordinary Shares related to the RSUs that Prenetics granted to its directors and executive officers.

Name	Number of Prenetics Ordinary Shares Underlying RSUs	Date of Grant
Yeung Danny Sheng Wu	492,311	November 1, 2014
	8,518,747	March 29, 2016
	6,645,695	June 30, 2021
	518	May 18, 2022
	12,821	June 30, 2022
Woo Ian Ying	*	June 30, 2022
Dr. Tzang Chi Hung Lawrence	981,289	November 1, 2014
	2,271,668	March 29, 2016
	518	May 18, 2022
	12,821	June 30, 2022
Lo Hoi Chun (Stephen)	250,152	July 5, 2018
	60,993	June 30 2020
	617,267	June 30, 2021
	518	May 18, 2022
	2,012,821	June 30, 2022
Dr. Senthil Sundaram	*	July 9, 2015
	*	March 1, 2016
	*	April 18, 2017
	*	May 18, 2022
	*	June 30, 2022
Dr. Wong Yung Ho Peter	*	May 18, 2022
	*	June 30, 2022
Dr. Ma Wu Po (Mike)	*	December 31, 2019
	*	May 18, 2022
	*	June 30, 2022
Dr. Ong Shih-Chang (Frank)	*	May 18, 2022
	*	June 30, 2022

Note:

Less than 1% of the outstanding Prenetics Ordinary Shares underlying Prenetics RSUs an as-converted basis outstanding as of the date of this prospectus.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of December 5, 2022:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding Ordinary Shares;

•	each of our directors and executive officers; and

•	all our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option, warrants or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person. Each holder of Class A Ordinary Shares is entitled to one vote per share and each holder of Class B Ordinary Shares is entitled to twenty (20) votes per share.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 109,118,706 Class A Ordinary Shares and 9,713,864 Class B Shares issued and outstanding as of December 5, 2022.

	Ordinary Shares Beneficially Owned
	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares	% of Total Ordinary Shares	% of Voting Power(2)
Directors and Executive Officers(1)
Yeung Danny Sheng Wu(3)	—	9,713,864	9,713,864	8.17%	64.03%
Cheng Yin Pan (Ben)	—	—	—	—	—
Dr. Cui Zhanfeng	*	—	*	*	*
Woo Ian Ying	—	—	—	—	—
Chiu Wing Kwan Winnie(4)	*	—	*	*	*
Dr. Tzang Chi Hung Lawrence(5)	4,790,219	—	4,790,219	4.03%	1.58%
Lo Hoi Chun (Stephen)	—	—	—	—	—
Dr. Ong Shih-Chang (Frank)	—	—	—	—	—
Dr. Senthil Sundaram	*	—	*	*	*
Dr. Wong Yung Ho Peter	*	—	*	*	*
Dr. Ma Wu Po (Mike)	*	—	*	*	*
All Directors and Executive Officers as a Group	6,195,028	9,713,864	15,908,892	13.38%	66.08%
Principal Shareholders
Prudential Hong Kong Limited(6)	12,660,138	—	12,660,138	10.65%	4.17%
Woodbury Capital Management Limited(7)	11,192,524	—	11,192,524	9.42%	3.69%
Da Yeung Limited(3)	—	9,713,864	9,713,864	8.17%	64.03%
Genetel Bioventures Limited(8)	9,206,785	—	9,206,785	7.75%	3.03%
Aspex Master Fund(9)	6,697,249	—	6,697,249	5.64%	2.21%
PAG(10)	5,601,297	—	5,601,297	4.71%	1.85%

*	Less than 1% of the total number of outstanding Ordinary Shares
(1)	The business address for the directors and executive officers of the Company is Unit 701-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong.
(2)

For each person or group included in this column, percentage of total voting power represents voting power based on both Class A Ordinary Shares and Class B Ordinary Shares held by such person or group with respect to all outstanding Ordinary Shares as a single class. Each holder of Class A Ordinary Shares is entitled to one vote per share. Each holder of Class B Ordinary Shares is entitled to twenty (20) votes per share. Class B Ordinary Shares are convertible at any time by the holder into Class A Ordinary Shares on a one-for-one basis, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.
(3)

Represents 9,713,864 Class B Ordinary Shares held by Da Yeung Limited, a British Virgin Islands company. Da Yeung Limited is wholly owned by Yeung Danny Sheng Wu. The registered address of Da Yeung Limited is Coastal Building, Wickham’s Cay II, P. 0. Box 2221, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)

Represents 377,411 Class A Ordinary Shares held by Lucky Rider Investments Limited, a British Virgin Islands company. Lucky Rider Investments Limited is wholly owned by Chiu Wing Kwan Winnie. The registered address of Lucky Rider Investments Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(5)

Represents 3,840,716 Class A Ordinary Shares held by For Excelsiors Limited, a British Virgin Islands company, and 949,503 Class A Ordinary Shares held by Tzang Chi Hung Lawrence. For Excelsiors Limited is wholly owned by Tzang Chi Hung Lawrence. The registered address of For Excelsiors Limited is Coastal Building, Wickham’ s Cay II, P. 0. Box 2221, Road Town, Tortola, VG 1110, British Virgin Islands.

(6)	The number of the Class A Ordinary Shares is as reported in a Schedule 13G filed by Eastspring Investments (Singapore) Limited on May 31, 2022.
(7)

Represents (i) 6,066,863 Class A Ordinary Shares held by Woodbury Capital Management Limited and (ii) 5,125,661 Class A Ordinary Share issuable upon the exercise of 3,973,381 redeemable Warrants held by Woodbury Capital Management Limited on the basis that one redeemable Warrant is exercisable into 1.29 Class A Ordinary Share. The number of the Class A Ordinary Shares is as reported in a Schedule 13G filed by Woodbury Capital Management Limited on June 24, 2022.

(8)	The number of the Class A Ordinary Shares is as reported in a Schedule 13G jointly filed by Genetel Bioventures Limited and Michael Yang Mengsu on August 17, 2022.
(9)

Represents (i) 5,192,250 Class A Ordinary Shares held by Aspex Master Fund and (ii) 1,504,999 Class A Ordinary Shares issuable upon the exercise of 1,166,666 redeemable Warrants held by Aspex Master Fund on the basis that one redeemable Warrant is exercisable into 1.29 Class A Ordinary Shares. The number of the Class A Ordinary Shares is as reported in a Schedule 13G jointly filed by Aspex Management (HK) Limited, Aspex Master Fund and LI Ho Kei on May 18, 2022.

(10)

Represents 5,601,297 Class A Ordinary Shares held by PAG. The number of the Class A Ordinary Shares is as reported in a Schedule 13G jointly filed by PAG, Pacific Alliance Group Limited, Pacific Alliance Investment Management Limited, Pacific Alliance Group Asset Management Limited, Pacific Alliance Asia Opportunity Fund L.P. and PAG Quantitative Strategies Trading Limited on May 18, 2022.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time by the Selling Securityholders of (A) up to 60,441,798 Class A Ordinary Shares, which includes (i) 7,198,200 Class A Ordinary Shares issued in the PIPE Investment; (ii) 7,740,000 Class A Ordinary Shares issued to the Forward Purchase Investors; (iii) 6,933,558 Class A Ordinary Shares issued to the Sponsor pursuant to the Initial Merger; (iv) 100,000 Class A Ordinary Shares issued to certain Artisan directors pursuant to the Initial Merger; (v) 9,713,864 Class A Ordinary Shares issuable upon the conversion of 9,713,864 Class B Ordinary Shares issued to Da Yeung Limited pursuant to the Acquisition Merger; and (vi) a total of 28,756,176 Class A Ordinary Shares issued to certain prior shareholders of Prenetics pursuant to the Acquisition Merger; (B) up to 6,041,007 Private Warrants issued to the Sponsor and the Forward Purchase Investors pursuant to the Initial Merger; and (C) up to 7,792,898 Class A Ordinary Shares issuable upon exercises of the Private Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth information known to us as of December 5, 2022 regarding the names of the Selling Securityholders for which we are registering securities for resale to the public, their beneficial ownership of Class A Ordinary Shares and Warrants, and the amount of Class A Ordinary Shares and Warrants that may be offered from time to time by the Selling Securityholders pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The securities held by certain of the Selling Securityholders are subject to transfer restrictions, as described in the section titled “Description of Share Capital — Transfer of Ordinary Shares.”

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

The securities owned by the persons named below do not have voting rights different from the securities owned by other holders.

	Securities beneficially owned prior to this offering					Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Ordinary Shares	%(1)	Warrants	%(1)		Ordinary Shares	Warrants	Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Silverlight Capital Fund L.P.(3)	3,870,000	3.3%	—	—		3,870,000	—	—	—	—	—
Lippo-Dragonstone Asia Star I Limited(4)	3,225,000	2.7%	—	—		3,225,000	—	—	—	—	—
Xen One Limited(5)	103,200	*	—	—		103,200	—	—	—	—	—
Aspex Master Fund(6)	5,192,250	4.4%	1,166,666		(7)	3,870,000	750,000	1,322,250	1.2%	416,666		(8)
PAG Quantitative Strategies Trading Limited(9)	4,353,750	3.7%	750,000		(10)	3,870,000	750,000	483,750	*	—	—
Woodbury Capital Management Limited(11)	6,066,863	5.1%	3,973,381		(12)	6,066,863	3,973,381	—	—	—	—
M13 Capital Management Holdings Limited(13)	866,695	*	567,626		(14)	866,695	567,626	—	—	—	—
Da Yeung Limited(15)	9,713,864	8.2%	—	—		9,713,864	—	—	—	—	—
Avrom Boris Lasarow(16)	2,189,337	1.8%	—	—		1,881,844	—	307,493	*	—	—
For Excelsiors Limited(17)	3,840,716	3.2%	—	—		3,840,716	—	—	—	—	—
Prudential Hong Kong Limited(18)	12,660,138	10.7%	—	—		12,660,138	—	—	—	—	—
Genetel Bioventures Limited(19)	9,206,785	7.7%	—	—		9,206,785	—	—	—	—	—
Cui Zhanfeng(20)	789,282	*	—	—		789,282	—	—	—	—	—
Lucky Rider Investments Limited(21)	377,411	*	—	—		377,411	—	—	—	—	—
William Keller(22)	25,000	*	—	—		25,000	—	—	—	—	—
Mitch Garber(23)	25,000	*	—	—		25,000	—	—	—	—	—
Fan (Frank) Yu(24)	25,000	*	—	—		25,000	—	—	—	—	—
Sean O’Neill(25)	25,000	*	—	—		25,000	—	—	—	—	—

*	Less than 1% of the total number of outstanding Ordinary Shares
(1)

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 109,118,706 Class A Ordinary Shares and 9,713,864 Class B Ordinary Shares issued and outstanding as of December 5, 2022, and does not include 22,384,585 Class A Ordinary Shares issuable upon the exercise of our Warrants.

(2)	Assumes the sale of all shares offered in this prospectus.
(3)	The business address of Silverlight Capital Fund L.P. is 18/F, COFCO Tower, 262 Gloucester Rd., Causeway Bay, Hong Kong.
(4)	The business address of Lippo-Dragonstone Asia Star I Limited is Unit 1004, 10/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.
(5)	The business address of Xen One Limited is Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands.
(6)	The business address of Aspex Master Fund is c/o Aspex Management (HK) Limited, 16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong.
(7)

The exercise of the 1,166,666 Warrant held by Aspex Master Fund will result in the issuance of 1,504,999 Class A Ordinary Shares, or 6.7% of all Class A Ordinary Shares underlying Warrants, at a price of $8.91 per 1.29 Class A Ordinary Shares, subject to adjustment.

(8)

The exercise of the 416,666 Warrants held by Aspex Master Fund will result in the issuance of 537,449 Class A Ordinary Shares, or 2.4% of all Class A Ordinary Shares underlying Warrants, at a price of $8.91 per 1.29 Class A Ordinary Shares, subject to adjustment.

(9)	The business address of PAG Quantitative Strategies Trading Limited is c/o PAG Quantitative Strategies Trading Limited, 33/ F, Three Pacific Place, 1 Queen’s Road East, Hong Kong.
(10)

The exercise of the 750,000 Warrant held by PAG Quantitative Strategies Trading Limited will result in the issuance of 967,500 Class A Ordinary Shares, or 4.3% of all Class A Ordinary Shares underlying Warrants, at a price of $8.91 per 1.29 Class A Ordinary Shares, subject to adjustment.

(11)

Woodbury Capital Management Limited is a member of Artisan LLC. On June 9, 2022, Artisan LLC distributed the 6,933,558 Class A Ordinary Shares and 4,541,007 Private Warrants held by it to its two members on a pro rata basis. Woodbury Capital Management Limited and M13 Capital Management Holdings Limited. The business address of Woodbury Capital Management Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands.

(12)

The exercise of the 3,973,381 Warrants held by Woodbury Capital Management Limited will result in the issuance of 5,125,661 Class A Ordinary Shares, or 22.9% of all Class A Ordinary Shares underlying Warrants, at a price of $8.91 per 1.29 Class A Ordinary Shares, subject to adjustment.

(13)

M13 Capital Management Holdings Limited is a member of Artisan LLC. On June 9, 2022, Artisan LLC distributed the 6,933,558 Class A Ordinary Shares and 4,541,007 Private Warrants held by it to its two members on a pro rata basis. The business address of M13 Capital Management Holdings Limited is Portcullis Chambers 4th Floor, Ellen Skelton Building, 3076 Sir Francis, Drake Highway, Road Town, Tortola VG1110, British Virgin Islands. Cheng Yin Pan (Ben), a director of our Company, is the manager of M13 Capital Management Holdings Limited and has voting and investment discretion with respect to the Class A Ordinary Shares held of record by M13 Capital Management Holdings Limited. Cheng Yin Pan (Ben) disclaims any beneficial ownership of the securities held by M13 Capital Management Holdings Limited other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(14)

The exercise of the 567,626 Warrants held by M13 Capital Management Holdings Limited will result in the issuance of 732,237 Class A Ordinary Shares, or 3.3% of all Class A Ordinary Shares underlying Warrants, at a price of $8.91 per 1.29 Class A Ordinary Shares, subject to adjustment.

(15)

Consists of 9,713,864 Class B Ordinary Shares. Da Yeung Limited is wholly owned by Yeung Danny Sheng Wu. Yeung Danny Sheng Wu is a director and the chairperson and chief executive officer of our Company. The business address of Da Yeung Limited is Coastal Building, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, VG 1110, British Virgin Islands.

(16)	The business address of Avrom Boris Lasarow is Thimble Hall, Leacon Lane, Charling, Ashford, United Kingdom.
(17)

For Excelsiors Limited is wholly owned by Tzang Chi Hung Lawrence. Dr. Tzang Chi Hung Lawrence is the chief science officer of our Company. The business address of For Excelsiors Limited is Coastal Building, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands, VG 1110.

(18)	The business address of Prudential Hong Kong Limited is 59/F, One Island East, 18 Westlands Road, Quarry Bay, Hong Kong.
(19)	The business address of Genetel Bioventures Limited is 7B, Yardley Commercial Building, 3 Connaught Road West, Sheung Wan, Hong Kong.
(20)	Dr. Cui Zhanfeng is a director of our Company. The business address of Dr. Cui Zhanfeng is Ash Tree Farm, Faringdon Road, Cumnor, Oxford, United Kingdom, OX2 9QX.
(21)

Lucky Rider Investments Limited is wholly owned by Chiu Wing Kwan (Winnie), a director of our Company. The business address of Lucky Rider Investments Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(22)	The business address of William Keller is Lerchenhalde 7, CH8703 Erlenbach, Switzerland.
(23)	The business address of Mitch Garber is 2200 Stanley — 10th Floor Montreal, Quebec Canada H3A1R6.
(24)	The business address of Fan (Frank) Yu is c/o Ally Bridge Group (HK) Limited Unit 3002-3004, 30/F, Gloucester Tower, The Landmark 15 Queen’s Road Central, Hong Kong.
(25)	The business address of Sean O’Neill is 209 Park Vista Tower, 5 Cobblestone Square, London E1W 3AY, United Kingdom.

Material Relationships with Selling Securityholders

See the section titled “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Business Combination

On May 18, 2022 (the “Closing Date”), the Company consummated the transactions contemplated by the previously announced business combination pursuant to the Business Combination Agreement, by and among the Company, Artisan, Artisan Merger Sub, Prenetics Merger Sub and Prenetics. Pursuant to the Business Combination Agreement, (i) Artisan merged with and into Artisan Merger Sub, with Artisan Merger Sub surviving and remaining as our wholly owned subsidiary and (ii) following the Initial Merger, Prenetics Merger Sub merged with and into Prenetics, with Prenetics being the surviving entity and becoming our wholly owned subsidiary.

The Business Combination Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

The Initial Merger

As a result of the Initial Merger, at the Initial Merger Effective Time (i) all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Artisan and Artisan Merger Sub became the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Artisan Merger Sub as the surviving company, and Artisan Merger Sub thereafter became as a wholly owned subsidiary of the Company and the separate corporate existence of Artisan ceased to exist, (ii) each issued and outstanding security of Artisan immediately prior to the Initial Merger Effective Time was cancelled in exchange for or converted into securities of the Company or other rights or property as set out below, (iii) Cheng Yin Pan (Ben) was appointed as a director on the board of directors of the Company, in addition to the then existing director of the Company, the then existing officers (if any) ceased to hold office and the initial officers of the Company from the Initial Merger Effective Time were appointed as determined by us, (iv) Cheng Yin Pan (Ben) was appointed as a director on the board of directors of Artisan Merger Sub and held office until the Acquisition Effective Time, in addition to the then existing director of Artisan Merger Sub, the then existing officers of Artisan Merger Sub (if any) ceased to hold office and the initial officers of Artisan Merger Sub from the Initial Merger Effective Time were appointed as determined by us, (v) Artisan Merger Sub’s memorandum and articles of association was amended and restated to read in their entirety in the form attached as Exhibit G to the Business Combination Agreement, and (vi) the Company’s memorandum and articles of association were amended and restated to read in their entirety in the form attached as Exhibit I to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Initial Merger Effective Time:

•

each Unit issued and outstanding immediately prior to the Initial Merger Effective Time was automatically detached and the holder thereof was deemed to hold one Artisan Public Share and one-third of an Artisan Public Warrant;

•

immediately following the separation of each Unit, each Artisan Public Share (which, for the avoidance of doubt, includes the Artisan Public Shares held as a result of the separation of the Units and Artisan Public Shares issued in the Class B Recapitalization) issued and outstanding immediately prior to the Initial Merger Effective Time (excluding Artisan Public Shares that are held by Artisan shareholders that validly exercise their redemption rights, Dissenting Artisan Shares and Artisan treasury shares) was cancelled in exchange for the right to receive the number of newly issued Class A Ordinary Shares equal to the Class A Exchange Ratio;

•

each Artisan Warrant (which, for the avoidance of doubt, includes the Artisan Public Warrants held as a result of the separation of the Units) outstanding immediately prior to the Initial Merger Effective Time ceased to be a warrant with respect to Artisan Public Shares and be assumed by the Company and converted into a warrant to purchase such number of Class A Ordinary Share equal to the Class A

Exchange Ratio subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement;

•

the single share in the capital of Artisan Merger Sub issued and outstanding immediately prior to the Initial Merger Effective Time and owned by the Company continued existing and constituted the only issued and outstanding share in the capital of Artisan Merger Sub; and

•

the holder of one share of the Company and any other shares of the Company immediately prior to the Initial Merger Effective Time surrendered such shares for no consideration to the Company and all such shares were cancelled by the Company.

The sum of all Class A Ordinary Shares received by Artisan shareholders is referred to as “Initial Merger Consideration.”

The Acquisition Merger

Following the Initial Merger, as a result of the Acquisition Merger, at the Acquisition Effective Time (i) all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Prenetics Merger Sub and Prenetics became the assets and liabilities of Prenetics as the surviving company, and Prenetics became a wholly owned subsidiary of the Company and the separate corporate existence of Prenetics Merger Sub ceased to exist, (ii) each issued and outstanding security of Prenetics immediately prior to the Acquisition Effective Time was cancelled in exchange for or converted into securities of the Company or other rights or property as set out below, (iii) each share of Prenetics Merger Sub issued and outstanding immediately prior to the Acquisition Effective Time was automatically converted into one ordinary share of the surviving company, (iv) the board of directors and officers of Prenetics Merger Sub ceased to hold office, and the board of directors and officers of Prenetics was determined by us and (v) the memorandum and articles of association of Prenetics was amended and restated to read in their entirety in the form attached as Exhibit H to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Acquisition Effective Time:

•

each Prenetics Ordinary Share and Prenetics Preferred Share (other than Prenetics Key Executive Shares, Prenetics Dissenting Shares and Prenetics Treasury Shares) issued and outstanding immediately prior to the Acquisition Effective Time was cancelled in exchange for the right to receive such fraction of a newly issued Class A Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding up to the nearest whole Class A Ordinary Share with respect to the total number of Class A Ordinary Shares to be received by each Prenetics shareholder;

•

each Prenetics Key Executive Share issued and outstanding immediately prior to the Acquisition Effective Time was cancelled in exchange for the right to receive such fraction of a newly issued Class B Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding up to the nearest whole Class B Ordinary Share with respect to the total number of Class B Ordinary Shares to be received by Danny Yeung;

•

each Prenetics RSU outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, was automatically assumed by the Company and converted into an award of restricted share units representing the right to receive the number of Class A Ordinary Shares equal to (i) the number of Prenetics Ordinary Shares subject to such Prenetics RSU immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, was subject to substantially the same terms and conditions as were applicable to such Prenetics RSU immediately prior to the Acquisition Effective Time; and

•	each Prenetics Key Executive RSU outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, was automatically assumed by the Company and converted into an award of restricted share units representing the right to receive the number of Class B Ordinary Shares equal to (i) the number of Prenetics Ordinary Shares subject to such Prenetics Key Executive RSU immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, was subject to substantially the same terms and conditions as were applicable to such Prenetics Key Executive RSU immediately prior to the Acquisition Effective Time.

The sum of all the Ordinary Shares and other securities receivable by Prenetics shareholders is referred to as “Acquisition Merger Consideration,” and the Initial Merger Consideration and the Acquisition Merger Consideration are referred to as the “Shareholder Merger Consideration.” Prior to the Initial Merger Effective Time, the Company deposited with Continental as Exchange Agent (or another exchange agent reasonably acceptable to Artisan and Prenetics) the Shareholder Merger Consideration.

Related Agreements

This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.

PIPE Financing (Private Placement)

Substantially concurrently with the execution of the Business Combination Agreement, the Company, Artisan and the PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 6,000,000 Class A Ordinary Shares for $10 per share, for an aggregate purchase price equal to $60,000,000 (the “PIPE Investment”).

Pursuant the PIPE Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Business Combination Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (ii) the accuracy of representations and warranties in all material respects and (iii) material compliance with covenants.

In connection with and concurrently with the execution of the BCA Amendment, the Company and Artisan entered into an Amendment to PIPE Subscription Agreement with each of the PIPE Investors, respectively, pursuant to which the number of Class A Ordinary Shares to be purchased by each PIPE Investor immediately prior to the Acquisition Effective Time is increased by multiplying (a) the number of Class A Ordinary Shares that such PIPE Investor agreed to purchase under the relevant PIPE Subscription Agreement by (b) the Class A Exchange Ratio, without additional consideration payable by such PIPE Investor.

Prenetics Shareholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, we, Artisan, Prenetics and certain of the shareholders of Prenetics entered into the Prenetics Shareholder Support Agreements. Pursuant to the Prenetics Shareholder Support Agreement, certain shareholders who hold an aggregate of at least 65% of the outstanding Prenetics Shares (on an as converted basis as of the date of the Business Combination Agreement) agreed, among other things: (a) to vote in favor of the transactions contemplated by the Business Combination Agreement or any other Related Agreements, (b) to appear at the Prenetics shareholders’ meeting in person or by proxy for purposes of counting towards a quorum, (c) to vote against any proposals that would or would be reasonably likely to in any material respect impede the transactions contemplated by the Business Combination Agreement or any other Related Agreements, (d) not to transfer any Prenetics Shares held by such shareholder, (e) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Cayman Islands Companies

Act in respect to all Prenetics Shares held by such shareholders with respect to the Acquisition Merger, and (f) for the period after the Closing specified therein, not to transfer certain Ordinary Shares held by such shareholder, if any, subject to certain exceptions.

On October 1, 2021, one shareholder of Prenetics (the “Joining Shareholder”) executed a Deed of Joinder (the “Shareholder Support Agreement Joinder”) with us, Artisan and Prenetics. Pursuant to the Shareholder Support Agreement Joinder, the Joining Shareholder agreed to be bound by the Prenetics Shareholder Support Agreement and to comply with all of the terms and conditions thereof including the agreements described in the foregoing paragraph. After taking into account of the Shareholder Support Agreement Joinder, shareholders of Prenetics representing approximately 80% of the outstanding Prenetics Shares (on an as converted basis as of the date of this prospectus) agreed to vote in favor of the transactions contemplated by the Business Combination Agreement.

On March 30, 2022, we, Artisan, Prenetics, Danny Yeung and Dr. Lawrence Tzang entered into the Management Shareholder Support Agreement Amendment Deed, pursuant to which the lock-up period applicable to Danny Yeung is amended such that: (a) 50% of the Ordinary Shares to be acquired by him in the Business Combination would be subject to a lock-up that expires on the earliest of (x) six (6) months after the Closing Date, (y) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (z) the date on which the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty-(30) trading day period commencing at least one hundred fifty (150) days after the Closing Date, and (b) the remaining 50% would be subject to a lock-up that expires on the earliest of (x) twelve (12) months after the Closing Date, (y) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (z) the date on which the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date, subject to certain exceptions.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Artisan, Sponsor, Prenetics and the directors of Artisan entered into the Sponsor Support Agreement, pursuant to which Sponsor agreed, among other things and subject to the terms and conditions set forth therein: (a) to vote in favor of (i) the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to waive the anti-dilution rights it held in respect of the Founder Shares under the Artisan Articles, (c) to appear at the Extraordinary General Meeting for purposes of constituting a quorum, (d) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (e) not to redeem any Artisan Shares held by Sponsor, (f) not to amend that certain letter agreement between Artisan, Sponsor and certain other parties thereto, dated as of May 13, 2021, (g) not to transfer any Artisan Shares held by Sponsor, (h) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Cayman Islands Companies Act in respect to all Artisan Shares held by Sponsor with respect to the Initial Merger, to the extent applicable, (i) to release, effective as of the Acquisition Effective Time, the Company, Artisan, Prenetics and its subsidiaries from all claims in respect of or relating to the period prior to the Closing, subject to the exceptions set forth therein (with Prenetics agreeing to release the Sponsor and Artisan on a reciprocal basis) and (j) to agree to a lock-up of its Ordinary Shares, Warrants and Ordinary Shares received upon the exercise of any Warrants during the respective periods as set forth therein, subject to certain exceptions.

On March 30, 2022, the Company, Artisan, Prenetics, Sponsor and the Artisan directors entered into the Sponsor Support Agreement Amendment Deed, pursuant to which the lock-up period applicable to Sponsor was amended such that (a) 50% of the Ordinary Shares to be acquired by the Sponsor in the Business Combination would be subject to a lock-up that expires on the earliest of (x) six (6) months after the Closing Date, (y) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (z) the date on which the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty-(30) trading day period commencing at least one hundred fifty (150) days after the Closing Date, and (b) the remaining 50% will be subject to a lock-up that expires on the earliest of (x) twelve (12) months after the Closing Date, (y) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (z) the date on which the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty-(30) trading day period commencing at least one hundred fifty (150) days after the Closing Date, subject to certain exceptions.

Sponsor Agreement

On March 30, 2022 and in connection with the BCA Amendment, the Company, Prenetics and Artisan entered into the Sponsor Agreement with the Sponsor and the Artisan independent directors, pursuant to and subject to the terms of which, among other things, immediately prior to the consummation of the Initial Merger, Sponsor and the Artisan independent directors contributed, transferred, assigned, conveyed and delivered to Artisan all of their respective right, title and interest in, to and under their Founder Shares in exchange for Artisan Public Shares, and the Sponsor also surrendered and forfeited certain Private Placement Warrants for no consideration. In connection with the foregoing and immediately prior to the consummation of the Initial Merger, (i) all 9,133,558 outstanding Founder Shares held by Sponsor were exchanged and converted into such number of Artisan Public Shares equal to (x) 6,933,558, divided by (y) the Class A Exchange Ratio; (ii) the aggregate of 100,000 outstanding Founder Shares held by the Artisan independent directors were exchanged and converted into such number of Artisan Public Shares equal to (x) 100,000, divided by (y) the Class A Exchange Ratio; and (iii) the Sponsor automatically irrevocably surrendered and forfeited to Artisan for no consideration, as a contribution to capital, such number of Private Placement Warrants equal to (x) 5,857,898 minus (y) the quotient obtained by dividing 5,857,898 by the Class A Exchange Ratio.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Artisan, the Company, Sponsor and certain holders of Prenetics securities entered into the Registration Rights Agreement, which became effective upon the Closing, pursuant to which, among other things, the Company agreed to undertake certain resale shelf registration obligations in accordance with the Securities Act and Sponsor and the holders of Prenetics securities have been granted customary demand and piggyback registration rights. Following the execution of the Business Combination Agreement and on November 8, 2021, all existing parties to the Registration Rights Agreement and several shareholders of Prenetics entered into a joinder agreement, pursuant to which such shareholders of Prenetics agreed to be bound by the terms and conditions of, and were granted the registration rights under, the Registration Rights Agreement. See “Shares Eligible for Future Sale — Registration Rights.”

Assignment, Assumption and Amendment Agreement

Concurrently with the execution of the Business Combination Agreement, Artisan, the Company and Continental entered into the Assignment, Assumption and Amendment Agreement and amended the Existing Warrant Agreement, pursuant to which, among other things, Artisan assigned all of its right, title and interest in the Existing Warrant Agreement to the Company, and the Company assumed such assignment from Artisan, including the warrants provided for under the Existing Warrant Agreement, in each case effective upon the Initial Closing.

Forward Purchase Agreements

Prior to the IPO, Artisan entered into the Forward Purchase Agreements, pursuant to which the Forward Purchase Investors agreed to purchase an aggregate of 6,000,000 Artisan Public Shares plus 1,500,000 redeemable Artisan Warrants, for a purchase price of $10.00 per Artisan Public Share, as applicable, or $60,000,000 in the aggregate, in a private placement to close immediately prior to the closing of the initial business combination of Artisan. Concurrently with the execution of the Business Combination Agreement, the Forward Purchase Investors entered into Deeds of Novation and Amendment, pursuant to which the Forward Purchase Investors agreed to replace their commitments to purchase the Artisan Public Shares and Artisan Warrants under the Forward Purchase Agreements with the commitment to purchase an aggregate of 6,000,000 Class A Ordinary Shares plus 1,500,000 redeemable Warrants, for a purchase price of $10.00 per Class A Ordinary Share, as applicable, or $60,000,000 in the aggregate, in a private placement to close immediately prior to the Closing.

In connection with and concurrently with the execution of the BCA Amendment, Artisan, the Company and Sponsor entered into an Amendment to Deed of Novation and Amendment with each of the Forward Purchase Investors, respectively, pursuant to which (i) the number of Class A Ordinary Shares was purchased by each Forward Purchase Investor immediately prior to the Acquisition Effective Time was increased by multiplying (a) the number of Class A Ordinary Shares that such Forward Purchase Investor agreed to purchase under the relevant Amended Forward Purchase Agreement by (b) the Class A Exchange Ratio, without additional consideration payable by such Forward Purchase Investor; (ii) the lock-up period applicable to such Forward Purchase Investor was amended to six months after the consummation of the Business Combination, subject to an earlier release if certain criteria are met; and (iii) such Forward Purchase Investor converted all Founder Shares held by it into Artisan Public Shares on a one-for-one basis immediately prior to the Initial Closing.

Lock-Up Agreements

Following the execution of the Business Combination Agreement and on November 8, 2021, and November 30, 2021, and January 23, 2022, respectively, certain Prenetics shareholders who were not parties to the relevant Prenetics Shareholders Support Agreement entered into the respective lock-up agreements with the Company, Prenetics and Artisan (each a “Lock-Up Agreement”), pursuant to which each shareholder agreed to the lock-up arrangements same as those applicable to the Prenetics shareholders who were parties to the Prenetics Shareholders Support Agreements (other than Danny Yeung), such that the PubCo Securities to be acquired by such Prenetics shareholders are subject to a lock-up for 180 days following the consummation of the Business Combination. After taking the Lock-Up Agreements into account, shareholders of Prenetics representing approximately 96.8% of the issued and outstanding share capital of Prenetics agreed to lock up the Ordinary Shares to be acquired by them following the consummation of the Business Combination Agreement.

Employment Agreements and Indemnification Agreements

See “Management — Compensation of Directors and Executive Officers.”

Share Incentive Plans

See “Management — Share Incentive Plans.”

Other Related Party Transactions

In 2019 and 2020, we sold testing kits to Prudential Hong Kong Limited, one of Prenetics’ major shareholders, and generated revenues in an aggregate amount of US$393,342 and US$16,950, respectively.

In 2019, 2020 and 2021, we purchased inventory and lab equipment from a joint venture in which Prenetics indirectly held approximately 44.07% equity interests, and paid an aggregate amount of US$5,590, US$21,119 and US$53,981, respectively.

For the year ended December 31, 2021, we paid consulting fee to Oxford Engtech Ltd., which is controlled by an existing director of Prenetics, in an aggregate amount of US$90,353.

DESCRIPTION OF SHARE CAPITAL

A summary of the material provisions governing our share capital is described below. This summary is not complete and should be read together with the Amended Articles, a copy of which is included elsewhere in this registration statement.

We are a Cayman Islands exempted company with limited liability and our affairs are governed by the Amended Articles, the Cayman Islands Companies Act, and the common law of the Cayman Islands.

Our authorized share capital is $50,000 divided into 500,000,000 shares of $0.0001 par value each, of which (i) 400,000,000 are designated as Class A Ordinary Shares, (ii) 50,000,000 are designated as convertible Class B Ordinary Shares and (iii) 50,000,000 are designated as shares of such class or classes (however designated) as the board of directors may determine in accordance with Article 10 of the Amended Articles. All Ordinary Shares issued and outstanding as of the date of this prospectus are fully paid and non-assessable. On November 30, 2022, our board of directors authorized a share repurchase program, under which we may repurchase up to US$20 million of our Class A Ordinary Shares in the open market over the following 24 months. As of the date of this prospectus, we had not repurchased any Class A Ordinary Shares under this share repurchase program.

The following are summaries of material provisions of the Amended Articles and the Cayman Islands Companies Act insofar as they relate to the material terms of the Ordinary Shares.

Ordinary Shares

General

Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights and powers except for voting and conversion rights. We maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if our board of directors determines that share certificates be issued.

Danny Yeung controls the voting power of all of the outstanding Class B Ordinary Shares. Although Mr. Yeung controls the voting power of all of the outstanding Class B Ordinary Shares, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee of such holder, those shares will automatically and immediately convert into Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to Class A Ordinary Shares in other events described below. See “— Optional and Mandatory Conversion.”

Dividends

The holders of Ordinary Shares are entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, or as shareholders may declare by ordinary resolution (provided that no dividend shall exceed the amount recommended by the board of directors).

Class A Ordinary Shares and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie, provided, that no dividend can be made in specie on any Class A Ordinary Shares unless a dividend in specie in equal proportion is made on Class B Ordinary Shares.

Voting Rights

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the shareholders. In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each

Class A Ordinary Share are entitled to one (1) vote and each Class B Ordinary Share are entitled to twenty (20) votes. At any meeting of shareholders a resolution put to the vote of the meeting shall be decided by way of a poll and not by way of a show of hands. A poll shall be taken in such manner and at such place as the chairperson of the meeting may direct (including the use of a ballot or voting papers, or tickets) and the result of a poll shall be deemed to be the resolution of the meeting.

Class A Ordinary Shares and Class B Ordinary Shares vote together on all matters, except that we will not, without the approval of holders of a majority of the voting power of the Class B Ordinary Shares, voting exclusively and as a separate class:

•	increase the number of authorized Class B Ordinary Shares;

•

issue any Class B Ordinary Shares or securities convertible into or exchangeable for Class B Ordinary Shares, other than to any Key Executive or his or her affiliates, or on a pro rata basis to all holders of Class B Ordinary Shares permitted to hold such shares under the Amended Articles;

•	create, authorize, issue, or reclassify into, any preference shares in our capital or any shares in our capital that carry more than one (1) vote per share;

•

reclassify any Class B Ordinary Shares into any other class of shares or consolidate or combine any Class B Ordinary Shares without proportionately increasing the number of votes per Class B Ordinary Share; or

•

amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Amended Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares;

An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast at a meeting of shareholders, while a special resolution requires not less than two-thirds of votes cast at a meeting of shareholders.

Optional and Mandatory Conversion

Each Class B Ordinary Share are convertible into one (1) Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions occurring after the Acquisition Effective Time) at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Any number of Class B Ordinary Shares held by a holder thereof will automatically and immediately be converted into an equal number of Class A Ordinary Shares (as adjusted for share splits, share combinations and similar transactions occurring after the Acquisition Effective Time) upon the occurrence of any of the following:

•

Any direct or indirect sale, transfer, assignment, or disposition of such number of Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person that is not a Permitted Transferee of such holder;

•

The direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is not a Permitted Transferee of the such holder; or

•	A person becoming a holder of Class B Ordinary Shares by will or intestacy.

All Class B Ordinary Shares issued and outstanding will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

•	On Danny Yeung’s death or Incapacity;

•

On the date on which Danny Yeung is terminated for cause (as defined in the employment agreement with Danny Yeung (and in the event of a dispute regarding whether there was cause, cause will be deemed not to exist unless and until an affirmative ruling regarding such cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non- appealable); or

•

On the first date that both of the following conditions are satisfied: (I) Danny Yeung and his Affiliates and Permitted Transferees together own less than thirty three per cent (33%) of the number of Class B Ordinary Shares (which for these purposes shall be deemed to include all Class B Ordinary Shares issuable upon exercise of all outstanding restricted share units to acquire Class B Ordinary Shares that are held by Danny Yeung immediately following the Acquisition Effective Time) that Danny Yeung and his Affiliates and Permitted Transferees owned immediately following the Acquisition Effective Time, as adjusted for share splits, share combinations and similar transactions occurring after the Acquisition Effective Time; and (II) Danny Yeung ceases to be our Director or officer.

No Class B Ordinary Shares shall be issued by us after conversion of all Class B Ordinary Shares into Class A Ordinary Shares.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Amended Articles, any shareholders may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form, in a form prescribed by NASDAQ or any other form approved by our board of directors.

Class B Ordinary Shares may be transferred only to a Permitted Transferee of the holder and any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “— Optional and Mandatory Conversion.”

A “Permitted Transferee” with respect to the Class B Ordinary Shareholders, means any or all of the following:

(a)	Danny Yeung and his Permitted Entities and Permitted Transferees of each of them (each a “Key Executive”);

(b)	any Key Executive’s Permitted Entities;

(c)

the transferee or other recipient in any transfer of any Class B Ordinary Shares by any Class B Ordinary Shareholder: (i) to (A) his or her Family Members; (B) any other relative or individual approved by our board of directors; or (C) any trust or estate planning entity (including partnerships, limited companies, and limited liability companies), that is primarily for the benefit of, or the ownership interests of which are Controlled by, such Class B Ordinary Shareholder, his or her Family Members, and/or other trusts or estate planning entities described in this paragraph (c), or any entity Controlled by such Key Executive or a trust or estate planning entity; or (ii) occurring by operation of law, including in connection with divorce proceedings;

(d)	any charitable organization, foundation, or similar entity;

(e)	our Company or any of its subsidiaries; or

(f)	in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive: any Key Executive’s Family Members, another Class B Ordinary Shareholder, or a designee approved by majority of all our directors, provided that in case of any transfer of Class B Ordinary Shares pursuant to clauses (b) through (e) above to a person who at any later time ceases to be a Permitted Transferee under the relevant clause, we shall be entitled to refuse registration of any subsequent transfer of such Class B Ordinary Shares except back to the transferor of such Class B Ordinary Shares pursuant to clauses (b) through (e) (or to a Key Executive or his or her Permitted Transferees) and in the absence of such transfer back to the transferor (or to a Key Executive or his or her Permitted Transferees), the applicable Class B Ordinary Shares shall be subject to mandatory conversion as set out above.

A “Permitted Entity” with respect to any Key Executive means:

(a)

any person in respect of which such Key Executive has, directly or indirectly: (i) control with respect to the voting of all the Class B Ordinary Shares held by or to be transferred to such person; (ii) the ability to direct or cause the direction of the management and policies of such person or any other person having the authority referred to in the preceding clause (a)(i) (whether by contract, as executor, trustee, trust protector or otherwise); or (iii) the operational or practical control of such person, including through the right to appoint, designate, remove or replace the person having the authority referred to in the preceding clauses (a)(i) or (ii);

(b)	any trust the beneficiaries of which consist primarily of a Key Executive, his or her Family Members, and/or any persons Controlled directly or indirectly Controlled by such a trust; and

(c)	any person Controlled by a trust described in the immediately preceding clause (b).

“Family Member” means the following individuals: the applicable individual, the spouse of the applicable individual (including former spouses), the parents of the applicable individual, the lineal descendants of the applicable individual, the siblings of the applicable individual, and the lineal descendants of a sibling of the applicable individual. For purposes of the preceding sentence, the descendants of any individual shall include adopted individuals and their issue but only if the adopted individual was adopted prior to attaining age 18.

“Controlled” means directly or indirectly: (i) the ownership or control of a majority of the outstanding voting securities of such person; (ii) the right to control the exercise of a majority of the votes at a meeting of the board of directors (or equivalent governing body) of such person; or (iii) the ability to direct or cause the direction of the management and policies of such person (whether by contract, through other legally enforceable rights or howsoever arising).

Our board of directors may decline to register any transfer of any share in the event that any of the following is known by the directors not to be both applicable and true with respect to such transfer:

•

the instrument of transfer is lodged with us, or our designated transfer agent or share registrar, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•

the transferred shares are fully paid up and free of any lien in favor of us (it being understood and agreed that all other liens, e.g., pursuant to a bona fide loan or indebtedness transaction, shall be permitted); or

•	a fee of such maximum sum as NASDAQ may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our board of directors refuses to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal stating the facts which are considered to justify the refusal to register the transfer.

Liquidation

Our Class A Ordinary Shares and Class B Ordinary Shares will rank equally upon the occurrence of any liquidation, dissolution or winding up, in the event of which our assets will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Islands Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or us. The redemption of such shares will be effected in such manner and upon such other terms as we may, by either resolution of our board of directors or special resolution of shareholders, determine before the issue of the shares.

Variations of Rights of Shares

Subject to certain Amended Articles provisions governing the Class B Ordinary Shares, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

General Meetings of Shareholders

We will hold an annual general meeting at such time and place as our board of directors will determine. Our board of directors may call extraordinary general meetings whenever they think fit, and must convene an extraordinary general meeting upon the requisition of (a) shareholders holding at least one third of the votes that may be cast at such meeting, or (b) the holders of Class B Ordinary Shares entitled to cast a majority of the votes that all Class B Ordinary Shares are entitled to cast. At least seven (7) calendar days’ notice in writing shall be given for any general meeting.

One or more shareholders holding not less than one-third of the our total issued share capital in issue present in person or by proxy and entitled to vote will be a quorum for all purposes, provided that, from and after the Acquisition Effective Time where Class B Ordinary Shares are in issue, the presence in person or by proxy of holders of a majority of Class B Ordinary Shares will be required in any event.

Inspection of Books and Records

Our board of directors will determine whether, to what extent, at what times and places and under what conditions or articles our accounts and books will be open to the inspection by shareholders, and no shareholder (not being our director) will otherwise have any right of inspecting any of our account or book or document except as required by the Cayman Islands Companies Act or authorized by ordinary resolution of shareholders.

Changes in Capital

We may from time to time by ordinary resolution, subject to the rights of holders of Class B Ordinary Shares:

•	increase its share capital by such sum, to be divided into shares of such amount, as the resolution will prescribe;

•	consolidate and divide all or any of its share capital into shares of a larger amount than existing shares;

•

sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the rights of Class B Ordinary Shares, We may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by law.

Warrants

In connection with and upon the consummation of the Business Combination, each Artisan Warrant outstanding immediately prior to the Business Combination was assumed by the Company and converted into a Warrant entitling the holder thereof to purchase such number of Class A Ordinary Share equal to the Class A Exchange Ratio upon exercise. Each Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such Artisan Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

Exempted Company

We are an exempted company with limited liability incorporated under the laws of Cayman Islands.

The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

•

an exempted company (other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation;

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

SHARES ELIGIBLE FOR FUTURE SALE

We had 109,118,706 Class A Ordinary Shares and 9,713,864 Class B Shares issued and outstanding as of December 5, 2022. All of the Class A Ordinary Shares issued to the Artisan shareholders in connection with the Business Combination are freely transferable by persons other than by Sponsor or Artisan’s, Prenetics’ or our affiliates without restriction or further registration under the Securities Act. In addition, ordinary shares and warrants held by certain shareholders are subject to lock-up restrictions described below. Sales of substantial amounts of the Class A Ordinary Shares in the public market could adversely affect prevailing market prices of the Class A Ordinary Shares.

Lock-up Agreements

Concurrently with, and following the signing of the Business Combination Agreement, certain shareholders and executives of Prenetics, including its principal shareholders and Mr. Danny Yeung, the Forward Purchase Investors and Sponsor have agreed, pursuant respectively to certain of the Prenetics Shareholder Support Agreements, the Shareholder Support Agreement Joinder, the Management Shareholder Support Agreement Amendment Deed, the Amended Forward Purchase Agreements, the Deeds of Amendment to Deeds of Novation and Amendment, the Sponsor Support Agreement and the Sponsor Support Agreement Amendment Deed, not to, without the prior written consent of our board of directors, for specified periods of time after the consummation of the Business Combination, transfer any Ordinary Shares, Warrants or Ordinary Shares received upon the exercise of Warrants or settlement of the Company’s restricted share units received as a result of the Acquisition Merger, as applicable, with certain customary exceptions. As certain restriction have recently expired or will expire, additional securities have become or will become eligible for resale as follows:

•

for all the Ordinary Shares received by Danny Yeung as a result of the Acquisition Merger and upon settlement of the Company’s restricted share units received by Danny Yeung as a result of the Acquisition Merger (the “Key Executive Lock-up Shares”) and all the Ordinary Shares or Warrants received by Sponsor as a result of the Initial Merger and any Ordinary Shares received by Sponsor upon the exercise of Warrants (the “Sponsor Lock-up Securities”), with respect to 50% of the Key Executive Lock-up Shares and 50% of the Sponsor Lock-up Securities, on the earliest of (x) six (6) months after the Closing Date, (y) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (z) the date on which the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date;

•

with respect to 50% of the Key Executive Lock-Up Shares and 50% of the Sponsor Lock-up Securities, on the earliest of (x) twelve (12) months after the Closing Date, (y) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (z) the date on which the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty- (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date;

•

with respect to the Ordinary Shares received by the Forward Purchase Investors in the Initial Merger that were exchanged from the Artisan Public Shares acquired by the Forward Purchase Investors in the Class B Recapitalization, on the earliest of (x) six (6) months after the Closing Date, (y) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (z) the date on which the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty- (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date; and

•

for (a) all Ordinary Shares received by certain Prenetics shareholders that are parties to the Shareholder Support Agreements (other than Danny Yeung or any of his controlled affiliates(s)) as a result of the Acquisition Merger and upon settlement of the Company’s restricted share units received by such Prenetics shareholders as a result of the Acquisition Merger and (b) all Ordinary Shares or Warrants received by certain directors of Artisan as a result of the Initial Merger and any Ordinary Shares received by such directors of Artisan upon the exercise of Warrants, on the earliest of (x) 180 days after the Closing Date, (y) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (z) the date on which the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date.

Registration Rights

Pursuant to the PIPE Subscription Agreements, as amended, we must file a registration statement registering up to such number of Class A Ordinary Shares equal to the product of (a) 6,000,000 multiplied by (b) the Class A Exchange Ratio held by the PIPE Investors within 30 days after the consummation of the Business Combination.

Concurrently with the signing of the Business Combination Agreement, we entered into the Registration Rights Agreement with Artisan and Sponsor, Danny Yeung, Avrom Boris Lasarow and Lawrence Chi Hung Tzang (each, a “Holder”), pursuant to which the following securities must, subject to the provisions of the Registration Rights Agreement, be registered in a “shelf” registration statement on Form F-1: (i) all outstanding Ordinary Shares or Warrants that are held by a Holder as of immediately following the Closing; (ii) any Ordinary Shares that may be acquired by a Holder upon the exercise of any of the Warrants (or any other option or right to acquire Ordinary Shares) that are held by a Holder as of immediately following the Closing; and (iii) any other equity security issued or issuable with respect to any securities referenced in the foregoing clauses (i) or (ii) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction. We shall, as soon as reasonably practicable and in any event no later than 45 days following the date that we become eligible to use a “shelf” registration statement on Form F-3, convert and/or file the “shelf” registration statement on Form F-1 to a “shelf” registration statement on Form F-3. (a) Holders of at least 20% of the then outstanding number of registrable securities, (b) Sponsor, or (c) any of the directors and officers of Prenetics, a significant shareholder of Prenetics and their permitted transferees (each, a “Significant Holder”) may request to sell all or a portion of their registrable securities in an underwritten takedown provided that we shall only be obligated to effect an underwritten takedown if such underwritten offering shall include registrable securities proposed to be sold by the Holders making the demand with a total offering price reasonably expected to exceed, in the aggregate, US$25,000,000; provided further that we shall not be obligated to effect (a) more than one (1) underwritten takedown within the first year following the Closing, (b) for the period commencing one year after the Closing, more than two (2) underwritten takedowns within any twelve-month period, (c) more than two (2) underwritten takedowns where the Sponsor is making the demand or (d) more than two (2) underwritten takedowns where a Significant Holder is making the demand. In addition, holders of registrable securities have certain “piggy-back” registration rights with respect to registration statements filed by us with respect to securities for its own account or for the account of our shareholders, with certain customary exceptions. We will bear all costs and expenses incurred in connection with the filing of any such registration statements, other than all incremental selling expenses relating to the sale of registrable securities, such as underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Holders.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides a safe harbor from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the safe harbor for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the safe harbor for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

U.S. Federal Income Tax Considerations to U.S. Holders

General

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of our Class A Ordinary Shares and Warrants (the “PubCo Securities”). No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of PubCo Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold PubCo Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	our officers or directors;

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	S-corporations, partnerships and other pass-through entities or arrangements;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our shares by vote or value;

•	persons that acquired PubCo Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons subject to the alternative minimum tax or the base erosion and anti-abuse tax;

•	persons that hold PubCo Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of PubCo Securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold PubCo Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of PubCo Securities, the U.S. federal income tax treatment of the partnership or a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. If you are a partnership or a partner of a partnership holding PubCo Securities, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF PUBCO SECURITIES. HOLDERS OF PUBCO SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Taxation of Distributions

As stated under “— Dividend Policy,” we do not anticipate paying any cash distributions on our Class A Ordinary Shares in the foreseeable future. However, subject to the possible applicability of the PFIC rules discussed below under “Passive Foreign Investment Company Status,” if we do make a distribution of cash or other property on our Class A Ordinary Shares, a U.S. Holder will generally be required to include in gross income as a dividend the amount of any distribution paid on our Class A Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules described below, distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in our Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below). We do not intend to provide calculations of our earnings and profits under U.S. federal income tax principles. A U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will generally not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions, dividends will generally be taxed at the lower applicable long-term capital gains rate (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below) provided that our Class A Ordinary Shares are readily tradable on an established securities market in the United

States, and we are not treated as a PFIC in the year the dividend is paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on NASDAQ (on which the Class A Ordinary Shares are listed) will be considered readily tradable on an established securities market in the United States. Even if the Class A Ordinary Shares are listed on NASDAQ, there can be no assurance that our Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Class A Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants

Subject to the PFIC rules described below under “Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize capital gain or loss on the sale or other taxable disposition of our Class A Ordinary Shares or Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares or Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules described below under “Passive Foreign Investment Company Status” and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will generally not recognize gain or loss upon the acquisition of a Class A Ordinary Share on the exercise of a Warrant for cash. A U.S. Holder’s tax basis in a Class A Ordinary Share received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Class A Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would generally equal the U.S. Holder’s tax basis in the Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise is treated as a recapitalization, the holding period of the Class A Ordinary Shares would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of Warrants having an aggregate value equal to the exercise price for the total number of warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the exercise price for the total number of warrants deemed exercised and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would equal the U.S. Holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem warrants for cash or purchases warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Exercise, Lapse or Redemption of a Warrant.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Class A Ordinary Shares for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Share Capital — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interests in our assets or earnings and profits (e.g. through an increase in the number of Class A Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a Warrant) as a result of a distribution of cash or other property to the holders of Class A Ordinary Shares which is taxable to the U.S. Holders of such Class A Ordinary Shares as described under “— Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its Warrants to the extent that such distribution is treated as a dividend.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of our Class A Ordinary Shares and Warrants could be materially different from that described above if we are or were treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on our composition of assets and market capitalization (which is subject to fluctuation), we may be a PFIC for the current taxable year or in future taxable years. Because PFIC status is a factual determination that takes into account the entire taxable year, it is not possible to determine whether we are a PFIC for any taxable year until after the close of such taxable year. As such, there can be no assurance with respect to our PFIC status for the current taxable year or for any future taxable years.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares or Warrants and, in the case of Class A Ordinary Shares, the U.S. Holder did not make an applicable purging election, or a mark-to-market election, such U.S. Holder would generally be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares or Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares or Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of such U.S. Holder’s Class A Ordinary Shares (but not Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends.

A U.S. Holder may not make a QEF election with respect to its Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon exercise of such Warrants for cash) and we were a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized will generally be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Warrants properly makes and maintains a QEF election with respect to the newly acquired Class A Ordinary Shares (or has previously made a QEF election with respect to Class A Ordinary Shares), the QEF election will apply to the newly acquired Class A Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A Ordinary Shares (which will generally be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, we will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of our earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, we must also be determined to be a “controlled foreign corporation” as defined by the Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Class A Ordinary Share acquired upon the exercise of the warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. We have not determined whether we will provide U.S. Holders this information if we determine that we are a PFIC.

Alternatively, if we are a PFIC and the Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Class A Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder will generally include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NASDAQ (on which the Class A Ordinary Shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Class A Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Class A Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Class A Ordinary Shares and Warrants should consult their tax advisors concerning the application of the PFIC rules to PubCo Securities under their particular circumstances.

Cayman Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the PubCo Securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of PubCo Securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of PubCo Securities or on an instrument of transfer in respect of a PubCo Security.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (2018 Revision) of the Cayman Islands, the Governor in Cabinet of the Cayman Islands has undertaken with the Company:

(a)	no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (2018 Revision).

The concessions apply for a period of TWENTY years from September 21, 2021.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders named in this prospectus of: (A) up to 60,441,798 Class A Ordinary Shares, which includes (i) 7,198,200 Class A Ordinary Shares issued in the PIPE Investment; (ii) 7,740,000 Class A Ordinary Shares issued to the Forward Purchase Investors; (iii) 6,933,558 Class A Ordinary Shares issued to the Sponsor pursuant to the Initial Merger; (iv) 100,000 Class A Ordinary Shares issued to certain Artisan directors pursuant to the Initial Merger; (v) 9,713,864 Class A Ordinary Shares issuable upon the conversion of 9,713,864 Class B Ordinary Shares issued to Da Yeung Limited pursuant to the Acquisition Merger; and (vi) a total of 28,756,176 Class A Ordinary Shares issued to certain prior shareholders of Prenetics pursuant to the Acquisition Merger; (B) up to 6,041,007 Private Warrants issued to the Sponsor and the Forward Purchase Investors pursuant to the Initial Merger; and (C) up to 7,792,898 Class A Ordinary Shares issuable upon exercises of the Private Warrants. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders.

We are registering the foregoing securities so that those securities may be freely sold to the public by the Selling Securityholders. We have agreed with certain Selling Securityholders pursuant to the Registration Rights Agreement to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Securityholders cease to hold any securities eligible for registration under the Registration Rights Agreement. The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus, and each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. However, there can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder. The aggregate proceeds to the Selling Securityholders will be the aggregate purchase price of the securities sold less any discounts and commissions borne by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of our Class A Ordinary Shares or Warrants. Our Class A Ordinary Shares and Warrants are currently listed on NASDAQ under the symbols “PRE” and “PRENW,” respectively.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of our Class A Ordinary Shares or Warrants, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NASDAQ;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholder or its affiliates by pledge to secure debts and other obligations;

•	delayed delivery arrangements;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NASDAQ or any other exchange or market. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time or for any other reason.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement will be or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part may be, prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

To the extent required, we will use our best efforts to file a post-effective amendment to the registration statement of which this prospectus is part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information, and this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s Class A Ordinary Shares or Warrants, the Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the Selling Securityholders for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or post-effective amendment to name specifically such person as a Selling Securityholder.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement or post-effective amendment in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

If any of the Selling Securityholders use an underwriter or underwriters for any offering, we will name such underwriter or underwriters, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus, the applicable Selling Securityholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the Selling Securityholders, the number of shares set forth in such prospectus supplement. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in such prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or the Selling Securityholders or perform services for us or the Selling Securityholders, in the ordinary course of business.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In order to facilitate the offering of the securities, any underwriters, broker-dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters, broker-dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters, broker-dealers or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, broker-dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may also authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

In effecting sales, underwriters, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

A Selling Securityholder may enter into derivative transactions with third parties, including hedging transactions with broker-dealers or other financial institutions, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We and/or the Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our Class A Ordinary Shares and Warrants by the Selling Securityholders. With the exception of the SEC Registration Fee, all amounts are estimates.

SEC registration fee	37,975.92
FINRA filing fee	*
Legal fees and expenses	*
Accountants’ fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous costs	*

Total	$37,975.92

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

Mourant Ozannes has advised us on certain legal matters as to Cayman Islands law including the issuance of the ordinary shares offered by this prospectus, and Skadden, Arps, Slate, Meagher & Flom LLP has advised us on the validity of Warrants under New York law. We have been represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated statements of financial position of Prenetics Group Limited as of December 31, 2021 and 2020, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes have been included herein in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are a public limited company organized under the laws of Cayman Islands. As a result, the rights of holders of our Class A Ordinary Shares will be governed by Cayman Islands law and our articles of association. The rights of shareholders under Cayman Islands law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.

Our principal executive office is Unit 701-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 East 42nd Street, 18th Floor New York, N.Y. 10168.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also make available on our website, free of charge, our Annual Report and the text of our reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is www.prenetics.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus.

Prenetics Global Limited
Consolidated statement of profit or loss and other comprehensive income for the six months ended June 30, 2022 - unaudited
(Expressed in United States dollars unless otherwise indicated)

		For the six months ended June 30,
		2022	2021
	Note	$	$
Revenue	4	143,760,317	136,477,480
Direct costs		(86,027,559)	(79,851,389)

Gross profit		57,732,758	56,626,091
Other income and other net (losses)/gains	5	(585,339)	356,043
Selling and distribution expenses		(8,402,422)	(6,283,243)
Research and development expenses		(8,664,734)	(2,933,491)
Administrative and other operating expenses		(58,528,531)	(21,889,982)

(Loss)/profit from operations		(18,448,268)	25,875,418
Fair value loss on financial assets at fair value through profit or loss		(1,659,343)	—
Share-based payment on listing	22	(89,546,601)	—
Fair value loss on convertible securities	14	—	(29,054,669)
Fair value loss on preference shares liabilities	15	(60,091,353)	—
Fair value loss on warrant liabilities	16	(1,539,577)	—
Other finance costs	6(a)	(3,939,574)	(422,356)

Loss before taxation	6	(175,224,716)	(3,601,607)
Income tax expense	7	(1,938,375)	(4,258,869)

Loss for the period		(177,163,091)	(7,860,476)

Other comprehensive income for the period
Item that may be reclassified subsequently to profit or loss:
Exchange differences on translation of financial statements of foreign subsidiaries and a joint venture		(4,775,936)	(147,833)

Total comprehensive income for the period		(181,939,027)	(8,008,309)

Loss attributable to:
Equity shareholders of the Company		(177,163,044)	(7,855,358)
Non-controlling interests		(47)	(5,118)

		(177,163,091)	(7,860,476)

Total comprehensive income attributable to:
Equity shareholders of the Company		(181,938,980)	(8,003,191)
Non-controlling interests		(47)	(5,118)

		(181,939,027)	(8,008,309)

Loss per share
Basic loss per share	8	(3.57)	(0.26)
Diluted loss per share	8	(3.57)	(0.26)
The accompanying notes form part of this interim financial report.

Prenetics Global Limited
Consolidated statement of financial position
at June 30, 2022 - unaudited
(Expressed in United States dollars unless otherwise indicated)

		June 30,	December 31,
		2022	2021
	Note	$	$
Assets
Property, plant and equipment	9	12,863,570	13,037,192
Intangible assets	10	21,675,333	23,826,282
Goodwill		3,538,599	3,978,065
Deferred tax assets		4,983	79,702
Deferred expenses	11	8,538,212	—
Other non-current assets		449,651	693,548

Non-current assets		47,070,348	41,614,789

Inventories		11,296,467	6,829,226
Trade receivables	11	42,634,854	47,041,538
Deferred expenses	11	4,553,370	—
Deposits, prepayments and other receivables	11	11,563,328	7,817,756
Amounts due from related companies		—	9,060
Financial assets at fair value through profit or loss	21	26,746,657	9,906,000
Cash and cash equivalents		134,379,603	35,288,952

Current assets		231,174,279	106,892,532

Total assets		278,244,627	148,507,321

Liabilities
Deferred tax liabilities		596,151	659,498
Preference shares liabilities	15	—	486,404,770
Warrant liabilities	16	8,311,000	—
Lease liabilities		3,066,826	3,600,232

Non-current liabilities		11,973,977	490,664,500

Trade payables		8,571,871	9,979,726
Accrued expenses and other current liabilities	12	14,735,987	36,280,298
Contract liabilities		9,762,974	9,587,245
Lease liabilities		1,874,093	1,666,978
Trade financing	13	9,201,820	—
Tax payable		3,121,962	1,223,487

Current liabilities		47,268,707	58,737,734

Total liabilities		59,242,684	549,402,234

Equity
Share capital	17	11,098	1,493
Reserves		219,075,867	(400,811,431)

Total equity/(equity deficiency) attributable to equity shareholders of the Company		219,086,965	(400,809,938)
Non-controlling interests		(85,022)	(84,975)

Total equity/(equity deficiency)		219,001,943	(400,894,913)

Total equity and liabilities		278,244,627	148,507,321

The accompanying notes form part of this interim financial report.

Prenetics Global Limited
Consolidated statement of changes in equity
for the six months ended June 30, 2022 - unaudited
(Expressed in United States dollars unless otherwise indicated)

	Attributable to equity shareholders of the Company
	Share capital $	Share premium $	Translation reserve $	Other reserve $	Capital reserve $	Accumulated losses $	Sub-total $	Non- controlling interests $	Total $
Balance at January 1, 2021	53,240,604	—	767,623	5,321,465	15,335,892	(43,581,171)	31,084,413	(77,406)	31,007,007

Changes in equity for the period:
Loss for the period	—	—	—	—	—	(7,855,358)	(7,855,358)	(5,118)	(7,860,476)
Other comprehensive income	—	—	(147,833)	—	—	—	(147,833)	—	(147,833)

Total comprehensive income	—	—	(147,833)	—	—	(7,855,358)	(8,003,191)	(5,118)	(8,008,309)
Equity-settled share-based transactions	—	—	—	—	3,537,228	—	3,537,228	—	3,537,228
Vesting of shares under the restricted share scheme	—	—	—	—	4,517	—	4,517	—	4,517
Reclassification to preference shares liabilities	(37,890,771)	—	—	(241,942,035)	—	—	(279,832,806)	—	(279,832,806)
Fair value loss of convertible securities	—	—	—	(811,819)	—	—	(811,819)	—	(811,819)

Balance at June 30, 2021 and July 1, 2021	15,349,833	—	619,790	(237,432,389)	18,877,637	(51,436,529)	(254,021,658)	(82,524)	(254,104,182)

Changes in equity for the period:
Loss for the period	—	—	—	—	—	(166,153,915)	(166,153,915)	(2,451)	(166,156,366)
Other comprehensive income	—	—	407,945	—	—	—	407,945	—	407,945

Total comprehensive income	—	—	407,945	—	—	(166,153,915)	(165,745,970)	(2,451)	(165,748,421)
Equity-settled share-based transactions	—	—	—	—	18,957,690	—	18,957,690	—	18,957,690
Reclassification to share premium arising from the restructuring	(15,348,379)	15,348,379	—	—	—	—	—	—	—
Shares issued upon conversion of exchange loan notes	39	1,777,990	—	(1,778,029)	—	—	—	—	—

Balance at December 31, 2021	1,493	17,126,369	1,027,735	(239,210,418)	37,835,327	(217,590,444)	(400,809,938)	(84,975)	(400,894,913)

Prenetics Global Limited
Consolidated statement of changes in equity
for the six months ended June 30, 2022 - unaudited (continued)
(Expressed in United States dollars unless otherwise indicated)

	Attributable to equity shareholders of the Company
	Share capital $	Share premium $	Translation reserve $	Other reserve $	Capital reserve $	Accumulated losses $	Sub-total $	Non- controlling interests $	Total $
Balance at January 1, 2022	1,493	17,126,369	1,027,735	(239,210,418)	37,835,327	(217,590,444)	(400,809,938)	(84,975)	(400,894,913)
Changes in equity for the period:
Loss for the period	—	—	—	—	—	(177,163,044)	(177,163,044)	(47)	(177,163,091)
Other comprehensive income	—	—	(4,775,936)	—	—	—	(4,775,936)	—	(4,775,936)

Total comprehensive income	—	—	(4,775,936)	—	—	(177,163,044)	(181,938,980)	(47)	(181,939,027)
Equity-settled share-based transactions	—	—	—	—	22,344,081	—	22,344,081	—	22,344,081
Vesting of shares under the restricted share scheme	—	—	—	—	2,115	—	2,115	—	2,115
Capital contribution	1,494	116,093,106	—	—	—	—	116,094,600	—	116,094,600
Share-based payment on listing	1,452	113,144,754	—	—	—	—	113,146,206	—	113,146,206
Issuance of bonus shares	1,543	(1,543)	—	—	—	—	—	—	—
Reclassification from preference shares liabilities (note 15)	5,116	550,243,765	—	—	—	—	550,248,881	—	550,248,881
Modification of agreement with PIPE investors (note 22)	—	—	—	(17,400,000)	—	—	(17,400,000)	—	(17,400,000)
Settlement of agreement with PIPE investors upon listing (note 22)	—	—	—	17,400,000	—	—	17,400,000	—	17,400,000

Balance at June 30, 2022	11,098	796,606,451	(3,748,201)	(239,210,418)	60,181,523	(394,753,488)	219,086,965	(85,022)	219,001,943

The accompanying notes form part of this interim financial report.

Prenetics Global Limited
Condensed consolidated statement of cash flows
for the six months ended June 30, 2022 - unaudited
(Expressed in United States dollars unless otherwise indicated)

	For the six months ended June 30,
	2022 $	2021 $
Cash flows from operating activities
Cash used in operations	(32,964,990)	(955,915)
Income tax (paid)/refund	(28,528)	6,671

Net cash used in operating activities	(32,993,518)	(949,244)

Cash flows from investing activities
Payment for purchase of property, plant and equipment	(2,557,341)	(4,231,711)
Proceeds from disposal of property, plant and equipment	—	44,242
Payment for purchase of intangible assets	(442,794)	(1,472,542)
Payment for purchase of financial assets at fair value through profit or loss	(18,500,000)	—
Increase in amount due from a shareholder	—	(771)
Interest received	10,789	2,018

Net cash used in investing activities	(21,489,346)	(5,658,764)

Cash flows from financing activities
Capital element of lease rentals paid	(536,450)	(470,821)
Interest element of lease rentals paid	(127,024)	(59,625)
Interest paid	(59,709)	(15)
Proceeds from new trade financing	9,201,820	—
Proceeds from issuance of preference shares	—	25,970,000
Proceeds from reverse capitalization	146,158,422	—
Proceeds from issuance of convertible securities	—	4,980,718
Increase in amounts due to shareholders	—	(2,957)

Net cash generated from financing activities	154,637,059	30,417,300

Net increase in cash and cash equivalents	100,154,195	23,809,292
Cash and cash equivalents as of the beginning of the period	35,288,952	14,489,880
Effect of foreign exchange rate changes	(1,063,544)	(717,761)

Cash and cash equivalents as of the end of the period	134,379,603	37,581,411

The accompanying notes form part of this interim financial report.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

1	Reporting entity
Prenetics Global Limited (the “Company”) was incorporated in Cayman Islands on July 21, 2021 to facilitate the public listing and additional capitalization (referred to collectively as the “Reverse Recapitalization”) of Prenetics Holding Company Limited, (“PHCL”), formerly known as Prenetics Group Limited (with the name changed on May 17, 2022), and its subsidiaries (the “PHCL Group”).
The Company and its subsidiaries (collectively, the “Group”) focus on providing healthcare solutions through three pillars — prevention, diagnostics and personalized care.
The Group’s preventive health testing services are genetic testing (under the brand named Circle DNA) for general health purposes. Circle DNA utilizes a whole exome sequencing technology that conducts a full scan on individuals’ protein-coding genes, analyzing genetic variations across different categories and providing personalized reports with a saliva sample. The Group is also in the process of conducting clinical studies for a stool-DNA
screening test for detecting colorectal cancer and advanced adenoma under the brand named ColoClear, a pipeline product. ColoClear uses advanced stool DNA technology to detect abnormal DNA markers and blood cells in human stool that precancerous polyps and colon cancer can cause. It is developed as a convenient and less invasive alternative to colonoscopy.
Since April 2020, the Group has been providing polymerase chain reaction (“PCR”) diagnostic testing services for
COVID-19
to individuals, corporates for their employees or customers and governments for community testing. From November 2021, the Group officially launched Circle HealthPod, which is a rapid detection health monitoring device that offers
COVID-19
testing solutions for professional use and home use initially in Hong Kong. Prenetics Limited (“Prenetics HK”) operates and owns its own accredited laboratories in Hong Kong. The Group also engages in research and development activities to advance its preventive, diagnostic and personalized healthcare solutions.
In May 2021, Prenetics HK underwent a corporate restructuring to facilitate fundraising activities (the “Corporate Restructuring). As a result of the Corporate Restructuring, (i) Prenetics HK became an indirectly wholly owned subsidiary of PHCL upon the completion of the restructuring on June 16, 2021, (ii) the pre-existing shares of Prenetics HK were exchanged to their corresponding classes of shares of PHCL, and (iii) the pre-existing convertible securities of Prenetics HK were converted into Series D preference shares of PHCL. In addition, as part of the Corporate Restructuring, the pre-existing share options schemes and the restricted share scheme of Prenetics HK were terminated and replaced with a new ESOP scheme of PHCL. As the restructuring involved the insertion of non-operating shell entities above a pre-existing Group with substantive business activities headed by Prenetics HK, the Corporate Restructuring did not involve any business combination.
The Reverse Recapitalization (see notes 17 and 22) was effectuated by

•
a special purpose acquisition company (“SPAC”) Artisan Acquisition Corp. (“Artisan”), incorporated in the Cayman Islands and listed on the Nasdaq Stock Market (“NASDAQ”), merging on May 17, 2022 with AAC Merger Limited, incorporated in the Cayman Islands and a directly wholly-owned subsidiary of the Company; with AAC Merger Limited surviving and remaining as a wholly-owned subsidiary of the Company (“Initial Merger”);

•
PGL Merger Limited, incorporated in the Cayman Islands and a directly wholly-owned subsidiary of the Company, merging with PHCL on May 18, 2022; with PHCL surviving and becoming a wholly-owned subsidiary of the Company (“Acquisition Merger”);

•	additional capitalization by way of issuing the Company’s shares to certain third-party investors (“PIPE Investors”) on May 18, 2022, pursuant to investment commitments in subscribing and

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

1	Reporting entity (continued)

purchasing for the Class A Ordinary Shares of the Company, concurrently with the execution of the Acquisition Merger; and

•	The Company becoming a publicly traded company on NASDAQ on May 18, 2022.
The Reverse Recapitalization has been accounted for with reference to the principles of reverse acquisitions in IFRS 3,
Business combinations
, with PHCL being the accounting acquirer and Artisan the accounting acquiree. Accordingly, this interim financial report has been presented as a continuation of the consolidated financial information of the PHCL Group, except for the capital structure (see note 22).

2	Significant accounting policies

(a)	Basis of preparation of the interim financial report
This interim financial report has been prepared in accordance with International Accounting Standard (“IAS”) 34,
Interim financial reporting
, issued by the International Accounting Standards Board (“IASB”).
The interim financial report has been prepared in accordance with the same accounting policies adopted in the 2021 annual financial statements of the PHCL Group, except for the accounting policy changes that are expected to be reflected in the 2022 annual financial statements. Details of any changes in accounting policies and newly adopted accounting policies are set out in note 2(b).
The preparation of an interim financial report in conformity with IAS 34 requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses on a year-to-date basis. Actual results may differ from these estimates.
This interim financial report contains condensed consolidated financial statements and selected explanatory notes. The notes include an explanation of events and transactions that are significant to an understanding of the changes in financial position and performance of the Group since the 2021 annual financial statements of the PHCL Group. The condensed consolidated interim financial statements and notes thereon do not include all of the information required for a full set of financial statements prepared in accordance with International Financial Reporting Standards (“IFRSs”).

(b)	Changes in accounting policies and newly adopted accounting policies

(i)	The Group has applied the following amendments to IFRSs issued by the IASB to this interim financial report for the current accounting period:

•	Amendments to IFRS 3, Reference to the Conceptual Framework

•	Amendments to IAS 16, Property, Plant and Equipment: Proceeds before Intended Use

•	Amendments to IAS 37, Onerous Contracts — Cost of Fulfilling a Contract

•	Annual Improvements to IFRSs 2018-2020 Cycle
None of these amendments have had a material effect on how the Group’s results and financial position for the current or prior periods have been prepared or presented in this interim financial report. The Group has not applied any new standard or interpretation that is not yet effective for the current accounting period.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

(ii)	Interest-bearing borrowings
Interest-bearing borrowings are measured initially at fair value less transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost using the effective interest method. Interest expense is expensed in the period in which it is incurred.

(iii)	Warrants liabilities
Warrants issued by the Group are accounted for as derivative liabilities. The warrants are initially recognized at fair value, and in subsequent periods measured at fair value through profit or loss with any changes in fair value recognized in profit or loss until the warrants are exercised, redeemed, or expired.

3	Segment information
The Group manages its businesses by divisions, which are organized by a mixture of both business lines (products and services) and geographical locations. The Group has identified the following two reportable segments in a manner consistent with the way in which information is reported internally to the Group’s chief operating decision maker (“CODM”) for the purposes of resource allocation and performance assessment.
The Group’s operating and reportable segments are
as follows:

1.	Prevention being the design and sale of genetics testing (including update services) and stool-based DNA tests for early colorectal cancer screening.

2.	Diagnostic being the sale of COVID-19 testing services and products.
Information regarding the results of each reportable segment is included below. Performance is measured based on segment gross profit, as included in the internal management reports that are reviewed by the CODM. The CODM does not evaluate operating segments using asset information.

	Prevention $	Diagnostics $	Unallocated $	Total $
For the six months ended June 30, 2022
Revenue	7,685,728	136,074,589	—	143,760,317
Gross profit	2,952,344	55,777,344	(996,930)	57,732,758
For the six months ended June 30, 2021
Revenue	8,001,423	128,476,057	—	136,477,480
Gross profit	3,684,918	53,849,539	(908,366)	56,626,091

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

3	Segment information (continued)

The following table presents a summary of revenue by region based on the location of domiciliation and the amounts of non-current
assets based on the location of the asset. The Group geographically categorizes a sale based on the region in which the entity is domiciled in.

(i)	Revenue
Revenue by regions were as follows:

	For the six months ended June 30,
	2022 $	2021 $
Hong Kong	94,087,178	68,843,553
United Kingdom	49,673,139	67,633,927

	143,760,317	136,477,480

(ii)	Non-current assets
Non-current
assets (excluding deferred tax assets) by regions were as follows:

	June 30, 2022 $	December 31, 2021 $
Hong Kong	19,941,988	10,993,322
United Kingdom	26,809,087	30,334,739
Rest of the world	314,290	207,026

Total non-current assets	47,065,365	41,535,087

4	Revenue
The principal activities of the Group are provision of preventive and diagnostic health testing and services.
Revenue represents the sales value of services rendered for customers in accordance with IFRS 15,
Revenue from contracts with customers
, which is recognized at point in time.
Revenue expected to be recognized in the future arising from contracts with customers in existence at the report date
As of June 30, 2022 and December 31, 2021, the amount of service fee income allocated to the remaining performance obligations under the Group’s existing contracts that are non-refundable
is $9,762,974 and $9,587,245, respectively. The Group will recognize the expected revenue in the future when the customers return the specimen samples, which may be after one year from the end of the reporting period. Such amount does not include any variable consideration.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

5	Other income and other net (losses)/gains

	For the six months ended June 30,
	2022 $	2021 $
Government subsidies	101,936	7,932
Bank interest income	927	2,018
Net exchange (losses)/gains	(704,295)	319,359
Dividend income	9,862	—
Sundry income	6,231	26,734

	(585,339)	356,043

6	Loss before taxation
Loss before taxation is arrived at after charging:

(a)	Finance costs

	For the six months ended June 30,
	2022 $	2021 $
Interest expenses on lease liabilities	127,024	59,625
Imputed interest on deferred consideration	—	22,329
Changes in the carrying amount of preference shares liabilities (note 15)	3,752,758	340,387
Interest on trade financing	59,709	—
Other interest expenses	83	15

	3,939,574	422,356

(b)	Staff costs

	For the six months ended June 30,
	2022 $	2021 $
Salaries, wages and other benefits	52,257,819	29,189,244
Contributions to defined contribution retirement plan	498,482	225,513
Equity-settled share-based payment expenses	22,150,125	3,270,895

	74,906,426	32,685,652

During the six months ended June 30, 2022, staff costs of $26,700,041, $781,488, $40,100,759 and $7,324,138 are included in direct costs, selling and distribution expenses, administrative and other operating expenses and research and development expenses, respectively. During the six months ended June 30, 2021, staff costs of $19,091,633, $390,326, $11,263,257 and $1,940,436 were included in direct costs, selling and

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

6	Loss before taxation (continued)

distribution expenses, administrative and other operating expenses and research and development expenses, respectively.

(c)	Other items

	For the six months ended June 30,
	2022 $	2021 $
Cost of inventories	45,059,870	22,470,692
Depreciation charge
– owned property, plant and equipment	2,002,036	1,003,764
– right-of-use assets	1,030,687	510,241
Amortization of intangible assets	1,069,962	848,367
Auditor’s remuneration	255,343	390,465
Miscellaneous laboratory charges	111	265

During the six months ended
J
une
 3
0
, 2022, depreciation and amortization charges of $863,103, $3,142,987 and $96,595 are included in direct costs, administrative and other operating expenses and research and development expenses, respectively. During the six months ended June 30, 2021, depreciation and amortization charges of $448,441, $1,878,996 and $34,935 were included in direct costs, administrative and other operating expenses and research and development expenses, respectively.

7	Income tax expense
Taxation in the consolidated statement of profit or loss represents:

	For the six months ended June 30,
	2022 $	2021 $
Current tax — Hong Kong Profits Tax
Provision for the period	1,922,721	1,841,513
Current tax — Overseas
Provision for the period	70,235	96
Deferred tax
Origination and reversal of temporary differences	(54,581)	2,417,260

	1,938,375	4,258,869

Notes:

(i)
The provision for Hong Kong Profits Tax is calculated by applying the estimated annual effective tax rate of 16.5% for six months ended June 30, 2022, except for one subsidiary of the Group which is a qualifying corporation under the two-tiered
Profits Tax rate regime. No provision has been made for Hong Kong Profits Tax as the Company had utilized previously recognized tax losses to set-off
against taxable income or has sustained losses for taxation purposes for the six months ended June 30, 2021.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

7	Income tax expense (continued)

(ii)
Pursuant to the income tax rules and regulations of the United Kingdom, the applicable tax rate is 19%. No provision has been made as these subsidiaries had unutilized tax loss to set-off
against taxable income or has sustained losses for taxation purposes for the six months ended June 30, 2021.

The Finance Act 2021 was enacted on June 10, 2021 and includes an increase in the corporate tax rate to 25% which will be effective from April 1, 2023. As a result, the deferred tax assets and liabilities as at June 30, 2022 and December 31, 2021 that are expected to be crystalized after April 1, 2023 are calculated using the rate of 25%.

(iii)	Taxation for other subsidiaries and branch is charged at the appropriate current rates of taxation ruling in the relevant countries.

8	Loss per share
The calculation of the basic and diluted loss per share attributable to the equity shareholders of the Company is based on the following data:

	For the six months ended June 30,
	2022 $	2021 $
Loss
Loss for the purposes of basic and diluted earnings per share:
– Loss for the period attributable to equity shareholders of the Company	(177,163,044)	(7,855,358)

Number of shares
Weighted-average number of ordinary shares for the purpose of basic and diluted earnings per share	49,616,648	30,396,578

According to the Preferred Shares Subscription Agreement and the Convertible Note Subscription Agreement, all of the Prenetics HK’s preference shares and convertible securities will be converted into ordinary shares of PHCL upon the occurrence of an amalgamation of the Group with another company.
As of June 30, 2022, 29,836,835 restricted share units underlying shares, 22,384,585 warrants underlying shares and 3,157,124 exchangeable notes underlying shares were excluded from the diluted number of ordinary shares calculation because their effect would have been anti-dilutive. As of June 30, 2021, 10,431,059 share options, 25,163,366 preference shares and 2,329,296 exchangeable notes were excluded from the diluted weighted-average number of ordinary shares calculation because their effect would have been anti-dilutive.

9	Property, plant and equipment
During the six months ended June 30, 2022 and 2021, the Group acquired items of property, plant and equipment with a cost of $3,502,433 and $6,023,729, respectively. During the six months ended June 30, 2022, items of plant and machinery with a net book value of $6,374 (2021: $43,590) were disposed resulting in a loss on disposal of $6,374 (2021: $37).

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

10	Intangible assets
During the six months ended June 30, 2022, the Group capitalized website and mobile application cost of $4,999, capitalized product development cost of $466,176 related to a new home-use
diagnostic product, acquired trademark and technology of $14,983 and capitalized software and system development cost of

$
520,711
. During the six months ended June 30, 2021, the Group capitalized product development cost of $
1,472,542
related to a new
home-use
diagnostic product. There were
no
disposals during the six months ended June 30, 2022 and 2021.

11	Trade and other receivables and deferred expenses

	June 30, 2022 $	December 31, 2021 $
Current
Trade receivables, net of loss allowance	42,634,854	47,041,538
Deferred expenses (note)	4,553,370	—
Deposits	1,074,059	955,854
Prepayments	9,633,488	6,450,343
Other receivables	855,781	411,559

	58,751,552	54,859,294

Non-current
Deferred expenses (note)	8,538,212	—

	67,289,764	54,859,294

All of the trade and other receivables are expected to be recovered or recognized as expense within one year. Trade receivables are due within 30 to 60 days from the date of billing.

Note:
Deferred expenses represent the payment to certain employees for retention purpose. The balances are amortized over the period as stated in the employment agreements and recognized as an expense when the Group consumes the benefit arising from the services provided by those employees in exchange for employee benefits. The amounts expected to be amortized within one year are recognized under current assets.

12	Accrued expenses and other current liabilities

	June 30, 2022 $	December 31, 2021 $
Accrued staff costs	1,516,782	1,763,099
Accrued expenses	6,676,852	12,131,214
Accrued professional fee	660,400	11,877,996
Value added tax payable	—	1,893,190
Deposit liabilities	769,187	2,690,842
Other payables and accruals	5,112,766	5,923,957

	14,735,987	36,280,298

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

12	Accrued expenses and other current liabilities (continued)

All of the accrued expenses and other current liabilities are expected to be settled within one year or repayable on demand.

13	Trade financing
During the six months ended June 30, 2022, the Group has entered into certain bank facilities.
At June 30, 2022, the banking facilities of the Group were secured by trade receivables with an aggregate carrying value of $3,694,140. Such banking facilities amounted to $14,500,000. The facilities were utilized to the extent of $3,694,140. The balance of the trade financing was interest bearing at Hong Kong Interbank Offered Rate (“HIBOR”) plus 1.2% per annum or at United States Dollar reference rate (“USD Reference Rate”) plus 1.2% per annum and repayable within one year.

The Group has entered into certain reverse factoring arrangements with banks, under which the Group obtained extended credit in respect of the invoice amounts owed to certain suppliers. Under these arrangements, the banks pay suppliers the amounts owed by the Group on the original due dates, and then the Group settles the banks between
120
-
180
days later than the original due dates with the suppliers, with interest at HIBOR plus
1
% per annum or at USD Reference Rate plus
1
% per annum.
In the consolidated statement of financial position, the Group has presented payables to the banks under these arrangements as “trade financing”, having compared the nature and function of such liabilities with trade payables to suppliers.

14	Convertible securities
Prenetics HK, a wholly owned subsidiary of the Company, issued United States dollar denominated convertible securities in the aggregate principal value of $12,500,000 (“2020 Note”) and $5,000,000 (“2021 Note”) (collectively the “Notes”). 2020 Note was issued on June 26, 2020 with the maturity date on August 25, 2021 and 2021 Note was issued on February 8, 2021 with the maturity date on February 8, 2022.
2020 Note bears no interest except when:

(a)	it is redeemable under the following circumstances in such cases it would bear a coupon rate of 2% per annum:

(1)	when there is no merger entered into on or before December 31, 2020 and certain revenue target is not achieved;

(2)	a merger agreement is entered into but terminated by counterparty;

(3)	the noteholder’s failure to deliver merger conversion notice prior to the closing of the merger; or

(4)	the Company fails to issue Series D preference shares or procure all the shareholders to enter into the Amended and Restated Shareholders’ Agreement on or prior to the Maturity Date.

(b)	in the event that the Company fails to repay 2020 Note when due, interest shall continue to accrue on the unpaid amount at 8% per annum.
2021 Note bears no interest except when (a) it is redeemable under the circumstance that Prenetics HK fails to issue Series D preference shares or procure all the shareholders to enter into the Amended and Restated

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

14	Convertible securities (continued)

Shareholders’ Agreement on or prior to its maturity date, in such cases it would bear a coupon rate of 2% per annum; (b) in the event that Prenetics HK fails to repay 2021 Note when due, interest shall continue to accrue on the unpaid amount at 8% per annum.
At the option of the noteholder, the Notes can be converted into ordinary shares of a new holding company which is to be formed under a merger if the merger is closed prior to the maturity dates. If no merger is closed prior to the maturity dates or if any event of default occurs prior to the closing of any merger, 2020 Note and 2021 Note will be converted respectively into the Series D preference shares of PHCL at $
4.5789 per share and $6.6023 per share mandatorily on the maturity dates if the Notes are not redeemed.
While the Notes contain a conversion feature which is an embedded derivative and should be separately accounted for, the conversion feature cannot be measured separately. As such, the Notes have been measured at fair value since inception. At the end of each reporting period, the fair value is remeasured with any gain or loss arising from the remeasurement being recognized immediately in profit or loss.
During the year ended December 31, 2021, the Notes were converted into 2,729,893
Series D preferred shares of PHCL.

Movement of the balance during the year ended December 31, 2021 are as follow:

2021 $
At January 1	15,346,113
Proceeds from issuance of convertible securities	4,980,718
Changes in fair value recognized in profit or loss	29,054,669
Changes in fair value recognized in other reserve due to amendment of terms	811,819
Converted to Series D preference shares of PHCL	(50,193,319)

—

15	Preference shares liabilities
Prenetics HK entered into a Share Exchange Agreement and Subscription Agreement with, amongst others, the existing shareholders of Prenetics HK and PHCL in May 2021. Under the agreement, 4,154,726 Series A preference shares, 5,338,405 Series B preference shares, 10,532,116 Series C preference shares were exchanged into PHCL’s preference shares at a conversion ratio of 1 to 1, and the contractual terms of the Notes were amended by inserting a new clause so that the Notes are exchangeable into PHCL’s Series D preference shares upon the completion of the Corporate Restructuring. The share exchange and issuance were completed on June 16, 2021. On the same date, PHCL issued 1,650,913 Series E preference shares.
All series of the preference shares share the following features:

•
preference shareholders are entitled to the same voting power of the ordinary shares on an as if converted basis and are entitled to a right to vote as a separate class on the special corporate matters;

•
8%
non-cumulative
dividend per annum with distribution priority over the holders of ordinary shares (the “Ordinary Shareholders”). Among the preference shareholders, shareholders of Series C have priority over those of Series B and A, and Series B have priority over Series A;

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

15	Preference shares liabilities (continued)

•
the preference shares can be redeemed at the option of the holders upon the occurrence of a Redemption Event, which is defined as the failure to secure an initial public offering or a liquidation event by June 16, 2026. Otherwise, the preference shares will be converted into the ordinary shares of the Company upon the closing of an initial public offering at a then-effective conversion ratio with a down-round protection feature;

•
the redemption amount will be based on i) the product of the original subscription price paid and the number of shares to be redeemed for Series A; and ii) the product of the original subscription price paid and the number of share to be redeemed, plus all declared or accrued but unpaid dividends, plus a simple interest of 10% per annum on the subscription price for Series B, Series C and Series D; and iii) the product of the original subscription price paid and the number of share to be redeemed, plus all declared or accrued but unpaid dividends, plus a simple interest of 12% per annum on the subscription price for Series E; and

•
upon liquidation, the holders shall be entitled to receive their investment amount prior to and in preference to Ordinary Shareholders and in the following order of priority from the highest to the lowest: Series E, Series D, Series C, Series B and Series A.

Following the share exchange, all series of the preference shares have been reclassified or classified as financial liability under IAS 32,
Financial Instruments: Presentation
because they contain i) a contractual obligation to deliver cash depending on the outcome of an IPO or a liquidation event that is beyond the control of both the Company and the holders of the shares; and ii) the conversion option does not meet the fixed-for-fixed
condition. As such, the redemption feature is considered a
non-derivative
financial liability being measured at amortized cost (i.e. present value of the redemption amount) and the conversion feature is considered as a derivative financial liability being measured at fair value through profit or loss.
As a result of the aforementioned share exchange, the difference between the carrying amount of Series A, Series B and Series C preference shares and their fair value of the preferred shares liability on the exchange date is recognized in other reserve. For Series D preference shares, there was no difference between the fair value of the convertible securities and the fair value of the liability on the exchange date. For Series E preference shares, they were recorded at fair value on the date of issuance.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

15	Preference shares liabilities (continued)

The movements of preference shares during the six months ended June 30, 2022 and the year ended December 31, 2021 are as follows:

	Present value of redemption amount $	Conversion feature $	Total $
At January 1, 2021	—	—	—
Reclassification of Series A, Series B and Series C preference shares from equity	25,433,864	254,398,942	279,832,806
Conversion of convertible securities to Series D preference shares (note 14)	11,974,503	38,218,816	50,193,319
Issuance of Series E preference shares	18,954,939	7,015,061	25,970,000
Changes in the carrying amount of preference shares liabilities	5,009,847	—	5,009,847
Changes in fair value recognized in profit or loss	—	125,398,798	125,398,798

At December 31, 2021 and January 1, 2022	61,373,153	425,031,617	486,404,770
Changes in the carrying amount of preference shares liabilities	3,752,758	—	3,752,758
Changes in fair value recognized in profit or loss	—	60,091,353	60,091,353
Reclassification to share capital and share premium upon listing	(65,125,911)	(485,122,970)	(550,248,881)

At June 30, 2022	—	—	—

16	Warrant liabilities
The Reverse Recapitalization has included the issuance of 17,352,363 warrants. Warrants entitle the holder to purchase 22,384,585 Class A ordinary share of the Company at an exercise price of
$8.91
per 1.29 share. The warrants are exercisable from
 June 17, 2022 and will expire on May 18, 2027.
The warrants are listed on NASDAQ under the trading symbol “PRENW”.
The warrants are measured based on the binominal option pricing model.

Movement of the balance during the six months ended June 30, 2022 is as follow:

2022 $
At January 1	—
Assumption of warrant upon the Reverse Recapitalization	6,186,423
Issuance of warrant during the period	585,000
Change in fair value recognized in profit or loss	1,539,577

At June 30	8,311,000

17	Share capital
As described in Note 1, the Reverse Recapitalization has resulted in PHCL becoming a wholly owned subsidiary of the Company on May 18, 2022, effectuated by the holders of PHCL ordinary shares exchanging

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

17	Share capital (continued)

each of their shares for Class A or Class B ordinary shares of the Company (collectively “Prenetics Ordinary Shares”) as described below:

(a)	Movement in ordinary shares of PHCL
Authorized and issued share capital

		June 30, 2022		December 31, 2021
	Note	No. of shares	$	No. of shares	$
Authorized ordinary shares of $1 / $0.0001 each	(ii)	50,000	50,000	500,000,000	50,000

Ordinary shares, issued and fully paid:
As of the beginning of the period/year		14,932,033	1,493	14,543,817	15,348,379
Reclassification to share premium arising from the restructuring	(ii)	—	—	—	(15,348,379)
Shares issued	(iii)	1	1	388,216	39
Exchange for Prenetics Ordinary Shares as part of Reverse Recapitalization	(vii)	(14,932,033)	(1,493)	—	—

At the end of the period/year	(v)	1	1	14,932,033	1,493

Series A preference shares, issued and fully paid:
As of the beginning of the period/year		—	—	4,154,726	2,296,598
Reclassification to preference shares liabilities	(iii)	—	—	(4,154,726)	(2,296,598)

At the end of the period/year		—	—	—	—

Series B preference shares, issued and fully paid:
As of the beginning of the period/year		—	—	5,338,405	5,554,173
Reclassification to preference shares liabilities	(iii)	—	—	(5,338,405)	(5,554,173)

At the end of the period/year		—	—	—	—

Series C preference shares, issued and fully paid:
As of the beginning of the period/year		—	—	10,532,116	30,040,000
Reclassification to preference shares liabilities	(iii)	—	—	(10,532,116)	(30,040,000)

At the end of the period/year		—	—	—	—

Total share capital			1		1,493

Notes:

(i)
The Ordinary Shareholders are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of PHCL. All ordinary shares rank equally with regard to the Group’s residual assets.

(ii)	At December 31, 2021, the authorized share capital of PHCL is $50,000 divided into 500,000,000 shares with a par value of $0.0001 each.
As specified in the written plan of merger approved by special resolution of the shareholders of PHCL at an extraordinary general meeting of the shareholders of PHCL on May 6, 2022, the authorized share capital of PHCL was redesignated to $50,000 divided into 50,000 ordinary shares of a par value of $1 each.
Prior to the restructuring, the share capital of Prenetics HK represent the full consideration amount as in accordance with section 135 of the Hong Kong Companies Ordinance, the ordinary shares of the PHCL do

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

17	Share capital (continued)

not have a par value. Upon the restructuring, the consolidated financial statements of PHCL is presented as a continuation of the consolidated financial statements of Prenetics HK except for the capital structure, where the share capital would reflect the par value with the excess recorded as share premium.

(iii)	On November 11, 2021, 388,216 ordinary shares valued at $1,778,029 were issued upon the conversion of the exchange loan notes by the then-shareholders of Oxsed Limited.
On May 18, 2022, 1 ordinary share valued at $1 was issued upon the closing of the Acquisition Merger.

(iv)
On June 16, 2021, Series A preference shares, Series B preference shares and Series C preference shares of Prenetics HK were reclassified to the preference shares of PHCL, which are classified as liabilities as a result of the corporate restructuring.

(v)	At December 31, 2021, the entire amount standing to the reclassification to share premium at $17,126,369 due to the Group’s restructuring.

(vi)	At December 31, 2021, 1,543 ordinary shares have not been issued to one of the shareholders until certain statutory procedures were completed in March 2022.

(vii)
On May 18, 2022, the ordinary shares of PHCL were canceled in exchange for the right to receive Class A or Class B ordinary shares of the Company equal to the exchange ratio of 2.03 for each ordinary share of PHCL.

(b)	Movement in ordinary shares of the Company
Authorized and issued share capital

		June 30, 2022
	Note	No. of shares	$
Authorized Class A ordinary shares of $0.0001 each	(i)	450,000,000	45,000
Authorized Class B ordinary shares of $0.0001 each	(i)	50,000,000	5,000

		500,000,000	50,000

Class A ordinary shares, issued and fully paid:
As of the beginning of the period		—	—
Issuance of Prenetics Ordinary Shares as part of Reverse Recapitalization	17(a)(vii)	101,265,915	10,127

At the end of the period	(ii)	101,265,915	10,127

Class B ordinary shares, issued and fully paid:
As of the beginning of the period		—	—
Issuance of Prenetics Ordinary Shares as part of Reverse Recapitalization	17(a)(vii)	9,713,864	971

At the end of the period	(iii)	9,713,864	971

Total share capital			11,098

Notes:

(i)
The authorized share capital of the Company is $50,000 divided into 500,000,000 shares with a par value of $0.0001 each, of which (i) 450,000,000 shall be designated as Class A Ordinary Shares; (ii) 50,000,000

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

17	Share capital (continued)

shall be designated as convertible Class B Ordinary Shares. The share capital would reflect the par value with the excess recorded as share premium.

(ii)
Class A ordinary shareholders are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regard to the Group’s residual assets.

(iii)
Class B ordinary shareholders are entitled to receive dividends as declared from time to time and are entitled to twenty vote per share at meetings of the Company. All ordinary shares rank equally with regard to the Group’s residual assets.

18	Equity settled share-based transactions
As part of the Corporate Restructuring, the share option schemes and restricted share scheme of Prenetics HK were terminated on June 16, 2021, and were rolled up to a new ESOP scheme of PHCL (the “PHCL 2021 Plan”).
Following the consummation of the Reverse Recapitalization, no further awards will be granted under the PHCL 2021 Plan. In addition, in connection with the Reverse Recapitalization, all restricted shares units (“RSU”) with respect to PHCL ordinary shares that were outstanding under the PHCL 2021 Plan at the time of consummation of the Reverse Recapitalization have been replaced by Prenetics 2022 Share Incentive Plan (the “Prenetics 2022 Plan”). There was no incremental fair value in addition to the grant-date fair value of the cancelled RSU as a result of the replacement of PHCL 2021 Plan with Preneties 2022 Plan.

(a)	PHCL 2021 Plan
Under the PHCL 2021 Plan, PHCL granted 3,933,063 RSU to certain employees, directors and third parties on June 16, 2021.
The RSU granted were ordinary shares with a subscription price of $0.01 per share. These RSU are subject to the following restrictions:

•
Vesting conditions: 33.33% of the shares vest on the first anniversary from the date of grant, followed by 2.77% monthly over the next twenty three-month period and 2.96% monthly from the third anniversary;

•
In addition to the stated vesting conditions above, the restricted shares are subject to certain claw-back provisions and transfer restrictions with reference to the length of the period till the earliest of (i) September 1, 2021; (ii) the first anniversary after the completion of an initial public offering and (iii) the occurrence of a liquidation event. A liquidation event has been defined in the share agreement as a trade sale of more than 50% of Prenetics HK’s shares, a merger/consolidation or similar business combination of Prenetics HK which results in change in control, or a sale of a majority part or substantially all of Prenetics HK’s assets. These claw-back provisions and transfer restrictions result in implicit vesting conditions in addition to those mentioned above.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

18	Equity settled share-based transactions (continued)

The fair value of services received in return for the RSU granted is measured by reference to the fair value of share options granted. The estimate of the fair value of the share options granted is measured based on Black-Scholes Model. The contractual life of the share option is used as an input into this model.

For the six months ended June 30, 2021
Fair value of RSU and key assumptions
Fair value at measurement date	$13.89
Share price	$13.89
Exercise price	$0.01
Expected volatility	41.03%
Expected option life	1 year
Expected dividends	0%
Risk-free interest rate	1%
Likelihood of achieving a redemption event	5%
Likelihood of achieving a liquidity event	5%
The aggregate fair value of the RSU granted to the selected employees, directors and third parties on the dates of grants was $54,645,584 ($13.89 per share). The Company recognized employee share-based compensation benefits according to the restriction conditions.
During the period ended June 30, 2022, equity-settled share-based payment expenses of $18,395,861 (2021: $3,537,228) was recognized in profit or loss, respectively. The remaining balance to be recognized in profit or loss over the remaining vesting period.

(b)	Prenetics 2022 Plan
Under the Prenetics 2022 Plan, the Company granted 144,522 RSU and 2,446,557 RSU to certain employees, directors and third parties on May 18, 2022 and June 30, 2022, respectively.
The RSU granted were measured at the closing price per ordinary share less subscription price per ordinary share on grant date.
The RSU outstanding at June 30, 2022 had an exercise price of $0.01 per ordinary share, and a range of vesting period up to 3 years.
The aggregate fair value of the RSU granted to the selected employees on the dates of grants was $10,988,238. The Company recognized employee share-based compensation benefits according to the restriction conditions.
During the period ended June 30, 2022, equity-settled share-based payment expenses of $3,948,220 (2021: $nil) was recognized in profit or loss, respectively. The remaining balance to be recognized in profit or loss over the remaining vesting period.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

19	Fair values of financial instruments

(a)	Financial liabilities measured at fair value

(i)	Fair value hierarchy

The following table presents the fair value of the Group’s financial instruments which are measured at fair value at the end of the reporting period on a recurring basis, categorized into the three-level fair value hierarchy as defined in IFRS 13,
Fair value measurement
. The level into which a fair value measurement is classified is determined with reference to the observability and significance of the inputs used in the valuation technique as follows:

– Level 1 valuations:	Fair value measured using only Level 1 inputs i.e. unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date

– Level 2 valuations:
Fair value measured using Level 2 inputs i.e. observable inputs which fail to meet Level 1, and not using significant unobservable inputs. Unobservable inputs are inputs for which market data are not available

– Level 3 valuations:	Fair value measured using significant unobservable inputs

		Fair value measurements at June 30, 2022 categorized into
	Fair value at June 30, 2022 $	Level 1 $	Level 2 $	Level 3 $
Recurring fair value measurements
Asset:
Financial assets at fair value through profit or loss:
– Unlisted securities	26,746,657	—	—	26,746,657

Liability:
Warrant liabilities	8,311,000	—	—	8,311,000

		Fair value measurements at December 31, 2021 categorized into
	Fair value at December 31, 2021 $	Level 1 $	Level 2 $	Level 3 $
Recurring fair value measurements
Asset:
Financial assets at fair value through profit or loss:
– Unlisted securities	9,906,000	—	—	9,906,000

Liability:
Preference shares liabilities
– conversion feature	425,031,617	—	—	425,031,617

During the six months ended June 30, 2022 and 2021, there were no transfers between Level 1 and Level 2, or transfers into or out of Level 3. The Group’s policy is to recognize transfers between levels of fair value hierarchy as at the end of the reporting period in which they occur.

(ii)	Information about Level 3 fair value measurements

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

19	Fair values of financial instruments (continued)

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement

Financial assets at fair value through profit or loss	Adjusted net asset value	Underlying assets’ value	The estimated fair value would increase if the underlying assets’ value is higher

Preference shares liabilities – conversion feature
Discounted cash flow and equity allocation method: the conversion feature is measured by deducting the present value of the expected redemption amount from the fair value of the preferred shares.

The fair value of the preference shares is determined by applying the equity allocation method to the total equity value of the Group estimated based on the net present value of future cash flows.

Risk-adjusted discount rate adopted in the discounted cashflow method for the valuation of equity interest: 15.90%

Discount for lack of marketability: 12%

Expected volatility adopted in the equity allocation method: 41.03%

The estimated fair value would increase (decrease) if:

•  the risk-adjusted discount rate was lower (higher);

•  the discount for lack of marketability was lower (higher); or

•  the expected volatility was higher (lower)

Warrant liabilities	Binominal option pricing model	Risk free rate: 3.10% Expected volatility: 33.38%	The estimated fair value would increase (decrease) if: • risk free rate was higher (lower) • the expected volatility was higher (lower)

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

19	Fair values of financial instruments (continued)

The following table indicates instantaneous changes in the Group’s loss if there is an increase/decrease in the significant unobservable inputs used in the valuation of warrant liabilities, assuming all other variables remain constant.

	June 30, 2022
Significant unobservable inputs	Increase/ (decrease) in significant unobservable inputs %	Increase/ (decrease) on the Group’s loss $
Risk free rate	5	100
	(5)	(99)
Expected volatility	5	852
	(5)	(849)
The following table indicates instantaneous changes in the Group’s loss if there is an increase/decrease in the significant unobservable inputs used in the valuation of
preferred shares liabilities — conversion feature, assuming all other variables remain constant.

	December 31, 2021
Significant unobservable inputs	Increase/ (decrease) in significant unobservable inputs %	Increase/ (decrease) on the Group’s loss $
Risk-adjusted discount rate	5	(48,370,219)
	(5)	55,767,113
Discount for lack of marketability	5	(1,795,038)
	(5)	1,795,061
Expected volatility	5	84,785
	(5)	(89,520)
The movement of conversion feature of the
preference
shares
liabilities
during the six months ended June 30, 2022 and during the year ended December 31, 2021 is disclosed in note 15.

(ii)	Financial assets and liabilities carried at other than fair value
The carrying amounts of the Group’s financial assets and liabilities carried at amortized cost are not materially different from their fair values as of June 30, 2022 and December 31, 2021.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

20	Material related party transactions
Apart from balances and transactions disclosed elsewhere in this interim financial report, the Group has also entered into the following material related party transactions under the normal course of the Group’s business:
Transactions with other related parties

	For the six months ended June 30,
	2022 $	2021 $
Services provided by a company with control from a director of the Company	30,664	49,421
Purchase from a joint venture	—	53,981

21	Financial assets at fair value through profit or loss

	June 30, 2022 $	December 31, 2021 $
Financial assets measured at FVPL
– Unlisted securities	26,746,657	9,906,000

Notes:

(i)
On May 3, 2022, the Group purchased 12,000,000 units of Class A shares of CMF Global Quantitative Multi-asset Segregated Portfolio Company, which is an exempted company incorporated in the Cayman Islands. On June 29, 2022, the Group further purchased 3,500,000 units.

(ii)	On May 31, 2022, the Group purchased 2,354 units of Class A shares of VCL Financing Fund SP, which is an exempted company incorporated in the Cayman Islands.
Movement of the balance during the six months ended June 30, 2022 and during the year ended December 31, 2021 is as follow:

	June 30, 2022 $	December 31, 2021 $
At January 1	9,906,000	—
Additions during the period	18,500,000	10,000,000
Change in fair value recognized in profit or loss	(1,659,343)	(94,000)

At June 30 and December 31	26,746,657	9,906,000

22	Reverse Recapitalization
As disclosed in note 1, the Reverse Recapitalization has been accounted for with reference to the principles of reverse acquisitions with PHCL being the accounting acquirer and Artisan the accounting acquiree. Accordingly, except for the capital structure, this interim financial report has been presented as a continuation of the consolidated financial information of PHCL Group with:

•	the assets and liabilities of PHCL Group recognized and measured at their carrying amounts immediately prior to the Reverse Recapitalization;

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

22	Reverse Recapitalization (continued)

•	the retained earnings and other equity balances of PHCL Group recognized at amounts immediately prior to the Reverse Recapitalization; and

•	the financial information for periods prior to the Reverse Recapitalization being that of PHCL Group.
In addition, as Artisan, the accounting acquiree, does not meet the definition of a business for the purposes of IFRS 3, the Reverse Recapitalization included an equity-settled share-based payment being the issuance of certain of the Company’s Class A ordinary shares in exchange for a stock exchange listing service. The stock exchange listing service has been recorded in profit or loss and measured as the excess of fair value of the Company’s Class A ordinary shares issued to acquire Artisan over the fair value of Artisan’s identifiable net assets acquired, with the amount expensed as incurred:

	$	$
Fair value of Artisan’s identifiable net assets acquired comprising		23,599,605
Prepayments	538,315
Cash and cash equivalent	30,363,822
Accrued expenses	(231,109)
Warrants liabilities (note (i))	(6,186,423)
Derivative liabilities (note (ii))	(885,000)
Less: Fair value of consideration comprising:
14,523,244 Company’s Class A ordinary shares		(113,146,206)

Share-based payment on listing		(89,546,601)

Notes:

(i)	The warrants acquired include the warrants issued by Artisan to Artisan’s public investors and Artisan LLC, the sponsor.

(ii)
Prior to the initial public offering of Artisan, institution investors (“FPA Investors”) agreed to purchase an aggregate of 6,000,000 Class A ordinary shares of Artisan and 1,500,000 redeemable warrants of Artisan at a price of $10 per Class A ordinary share and
1
⁄
4
warrant of Artisan in a private placement to close immediately prior to the closing of Artisan merging with one or more entities. Artisan had recognized the investment commitments from FPA Investors as a derivative liability at fair value through profit or loss before the Initial Merger. As part of the Reverse Recapitalization, prior to the Initial Merger, the agreements with FPA Investors were amended such that FPA Investors committed to purchase a variable number of Class A ordinary shares and warrants of the Company at an aggregate price of $585,000 immediately prior to the closing of the Acquisition Merger. On May 18, 2022, the derivative liability was settled by issuing 6,000,000 Class A ordinary shares and 1,500,000 warrants of the Company to FPA Investors (see note 16).

The Reverse Recapitalization has also involved the following transactions:

•
The holders of Artisan’s warrants (including public investors and the sponsor) received one warrant of the Company for each Artisan’s warrant, resulting in the issuance of
1,500,000
 warrants of the Company (see note 16)

•
For additional capitalization, the Company issued
5,580,000
 Class A ordinary shares to PIPE Investors on May 18, 2022 (see note 17), pursuant to the original subscription agreements dated on September 15, 2021 which was subsequently amended in 2022.

Prenetics Global Limited
Notes to the unaudited interim financial report
(Expressed in United States dollars unless otherwise indicated)

22	Reverse Recapitalization (continued)

In the subscription agreements dated on September 15, 2021, PIPE Investors committed to purchase Class A ordinary shares of the Company at a price of $
10 per share upon listing. The subscription agreements were amended on March 30, 2022 such that PIPE Investors committed to purchase a variable number of Class A ordinary shares of the Company at an aggregate price of $55,800,000 upon listing. The amendment of the subscription agreements with PIPE Investors results in recognition of a derivative liability measured at fair value through profit or loss, with a debit in equity. Upon Completion of the Reverse Recapitalization, the derivative liability was settled by issuing
7,740,000 Class A ordinary shares of the Company to PIPE Investors.

•
professional services expenditure of $18,231,775 incurred to facilitate listing on NASDAQ
d
uring the six months ended June 30, 2022, $3,529,904 was recognized as administrative and other operating expenses in the profit or loss.

23	Non-adjusting events after the reporting period
Subsequent to the reporting period, the management of the Group decided to implement a restructuring plan in September 2022 related to its diagnostics business in the United Kingdom (UK) as part of the Group’s new UK strategy to provide clinical care. In connection with the restructuring, the management of the Group has assessed the recoverability of certain assets of the UK diagnostics business and recognized an impairment loss on intangible assets, goodwill, property, plant and equipment with the total charge of

$
24.1
million. In addition, the Company recorded a write-off of prepayment of $
3.5
million in relation to the UK’s diagnostics business. No adjustment has been made in the accompanying interim financial report in this regard.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors
Prenetics Group Limited:
Opinion on Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Prenetics Group Limited and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2017.
Hong Kong
March 30, 2022

Prenetics Group Limited
Consolidated statements of profit or loss and other comprehensive income
(Expressed in United States dollars unless otherwise indicated)

		Year ended December 31,
	Note	2021 $	2020 $	2019 $
Revenue	3(i), 4	275,852,753	65,179,515	9,233,089
Direct costs		(169,721,542)	(38,834,696)	(6,517,795)

Gross profit		106,131,211	26,344,819	2,715,294

Other income and other net gains/(losses)	5	138,948	(315,404)	3,117
Share of loss of a joint venture		—	(1,133,321)	(2,576,842)
Selling and distribution expenses		(21,932,322)	(6,492,635)	(4,769,971)
Research and development expenses		(10,563,952)	(2,782,123)	(2,989,758)
Administrative and other operating expenses		(83,991,413)	(16,616,462)	(13,185,125)

Loss from operations		(10,217,528)	(995,126)	(20,803,285)
Finance costs	6(a)	(5,238,030)	(59,567)	(69,390)
Fair value loss on convertible securities	25	(29,054,669)	(2,846,750)	—
Fair value loss on preference shares liabilities	26	(125,398,798)	—	—
Fair value loss on financial assets at fair value through profit or loss	19	(94,000)	—	—
Write-off on amount due from a shareholder	22	(106,179)	—	—
Gain on bargain purchase	31(b)	117,238	—	—
Loss on disposal of a subsidiary	13	(292,132)	—	—

Loss before taxation	6	(170,284,098)	(3,901,443)	(20,872,675)
Income tax (expense)/credit	7(a)	(3,732,744)	1,937,558	677,474

Loss for the year		(174,016,842)	(1,963,885)	(20,195,201)

Other comprehensive income for the year
Item that may be reclassified subsequently to profit or loss:
Exchange differences on translation of:
— financial statements of subsidiaries and a joint venture outside Hong Kong		260,112	1,581,372	154,055

Total comprehensive income for the year		(173,756,730)	(382,513)	(20,041,146)

Loss attributable to:
Equity shareholders of the Company		(174,009,273)	(1,939,689)	(20,141,991)
Non-controlling interests		(7,569)	(24,196)	(53,210)

		(174,016,842)	(1,963,885)	(20,195,201)

Total comprehensive income attributable to:
Equity shareholders of the Company		(173,749,161)	(358,317)	(19,987,936)
Non-controlling interests		(7,569)	(24,196)	(53,210)

		(173,756,730)	(382,513)	(20,041,146)

Loss per share
Basic loss per share	8	(11.92)	(0.15)	(1.56)
Diluted loss per share	8	(11.92)	(0.15)	(1.56)
The accompanying notes are an integral part of these consolidated financial statements.

Prenetics Group Limited
Consolidated statements of financial position
(Expressed in United States dollars unless otherwise indicated)

		December 31,
	Note	2021 $	2020 $
Assets
Property, plant and equipment	9	13,037,192	4,693,318
Intangible assets	10	23,826,282	24,095,500
Goodwill	11	3,978,065	3,993,007
Interest in a joint venture	13	—	—
Deferred tax assets	7(c)	79,702	1,951,154
Other non-current assets	14	693,548	193,582

Non-current assets		41,614,789	34,926,561

Inventories	15	6,829,226	4,497,577
Trade receivables	16	47,041,538	22,990,727
Deposits and prepayments	16	7,406,197	892,790
Other receivables	16	411,559	798,772
Amount due from a shareholder	22	—	106,179
Amount due from a joint venture	17	—	180,825
Amounts due from related companies	31(a)	9,060	—
Financial assets at fair value through profit or loss	19	9,906,000	—
Cash and cash equivalents	18	35,288,952	14,489,880

Current assets		106,892,532	43,956,750

Total assets		148,507,321	78,883,311

Liabilities
Deferred tax liabilities	7(c)	659,498	—
Preference shares liabilities	26	486,404,770	—
Lease liabilities	24	3,600,232	804,574

Non-current liabilities		490,664,500	804,574

Trade payables		9,979,726	13,436,941
Accrued expenses and other current liabilities	20	36,280,298	8,929,495
Deferred consideration	21	—	1,304,588
Amounts due to shareholders	22	—	133,314
Contract liabilities	23	9,587,245	7,054,586
Lease liabilities	24	1,666,978	865,283
Convertible securities	25	—	15,346,113
Tax payable		1,223,487	1,410

Current liabilities		58,737,734	47,071,730

Total liabilities		549,402,234	47,876,304

Equity	27
Share capital		1,493	53,240,604
Reserves		(400,811,431)	(22,156,191)

Total (equity deficiency)/equity attributable to equity shareholders of the Company		(400,809,938)	31,084,413
Non-controlling interests		(84,975)	(77,406)

Total (equity deficiency)/equity		(400,894,913)	31,007,007

Total equity and liabilities		148,507,321	78,883,311

The accompanying notes are an integral part of these consolidated financial statements.

Prenetics Group Limited
Consolidated statements of changes in equity
(Expressed in United States dollars unless otherwise indicated)

		Attributable to equity shareholders of the Company
	Note	Share capital $	Translation reserve (note 27(b)(ii)) $	Other reserve (note 27(b)(iii)) $	Capital reserve (note 27(b)(i)) $	Accumulated losses $	Sub-total $	Non- controlling interests $	Total $
Balance at January 1, 2019		45,691,346	(967,804)	—	9,759,239	(21,499,491)	32,983,290	—	32,983,290

Changes in equity for the year:
Loss for the year		—	—	—	—	(20,141,991)	(20,141,991)	(53,210)	(20,195,201)
Other comprehensive income		—	154,055	—	—	—	154,055	—	154,055

Total comprehensive income		—	154,055	—	—	(20,141,991)	(19,987,936)	(53,210)	(20,041,146)
Equity-settled share-based transactions	28	—	—	—	3,910,562	—	3,910,562	—	3,910,562

Balance at December 31, 2019		45,691,346	(813,749)	—	13,669,801	(41,641,482)	16,905,916	(53,210)	16,852,706

The accompanying notes are an integral part of these consolidated financial statements.

Prenetics Group Limited
Consolidated statements of changes in equity (continued)
(Expressed in United States dollars unless otherwise indicated)

		Attributable to equity shareholders of the Company
	Note	Share capital $	Share premium (note 27(b)(iv)) $	Translation reserve (note 27(b)(ii)) $	Other reserve (note 27(b)(iii)) $	Capital reserve (note 27(b)(i)) $	Accumulated losses $	Sub-total $	Non- controlling interests $	Total $
Balance at January 1, 2020		45,691,346	—	(813,749)	—	13,669,801	(41,641,482)	16,905,916	(53,210)	16,852,706

Changes in equity for the year:
Loss for the year		—	—	—	—	—	(1,939,689)	(1,939,689)	(24,196)	(1,963,885)
Other comprehensive income		—	—	1,581,372	—	—	—	1,581,372	—	1,581,372

Total comprehensive income		—	—	1,581,372	—	—	(1,939,689)	(358,317)	(24,196)	(382,513)
Equity-settled share-based transactions	28	—	—	—	—	1,617,469	—	1,617,469	—	1,617,469
Vesting of shares under the Restricted Share Scheme		—	—	—	—	48,622	—	48,622	—	48,622
Issuance of exchange loan notes	32		—	—	12,870,723	—	—	12,870,723	—	12,870,723
Shares issued upon conversion of exchange loan notes	32	7,549,258	—	—	(7,549,258)	—	—	—	—	—

Balance at December 31, 2020 and January 1, 2021		53,240,604	—	767,623	5,321,465	15,335,892	(43,581,171)	31,084,413	(77,406)	31,007,007

Changes in equity for the year:
Loss for the year		—	—	—	—	—	(174,009,273)	(174,009,273)	(7,569)	(174,016,842)
Other comprehensive income		—	—	260,112	—	—	—	260,112	—	260,112

Total comprehensive income		—	—	260,112	—	—	(174,009,273)	(173,749,161)	(7,569)	(173,756,730)
Equity-settled share-based transactions	28	—	—	—	—	22,494,918	—	22,494,918	—	22,494,918
Vesting of shares under the Restricted Share Scheme		—	—	—	—	4,517	—	4,517	—	4,517
Reclassification to preference shares liabilities	26	(37,890,771)	—	—	(241,942,035)	—	—	(279,832,806)	—	(279,832,806)
Reclassification to share premium arising from the restructuring	27(a)	(15,348,379)	15,348,379	—	—	—	—	—	—	—
Shares issued upon conversion of exchange loan notes	27(a)	39	1,777,990	—	(1,778,029)	—	—	—	—	—
Fair value loss of convertible securities	25	—	—	—	(811,819)	—	—	(811,819)	—	(811,819)

Balance at December 31, 2021		1,493	17,126,369	1,027,735	(239,210,418)	37,835,327	(217,590,444)	(400,809,938)	(84,975)	(400,894,913)

The accompanying notes are an integral part of these consolidated financial statements.

Prenetics Group Limited
Consolidated statements of cash flows
(Expressed in United States dollars unless otherwise indicated)

		Year ended December 31,
	Note	2021 $	2020 $	2019 $
Cash flows from operating activities
Loss for the year		(174,016,842)	(1,963,885)	(20,195,201)
Adjustments for:
Bank interest income	5	(3,980)	(8,043)	(15,506)
Depreciation	6(c)	4,288,115	1,292,472	1,124,072
Amortization of intangible assets	6(c)	3,058,527	1,133,564	1,110,516
Finance costs	6(a)	5,238,030	59,567	69,390
Fair value loss on convertible securities	25	29,054,669	2,846,750	—
Fair value loss on preference shares liabilities	26	125,398,798	—	—
Fair value loss on financial assets at fair value through profit or loss	19	94,000	—	—
Net exchange (gain)/ losses	5	(285,025)	280,360	52,534
Write-off on amount due from a shareholder		106,179	—	—
Gain on bargain purchase		(117,238)	—	—
Loss on disposal of a subsidiary		292,132	—	—
Impairment loss on interest in a joint venture	5	—	570,704	—
Impairment loss on amount due from a joint venture	5	176,227	—	—
(Gain)/loss on disposal of property, plant and equipment		(39)	1,646	—
Write-off on property, plant and equipment	6(c)	476,431	—	—
Share of loss of a joint venture		—	1,133,321	2,576,842
Equity-settled share-based payment expenses		22,494,918	1,617,469	3,910,562
Income tax expense/(credit)	7(a)	3,732,744	(1,937,558)	(677,474)

		19,987,646	5,026,367	(12,044,265)
Changes in:
(Increase)/decrease in inventories		(2,331,649)	(3,745,228)	415,686
(Increase)/decrease in trade receivables		(24,050,811)	(20,090,387)	1,827,941
Increase in deposits and prepayments and other receivables		(6,126,194)	(1,093,451)	(163,171)
Decrease/(increase) in amount due from a joint venture		—	18,862	(199,687)
Increase in amounts due from related companies		(9,060)	—	—
Increase/(decrease) in other non-current assets		(499,966)	(32,577)	38,059
(Decrease)/increase in trade payables		(3,457,215)	9,707,910	1,714,170
Increase in accrued expenses and other current liabilities		27,350,803	5,962,060	2,758,152
Increase in contract liabilities		2,532,659	1,485,582	3,814,321

Cash from/(used in) operations		13,396,213	(2,760,862)	(1,838,794)
Income tax refund/(paid)		20,284	(118,849)	(44,316)

Net cash generated from/(used in) operating activities		13,416,497	(2,879,711)	(1,883,110)

The accompanying notes are an integral part of these consolidated financial statements.

Prenetics Group Limited
Consolidated statements of cash flows (continued)
(Expressed in United States dollars unless otherwise indicated)

		Year ended December 31,
	Note	2021 $	2020 $	2019 $
Cash flows from investing activities
Payment for purchase of property, plant and equipment		(8,546,945)	(2,862,902)	(259,178)
Proceeds from disposal of property, plant and equipment		713,523	10,890	—
Payment for purchase of intangible assets		(2,865,315)	(197,159)	(114,680)
Payment for purchase of financial assets at fair value through profit or loss	19	(10,000,000)	—	—
Payment for acquisition of a subsidiary, net of cash acquired	18(d)	—	(2,929,533)	—
Increase in amount due from a shareholder		—	(4,182)	(3,077)
Investment in a joint venture		—	—	(4,236,765)
Proceeds from partial disposal of a subsidiary without loss of control		—	—	1
Settlement of deferred consideration		(1,326,823)	—	—
Interest received		3,980	8,043	15,506

Net cash used in investing activities		(22,021,580)	(5,974,843)	(4,598,193)

Cash flows from financing activities
Capital element of lease rentals paid	18(b)	(1,299,031)	(610,926)	(503,585)
Interest element of lease rentals paid	18(b)	(205,915)	(49,400)	(64,107)
Interest paid		(33)	(654)	(5,283)
Proceeds from issuance of preference shares	18(b)	25,970,000	—	—
Proceeds from issuance of convertible securities	18(b)	4,980,718	12,499,363	—
(Decrease)/increase in amounts due to shareholders	18(b)	(128,797)	4,477	3,836

Net cash generated from/(used in) financing activities		29,316,942	11,842,860	(569,139)

Net increase/(decrease) in cash and cash equivalents		20,711,859	2,988,306	(7,050,442)
Cash and cash equivalents at the beginning of the year		14,489,880	11,521,505	18,781,873
Effect of foreign exchange rate changes		87,213	(19,931)	(209,926)

Cash and cash equivalents at the end of the year		35,288,952	14,489,880	11,521,505

The accompanying notes are an integral part of these consolidated financial statements.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

1	Reporting entity
Prenetics Group Limited (“the Company”) is incorporated in Cayman Islands on February 8, 2018. Prenetics Limited (“Prenetics HK”) is a company incorporated in Hong Kong and has its registered office and principal place of business at Unit 701-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong with effect from June 28, 2021.
The Company and its subsidiaries (collectively, “the Group”) focus on providing healthcare solutions through three pillars — prevention, diagnostics and personalized care. The Company is an investment holding company and has not carried out any business since its incorporation save for the Group’s restructuring described below.
The Group’s preventive health testing services are genetic testing (under the brand named CircleDNA) for general health purposes. CircleDNA utilizes a whole exome sequencing technology that conducts a full scan on individuals’ protein-coding genes, analyzing genetic variations across different categories and providing personalized reports with a saliva sample. The Group is also in the process of conducting clinical studies for a stool-DNA screening test for detecting colorectal cancer and advanced adenoma under the brand named ColoClear, a pipeline product. ColoClear uses advanced stool DNA technology to detect abnormal DNA markers and blood cells in human stool that precancerous polyps and colon cancer can cause. It is developed as a convenient and less invasive alternative to colonoscopy.
Since April 2020, the Group has been providing polymerase chain reaction (“PCR”) diagnostic testing services for COVID-19 to individuals, corporates for their employees or customers and governments for community testing. From November 2021, the Group officially launched Circle HealthPod, which is a rapid detection health monitoring device that offers COVID-19 testing solutions for professional use and home use initially in Hong Kong. Prenetics HK operates and owns its own accredited laboratories in Hong Kong. The Group also engages in research and development activities to advance its preventive, diagnostic and personalized healthcare solutions.
In May 2021, Prenetics HK entered into a Share Exchange Agreement and Subscription Agreement with, amongst others, the existing shareholders of Prenetics HK and the Company for the purposes of restructuring the shareholding structure of Prenetics HK and facilitating fundraising activities. As part of the restructuring, the pre-existing shares of Prenetics HK were exchanged to their corresponding classes of shares of the Company, while the convertible securities were converted into Series D preference shares of the Company. As a result of this corporate restructuring, Prenetics HK became an indirectly wholly owned subsidiary of the Company from June 16, 2021. As the restructuring involved the insertion of non- operating shell entities above a pre-existing Group with substantive business activities headed by Prenetics HK, the restructuring did not involve any business combination. This transaction has been accounted for at cost such that the Company’s consolidated financial statements is presented as a continuation of the consolidated financial statements of Prenetics HK except for the capital structure. The comparative figures have been re-presented as the financial statements of Prenetics HK as if the corporate restructuring had occurred on January 1, 2020.
On September 15, 2021, the Company entered into a Business Combination Agreement with Prenetics Global Limited (“PubCo”), Artisan Acquisition Corp. (“Artisan”), PGL Merger Limited, wholly owned subsidiary of PubCo (“Prenetics Merger Sub”), and AAC Merger Limited, wholly owned subsidiary of PubCo (“Artisan Merger Sub”). All the above-mentioned entities are Cayman Islands exempted companies.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) Artisan will merge with and into Artisan Merger Sub, with Artisan Merger Sub being the surviving entity and

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

1	Reporting entity (continued)

remaining a wholly owned subsidiary of PubCo, and (ii) Prenetics Merger Sub will merge with and into the Company, with the Company as the surviving company and becoming a wholly owned subsidiary of PubCo. PubCo will adopt a dual class stock structure with Class A ordinary share, which will have one vote per share, and Class B ordinary share, which will have 20 votes per share.
Pursuant to the Business Combination Agreement, upon consummation of the above merger transactions:

(i)
Each share of the Company’s ordinary shares and preference shares (other than those held by the Mr. Yeung Danny Sheng Wu (the “Founder”), treasury shares and dissenting shares) shall automatically be cancelled and cease to exist in exchange for the right to receive PubCo Class A ordinary share that is equal to the Exchange Ratio in accordance with the Business Combination Agreement (“Exchange Ratio”);

(ii)
Each share of the Company’s ordinary shares and preference shares that are held by the Founder shall automatically be cancelled and cease to exist in exchange for the right to receive PubCo Class B ordinary share that is equal to the Exchange Ratio;

(iii)	Each share of treasury shares shall automatically be cancelled and cease to exist without any conversion;

(iv)
All the Company’s options and restricted shares units (“RSU”) (other than those held by the key executives) shall be assumed by PubCo and converted into comparable RSU that are exercisable for or in reference to, respectively, PubCo Class A ordinary shares, with a value determined in accordance with the Business Combination Agreement; and

(v)
All the Company’s options and RSUs that are held by the key executives shall be assumed by PubCo and converted into comparable RSU that are exercisable for or in reference to, respectively, PubCo Class B ordinary shares, with a value determined in accordance with the Business Combination Agreement.

The Business Combination Agreement is subject to the approval of Artisan shareholders.

2	Significant accounting policies
(a) Statement of compliance
The Company’s consolidated financial statements have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”), which collective term includes all applicable individual IFRSs, International Accounting Standards (“IASs”) and Interpretations issued by the IASB. Significant accounting policies adopted by the Group are disclosed below.
The IASB has issued certain amendments to IFRSs that are first effective or available for early adoption for the periods presented in these consolidated financial statements. Note 2(c) provides information on the initial application of these developments to the extent that they are relevant to the Group for the periods presented in these consolidated financial statements.
(b) Basis of preparation of the consolidated financial statements
These consolidated financial statements for the year ended December 31, 2021 comprise the Group.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

The measurement basis used in the preparation of the consolidated financial statements is the historical cost basis, except that the following instruments are stated at their fair value as explained in the accounting policies set out below:

•	preference share liabilities — conversion feature (see note 2(s));

•	convertible securities (see note 2(v)); and

•	financial assets at fair value through profit or loss (see note 2(z))
As at December 31, 2021, the Group’s total liabilities exceeded its total assets by $400,894,913. Despite this, the preference shares will be converted into ordinary shares of the PubCo after the completion of the proposed business combination as described in note 1 resulting in the listing of PubCo’s shares on the Nasdaq Stock Market.
Management and the directors of the Company are of the view that the Group has and will continue to have sufficient financial resources to meet its liabilities as and when they fall due and to enable the Group to continue operations for the foreseeable future. Consequently, the directors have prepared the consolidated financial statements on a going concern basis.
The preparation of financial statements in conformity with IFRSs requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
Judgments made by management in the application of IFRSs that have significant effect on the consolidated financial statements and major sources of estimation uncertainty are discussed in note 30.
(c) Changes in accounting policies
The Group has applied the following amendments to IFRSs issued by the IASB to these financial statements for the current accounting period:

•	Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16, Interest rate benchmark reform — phase 2

•	Amendment to IFRS 16, Covid-19-related rent concessions beyond 30 June 2021
Other than the amendment to IFRS 16, the Group has not applied any new standard or interpretation that is not yet effective for the current accounting period. The amendment to IFRS 16 do not have any material impact to the Group’s consolidated financial statements.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

(d) Subsidiaries and non-controlling interests
Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. When assessing whether the Group has power, only substantive rights (held by the Group and other parties) are considered.
An investment in a subsidiary is consolidated into the consolidated financial statements from the date that control commences until the date that control ceases. Intra-group balances, transactions and cash flows and any unrealized profits arising from intra-group transactions are eliminated in full in preparing the consolidated financial statements. Unrealized losses resulting from intra-group transactions are eliminated in the same way as unrealized gains but only to the extent that there is no evidence of impairment.
Non-controlling interests represent the equity in a subsidiary not attributable directly or indirectly to the Company, and in respect of which the Group has not agreed any additional terms with the holders of those interests which would result in the Group as a whole having a contractual obligation in respect of those interests that meets the definition of a financial liability. For each business combination, the Group can elect to measure any non-controlling interests either at fair value or at the non-controlling interests’ proportionate share of the subsidiary’s net identifiable assets.
Non-controlling interests are presented in the consolidated statement of financial position within equity, separately from equity attributable to the equity shareholders of the Company. Non-controlling interests in the results of the Group are presented on the face of the consolidated statement of profit or loss and the consolidated statement of profit or loss and other comprehensive income as an allocation of the total profit or loss and total comprehensive income for the year between non-controlling interests and the equity shareholders of the Company.
Changes in the Group’s interests in a subsidiary that do not result in a loss of control are accounted for as equity transactions, whereby adjustments are made to the amounts of controlling and non-controlling interests within consolidated equity to reflect the change in relative interests, but no adjustments are made to goodwill and no gain or loss is recognized.
When the Group loses control of a subsidiary, it is accounted for as a disposal of the entire interest in that subsidiary, with a resulting gain or loss being recognized in profit or loss. Any interest retained in that former subsidiary at the date when control is lost is recognized at fair value and this amount is regarded as the fair value on initial recognition of a financial asset or, when appropriate, the cost on initial recognition of an investment in an associate or joint venture (see note 2(e)).
(e) Joint ventures
A joint venture is an arrangement whereby the Group or Company and other parties contractually agree to share control of the arrangement, and have rights to the net assets of the arrangement.
An investment in a joint venture is accounted for in the consolidated financial statements under the equity method, unless it is classified as held for sale (or included in a disposal group that is classified as held for sale). Under the equity method, the investment is initially recorded at cost, adjusted for any excess of the Group’s share of the acquisition-date fair values of the investee’s identifiable net assets over the cost of the investment (if any).

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

The cost of the investment includes purchase price, other costs directly attributable to the acquisition of the investment, and any direct investment into the joint venture that forms part of the Group’s equity investment. Thereafter, the investment is adjusted for the post acquisition change in the Group’s share of the investee’s net assets and any impairment loss relating to the investment (see note 2(t)(ii)). At each reporting date, the Group assess whether there is any objective evidence that the investment is impaired. Any acquisition-date excess over cost, the Group’s share of the post-acquisition, post-tax results of the investees and any impairment losses for the year are recognized in the consolidated statement of profit or loss, whereas the Group’s share of the post-acquisition post-tax items of the investees’ other comprehensive income is recognized in the consolidated statement of profit or loss and other comprehensive income.
When the Group’s share of losses exceeds its interest in the joint venture, the Group’s interest is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the investee. For this purpose, the Group’s interest is the carrying amount of the investment under the equity method together with the Group’s long-term interests that in substance form part of the Group’s net investment in the joint venture.
Unrealized profits and losses resulting from transactions between the Group and its joint venture are eliminated to the extent of the Group’s interest in the investee, except where unrealized losses provide evidence of an impairment of the asset transferred, in which case they are recognized immediately in profit or loss.
In all other cases, when the Group ceases to have joint control over a joint venture, it is accounted for as a disposal of the entire interest in that investee, with a resulting gain or loss being recognized in profit or loss. Any interest retained in that former investee at the date when joint control is lost is recognized at fair value and this amount is regarded as the fair value on initial recognition of a financial asset.
(f) Assets acquisition
Groups of assets acquired and liabilities assumed are assessed to determine if they are business or asset acquisitions. On an acquisition-by-acquisition basis, the Group chooses to apply a simplified assessment of whether an acquired set of activities and assets is an asset rather than business acquisition, when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.
When a group of assets acquired and liabilities assumed do not constitute a business, the overall acquisition cost is allocated to the individual identifiable assets and liabilities based on their relative fair values at the date of acquisition. An exception is when the sum of the individual fair values of the identifiable assets and liabilities differs from the overall acquisition cost. In such case, any identifiable assets and liabilities that are initially measured at an amount other than cost in accordance with the Group’s policies are measured accordingly, and the residual acquisition cost is allocated to the remaining identifiable assets and liabilities based on their relative fair values at the date of acquisition.
(g) Property, plant and equipment
Property, plant and equipment, including right-of-use assets arising from leases of underlying property, plant and equipment (see note 2(i)), are stated at cost less accumulated depreciation and impairment losses (see note 2(t)(ii)).

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

Gains or losses arising from the retirement or disposal of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of retirement or disposal.
Depreciation is calculated to write off the cost of items of property, plant and equipment, less their estimated residual value, if any, using the straight-line method over their estimated useful lives as follows:

– Properties leased for own use	Over the unexpired lease period
– Office equipment leased for own use	Over the unexpired lease period
– Leasehold improvements	Shorter of 4 years, or over the unexpired lease period
– Fixtures and furniture	5 years
– Office and lab equipment	3 – 5 years
– Computer equipment	3 years
– Motor vehicles	3 years
– Manufacturing equipment	3 years
Both the useful life of an asset and its residual value, if any, are reviewed annually.
(h) Intangible assets (other than goodwill)
Expenditure on research activities is recognized as an expense in the period in which it is incurred. Expenditure on development activities is capitalized if the product or process is technically and commercially feasible and the Group has sufficient resources and the intention to complete development. The expenditure capitalized includes the costs of materials, direct labor and an appropriate proportion of overheads. Capitalized development costs are stated at cost less accumulated amortization and impairment losses (see note 2(t)(ii)). Other development expenditure is recognized as an expense in the period in which it is incurred.
Other intangible assets that are acquired by the Group are stated at cost less accumulated amortization (where the estimated useful life is finite) and impairment losses (see note 2(t)(ii)). Expenditure on internally generated goodwill and brands is recognized as an expense in the period in which its incurred.
Amortization of intangible assets with finite useful lives is charged to profit or loss on a straight-line basis over the assets’ estimated useful lives. The following intangible assets with finite useful lives are amortized from the date they are available for use and their estimated useful lives are as follows:

– Website and mobile apps	2 years
– Trademark and technology	10 – 20 years
– Products development cost	3 years
Both the period and method of amortization are reviewed annually.
Intangible assets are not amortized while their useful lives are assessed to be indefinite. Any conclusion that the useful life of an intangible asset is indefinite is reviewed annually to determine whether events and circumstances continue to support the indefinite useful life assessment for that asset. If they do not, the change in the useful life assessment from indefinite to finite is accounted for prospectively from the date of change and in accordance with the policy for amortization of intangible assets with finite lives as set out above.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

(i) Leased assets
At inception of a contract, the Group assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is conveyed where the customer has both the right to direct the use of the identified asset and to obtain substantially all of the economic benefits from that use.
As a lessee, where the contract contains lease component(s) and non- lease component(s), the Group has elected not to separate non-lease components and accounts for each lease component and any associated non-lease components as a single lease component for all leases.
At the lease commencement date, the Group recognizes a right-of-use asset and a lease liability, except for short-term leases that have a lease term of 12 months or less and leases of low-value assets. When the Group enters into a lease in respect of a low-value asset, the Group decides whether to capitalize the lease on a lease-by-lease basis. The lease payments associated with those leases which are not capitalized are recognized as an expense on a systematic basis over the lease term.
Where the lease is capitalized, the lease liability is initially recognized at the present value of the lease payments payable over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, using a relevant incremental borrowing rate. After initial recognition, the lease liability is measured at amortized cost and interest expense is calculated using the effective interest method. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability and hence are charged to profit or loss in the accounting period in which they are incurred.
The right-of-use asset recognized when a lease is capitalized is initially measured at cost, which comprises the initial amount of the lease liability plus any lease payments made at or before the commencement date, and any initial direct costs incurred. Where applicable, the cost of the right-of-use assets also includes an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, discounted to their present value, less any lease incentives received. The right-of-use asset is subsequently stated at cost less accumulated depreciation and impairment losses (see notes 2(g) and 2(t)(ii)).
The initial fair value of refundable rental deposits is accounted for separately from the right-of-use assets in accordance with the accounting policy applicable to receivables carried at amortized cost (see notes 2(k) and 2(t)). Any difference between the initial fair value and the nominal value of the deposits is accounted for as additional lease payments made and is included in the cost of right-of-use assets.
The lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, or there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or there is a change arising from the reassessment of whether the Group will be reasonably certain to exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
In the consolidated statement of financial position, the current portion of long-term lease liabilities is determined as the present value of contractual payments that are due to be settled within twelve months after the reporting period.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

(j) Inventories
Inventories representing consumables, reagent, kits materials and finished goods are carried at the lower of cost and net realizable value.
Cost is calculated on the first-in-first-out basis and comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.
Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.
When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized.
The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs.
(k) Trade and other receivables (including amount due from a joint venture, amount due from a shareholder and amounts due from related companies)
A receivable is recognized when the Group has an unconditional right to receive consideration. A right to receive consideration is unconditional if only the passage of time is required before payment of that consideration is due. If the revenue has been recognized before the Group has an unconditional right to receive consideration, the amount is presented as a contract asset.
Receivables that do not contain a significant financing component are initially measured at their transaction price. Receivables that contain a significant financing component and other receivables are initially measured at fair value plus transaction costs. All receivables are subsequently stated at amortized cost, using the effective interest method and including an allowance for credit losses (see note 2(t)(i)).
(l) Trade and other payables (including amounts due to shareholders), deposit liabilities and contract liabilities
(i) Trade and other payables
Trade and other payables are initially recognized at fair value. Subsequent to initial recognition, trade and other payables are stated at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at invoice amounts.
(ii) Deposit liabilities
Deposit liabilities are initially recognized at fair value when the customer pays consideration which is refundable until after 5 to 30 days from the date of delivery has passed, in which case they are subsequently recognized as contract liabilities.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

(iii) Contract liabilities
A contract liability is recognized when the customer pays consideration before the Group recognizes the related revenue, and that consideration becomes non-refundable (see note 2(q)). A contract liability would also be recognized if the Group has an unconditional right to receive non-refundable consideration before the Group recognizes the related revenue. In such cases, a corresponding receivable would also be recognized (see note 2(k)).
(m) Cash and cash equivalents
Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. Cash and cash equivalents are assessed for expected credit loss in accordance with the policy set out in note 2(t)(i).
(n) Employee benefits
(i) Short-term employee benefits and contributions to defined contribution retirement plans
Salaries, annual bonuses, paid annual leave, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.
(ii) Share-based payments
The fair value of share options granted to employees is recognized as an employee cost with a corresponding increase in a capital reserve within equity. The fair value is measured at grant date using the Black-Scholes Model, taking into account the terms and conditions upon which the options were granted. Where the employees have to meet vesting conditions before becoming unconditionally entitled to the options, the total estimated fair value of the options is spread over the vesting period, taking into account the probability that the options will vest.
During the vesting period, the number of share options that is expected to vest is reviewed. Any resulting adjustment to the cumulative fair value recognized in prior years is charged/credited to the profit or loss for the year of the review, unless the original employee expenses qualify for recognition as an asset, with a corresponding adjustment to the capital reserve. On vesting date, the amount recognized as an expense is adjusted to reflect the actual number of options that vest (with a corresponding adjustment to the capital reserve) except where forfeiture is only due to not achieving vesting conditions that relate to the market price of the Company’s shares. The equity amount is recognized in the capital reserve until either the option is exercised (when it is included in the amount recognized in share capital for the shares issued) or the option expires (when it is released directly to retained profits or accumulated losses).
(o) Income tax
Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except to the extent that they relate to items recognized in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognized in other comprehensive income or directly in equity, respectively.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.
Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.
Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilized, are recognized. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilized.
The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary differences relating to investments in subsidiaries to the extent that, in the case of taxable differences, the Group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.
The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available.
Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the Group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

•	in the case of current tax assets and liabilities, the Group intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously; or

•	in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

•	the same taxable entity; or

•
different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realize the current tax assets and settle the current tax liabilities on a net basis or realize and settle simultaneously.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

(p) Provisions and contingent liabilities
Provisions are recognized when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.
Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.
Where some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, a separate asset is recognized for any expected reimbursement that would be virtually certain. The amount recognized for the reimbursement is limited to the carrying amount of the provision.
(q) Revenue and other income
Income is classified by the Group as revenue when it arises from the sale of goods or the provision of services in the ordinary course of the Group’s business.
Revenue is measured based on the amount of consideration to which the Group is expected to be entitled in exchange for transferring goods or services to a customer, excluding amounts collected on behalf of third parties. The Group recognizes revenue when (or as) it transfers control over a product or service to customer. An asset is transferred when (or as) the customer obtains control of the asset.
The Group transfers control of a good or service at a point in time unless one of the following overtime criteria is met:

(a)	the customer simultaneously receives and consumes the benefits provided as the Group performs;

(b)	the Group’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or

(c)	the Group’s performance does not create an asset with an alternative use and the Group has an enforceable right to payment for performance completed to date.
The Group provides i) preventive services which are genetic testing services to individuals and corporates for their employees and customers; and ii) diagnostic services which are primarily COVID-19 testing for individuals, corporates for their employees or customers, and governments for community testing. Additionally, from November 2021, the Group has officially launched (iii) Circle HealthPod, which is a rapid detection health monitoring device along with single-use capsules that offers rapid COVID-19 testing solutions for professional use and home use initially in Hong Kong.
The Group collects consideration for both types of services upfront, and such consideration received usually becomes non-refundable after 5 to 30 days from the date of delivery of the kits to the individuals or corporates, or the date of purchase. The upfront consideration received is initially recognized as deposit liabilities (see note 2(l)(ii)) and subsequently reclassified to contract liabilities when the amount becomes non-refundable (see note 2(l)(iii)). Such amount does not include any variable consideration.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

The Group determines that its sales contracts do not have a significant financing component when the upfront consideration becomes non-refundable as customers have discretion to decide when the tests are performed during the contract term.
(i) Performance obligations
Generally the Group fulfilled its performance obligations for preventive and diagnostic services at a point in time upon delivery of the testing results or reports to customers except for one category of the genetic testing kits under the preventive services which includes an additional distinct performance obligation being the subscription of free future updates to new features, reports and categories (collectively the “update services”).
The update services are considered distinct from the testing results or reports received by customers as those customers can benefit from the information provided in the testing results without the update services, the update services would not significantly modify the testing results, and there is not any significant interdependency between the testing results and the update services. Transfer of control for the testing results occurs when the testing results or reports are issued to customers and transfer of control for update services occurs over the expected service period which begins from the issuance of the testing results.
For genetic testing kits which contains the update services, the Group allocates revenue to the testing results and the update services based on their respective standalone selling prices. When estimating standalone prices, the Group considers all information that is reasonably available which includes market conditions, company-specific information about the customers, pricing strategies and practices, cost incurred to provide the service and industry pricing. The Group has estimated the standalone selling price of the update services based on the expected cost plus a margin and recognizes it over the expected service period of five years. The expected service period was estimated based on the Group’s internal statistics on customers and expectation as to the period over which customers would continue to log in online to review initial reports and updates. Significant judgement is involved in estimating the stand-alone selling price for each distinct performance obligation.
For sales of Circle HealthPod and single-use capsule sets, generally the Group considers it satisfies the associated performance obligation at the point in time when those products have been accepted by customers as, unlike the testing kits, customers do not need to return samples to the Group for further processing. The Group offers customers an unconditional right of return of unopened Circle HealthPod for cash for a period of 30 days from the date of acceptance. Revenue is recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. Accordingly, the Group reduces the revenues by an estimate of expected returns, determined based on the historical data, and recognizes a refund liability and an asset representing the right to recover the returned products.
Circle HealthPod also comes with a warranty for customers that register within 30 days of purchase, under which the Group will repair or replace a defective product within one year of purchase free-of- charge. The Group accounts for the warranty as an assurance warranty and recognizes an estimate of the associated costs as a liability at the time when the revenue on sale of Circle HealthPod is recognized.
(ii) Revenue breakage
Provision of preventive and diagnostic services require individuals to provide specimen samples to the Group before it can proceed with the necessary laboratory procedures. Sales contracts relating to testing kits sold

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

directly to individuals normally require specimen samples to be sent back to the Group within 3 or 6 months(the “sample return period”) from the date of purchase depending on the jurisdictions in which the kits are purchased by customers. If these customers do not return their specimen samples within the sample return period, the Group has no further obligation to provide the service. Sales contracts relating to kits sold to corporates normally do not include specified sample return periods.
For certain non-refundable sale contracts, the Group does not have sufficient and relevant historical experience to form a reasonable expectation about the amount of breakage revenue to which the Group is expected to be entitled. This would be the case for certain preventive testing kits sold to corporates such as insurance companies that would ultimately be passed on to its end users at the corporates’ discretion, where there is no stated sample return period and the Group has no visibility as to whether and when the kits are distributed to end users. This would also be the case for certain diagnostic testing kits sold to individuals with respect to COVID-19. For these sales contracts, revenue is recognized at the earlier point in time of i) the relevant services are rendered and the testing results are issued; or ii) when the likelihood of end users returning their specimen samples becomes remote.
Otherwise, the Group generally has sufficient and relevant historical experience for other sales contracts such that the Group expects to be entitled to a breakage amount in relation to non-refundable and unexercised rights. For these sales contracts, the Group estimates and recognizes the expected breakage amount as revenue in proportion to the pattern of rights exercised by customers on a portfolio basis to the extent that it is considered highly probable that a significant reversal will not occur in the future.
The Group updates its breakage estimate regularly and if necessary, adjusts the deferred revenue balance accordingly. If actual return patterns vary from the estimate, actual breakage revenue may differ from the amounts recorded. The Group recognized breakage revenue from unreturned kits of $347,894 and $3,325,906 for the years ended December 31, 2021 and 2020, respectively.
(iii) Interest income
Interest income is recognized as it accrues using the effective interest method.
(iv) Government subsidies
Government subsidies are recognized in the consolidated statement of financial position initially when there is reasonable assurance that they will be received and that the Group will comply with the conditions attaching to them. Grants that compensate the Group for expenses incurred are recognized as income in profit or loss on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are deducted from the carrying amount of the asset and consequently are effectively recognized in profit or loss over the useful life of the asset by way of reduced depreciation expense.
(r) Translation of foreign currencies
The Group is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases and receivables are denominated and the respective functional currencies of Group companies. The functional currencies of Group companies are primarily the Hong Kong dollars (“HKD”) and British Pound (“GBP”). The currencies in which these transactions are primarily denominated are HKD, GBP, United States dollars (“USD”) and Renminbi (“RMB”).

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

Foreign currency transactions are translated at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the end of the reporting period. Exchange gains and losses are recognized in profit or loss.
Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the foreign exchange rates ruling at the transaction dates. The transaction date is the date on which the Group initially recognizes such non-monetary assets or liabilities. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated using the foreign exchange rates ruling at the dates the fair value was measured.
The results of operations using non-USD as functional currency are translated into USD at the exchange rates approximating the foreign exchange rates ruling at the dates of the transactions. Statement of financial position items, including goodwill arising on consolidation of operations using non-USD as functional currency are translated into United States dollars at the closing foreign exchange rates ruling at the end of the reporting period. The resulting exchange differences are recognized in other comprehensive income and accumulated separately in equity in translation reserve.
On disposal of an operation using non-USD as functional currency, the cumulative amount of the exchange differences relating to that foreign operation is reclassified from equity to profit or loss when the profit or loss on disposal is recognized.
(s) Preference share capital
Preference share capital is classified as equity if it is non-redeemable, or redeemable only at the Company’s option, and any dividends are discretionary. Dividends on preference share capital classified as equity are recognized as distribution within equity (see note 27(a)).
Preference share capital is classified as a liability if it is redeemable on a specific date or at the option of the shareholders, or if dividend payments are not discretionary. As the preference shares issued by the Group contain redemption and conversion feature (see note 26), the redemption feature is recognized as a non- derivative financial liability and measured at amortized cost, while the conversion feature is recognized as a derivative financial liability and measured at fair value through profit or loss.
(t) Credit losses and impairment of assets
(i) Credit losses from financial instruments
The Group recognizes a loss allowance for ECLs on the financial assets measured at amortized cost (including cash and cash equivalents, trade and other receivables, amount due from a joint venture, amount due from a shareholder and amounts due from related companies).
Equity securities measured at FVPL are not subject to the ECL assessment.
Measurement of ECLs
ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all expected cash shortfalls (i.e. the difference between the cash flows due to the Group in accordance with the contract and the cash flows that the Group expects to receive).

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

The expected cash shortfalls are discounted using the following discount rates where the effect of discounting is material:

•	fixed-rate financial assets and trade and other receivables: effective interest rate determined at initial recognition or an approximation thereof.
The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.
In measuring ECLs, the Group takes into account reasonable and supportable information that is available without undue cost or effort. This includes information about past events, current conditions and forecasts of future economic conditions.
ECLs are measured on either of the following bases:

•	12-month ECLs: these are losses that are expected to result from possible default events within the 12 months after the reporting date; and

•	lifetime ECLs: these are losses that are expected to result from all possible default events over the expected lives of the items to which the ECL model applies.
Loss allowances for trade receivables are always measured at an amount equal to lifetime ECLs. ECLs on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors and an assessment of both the current and forecast general economic conditions at the reporting date.
For all other financial instruments, the Group recognizes a loss allowance equal to 12-month ECLs unless there has been a significant increase in credit risk of the financial instrument since initial recognition, in which case the loss allowance is measured at an amount equal to lifetime ECLs.
Significant increases in credit risk
In assessing whether the credit risk of a financial instrument has increased significantly since initial recognition, the Group compares the risk of default occurring on the financial instrument assessed at the reporting date with that assessed at the date of initial recognition. In making this reassessment, the Group considers that a default event occurs when the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held). The Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.
In particular, the following information is taken into account when assessing whether credit risk has increased significantly since initial recognition:

•	failure to make payments of principal or interest on their contractually due dates;

•	an actual or expected significant deterioration in a financial instrument’s external or internal credit rating (if available); and

•	an actual or expected significant deterioration in the operating results of the debtor.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

Existing or forecast changes in the technological, market, economic or legal environment that have a significant adverse effect on the debtor’s ability to meet its obligation to the Group. Depending on the nature of the financial instruments, the assessment of a significant increase in credit risk is performed on either an individual basis or a collective basis. When the assessment is performed on a collective basis, the financial instruments are grouped based on shared credit risk characteristics, such as past due status and credit risk ratings.
ECLs are remeasured at each reporting date to reflect changes in the financial instrument’s credit risk since initial recognition. Any change in the ECL amount is recognized as an impairment gain or loss in profit or loss. The Group recognizes an impairment gain or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account.
Basis of calculation of interest income
Interest income recognized in accordance with note 2(q)(iii) is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit-impaired, in which case interest income is calculated based on the amortized cost (i.e. the gross carrying amount less loss allowance) of the financial asset.
At each reporting date, the Group assesses whether a financial asset is credit-impaired. A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.
Evidence that a financial asset is credit-impaired includes the following observable events:

•	significant financial difficulties of the debtor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	it becoming probable that the borrower will enter into bankruptcy or other financial reorganization;

•	significant changes in the technological, market, economic or legal environment that have an adverse effect on the debtor; or

•	the disappearance of an active market for a security because of financial difficulties of the issuer.
Write-off policy
The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off.
Subsequent recoveries of an asset that was previously written off are recognized as a reversal of impairment in profit or loss in the period in which the recovery occurs.
(ii) Impairment of other non-current assets
Internal and external sources of information are reviewed at the end of each reporting period to identify indications that the following assets may be impaired or, except in the case of goodwill, an impairment loss previously recognized no longer exists or may have decreased:

•	property, plant and equipment;

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

•	intangible assets;

•	interest in joint venture; and

•	goodwill
If any such indication exists, the asset’s recoverable amount is estimated. In addition, for goodwill, intangible assets that are not yet available for use and intangible assets that have indefinite useful lives, the recoverable amount is estimated annually whether or not there is any indication of impairment.
— Calculation of recoverable amount
The recoverable amount of an asset is the greater of its fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit). A portion of the carrying amount of a corporate asset (for example, head office building) is allocated to an individual cash-generating unit if the allocation can be done on a reasonable and consistent basis, or to the smallest group of cash-generating units if otherwise.
— Recognition of impairment losses
An impairment loss is recognized in profit or loss if the carrying amount of an asset, or the cash-generating unit to which it belongs, exceeds its recoverable amount. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then, to reduce the carrying amount of the other assets in the unit (or group of units) on a pro rata basis, except that the carrying value of an asset will not be reduced below its individual fair value less costs of disposal (if measurable) or value in use (if determinable).
— Reversals of impairment losses
In respect of assets other than goodwill, an impairment loss is reversed if there has been a favorable change in the estimates used to determine the recoverable amount. An impairment loss in respect of goodwill is not reversed.
A reversal of an impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.
(u) Goodwill
Goodwill represents excess of

(i)
the aggregate of the fair value of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the Group’s previously held equity interest the acquiree; over

(ii)	the net fair value of the acquiree’s identifiable assets and liabilities measured as at the acquisition date.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

When (ii) is greater than (i), then this excess is recognized immediately in profit or loss as a gain on a bargain purchase.
Goodwill is stated at cost less accumulated impairment losses. Goodwill arising on a business combination is allocated to each cash-generating units, or groups of cash-generating units, that is expected to benefit from the synergies of the combination and is tested annually for impairment (see note 2(t)(ii)).
On disposal of a cash generating unit, any attributable amount of purchased goodwill is included in the calculation of the profit or loss on disposal.
(v) Convertible securities
(i) Convertible securities that are classified as equity instrument
Convertible securities are classified as an equity instrument when the following conditions are met:

(a)
The securities include no contractual obligation (i) to deliver cash or another financial asset to another entity; or (ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the Group; and

(b)
If the securities will or may be settled in the Group’s own equity instruments, it is: (i) a non-derivative that includes no contractual obligation for the Group to deliver a variable number of its own equity instruments; or (ii) a derivative that will be settled only by the issuer exchanging a fixed amount of cash or another financial asset for a fixed number of its own equity instruments.

In such case, at initial recognition, the securities are measured at transaction price and are credited to other reserve in the consolidated statement of changes in equity. Transaction costs that relate to the issue of securities are recognized as a deduction in equity.
If the securities are redeemed, the consideration paid is recognized directly in equity, and no gain or loss will be recognized in profit or loss.
(ii) Other convertible securities
Convertible securities issued by the Group contain embedded derivatives that should be separately accounted for but cannot be measured separately. At initial recognition, the convertible securities are measured at fair value. At the end of each reporting period, the fair value is remeasured and the gain or loss on remeasurement to fair value is recognized immediately in profit or loss.
If the securities are converted, the shares issued are measured at fair value and any difference between the fair value of shares issued and the fair value of the convertible securities is recognized in profit or loss. If the securities are redeemed, any difference between the amount paid and the fair value of the convertible securities is recognized in profit or loss.
The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

(w) Related parties

(a)	A person, or a close member of that person’s family, is related to the Group if that person:

(i)	has control or joint control over the Group;

(ii)	has significant influence over the Group; or

(iii)	is a member of the key management personnel of the Group or the Group’s parent.

(b)	An entity is related to the Group if any of the following conditions applies:

(i)	The entity and the Group are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

(iii)	Both entities are joint ventures of the same third party.

(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

(v)	The entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Group.

(vi)	The entity is controlled or jointly controlled by a person identified in (a).

(vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

(viii)	The entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the Group’s parent.
Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.
(x) Derivative financial instruments
Derivative financial instruments are recognized at fair value. At the end of each reporting period the fair value is remeasured. The gain or loss on remeasurement to fair value is recognized immediately in profit or loss, except where the derivatives qualify for cash flow hedge accounting or hedges of net investment in a foreign operation, in which case recognition of any resultant gain or loss depends on the nature of the item being hedged.
For hybrid instrument contains an embedded derivative, if the main contract belongs to financial assets, the hybrid instrument as a whole shall apply to the regulations of financial assets. If the main contract does not belong to financial assets, and the mixed instrument is not measured at fair value through profit and loss, the economic characteristics and risks of the embedded derivative and the main contract are not closely related, and under the same conditions with embedded derivative cannot be separately measured at the date of acquisition or the date subsequent to the financial reporting date, then the hybrid instrument is accounted for as financial assets or financial liabilities at fair value through profit or loss.
(y) Segment reporting
Operating segments, and the amounts of each segment item reported in the consolidated financial statements, are identified from the financial information provided regularly to the Group’s most senior executive

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

2	Significant accounting policies (continued)

management for the purposes of allocating resources to, and assessing the performance of, the Group’s various lines of business and geographical locations.
Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria.
(z) Equity investments
An investment in equity securities is classified as fair value through profit or loss (“FVPL”) unless the equity investment is not held for trading purposes and on initial recognition of the investment the Group makes an irrevocable election to designate the investment at fair value through other comprehensive income (“FVOCI”) (non-recycling) such that subsequent changes in fair value are recognized in other comprehensive income. Such elections are made on an instrument-by-instrument basis, but may only be made if the investment meets the definition of equity from the issuer’s perspective. Where such an election is made, the amount accumulated in other comprehensive income remains in the fair value reserve (non-recycling) until the investment is disposed of. At the time of disposal, the amount accumulated in the fair value reserve (non- recycling) is transferred to retained earnings or accumulated losses. It is not recycled through profit or loss.
Dividends from an investment in equity securities, irrespective of whether classified as at FVPL or FVOCI, are recognized in profit or loss as other income.

3	Segment information
The Group manages its businesses by divisions, which are organized by a mixture of both business lines (products and services) and geography. The Group has identified the following two reportable segments in a manner consistent with the way in which information is reported internally to the Group’s chief operating decision maker (“CODM”) for the purposes of resource allocation and performance assessment.
The Group’s operating and reportable segments are as follows:

1.	Prevention being the design and sale of genetics testing (including update services) and stool-based DNA tests for early colorectal cancer screening.

2.	Diagnostic being the sale of COVID-19 testing services and products.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

3	Segment information (continued)

Information regarding the results of each reportable segment is included below. Performance is measured based on segment gross profit, as included in the internal management reports that are reviewed by the CODM. The CODM does not evaluate operating segments using asset information.

	Prevention $	Diagnostics $	Unallocated $	Total $
2021
Revenue	16,571,535	259,281,218	—	275,852,753
Gross profit	7,546,593	100,125,889	(1,541,271)	106,131,211
2020
Revenue	14,264,972	50,914,543	—	65,179,515
Gross profit	6,332,833	20,983,200	(971,214)	26,344,819
2019
Revenue	9,233,089	—	—	9,233,089
Gross profit	3,545,335	—	(830,041)	2,715,294
The following table presents a summary of revenue by region based on the location of domiciliation and the amounts of non-current assets based on the location of the asset. The Group geographically categorizes a sale based on the region in which the entity is domiciled in.
(i) Revenue
Revenue by regions were as follows:

	Year ended December 31,
	2021 $	2020 $	2019 $
Hong Kong	124,926,420	35,411,518	4,155,830
United Kingdom	150,926,333	29,767,997	5,077,259

Total revenue	275,852,753	65,179,515	9,233,089

(ii) Non-current assets
Non-current assets (excluding interest in a joint venture and deferred tax assets) by regions were as follows:

	December 31,
	2021 $	2020 $	2019 $
Hong Kong	10,993,322	3,419,570	2,219,826
United Kingdom	30,334,739	29,510,377	10,115,781
Rest of the world	207,026	45,460	60,718

Total non-current assets	41,535,087	32,975,407	12,396,325

(iii) Major customers and suppliers
For the year ended December 31, 2021, the Group’s customer base includes two customers with whom transactions individually have exceeded 10% of the Group’s revenue. The revenue from these two customers

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

3	Segment information (continued)

accounted for approximately 14% and 11% of the Group’s revenue, respectively. For the year ended December 31, 2020, the Group’s customer base includes two customers with whom transactions individually have exceeded 10% of the Group’s revenue. The revenue from these two customers accounted for approximately 20% and 20% of the Group’s revenue, respectively. For the year ended December 31, 2019, the Group’s customer base includes two customers with whom transactions individually have exceeded 10% of the Group’s revenue. The revenue from these two customers accounted for approximately 13% and 10% of the Group’s revenue, respectively.
For the year ended December 31, 2021, the Group’s supplier base has no suppliers with whom transactions individually have exceeded 10% of the Group’s direct costs. For the year ended December 31, 2020, the Group’s supplier base includes three suppliers with whom transactions individually have exceeded 10% of the Group’s direct costs. The direct costs from these three suppliers accounted for approximately 16%, 13% and 13% of the Group’s direct costs, respectively. For the year ended December 31, 2019, the Group’s supplier base includes two suppliers with whom transactions individually have exceeded 10% of the Group’s direct costs. The direct costs from these two suppliers accounted for approximately 24% and 11% of the Group’s direct costs, respectively

4	Revenue
The principal activities of the Group are provision of preventive and diagnostic health testing and services.
Revenue represents the sales value of services rendered for customers in accordance with IFRS 15,
Revenue from contracts with customers
.
Revenue expected to be recognized in the future arising from contracts with customers in existence at the report date
As at December 31, 2021, 2020 and 2019, the amount of service fee income allocated to the remaining performance obligations under the Group’s existing contracts that are non-refundable is $9,587,245, $7,054,586 and $5,569,004, respectively. The Group will recognize the expected revenue in the future when the customers return the specimen samples, which may be after one year from the end of the reporting period. Such amount does not include any variable consideration.

5	Other income and other net gains/(losses)

	Year ended December 31,
	2021 $	2020 $	2019 $
Government subsidies (note)	7,932	513,860	—
Bank interest income	3,980	8,043	15,506
Net exchange gains/(losses)	285,025	(280,360)	(52,534)
Impairment loss on interest in a joint venture (note 13(b))	—	(570,704)	—
Impairment loss on amount due from a joint venture	(176,227)	—	—
Sundry income	18,238	13,757	40,145

	138,948	(315,404)	3,117

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

5	Other income and other net gains/(losses) (continued)

Note: The Group has recognized various subsidies granted by the governments in different jurisdictions, including:

(i)
funding support of $470,165 from the Employment Support Scheme (“ESS”) under the Anti-epidemic Fund set up by The Government of Hong Kong Special Administrative Region during the year ended December 31, 2020. The purpose of the funding was to provide financial support to enterprises to retain their employees who would otherwise be made redundant. Under the terms of the grant, the Group was required not to make redundancies during the subsidy period and to spend all the funding on paying wages to the employees; and

(ii)
funding support of $7,932 and $43,695 from the Jobs Support Scheme (“JSS”) as one of the 2019 novel coronavirus (“COVID-19”) resilience package granted by the Singapore government during the years ended December 31, 2021 and 2020 respectively. The purpose of the funding is to provide wage support to employers in retaining their local employees (Singapore Citizens and Permanent Residents) during this period of economic uncertainty. Under the terms of the grant, the Singapore government co-funds a proportion of the gross monthly wages paid to each local employee. All active employers, except for government organizations (local and foreign) and representative offices, are eligible for the JSS.

6	Loss before taxation
Loss before taxation is arrived at after charging:
(a) Finance costs

	Year ended December 31,
	2021 $	2020 $	2019 $
Interest expenses on lease liabilities (notes 9(a) and 18(b))	205,915	49,400	64,107
Imputed interest on deferred consideration	22,235	9,513	—
Changes in the carrying amount of preference shares liabilities (note 26)	5,009,847	—	—
Other interest expenses	33	654	5,283

	5,238,030	59,567	69,390

(b) Staff costs

	Year ended December 31,
	2021 $	2020 $	2019 $
Salaries, wages and other benefits	76,622,503	16,019,896	7,121,390
Contributions to defined contribution retirement plan	562,427	219,440	192,241
Equity-settled share-based payment expenses	22,141,614	1,229,312	2,515,276

	99,326,544	17,468,648	9,828,907

During the year ended December 31, 2021, staff costs of $48,414,622, $1,299,320, $42,669,294 and $6,943,308 are included in direct costs, selling and distribution expenses, administrative and other operating

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

6	Loss before taxation (continued)

expenses and research and development expenses, respectively. During the year ended December 31, 2020, staff costs of $5,377,536, $675,418, $9,359,041 and $2,056,653 are included in direct costs, selling and distribution expenses, administrative and other operating expenses and research and development expenses, respectively. During the year ended December 31, 2019, staff costs of $481,792, $376,102, $6,089,156 and $2,881,857 are included in direct costs, selling and distribution expenses, administrative and other operating expenses and research and development expenses, respectively.
(c) Other items

	Year ended December 31,
	2021 $	2020 $	2019 $
Cost of inventories (note 15)	52,701,330	10,412,753	4,383,747
Depreciation charge (note 9)
— owned property, plant and equipment	2,745,549	708,637	617,334
— right-of-use assets	1,542,566	583,835	506,738
Amortization of intangible assets (note 10)	3,058,527	1,133,564	1,110,516
Write-off on property, plant and equipment	476,431	—	—
Auditor’s remuneration	1,221,439	566,553	56,763
Miscellaneous laboratory charges	13,953	12,892	15,529

During the year ended December 31, 2021, depreciation and amortization charges of $1,182,134, $6,018,632 and $145,876 are included in direct costs, administrative and other operating expenses and research and development expenses, respectively. During the year ended December 31, 2020, depreciation and amortization charges of $462,809, $1,900,065 and $63,162 are included in direct costs, administrative and other operating expenses and research and development expenses, respectively. During the year ended December 31, 2019, depreciation and amortization charges of $348,249, $1,798,790 and $87,549 are included in direct costs, administrative and other operating expenses and research and development expenses, respectively

7	Income tax expense/(credit)
(a) Taxation in the consolidated statements of profit or loss represents:

	Year ended December 31,
	2021 $	2020 $	2019 $
Current tax — Hong Kong Profits Tax
Provision for the year	1,164,222	—	7,266
Current tax — Overseas
Provision for the year	38,475	19,671	—
Deferred tax
Origination and reversal of temporary differences	2,530,047	(1,957,229)	(684,740)

	3,732,744	(1,937,558)	(677,474)

Notes:
(i)
The provision for Hong Kong Profits Tax is calculated by applying the estimated annual effective tax rate of 16.5% for year ended December 31, 2021, except for one subsidiary of the Group which is a qualifying

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

7	Income tax expense/(credit) (continued)

corporation under the two-tiered Profits Tax rate regime. No provision has been made for Hong Kong Profits Tax as the subsidiary in Hong Kong had unutilized tax loss to set-off against taxable income or has sustained losses for taxation purposes for the years ended December 31, 2020 and 2019.
(ii)
Pursuant to the income tax rules and regulations of the United Kingdom, the applicable corporate tax is calculated at 19% of the estimated taxable profits. No provision had been made as these subsidiaries had unutilized tax loss to set-off against taxable income or had sustained losses for taxation purposes for the years ended December 31, 2020 and 2019.

The Finance Act 2021 was enacted on June 10, 2021 and includes an increase in the corporate tax rate to 25% which will be effective from April 1, 2023. As a result, the deferred tax assets and liabilities as at December 31, 2021 that are expected to be crystalized after April 1, 2023 are calculated using the rate of 25%.
(iii)
The applicable Enterprise Income Tax of the subsidiaries established in the People’s Republic of China (“PRC”) is calculated at 25% of the estimated taxable profits for the period. No provision has been made as these subsidiaries sustained a loss for taxation purposes for the years ended December 31, 2021, 2020 and 2019.

(iv)	Pursuant to the income tax rules and regulations of India, the applicable corporate tax is calculated at 25.17% of the estimated taxable profits.
(v)
Pursuant to the income tax rules and regulations of Singapore, the applicable tax rate is calculated at 17% of the estimated taxable profits. No provision has been made as the subsidiary had unutilized tax loss to set-off against taxable income or has sustained losses for taxation purposes for the years ended December 31, 2021, 2020 and 2019.

(vi)	Taxation for other overseas subsidiaries and branch is charged at the appropriate current rates of taxation ruling in the relevant countries.
(b) Reconciliation between tax expense charged/(credited) to profit or loss and accounting loss at applicable tax rates:

	Year ended December 31,
	2021 $	2020 $	2019 $
Loss before taxation	(170,284,098)	(3,901,443)	(20,872,675)

Notional tax on loss before taxation, calculated at the applicable rate	(6,622,976)	(697,772)	(3,588,281)
Tax effect of non-deductible expenses	11,587,117	1,111,877	1,278,412
Tax effect of non-taxable income	(1,008,915)	(76,874)	(40,806)
Tax effect of temporary difference not recognized		73,833	90,448
Tax effect on utilization of previously unrecognized tax loss	(579,657)	(692,350)	(6,780)
Tax effect of tax losses not recognized	—	298,651	2,274,273
Tax effect of previously unrecognized temporary differences recognized in current period	360,922	(1,957,229)	(684,740)
Others	(3,747)	2,306	—

Actual tax expense/(credit)	3,732,744	(1,937,558)	(677,474)

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

7	Income tax expense/(credit) (continued)

(c) Deferred tax assets and liabilities recognized:
The components of deferred tax (assets)/liabilities recognized in the consolidated statement of financial position and the movements during the years ended December 31, 2021, 2020 and 2019 are as follows:

	Depreciation allowances in excess of the related depreciation $	Tax losses recognized $	Intangible assets arising from business combination $	Total $
Deferred tax arising from:
At January 1, 2019	135,842	(697,506)	1,231,531	669,867
Credited to profit or loss	(99,338)	(449,624)	(135,778)	(684,740)
Exchange differences	—	(22,735)	37,608	14,873

At December 31, 2019	36,504	(1,169,865)	1,133,361	—

At January 1, 2020	36,504	(1,169,865)	1,133,361	—
Charged/(credited) to profit or loss	315,514	(2,138,179)	(134,564)	(1,957,229)
Exchange differences	12,727	(39,709)	33,057	6,075

At December 31, 2020	364,745	(3,347,753)	1,031,854	(1,951,154)

At January 1, 2021	364,745	(3,347,753)	1,031,854	(1,951,154)
Charged to profit or loss	906,775	1,528,881	94,391	2,530,047
Exchange differences	(3,839)	9,710	(4,968)	903

At December 31, 2021	1,267,681	(1,809,162)	1,121,277	579,796

(d)	Deferred tax assets not recognized
As at December 31, 2021, the Group recognized all deferred tax assets attributable to the future benefits of tax losses as it was considered probable that future taxable profit will be available against which tax losses can be utilized.
As at December 31, 2020, the Group did not recognize deferred tax assets attributable to the future benefits of tax losses in certain subsidiaries of $3,050,828 as it was not considered probable that future taxable profit will be available against which tax losses can be utilized.
As at December 31, 2019, the Group did not recognize deferred tax assets attributable to the future benefits of tax losses in certain subsidiaries of $17,804,824 as it was not considered probable that future taxable profit would be available against which the tax losses can be utilized.
The tax losses do not expire under the respective current tax legislations in which the Group operates.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

8	Loss per share
The calculation of the basic and diluted loss per share attributable to the equity shareholders of the Company is based on the following data:

	Year ended December 31,
	2021 $	2020 $	2019 $
Loss
Earnings for the purposes of basic and diluted loss per share:
Loss for the year attributable to equity shareholders of the Company	(174,009,273)	(1,939,689)	(20,141,991)

Number of shares
Weighted-average number of ordinary shares for the purpose of basic and diluted loss per share	14,596,997	13,176,752	12,891,569

Note:
According to the Preferred Shares Subscription Agreement and the Convertible Note Subscription Agreement, all of the Prenetics HK’s preference shares and convertible securities will be converted into ordinary shares of the Company upon the occurrence of an amalgamation of the Group with another company.
As at December 31, 2021, 12,400,419 restricted share units and 776,432 exchangeable notes were excluded from the diluted weighted-average number of ordinary shares calculation because their effect would have been anti-dilutive. As at December 31, 2020, 10,272,389 share options and 20,025,247 preference shares, 2,729,893 convertible securities and 1,164,648 exchangeable notes were excluded from the diluted weighted-average number of ordinary shares calculation because their effect would have been anti-dilutive. As at December 31, 2019, 10,043,892 share options and 20,025,247 preference shares were excluded from the diluted weighted-average number of ordinary shares calculation because their effect would have been anti-dilutive.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

9	Property, plant and equipment

	Right-of- use assets (note (a)) $	Leasehold improvements $	Fixtures and furniture $	Office and lab equipment $	Computer equipment $	Motor vehicles $	Manufacturing equipment $	Total $
Cost:
At January 1, 2020	2,635,433	737,558	82,427	2,023,336	380,439	—	—	5,859,193
Additions	949,810	493,127	15,756	1,975,977	203,177	174,865	—	3,812,712
Additions through acquisition of a subsidiary (note 18(d))	—	—	—	3,209	—	—	—	3,209
Disposals	(170,012)	(27,488)	—	(30,466)	(1,006)	—	—	(228,972)
Exchange differences	(14,162)	2,772	(150)	54,707	5,042	8,762	—	56,971

At December 31, 2020 and January 1, 2021	3,401,069	1,205,969	98,033	4,026,763	587,652	183,627	—	9,503,113
Additions	5,370,122	2,702,786	23,885	3,834,862	406,613	316,462	1,262,337	13,917,067
Additions through acquisition of a subsidiary	—	—	26,511	8,912	34,769	—	—	70,192
Disposals	(137,959)	—	—	(702,458)	(56,005)	(40,411)	—	(936,833)
Written off	—	—	(102,101)	(1,570,248)	(524,370)	(2,679)	(99,656)	(2,299,054)
Exchange differences	199,969	(10,333)	(6,354)	(15,493)	(9,116)	(3,817)	—	154,856

At December 31, 2021	8,833,201	3,898,422	39,974	5,582,338	439,543	453,182	1,162,681	20,409,341

Accumulated depreciation:
At January 1, 2020	1,460,548	697,234	55,257	1,237,558	297,752	—	—	3,748,349
Charge for the year	583,835	97,642	15,612	519,982	66,428	8,973	—	1,292,472
Written back on disposals	(170,012)	(25,306)	—	(20,112)	(1,006)	—	—	(216,436)
Exchange differences	(16,900)	3	(4)	426	1,521	364	—	(14,590)
At December 31, 2020 and January 1, 2021	1,857,471	769,573	70,865	1,737,854	364,695	9,337	—	4,809,795
Charge for the year	1,542,566	693,032	25,697	1,544,258	182,186	123,192	177,184	4,288,115
Written back on disposals	(137,959)	—	—	(39,020)	(39,635)	(6,735)	—	(223,349)
Written off	—	—	(84,050)	(1,196,444)	(360,256)	(850)	(7,944)	(1,649,544)
Exchange differences	256,698	(3,448)	5,414	(115,726)	5,494	(1,300)	—	147,132
At December 31, 2021	3,518,776	1,459,157	17,926	1,930,922	152,484	123,644	169,240	7,372,149
Net book value:
At December 31, 2021	5,314,425	2,439,265	22,048	3,651,416	287,059	329,538	993,441	13,037,192

At December 31, 2020	1,543,598	436,396	27,168	2,288,909	222,957	174,290	—	4,693,318

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

9	Property, plant and equipment (continued)

(a)	Right-of-use assets
The analysis of the net book value of right-of-use assets by class of underlying asset is as follows:

		December 31,
	Note	2021 $	2020 $
Properties leased for own use, carried at depreciated cost	(i)	5,261,372	1,529,513
Office equipment, carried at depreciated cost	(ii)	53,053	14,085

		5,314,425	1,543,598

The analysis of expense items in relation to leases recognized in profit or loss is as follows:

	Year ended December 31,
	2021 $	2020 $
Depreciation charge of right-of-use assets by class of underlying asset:
– Properties leased for own use	1,535,333	575,787
– Office equipment	7,233	8,048

	1,542,566	583,835

Interest on lease liabilities (note 6(a))	205,915	49,400
Expense relating to short-term leases or leases of low-value assets	1,019,937	429,691

During the years ended December 31, 2021 and 2020, additions to right-of-use assets of $5,370,122 and $949,810, respectively, are mainly resulted from the capitalized lease payment payable under new tenancy agreements.
Details of total cash outflow for leases and the maturity analysis of lease liabilities are set out in notes 18(c) and 24, respectively.

(i)	Properties leased for own use
The Group has obtained the right to use some properties as its warehouses and offices through tenancy agreements. The leases typically run for an initial period of 2 to 10 years. Lease payments are usually increased every 2 years to reflect market rentals. Some leases include an option to renew the lease for an additional period after the end of the contract term. Where practicable, the Group seeks to include such extension options exercisable by the Group to provide operational flexibility. The Group assesses at lease commencement date whether it is reasonably certain to exercise the extension options. If the Group is not reasonably certain to exercise the extension options, the future lease payments during the extension periods are not included in the measurement of lease liabilities. The Group considered the potential exposure to these future lease payments to be insignificant.

(ii)	Office equipment
The Group leases office equipment under a lease expiring in 5 years. The lease does not include an option to renew the lease or purchase the leased equipment at the end of the lease term at a price deemed to be a bargain purchase option. The lease does not include variable lease payments.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

10	Intangible assets

	Website and mobile apps $	Trademark and technology $	Products development cost $	Total $
Cost:
At January 1, 2020	1,073,510	7,238,370	—	8,311,880
Additions through acquisition of a subsidiary (note 32)	—	17,619,789	—	17,619,789
Additions	59,287	445	137,427	197,159
Exchange differences	3,144	1,233,967	—	1,237,111

At December 31, 2020 and January 1, 2021	1,135,941	26,092,571	137,427	27,365,939
Additions	221,594	124,267	2,519,454	2,865,315
Exchange differences	(6,482)	(97,532)	—	(104,014)

At December 31, 2021	1,351,053	26,119,306	2,656,881	30,127,240

	Website and mobile apps $	Trademark and technology $	Products development cost $	Total $
Accumulated amortization:
At January 1, 2020	776,289	1,265,314	—	2,041,603
Charge for the year	267,932	861,815	3,817	1,133,564
Exchange differences	—	95,272	—	95,272

At December 31, 2020 and January 1, 2021	1,044,221	2,222,401	3,817	3,270,439
Charge for the year	65,365	2,503,477	489,685	3,058,527
Exchange differences	(94)	(27,914)	—	(28,008)

At December 31, 2021	1,109,492	4,697,964	493,502	6,300,958

Net book value:
At December 31, 2021	241,561	21,421,342	2,163,379	23,826,282

At December 31, 2020	91,720	23,870,170	133,610	24,095,500

11	Goodwill

$
At January 1, 2020	3,854,199
Exchange differences	138,808

At December 31, 2020 and January 1, 2021	3,993,007
Exchange differences	(14,942)

At December 31, 2021	3,978,065

Impairment tests for cash-generating units containing goodwill
The goodwill balance arose from the acquisition of Prenetics EMEA in 2018 representing the excess of the purchase consideration over the net of the acquisition-date amounts of the identifiable assets acquired and

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

11	Goodwill (continued)

liabilities assumed. Prior to 2020, the Group provided only genetic testing services and therefore determined that the Group as a whole was one operating segment. For the purpose of impairment testing prior to 2020, goodwill was allocated to Prenetics EMEA which was considered to be the smallest group of assets that generated cash flows independently (i.e. cash generating unit, (“CGU”)) upon acquisition.
During the year ended December 31, 2020, the Group launched COVID-19 testing services which was a new business incubated using the experience and knowledge of its workforce from operating the genetic testing business. This resulted in a change in the Group’s reporting structure and a change in the composition of the CGU to which the above goodwill was originally allocated. Further, as from 2020, the Group has identified two operating segments being (1) Prevention which covers the genetic testing services, and (2) Diagnostics which covers the COVID-19 testing services. Accordingly, the Group has reallocated the goodwill balance between Prevention EMEA and Diagnostic EMEA, being the two CGUs identified for the purpose of impairment testing at December 31, 2020.
Below is the summary of the goodwill balance allocated to the Group’s CGUs:

	December 31,
	2021 $	2020 $
Prevention EMEA within the Prevention segment	855,284	858,497
Diagnostics EMEA within the Diagnostics segment	3,122,781	3,134,510

	3,978,065	3,993,007

The recoverable amounts of the CGU Prevention EMEA and CGU Diagnostics EMEA were determined based on value-in-use calculations. These calculations use cash flow projections based on financial budgets approved by management covering a ten-year period. Cash flows beyond the ten-year period are extrapolated using the estimated average growth rates stated below. The key assumptions used in the estimation of the recoverable amounts of the two CGUs are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and are based on historical data from external and internal sources.

	December 31,
	2021	2020
CGU Prevention EMEA
Pre-tax discount rate	16.0%	16.9%
Terminal value growth rate	3.0%	3.0%
Average revenue growth rate	24.4%	28.6%
CGU Diagnostics EMEA
Pre-tax discount rate	13.7%	16.9%
Terminal value growth rate	3.0%	3.0%
Average revenue growth rate	18.4%	20.1%
Pre-tax discount rate represents the current market assessment of the risks specific to the relevant CGU, regarding the time value of money and individual risks of the underlying assets which have not been incorporated in the cash flow estimates. The discount rate calculation is based on the specific circumstances of the Group and its operating segments and derived from its weighted average cost of capital (“WACC”). The WACC is

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

11	Goodwill (continued)

calculated based on the weighted value of the cost of equity which is derived from the expected return on investment by the Group’s investors, and the cost of debt which is derived from the market lending rate for peer companies.
At December 31, 2021 and 2020, the recoverable amounts of the CGU Prevention and the CGU Diagnostics based on the estimated value-in-use calculations were higher than the carrying amounts of the respective CGUs. Accordingly, no provision for impairment loss for goodwill is considered necessary.
Any reasonably possible changes in the key assumptions used in the value-in-use assessment model would not affect management’s view on impairment at December 31, 2020 and 2021.

12	Investments in subsidiaries
The following list contains only the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group. The class of shares held is ordinary unless otherwise stated.

Name of company	Place of incorporation and business	Particulars of issued and paid up capital/ registered capital	Group’s effective interest	Held by a subsidiary	Principal activity
Prenetics Pte. Ltd.	Singapore	SGD10	100%	100%	Provision of services to Group companies
Prenetics EMEA Limited	United Kingdom	GBP76,765.81	100%	100%	Genetic and diagnostic health testing
Prenetics Innovation Labs Private Limited	India	INR500,000	100%	100%	Provision of services to Group companies
Oxsed Limited (note 32)	United Kingdom	GBP1	100%	100%	Genetic and diagnostic health testing and R&D services

13	Interest in a joint venture
On February 1, 2019, the Group invested RMB29,250,000 (equivalent $4,236,765) in Beijing CircleDNA Gene Technology Co., Ltd (“Beijing CGT”) through a PRC company controlled via contractual agreements, which represented 45% of its registered capital. Beijing CGT, the only joint venture in which the Group participates, is an unlisted corporate entity whose quoted market price is not available.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

13	Interest in a joint venture (continued)

On November 26, 2021, the Group terminated its contractual agreements with Shenzhen Discover Health Technology Co. Ltd, the controlled entity that holds 45% interest in Beijing CGT. As a result, the Group has written off its investment in Shenzhen Discover Health Technology Co. Ltd which held Beijing CGT and recognized a loss of $292,132.

	December 31,
	2021 $	2020 $
Share of net assets of a joint venture (note (a))	—	570,704
Less: Provision for impairment (note (b))	—	(570,704)

	—	—

(a)	Details of the Group’s interest in the joint venture as at December 31, 2020, which is accounted for using the equity method in the consolidated financial statements, are as follows:

Name of joint venture	Form of business structure	Place of incorporation and business	Particulars of registered capital	Group’s effective interest	Held by a subsidiary	Principal activity
Beijing CircleDNA Gene Technology Co., Ltd*	Incorporated	Beijing, the PRC	RMB65,000,000	44.07%	45%	Genetic testing

*	English name for identification only
Summarized financial information of Beijing CGT, adjusted for any differences in accounting policies, and a reconciliation to the carrying amount in the consolidated financial statements, are disclosed below:

	December 31,
	2021 $	2020 $
Gross amounts of Beijing CGT
Current assets	—	1,544,034
Non-current assets	—	52,962
Current liabilities	—	(328,765)
Equity	—	1,268,231
Included in the above assets and liabilities:
Cash and cash equivalents	—	1,164,683
Current financial liabilities (excluding trade and other payables and provisions)	—	109,814

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

13	Interest in a joint venture (continued)

	Year ended December 31,
	2021** $	2020 $
Revenue	191,094	608,086
Loss for the year	(805,639)	(2,518,491)
Other comprehensive income	31,351	98,005
Total comprehensive income	(774,288)	(2,420,486)
Included in the above loss:
Depreciation and amortization	929	18,512
Interest income	1,885	5,983
Interest expense	—	(371)
Reconciled to the Group’s interest in Beijing CGT
Gross amounts of joint venture’s net assets	—	1,268,231
Equity interest	0%	45%
Group’s share of joint venture’s net assets	—	570,704

Carrying amount of the Group’s interest	—	570,704

**	The column shows Beijing CGT’s results for the period from January 1, 2021 to November 26, 2021.
(b)
As at December 31, 2020, the Group assessed the recoverable amount of its equity interest in Beijing CGT and based on such assessment, the carrying amount of the interest in joint venture was written down to its recoverable amount of nil, which was determined based on the value in use. Impairment loss of $570,704 was recognized in the consolidated statement of profit or loss and other comprehensive income under “other income and other net gain/(losses)” (see note 5).

14	Other non-current assets

	December 31,
	2021 $	2020 $
Deposits and prepayments	693,548	193,582

The balances are classified as non-current assets as they are either expected to be (i) recovered or recognized as expense after one year, or (ii) capitalized as property, plant and equipment after the end of the reporting period.

15	Inventories
Inventories in the consolidated statement of financial position comprise:

	December 31,
	2021 $	2020 $
Consumables and reagent	4,404,959	3,870,493
Finished goods	2,424,267	627,084

	6,829,226	4,497,577

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

15	Inventories (continued)

The analysis of the amount of inventories recognized as an expense and included in consolidated profit or loss is as follows:

	December 31,
	2021 $	2020 $
Carrying amount of inventories sold (note 6(c))	52,701,330	10,412,753

All of the inventories are expected to be recovered within one year.

16	Trade and other receivables

	December 31,
	2021 $	2020 $
Trade receivables, net of loss allowance	47,041,538	22,990,727
Deposit	955,854	314,715
Prepayments	6,450,343	578,075
Other receivables	411,559	798,772

	54,859,294	24,682,289

All of the trade and other receivables are expected to be recovered or recognized as expense within one year.
Trade receivables are due within 30 to 60 days from the date of billing. Further details on the Group’s credit policy are set out in note 29(a).

17	Amount due from a joint venture
At December 31, 2020, amount due from a joint venture was unsecured, interest-free and repayable on demand. The amount of expected credit loss was considered insignificant as at December 31, 2020. The amount is fully impaired in December 31, 2021.

18	Cash and cash equivalents
(a) Cash and cash equivalents comprise:

	December 31,
	2021 $	2020 $
Cash at bank	35,288,761	14,439,690
Cash on hand	191	50,190

Cash and cash equivalents	35,288,952	14,489,880

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

18	Cash and cash equivalents (continued)

(b) Reconciliation of liabilities arising from financing activities:
The table below details changes in the Group’s liabilities from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are liabilities for which cash flows were, or future cash flows will be, classified in the Group’s consolidated statement of cash flows as cash flows from financing activities.

Lease liabilities $ (Note 24)
At January 1, 2019	1,710,294

Changes from financing cash flows:
Capital element of lease rentals paid	(503,585)
Interest element of lease rentals paid	(64,107)

Total changes from financing cash flows	(567,692)

Other changes:
Increase in lease liabilities from entering into new leases	124,264
Interest expenses (note 6(a))	64,107

Total other changes	188,371

At December 31, 2019	1,330,973

	Lease liabilities $ (Note 24)	Convertible securities $ (Note 25)	Preference shares liabilities $ (Note 26)	Amounts due to shareholders $	Total $
At January 1, 2020	1,330,973	—	—	177,459	1,508,432

Changes from financing cash flows:
Proceeds from issuance of convertible securities	—	12,499,363	—	—	12,499,363
Capital element of lease rentals paid	(610,926)	—	—	—	(610,926)
Interest element of lease rentals paid	(49,400)	—	—	—	(49,400)
Increase in amounts due to shareholders	—	—	—	4,477	4,477

Total changes from financing cash flows	(660,326)	12,499,363	—	4,477	11,843,514

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

18	Cash and cash equivalents (continued)

	Lease liabilities $ (Note 24)	Convertible securities $ (Note 25)	Preference shares liabilities $ (Note 26)	Amounts due to shareholders $	Total $
Other changes:
Increase in lease liabilities from entering into new leases	949,810	—	—	—	949,810
Interest expenses (note 6(a))	49,400	—	—	—	49,400
Fair value loss on convertible securities (note 25)	—	2,846,750	—	—	2,846,750
Vesting of shares under the Restricted Share Scheme	—	—	—	(48,622)	(48,622)

Total other changes	999,210	2,846,750	—	(48,622)	3,797,338

At December 31, 2020	1,669,857	15,346,113	—	133,314	17,149,284

	Lease liabilities $ (Note 24)	Convertible securities $ (Note 25)	Preference shares liabilities $ (Note 26)	Amounts due to shareholders $	Total
At January 1, 2021	1,669,857	15,346,113	—	133,314	17,149,284
Changes from financing cash flows:
Proceeds from issuance of convertible securities	—	4,980,718	—	—	4,980,718
Proceeds from issuance of preference shares liabilities	—	—	25,970,000	—	25,970,000
Capital element of lease rentals paid	(1,299,031)	—	—	—	(1,299,031)
Interest element of lease rentals paid	(205,915)	—	—	—	(205,915)
Decrease in amounts due to shareholders	—	—	—	(128,797)	(128,797)

Total changes from financing cash flows	(1,504,946)	4,980,718	25,970,000	(128,797)	29,316,975

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

18	Cash and cash equivalents (continued)

	Lease liabilities $ (Note 24)	Convertible securities $ (Note 25)	Preference shares liabilities $ (Note 26)	Amounts due to shareholders $	Total
Other changes:
Increase in lease liabilities from entering into new leases	4,896,384	—	—	—	4,896,384
Interest expenses (note 6(a))	205,915	—	—	—	205,915
Fair value loss on convertible securities (note 25)	—	29,054,669	—	—	29,054,669
Fair value loss on preference shares liabilities (note 26)	—	—	125,398,798	—	125,398,798
Changes in the carrying amount of preference shares liabilities (note 26)	—	—	5,009,847	—	5,009,847
Reclassification of Series A, Series B and Series C preference shares from equity	—	—	279,832,806	—	279,832,806
Fair value recognized in other reserve due to amendment of terms (note 25)	—	811,819	—	—	811,819
Converted to Series D preference shares of the Company (note 25)	—	(50,193,319)	50,193,319	—	—

Vesting of shares under the Restricted Share Scheme	—	—	—	(4,517)	(4,517)
Total other changes	5,102,299	(20,326,831)	460,434,770	(4,517)	445,205,721

At December 31, 2021	5,267,210	—	486,404,770	—	491,671,980

(c) Total cash outflow for leases
Amounts included in the consolidated statement of cash flows for leases comprise the following:

	Year ended December 31,
	2021 $	2020 $	2019 $
Within operating cash flows	(1,019,937)	(429,691)	(125,770)
Within financing cash flows	(1,504,946)	(660,326)	(567,592)

	(2,524,883)	(1,090,017)	(693,362)

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

18	Cash and cash equivalents (continued)

(d) Net cash outflow arising from the acquisition of a subsidiary
As disclosed in note 32, on October 29, 2020, Prenetics HK and Prenetics EMEA Limited, a wholly-owned subsidiary of the Company, entered into the sale and purchase agreements to acquire 100% equity interest in Oxsed Limited (the “Acquisition”).

$
Intangible assets (note 10)	17,619,789
Property, plant and equipment (note 9)	3,209
Trade receivables	8,031
Other receivables	227,082
Inventories	204,495
Cash and cash equivalents	347,761
Trade payables	(968,089)
Accrued expenses	(68,478)

Total identifiable net assets acquired	17,373,800

$
Satisfied by:
Cash consideration	3,277,294
Issuance of exchange loan notes	12,870,723
Deferred consideration	1,225,783

17,373,800

Net cash outflow arising from the Acquisition:
Cash consideration paid	(3,277,294)
Less: cash and cash equivalents acquired	347,761

(2,929,533)

19	Financial assets at fair value through profit or loss

	December 31,
	2021 $	2020 $
Financial assets measured at FVPL
— Unlisted securities (i)	9,906,000	—

	9,906,000	—

Note:
(i)	On September 14, 2021, the Group purchased 10,000 units of Class B shares of Heritage Global Investment SPC, which is an exempted company incorporated in the Cayman Islands.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

19	Financial assets at fair value through profit or loss

Movement of the balance during the year ended December 31, 2021 is as follow:

	2021 $	2020 $
At January 1	—	—
Additions during the year	10,000,000	—
Fair value loss on financial assets at fair value through profit or loss	(94,000)	—

At December 31	9,906,000	—

20	Accrued expenses and other current liabilities

	December 31,
	2021 $	2020 $
Accrued staff costs	1,763,099	2,285,566
Accrued expenses	12,131,214	1,892,119
Accrued professional fee	11,877,996	373,441
Value added tax payable	1,893,190	1,819,578
Deposit liabilities	2,690,842	1,215,761
Other payables and accruals	5,923,957	1,343,030

	36,280,298	8,929,495

All of the accrued expenses and other current liabilities are expected to be settled within one year or repayable on demand.

21	Deferred consideration
Deferred consideration refers to payable to seller on October 29, 2021 according to the share purchase agreement as mentioned in note 32, which was settled during the year ended December 31, 2021.

22	Amounts due from/(to) shareholders
As at December 31, 2020, the amount due from a shareholder of $106,179 was a current account with Mr. Avrom Boris Lasarow. The amount was interest-free, unsecured and repayable on demand and the expected credit loss at December 31, 2020 was considered insignificant. The entire amount due from Mr. Lasarow was written off in 2021.
As at December 31, 2020, the amounts due to shareholders consisted of:

(i)	a loan from Eurogenetica Limited of $128,797. The loan is interest-free, unsecured and repayable in 2021. The amount was subsequently settled in 2021.

(ii)
amounts received from Mr. Yeung Danny Sheng Wu of $3,405 and Mr. Tzang Chi Hung Lawrence, of $1,112. The amount is interest-free, unsecured and repayable in 2021. The amount was subsequently settled in 2021.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

23	Contract liabilities
Contract liabilities represents non-refundable consideration received from customers before the Group recognizes the related revenue. Such consideration is recognized as contract liabilities until the performance obligation is fulfilled or the likelihood of having to fulfil the performance obligation is remote and it is highly probable that a significant reversal of revenue will not occur (see note 2(q)).

	December 31,
	2021 $	2020 $
Contract liabilities	9,587,245	7,054,586

Movement in contract liabilities is as follows:

$
Balance at January 1, 2020	5,569,004
Decrease in contract liabilities as a result of recognizing revenue	(5,012,911)
Increase in contract liabilities as a result of receiving sales deposit/non-refundable consideration from contract customer	6,498,493

Balance at December 31, 2020 and January 1, 2021	7,054,586
Decrease in contract liabilities as a result of recognizing revenue	(3,204,988)
Increase in contract liabilities as a result of receiving sales deposit/non-refundable consideration from contract customer	5,737,647

Balance at December 31, 2021	9,587,245

As at December 31, 2021 and 2020, except for the amount of $5,915,231 and $2,357,074, respectively, which is expected to be recognized as revenue within one year, the remaining amount will be recognized as revenue when the customers return the specimen samples, which may be after one year from the end of the reporting period.

24	Lease liabilities
The following table shows the remaining contractual maturities of the Group’s lease liabilities at the end of the reporting periods:

	December 31,
	2021 $	2020 $
Within 1 year	1,666,978	865,283

After 1 year but within 2 years	1,191,547	543,036
After 2 years but within 5 years	1,298,897	261,538
After 5 years	1,109,788	—

	3,600,232	804,574

Total	5,267,210	1,669,857

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

25	Convertible securities
Prenetics HK, a wholly owned subsidiary of the Company, issued United States dollar denominated convertible securities in the aggregate principal value of $12,500,000 (“Note 1”) and $5,000,000 (“Note 2”) (collectively the “Notes”). Note 1 was issued on June 26, 2020 with the maturity date on August 25, 2021 and Note 2 was issued on February 8, 2021 with the maturity date on February 8, 2022.
Note 1 bears no interest except when:

(a)	it is redeemable under the following circumstances in such cases it would bear a coupon rate of 2% per annum:

(1)	when there is no merger entered into on or before December 31, 2020 and certain revenue target is not achieved;

(2)	a merger agreement is entered into but terminated by counterparty;

(3)	the noteholder’s failure to deliver merger conversion notice prior to the closing of the merger; or

(4)	Prenetics HK fails to issue Series D preference shares or procure all the shareholders to enter into the Amended and Restated Shareholders’ Agreement on or prior to the Maturity Date.

(b)	in the event that Prenetics HK fails to repay Note 1 when due, interest shall continue to accrue on the unpaid amount at 8% per annum.
Note 2 bears no interest except when (a) it is redeemable under the circumstance that Prenetics HK fails to issue Series D preference shares or procure all the shareholders to enter into the Amended and Restated Shareholders’ Agreement on or prior to its maturity date, in such cases it would bear a coupon rate of 2% per annum; (b) in the event that Prenetics HK fails to repay Note 2 when due, interest shall continue to accrue on the unpaid amount at 8% per annum.
At the option of the noteholder, the Notes can be converted into ordinary shares of a new holding company which is to be formed under a merger if the merger is closed prior to the maturity dates. If no merger is closed prior to the maturity dates or if any event of default occurs prior to the closing of any merger, Note 1 and Note 2 will be converted respectively into Prenetics HK’s Series D preference shares at $4.5789 per share and $6.6023 per share mandatorily on the maturity dates if the Notes are not redeemed.
While the Notes contain a conversion feature which is an embedded derivative and should be separately accounted for, the conversion feature cannot be measured separately. As such, the Notes have been measured at fair value since inception. At the end of each reporting period, the fair value is remeasured with any gain or loss arising from the remeasurement being recognized immediately in profit or loss.
During the year ended December 31, 2021, the Notes were converted into 2,729,893 Series D preference shares of the Company as disclosed in notes 1 and 26 to consolidated financial statements.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

25	Convertible securities (continued)

Movements of the balance during the years ended December 31, 2021 and 2020 are as follows:

	2021 $	2020 $
At January 1	15,346,113	—
Proceeds from issuance of convertible securities	4,980,718	12,499,363
Changes in fair value recognized in profit or loss	29,054,669	2,846,750
Changes in fair value recognized in other reserve due to amendment of terms	811,819	—
Converted to Series D preference shares of the Company (note 26)	(50,193,319)	—

At December 31	—	15,346,113

26	Preference shares liabilities
As part of the corporate restructuring as described in note 1, Prenetics HK entered into a Share Exchange Agreement and Subscription Agreement with, amongst others, the existing shareholders of Prenetics HK and the Company in May 2021. Under the agreement, 4,154,726 Series A preference shares, 5,338,405 Series B preference shares, 10,532,116 Series C preference shares were exchanged into the Company’s preference shares at a conversion ratio of 1 to 1, and the contractual terms of the Notes were amended by inserting a new clause so that the Notes are exchangeable into Company’s Series D preference shares upon the completion of the corporate restructuring. The exchange was completed on June 16, 2021. On the same date, the Company issued 1,650,913 Series E preference shares.
All series of the preference shares share the following features:

•
preference shareholders are entitled to the same voting power of the ordinary shares on an as if converted basis and are entitled to a right to vote as a separate class on the special corporate matters;

•
8% non-cumulative dividend per annum with distribution priority over the Ordinary Shareholders. Among the preference shareholders, shareholders of Series C have priority over those of Series B and A, and Series B have priority over Series A;

•
the preference shares can be redeemed at the option of the holders upon the occurrence of a Redemption Event, which is defined as the failure to secure an initial public offering or a liquidation event by June 16, 2026. Otherwise, the preference shares will be converted into the ordinary shares of the Company upon the closing of an initial public offering at a then-effective conversion ratio with a down-round protection feature;

•
the redemption amount will be based on i) the product of the original subscription price paid and the number of shares to be redeemed for Series A; and ii) the product of the original subscription price paid and the number of share to be redeemed, plus all declared or accrued but unpaid dividends, plus a simple interest of 10% per annum on the subscription price for Series B, Series C and Series D; and iii) the product of the original subscription price paid and the number of share to be redeemed, plus all declared or accrued but unpaid dividends, plus a simple interest of 12% per annum on the subscription price for Series E; and

•
upon liquidation, the holders shall be entitled to receive their investment amount prior to and in preference to Ordinary Shareholders and in the following order of priority from the highest to the lowest: Series E, Series D, Series C, Series B and Series A.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

26	Preference shares liabilities (continued)

Following the share exchange, all series of the preference shares have been reclassified or classified as financial liability under IAS 32,
Financial Instruments: Presentation
because they contain i) a contractual obligation to deliver cash depending on the outcome of an IPO or a liquidation event that is beyond the control of both the Company and the holders of the shares; and ii) the conversion option does not meet the fixed-for-fixed condition. As such, the redemption feature is considered a non-derivative financial liability being measured at amortized cost (i.e. present value of the redemption amount) and the conversion feature is considered as a derivative financial liability being measured at fair value through profit or loss.
As a result of the aforementioned share exchange, the difference between the carrying amount of Series A, Series B and Series C preference shares and their fair value of the preferred shares liability on the exchange date is recognized in other reserve. For Series D preference shares, there was no difference between the fair value of the convertible securities and the fair value of the liability on the exchange date. For Series E preference shares, they were recorded at fair value on the date of issuance.
The movements of preference shares during the year ended December 31, 2021 are as follows:

	Present value of redemption amount $	Conversion feature $	Total $
At January 1, 2020, December 31, 2020 and January 1, 2021	—	—	—
Reclassification of Series A, Series B and Series C preference shares from equity	25,433,864	254,398,942	279,832,806
Conversion of convertible securities to Series D preference shares (note 25)	11,974,503	38,218,816	50,193,319
Issuance of Series E preference shares	18,954,939	7,015,061	25,970,000
Changes in the carrying amount of preference shares liabilities (note 6(a))	5,009,847	—	5,009,847
Changes in fair value recognized in profit or loss	—	125,398,798	125,398,798

At December 31, 2021	61,373,153	425,031,617	486,404,770

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

27	Capital and reserves
(a) Issued share capital

			2021		2020
	Note		No. of shares	$	No. of shares	$
Authorized ordinary shares of $0.0001 each	(ii	)	500,000,000	50,000	—	—

Ordinary shares of $0.0001 each/ ordinary shares, issued and fully paid:
At the beginning of the year			14,543,817	15,349,833	12,891,569	7,800,575
Reclassification to share premium arising from the restructuring	(ii	)	—	(15,348,379)	—	—
Shares issued	(iii	)	388,216	39	1,652,248	7,549,258

At the end of the year	(v	)	14,932,033	1,493	14,543,817	15,349,833

Series A preference shares, issued and fully paid:
At the beginning of the year			4,154,726	2,296,598	4,154,726	2,296,598
Reclassification to preference shares liabilities	(iii	)	(4,154,726)	(2,296,598)	—	—

At the end of the year			—	—	4,154,726	2,296,598

Series B preference shares, issued and fully paid:
At the beginning of the year			5,338,405	5,554,173	5,338,405	5,554,173
Reclassification to preference shares liabilities	(iii	)	(5,338,405)	(5,554,173)	—	—

At the end of the year			—	—	5,338,405	5,554,173

Series C preference shares, issued and fully paid:
At the beginning of the year			10,532,116	30,040,000	10,532,116	30,040,000
Reclassification to preference shares liabilities	(iii	)	(10,532,116)	(30,040,000)	—	—

At the end of the year			—	—	10,532,116	30,040,000

Total share capital				1,493		53,240,604

Notes:
(i)
The holders of ordinary shares (the “Ordinary Shareholders”) are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regard to the Group’s residual assets.

(ii)
The authorized share capital of the Company is $50,000 divided into 500,000,000 shares with a par value of $0.0001 each. Prior to the restructuring, the share capital of Prenetics HK represent the full consideration amount as in accordance with section 135 of the Hong Kong Companies Ordinance, the ordinary shares of the Company do not have a par value. Upon the restructuring, the Company’s consolidated financial statements is presented as a continuation of the consolidated financial statements of Prenetics HK except for the capital structure, where the share capital would reflect the par value with the excess recorded as share premium.

(iii)
On October 29, 2020, 1,652,248 ordinary shares valued at $7,549,258 (equivalent to HKD58,884,214) were issued upon the conversion of the exchange loan notes by the then-shareholders of Oxsed Limited. On November 11, 2021, 388,216 ordinary shares valued at $1,778,029 were issued upon the conversion of the exchange loan notes by the then-shareholders of Oxsed Limited.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

27	Capital and reserves (continued)

(iv)
On June 16, 2021, Series A preference shares, Series B preference shares and Series C preference shares of Prenetics HK were reclassified to the Company’s preference shares, which are classified as liabilities as a results of the corporate restructuring as disclosed in note 26.

(v)	As at December 31, 2021, the entire amount standing to the reclassification to share premium at $17,126,369 due to the Group’s restructuring.
(vi)	As at December 31, 2021, 1,543 ordinary shares have not been issued to one of the shareholders until certain statutory procedures were completed in March 2022.
(b) Nature and purpose of reserves
(i) Capital reserve
The capital reserve represents restricted shares granted to shareholders but are subjected to certain restrictions and portion of the grant date fair value of unexercised share options granted to employees of the Company that has been recognized in accordance with the accounting policy adopted for share-based payments in note 2(n)(ii).
(ii) Translation reserve
The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. The reserve is dealt with in accordance with the accounting policies set out in note 2(r).
(iii) Other reserve
In connection with the Acquisition (see note 32), the then shareholders of Oxsed exchanged GBP5,865,450 (equivalent to $7,549,258) into 1,652,248 ordinary shares. As at December 31, 2020, the remaining balance of the unconverted portion of the exchange loan notes was GBP4,134,550 (equivalent to $5,321,465), recognized as equity instrument in note 2(v)(i) in accordance with the accounting policy adopted for convertible securities.
(iv) Share premium
Under the Companies Law of the Cayman Islands, the funds in the share premium account of the Company are distributable to the shareholders of the Company provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as they fall due in the ordinary course of business.
(c) Capital management
The Group’s primary objectives when managing capital are to safeguard the Group’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders, and to support the Group’s stability and growth, by pricing products and services commensurately with the level of risk.
The Group actively and regularly reviews and manages its capital structure to ensure optimal capital structure and shareholders return, taking into consideration the future of the Company and capital efficiency, prevailing and projected profitability, projected operating cash flows, projected capital expenditures and projected strategic investment opportunities.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

27	Capital and reserves (continued)

The Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Group made no changes to its capital management objectives, policies or processes during the years ended December 31, 2021 and 2020.
Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements.

28	Equity settled share-based transactions
As of December 31, 2020, Prenetics HK has two share option schemes which were approved in 2014 and 2016 (collectively as “the Option Schemes”) and one restricted share scheme which was approved in 2017 (“the Restricted Share Scheme”), respectively whereby the directors of Prenetics HK are authorized, at their discretion, to invite employees of Prenetics HK, including directors, and third party personnel, to take up options to subscribe for ordinary shares of Prenetics HK.
As part of a corporate restructuring, the Option Schemes and the Restricted Share Scheme were terminated on June 16, 2021. The schemes were rolled up to a new Prenetics 2021 Plan of the Company (the “2021 Share Incentive Plan”), which is approved to issue up to 4,052,627 new shares of the Company.
(a) Share options
For options granted under the Option Schemes, the exercise price was $0.01 per ordinary share with 33.33% vesting on the first anniversary, followed by 2.77% monthly over a twenty three month period and 2.96% on the third anniversary.
Options granted under the Option Schemes are exercisable within 7 years from the date of grant or longer if extended by the Board upon vesting and the occurrence of a liquidity event as defined in the option agreements.
(i) Details of the share options outstanding as at December 31, 2020 are as follows:

Number of instruments
Share options granted to directors	8,631,256
Share options granted to employees	1,311,394
Share options granted to third parties (note)	814,746

10,757,396

Note: During the year ended December 31, 2020, the options granted to third parties include 86,128 options granted to a person in relation to his consultancy services provided to the Group. All the options will be vested one year after the grant date on June 30, 2020 and were approved by the board of directors.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

28	Equity settled share-based transactions (continued)

(ii) The number and weighted average exercise prices of share options are as follows:

	2021		2020
	Weighted average exercise price $	Number of options	Weighted average exercise price $	Number of options
Outstanding at the beginning of the year	0.01	10,757,396	0.01	10,527,131
Forfeited during the year	0.01	(6,176)	0.01	(18,708)
Cancelled during the year	—	—	—	(12,304)
Rolled up to restricted share units		(10,751,220)		—
Granted during the year	—	—	0.01	261,277

Outstanding at the end of the year	—	—	0.01	10,757,396

Exercisable at the end of the year	—	—	0.01	10,366,802

The options outstanding at December 31, 2020 had a weighted average exercise price of $0.01 per ordinary share, and a weighted average remaining contractual life of 4.7 years.
(iii) Fair value of share options and assumptions
The fair value of services received in return for share options granted is measured by reference to the fair value of share options granted. The estimate of the fair value of the share options granted is measured based on Black-Scholes Model. The contractual life of the share option is used as an input into this model.

2020
Fair value of share options and key assumptions
Fair value at measurement date	$4.11 – $5.49
Share price	$4.12 – $5.50
Exercise price	$0.01
Expected volatility	51.97% – 88.74%
Expected option life	1.5 years – 2 years
Expected dividends	0%
Risk-free interest rate (based on 5-year HKSAR government bonds)	0.090% – 0.805%
Likelihood of achieving a redemption event	—
Likelihood of achieving a liquidity event	70%
The expected volatility is based on the historic volatility (calculated based on the weighted average remaining life of the share options), adjusted for any expected changes to future volatility based on publicly available information. Expected dividends are based on historical dividends. Changes in the subjective input assumptions could materially affect the fair value estimate.
Share options were granted under a service condition. This condition has not been taken into account in the grant date fair value measurement of the services received. There were no market conditions associated with the share option grants.
During the years ended December 31, 2021 and 2020, the Company recognized $532,752 and $704,358 equity-settled share-based payment expenses, respectively.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

28	Equity settled share-based transactions (continued)

(b) Restricted Share Scheme
Under the Restricted Share Scheme, Prenetics HK granted 5,313,900 restricted shares to certain employees on August 1, 2017. Purposes and objectives of the Restricted Share Scheme are to recognize and motivate the contribution of employees and to incentivize them to further the operation and enhancing the value of Prenetics HK and its shares for the benefit of Prenetics HK and its shareholders as a whole.
The restricted shares granted were ordinary shares with a subscription price of $0.01 per share. These restricted shares are subject to the following restrictions:

•
Vesting conditions: 33.33% of the shares vest on the first anniversary from the date of grant, followed by 2.77% monthly over the next twenty three-month period and 2.96% monthly from the third anniversary;

•
In addition to the stated vesting conditions above, the restricted shares are subject to certain claw-back provisions and transfer restrictions with reference to the length of the period till the earliest of (i) September 1, 2021; (ii) the first anniversary after the completion of an initial public offering and (iii) the occurrence of a liquidation event. A liquidation event has been defined in the share agreement as a trade sale of more than 50% of Prenetics HK’s shares, a merger/consolidation or similar business combination of Prenetics HK which results in change in control, or a sale of a majority part or substantially all of Prenetics HK’s assets. These claw-back provisions and transfer restrictions result in implicit vesting conditions in addition to those mentioned above.

The movement of restricted shares granted based on the restrictions and vesting conditions above during the years ended December 31, 2021 and 2020 is as follow:

	2021	2020
Unvested restricted shares subject to claw-back, at January 1	451,682	5,313,900
Vested and not subject to claw-back during the year	(451,682)	(4,862,218)

Unvested restricted shares subject to claw-back, at December 31	—	451,682

The aggregate fair value of the restricted shares granted to the selected employees on the dates of grants was $5,799,625 ($1.091 per share). The Company recognized employee share-based compensation benefits according to the restriction conditions.
During the years ended December 31, 2021 and 2020, equity-settled share-based payment expenses in respect of the Restricted Shares Scheme of $15,534 and $913,111 were recognized in profit or loss, respectively.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

28	Equity settled share-based transactions (continued)

(c) 2021 Share Incentive Plan
Details of the restricted share units outstanding as at December 31, 2021 are as follows:

Number of instruments
Restricted share units granted to directors	11,900,009
Restricted share units granted to employees	2,033,151
Restricted share units granted to third parties	815,057

14,748,217

Under the 2021 Share Incentive Plan, the Company granted 3,933,063 restricted share units in June 2021 and 63,934 restricted share units in December 2021 to certain directors, employees and third parties, respectively.
The fair value of services received in return for the restricted share units granted is measured by reference to the fair value of share options granted. The estimate of the fair value of the share options granted is measured based on Black-Scholes Model. The contractual life of the share option is used as an input into this model.

2021
Fair value of restricted share units and key assumptions
Fair value at measurement date	$13.89 – $18.91
Share price	$13.89 – $18.91
Exercise price	$0.01
Expected volatility	41.03% – 44.26%
Expected option life	1 year
Expected dividends	0%
Risk-free interest rate (based on 5-year HKSAR government bonds)	1% – 1.13%
Likelihood of achieving a redemption event	5%
Likelihood of achieving a liquidity event	5%
The number and weighted average exercise prices of the restricted share units are as follows:

	2021		2020
	Weighted average exercise price $	Number of restricted share units	Weighted average exercise price $	Number of restricted share units
Outstanding at the beginning of the year	0.01	—	—	—
Rolled up from options	0.01	10,751,220	—	—
Granted during the year	0.01	3,996,997	—	—

Outstanding at the end of the year	0.01	14,748,217	—	—

Exercisable at the end of the year	0.01	—	—	—

The restricted share units outstanding at December 31, 2021 had a weighted average exercise price of $0.01 per ordinary share, and a weighted average remaining contractual life of 4.7 years.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

28	Equity settled share-based transactions (continued)

The aggregate fair value of the restricted shares united granted to the selected employees on the dates of grants on June 30, 2021 and December 31, 2021 was $54,645,652 ($13.89 per share) and $1,209,111 ($18.91 per share) respectively. The Company recognized employee share-based compensation benefits according to the restriction conditions.
During the year ended December 31, 2021, equity-settled share-based payment expenses in respect of the 2021 Share Incentive Plan of $21,946,632 were recognized in profit or loss.

29	Financial risk management and fair values of financial instruments
Exposure to credit, liquidity and currency risks arises in the normal course of the Group’s business. The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.
(a) Credit risk
Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group. The Group’s credit risk is primarily attributable to trade receivables and cash and cash equivalents. The Group’s credit risk arising from cash and cash equivalents is limited because the counterparties are banks and financial institutions with good credit rating for which the Group considers to have low credit risk.
Trade receivables
The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. At December 31, 2021 and 2020, 46% and 20% of the total trade receivables were due from the Group’s largest customer, and 69% and 77% of the total trade receivables were due from the Group’s five largest customers, respectively.
Individual credit evaluations are performed on all customers requiring credit over a certain amount. These take into account the customer’s past payment history, financial position and other factors. Trade receivables are due within 30 to 60 days from the billing date. Normally, the Group does not obtain collateral from customers.
The Group measures loss allowances for trade receivables at an amount equal to lifetime ECLs. The Group allocates each individual customer to a credit risk grade based on a variety of data that is determined to be predictive of the risk of default and applying experienced credit judgement. Credit risk grades are defined using qualitative and quantitative factors that are indicative of risk of default. These factors vary depending on the nature of the exposure and the type of customer.
Each individual customer is allocated to a credit risk grade on initial recognition based on available information about the customer. Exposures are subject to ongoing monitoring, which may result in an exposure being moved to a different credit risk grade.
The Group then calculates an expected loss rate for each credit risk grade with reference to the weighted- average loss rate for each external credit rating published by external rating agencies. These rates are adjusted to reflect differences between economic conditions during the period over which the historic data has been collected, current conditions and the Group’s view of economic conditions over the expected lives of the receivables.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

29	Financial risk management and fair values of financial instruments (continued)

As at December 31, 2021 and 2020, the overall expected loss rate was 0.80% and 1.76%, respectively, which reflected the settlement experience on the trade receivables.
Movement in the loss allowance account in respect of trade receivable during the years ended December 31, 2021 and 2020 is as follows:

	2021 $	2020 $
Balance at January 1	411,059	22,490
Impairment losses recognized during the year	110,114	386,387
Exchange differences	(2,205)	2,182

Balance at December 31	518,968	411,059

(b) Liquidity risk
The Group’s policy is to regularly monitor its liquidity requirements to ensure that it maintains sufficient reserves of cash to meet its liquidity requirements in the short and longer term.
The following table shows the remaining contractual maturities at the end of the reporting period of the Group’s non-derivative financial liabilities and derivative financial liabilities, which are based on contractual undiscounted cash flows (including interest payments computed using contractual rates or, if floating, based on rates current at the end of the reporting period) and the earliest date the Group can be required to pay:

	Contractual undiscounted cash outflow
	Within 1 year or on demand $	Between 1 and 2 years $	More than 2 years $	Total $	Carrying amount $
As at December 31, 2021
Liabilities
Trade payables	9,979,726	—	—	9,979,726	9,979,726
Accrued expenses and other current liabilities	36,280,298	—	—	36,280,298	36,280,298
Lease liabilities	1,921,466	1,743,456	2,316,248	5,981,170	5,267,210
Preference share liabilities –redemption amount	—	—	123,556,616	123,556,616	61,373,153

Total liabilities	48,181,490	1,743,456	125,872,864	175,797,810	112,900,387

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

29	Financial risk management and fair values of financial instruments (continued)

	Contractual undiscounted cash outflow
	Within 1 year or on demand $	Between 1 and 2 years $	More than 2 years $	Total $	Carrying amount $
As at December 31, 2020
Liabilities
Trade payables	13,436,941	—	—	13,436,941	13,436,941
Accrued expenses and other current liabilities	8,930,905	—	—	8,930,905	8,930,905
Deferred consideration	1,358,189	—	—	1,358,189	1,304,588
Convertible securities	12,499,363	—	—	12,499,363	15,346,113
Lease liabilities	919,031	567,863	267,852	1,754,746	1,669,857
Amounts due to shareholders	133,314	—	—	133,314	133,314

Total liabilities	37,277,743	567,863	267,852	38,113,458	40,821,718

(c) Currency risk
The Company’s functional and presentation currency is United States dollars (“USD”). The Group is exposed to currency risk primarily through subsidiaries conducting their operations outside of Hong Kong with assets and liabilities denominated in other currencies, being primarily USD and Renminbi (“RMB”).
As the HKD is pegged to the USD, the Group considers the risk of movements in exchange rates between the HKD and the USD to be insignificant.
(i) Exposure to currency risk
The following table details the Group’s exposure at the end of the reporting period to currency risk arising from recognized assets or liabilities denominated in a currency other than the functional currency of the entity to which they relate. For presentation purposes, the amounts of the exposure are shown in USD, translated using the spot rate at the year end date.

	December 31, 2021
	USD $	RMB $
Trade receivables	373,889	—
Deposits and prepayments	3,899,656	4,500,406
Cash and cash equivalents	1,231,648	14
Trade payables	(2,112,494)	(6,113,239)
Accrued expenses and other current liabilities	(11,420,246)	(107)

Net exposure to currency risk	(8,027,547)	(1,612,926)

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

29	Financial risk management and fair values of financial instruments (continued)

	December 31, 2020
	USD $	RMB $
Trade receivables	169	—
Other receivables	—	290
Amount due from a shareholder	192	—
Amount due from a joint venture	—	180,825
Cash and cash equivalents	3,503,003	1,450
Trade payables	(109,390)	(4,666,840)

Net exposure to currency risk	3,393,974	(4,484,275)

(ii) Sensitivity analysis
The following table indicates the instantaneous change in the Group’s profit after tax (and retained profits) that would arise if foreign exchange rates to which the Group has significant exposure at the end of the reporting period had changed at that date, assuming all other risk variables remained constant. In this respect, it is assumed that the pegged rate between the Hong Kong dollar and the United States dollar would be materially unaffected by any changes in movement in value of the United States dollar against other currencies.

	2021		2020
	Increase/ (decrease) in foreign exchange rates	Effect on profit after tax and retained profits $	Increase/ (decrease) in foreign exchange rates	Effect on profit after tax and retained profits $
USD	1%	(67,269)	1%	27,206
	(1)%	67,269	(1)%	(27,206)
RMB	1%	(13,468)	1%	(37,444)
	(1)%	13,468	(1)%	37,444
(d) Fair value measurement
(i) Financial liabilities measured at fair value
Fair value hierarchy
The following table presents the fair value of the Group’s financial liabilities measured at the end of the reporting period on a recurring basis, categorized into the three-level fair value hierarchy as defined in IFRS 13,
Fair value measurement
. The level into which a fair value measurement is classified is determined with reference to the observability and significance of the inputs used in the valuation technique as follows:

•	Level 1 valuations: Fair value measured using only Level 1 inputs i.e. unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date

•
Level 2 valuations: Fair value measured using Level 2 inputs i.e. observable inputs which fail to meet Level 1, and not using significant unobservable inputs. Unobservable inputs are inputs for which market data are not available

•	Level 3 valuations: Fair value measured using significant unobservable inputs

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

29	Financial risk management and fair values of financial instruments (continued)

The Group has a team comprising internal senior finance and strategic investment personnel overseeing the valuation of the financial instruments, including the unlisted securities and the conversion feature embedded in the preference shares liabilities which are categorized into Level 3 of the fair value hierarchy. The team reports directly to the chief financial officer. Valuation reports with analysis of changes in fair value measurement are prepared by the team and external valuers and reviewed by the chief financial officer at each quarter end and annual reporting date. The valuation process is documented and updated where appropriate by the team and reviewed by the chief financial officer quarterly that coincides with the reporting dates.

	Fair value at December 31, 2021 $	Fair value measurements as at December 31, 2021 categorized into
		Level 1 $	Level 2 $	Level 3 $
Recurring fair value measurements
Assets:
Financial assets at fair value through profit or loss:	9,906,000	—	—	9,906,000

– Unlisted securities
Liabilities:
Preference shares liabilities – conversion feature	425,031,617	—	—	425,031,617

	Fair value at December 31, 2020 $	Fair value measurements as at December 31, 2020 categorized into
		Level 1 $	Level 2 $	Level 3 $

Recurring fair value measurements
Liabilities:
Convertible securities	15,346,113	—	—	15,346,113

During the year ended December 31, 2021 and 2020, there were no transfers between Level 1 and Level 2, or transfers into or out of Level 3. The Group’s policy is to recognize transfers between levels of the fair value hierarchy as at the end of the reporting period in which they occur.
(ii) Information about Level 3 fair value measurements

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement

Financial assets at fair value through profit or loss	Adjusted net asset value	Underlying assets’ value	The estimated fair value would increase if the underlying assets’ value is higher.

Preferred shares liabilities – conversion feature	Discounted cash flow and equity allocation method: the conversion feature is measured by deducting the present value of the expected redemption	• risk-adjusted discount rate adopted in the discounted cashflow method for the valuation of equity interest: 15.90%	The estimated fair value would increase (decrease) if: • the risk-adjusted discount rate were lower (higher);

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

29	Financial risk management and fair values of financial instruments (continued)

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement amount from the fair value of the preferred shares.
The fair value of the preferred shares is determined by applying the equity allocation method to the total equity value of the Group estimated based on the net present value of future cash flows.
		• discount for lack of marketability: 12% • expected volatility adopted in the equity allocation method: 41.03%	• the discount for lack of marketability were lower (higher); or • the expected volatility were higher (lower)

Convertible securities
Discounted cash flow and binomial tree pricing model
	: the valuation model considers the total equity value of the Group based on the net present value of future cash flows, and the binomial tree pricing model to determine the fair value of the convertible securities.	• risk-adjusted discount rate adopted in the discounted cashflow method for the valuation of equity interest: 15.90% • expected volatility 40.60%	The estimated fair value would increase (decrease) if: • the risk-adjusted discount rate were lower (higher); or • the expected volatility were higher (lower)
The following table indicates instantaneous changes in the Group’s loss if there is an increase/decrease in the significant unobservable inputs used in the valuation of preferred shares liabilities — conversion feature, assuming all other variables remain constant.

	December 31, 2021
Significant unobservable inputs	Increase/ decrease) in significant unobservable inputs %	Increase/ (decrease) on the Group’s loss $
Risk-adjusted discount rate	5	(48,370,219)
	(5)	55,767,113
Discount for lack of marketability	5	(1,795,038)
	(5)	1,795,061
Expected volatility	5	84,785
	(5)	(89,520)

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

29	Financial risk management and fair values of financial instruments (continued)

As at December 31, 2020, it is estimated that with all other variables held constant, an increase/ decrease in the expected volatility by 5% used in the valuation of convertible securities would have increased/ decreased the Group’s loss by $47,446 and $66,174 respectively, and an increase/decrease in the risk-adjusted discount rate by 5% would have decreased/increased the Group’s loss by $14,983 and $14,983 respectively.
The movement of the convertible securities, the conversion feature of the preference shares liabilities and financial assets at fair value through profit or loss during the year ended December 31, 2021 and 2020 is disclosed in notes 25, 26 and 19 respectively.
(b) Financial assets and liabilities carried at other than fair value
The carrying amounts of the Group’s financial assets and liabilities carried at amortized cost are not materially different from their fair values as at December 31, 2021 and 2020.

30	Accounting judgement and estimates
Sources of estimation uncertainty
In the application of the Group’s accounting policies, which are described in note 2, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.
(i) Impairment of goodwill
Note 11 contains information about the assumptions and their risk factors relating to impairment of goodwill.
(ii) Loss allowance on trade and other receivables
Note 2(t) and note 29(a) contain information about the policies and the assumptions and their risk factors relating to the loss allowance on trade and other receivables.
(iii) Revenue recognition
Note 2(q) contains information about the policies and management’s considerations relating to recognition for revenue arising from customers’ unexercised rights (breakage) as well as the expected service period of the update services.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

30	Accounting judgement and estimates (continued)

(iv) Fair value of convertible securities
The fair value of the convertible securities is determined based on the valuation performed by an independent valuer. Such valuation is subject to limitations of valuation model adopted and uncertainty in estimates used by management in the assumptions. Should the estimates and the relevant parameters of the valuation models be changed, there would be material changes in the fair value of the convertible securities.
(v) Estimated useful lives on intangible assets
The Group estimates the useful lives of intangible assets based on the periods over which the assets are expected to be available for use. The Group reviews annually their estimated useful lives, based on factors that include asset utilization, internal technical evaluation, technological changes, environmental and anticipated use of the assets tempered by related industry benchmark information. It is possible that future results of operation could be materially affected by changes in these estimates brought about by changes in factors mentioned. A reduction in the estimated useful lives of intangible assets would increase amortization charges and decrease non-current assets.
(vi) Fair value of financial assets at fair value through profit or loss
The Group adopts the adjusted net asset value approach to assess the fair value of unlisted securities annually after taking into consideration the underlying assets’ value and discount for marketability.

31	Related party transactions
Apart from balances and transactions disclosed elsewhere in these consolidated financial statements, the Group has also entered into the following related party transactions under the normal course of the Group’s business:
(a) Transactions with other related parties

	Year ended December 31,
	2021 $	2020 $	2019 $
Sales to a shareholder	—	16,950	393,342
Purchase from a joint venture	53,981	21,119	5,590
Services provided by a company with control from a director	90,353	—	—
Legal and professional fee paid on behalf of related companies	9,060	—	—

(b) Acquisition of a subsidiary
On July 1, 2021, Prenetics EMEA Limited, an indirectly wholly owned subsidiary of the Company, entered into a share purchase agreement to acquire 100% equity interest of DNAFit Africa (Pty) Limited from its sole shareholder, who is a staff of Prenetics EMEA Limited, at a cash consideration of ZAR1,000 (approximately equivalent to $65), resulting in a gain on bargain purchase of $117,238.
Upon the completion of the acquisition, DNAFit Africa (Pty) Limited becomes a direct wholly owned subsidiary of the Prenetics EMEA Limited.

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

32	Acquisition
On October 29, 2020, Prenetics HK and Prenetics EMEA Limited, a wholly-owned subsidiary of the Company, entered into a share purchase agreement with the then shareholders of Oxsed Limited (the “Acquisition”). The Acquisition’s consideration consists of:

(1)	cash consideration of GBP2,000,000 (equivalent to $2,574,145 as completion payment;

(2)	deferred consideration of GBP1,000,000 (equivalent to $1,287,072) payable on October 29, 2021;

(3)
exchange loan notes with a principal amount of GBP10,000,000 (equivalent to $12,870,723), of which GBP5,865,450 (equivalent to $7,549,258) can be exchanged into 1,652,248 ordinary shares of Prenetics HK immediately on October 29, 2020, and the remaining would be exchangeable into Prenetics HK’s ordinary shares annually over a three-year period (see note 27(a)(ii)); and

(4)
an additional contingent consideration as the earn-out payment which is calculated based on 15% of the net sales amounts in respect of the upcoming three financial years starting from the completion date of the Acquisition and capped at GBP15,000,000 (equivalent to $19,306,085).

Such contingent consideration will be payable within a specified period as stated in the share purchase agreement after the end of each of the three financial years starting from the completion date of the Acquisition.
Upon the completion of the Acquisition, Oxsed Limited becomes an indirect wholly-owned subsidiary of the Company.
The management has applied the simplified assessment to determine whether an acquired set of activities and assets is an asset rather than business acquisition. The Acquisition was accounted for as an acquisition of assets and liabilities because based on management’s assessment, substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset which represents a set of intellectual property rights for developing the real time reverse transcription loop-mediated isothermal amplification (RT-LAMP) technology. The RT-LAMP technology was used to develop a viral RNA molecular test or nucleic acid amplification test for COVID-19 that received CE mark from the European Commission and approval from the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom.
Accordingly, the Group recognized the set of intellectual property rights as an intangible asset totaling $17,619,789 which has an estimated useful life of 20 years. Given the contingent consideration is a variable payment based on future revenues, it is not a present obligation and therefore do not form part of the cost of the intangible asset. Instead, it is charged to profit or loss in the accounting period in which they are incurred. The transaction does not give rise to any goodwill.
On 29 October 2021, deferred consideration of GBP1,000,000 (equivalent to $1,225,783) has been settled.
On November 11, 2021, 388,216 ordinary shares valued at $1,778,029 were issued upon the conversion of the exchange loan notes by the then-shareholders of Oxsed Limited (see note 27(a)(ii)).

33	Collaboration and licensing arrangements
During 2019, Prenetics HK entered into collaboration agreements with New Horizon Health Limited and Hangzhou New Horizon Health Technology Co., Ltd. (collectively “New Horizon”) to obtain exclusive rights to market, distribute, and provide testing services in relation to New Horizon’s proprietary technology of ColoClear

Prenetics Group Limited
Notes to the consolidated financial statements
(Expressed in United States dollars unless otherwise indicated)

33	Collaboration and licensing arrangements (continued)

which is for early colorectal cancer screening. Under the terms of the agreements, Prenetics HK is obligated to pay New Horizon a fee equal to 50% of the gross margin generated from the sale of such products. The agreements have an initial term of five years and may be extended for an additional five years.
During the years ended December 31, 2021 and 2020, the expenses incurred in connection with these agreements amounted to $57,600 and $72,121, respectively.

34	Non-adjusting events after the reporting period

(1)
In March 2022, the Company entered into, among other agreements, a Sponsor Forfeiture and Conversion Agreement and an amendment agreement to the Business Combination Agreement with, among others, PubCo and Artisan.

Pursuant to such agreements, Artisan’s sponsor and the Company’s shareholders will forfeit certain number of Class A ordinary shares in PubCo, and additional Class A ordinary shares are to be issued by PubCo to non-redeeming public shareholders of Artisan as well as the investors participating in the private placement of PubCo’s Class A ordinary shares and warrants in connection with the merger transactions (see note 1).

(2)
After the end of the reporting period, Prenetics HK reached agreements with its bankers for credit facilities in aggregate of $49,500,000. The credit facilities are guaranteed by the Company, charged over certain receivables and bear floating interest rate benchmarking HKD or USD loan interest rates of financial institutions in Hong Kong or United States.

35	Possible impact of amendments, new standards and interpretations issued but not yet effective for the year ended December 31, 2021
Up to the date of issue of these financial statements, the IASB has issued a number of amendments and a new standard, IFRS 17,
Insurance contracts
, which are not yet effective for the year ended December 31, 2021 and which have not been adopted in these financial statements.

Effective for accounting periods beginning on or after
Amendments to IFRS 3, Reference to the Conceptual Framework	January 1, 2022
Amendments to IAS 16, Property, Plant and Equipment: Proceeds before Intended Use	January 1, 2022
Amendments to IAS 37, Onerous Contracts — Cost of Fulfilling a Contract	January 1, 2022
Annual Improvements to IFRSs 2018-2020 Cycle	January 1, 2022
Amendments to IAS 1, Classification of Liabilities as Current or Non-current	January 1, 2023
Amendments to HKAS 1 and HKFRS Practice Statement 2, Disclosure of accounting policies	January 1, 2023
Amendments to HKAS 8, Definition of accounting estimates	January 1, 2023
Amendments to HKAS 12, Deferred tax related to assets and liabilities arising from a single transaction	January 1, 2023
The Group is in the process of making an assessment of what the impact of these developments is expected to be in the period of initial application. So far it has concluded that the adoption of them is unlikely to have a significant impact on the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended Articles provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

We have entered into indemnification agreements with each of our directors. Under these agreements, We have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable

Item 7.	Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of securities.

•

On May 18, 2022, in connection with the Business Combination and the related transactions described in this registration statement, we issued 14,938,200 Class A Ordinary Shares to the PIPE Investors and Forward Purchase Investors in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act. Such Class A Ordinary Shares are being registered pursuant to this registration statement.

•

On May 17 and May 18, 2022, in connection with the Business Combination and the related transactions described in this registration statement, we issued 6,041,007 Warrants to former warrant holders of Artisan and Forward Purchase Investors in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act. Such Warrants are being registered pursuant to this registration statement.

Item 8.	Exhibits

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
2.1	Business Combination Agreement, dated as of September 15, 2021, by and among Artisan Acquisition Corp., Prenetics Global Limited, Prenetics Group Limited, AAC Merger Limited, and PGL Merger Limited.	F-4	333- 260928	2.1	March 30, 2022

2.2	Amendment to Business Combination Agreement, dated as of March 30, 2022, by and among Artisan Acquisition Corp., Prenetics Global Limited, Prenetics Group Limited, AAC Merger Limited, and PGL Merger Limited.	F-4	333- 260928	2.2	March 30, 2022

3.1	Amended and Restated Memorandum and Articles of Association of PubCo.	20-F	001- 41401	1.1	May 27, 2022

4.1	Specimen ordinary share certificate of PubCo.	F-4	333- 260928	4.1	March 30, 2022

4.2	Specimen warrant certificate of PubCo.	F-4	333- 260928	4.2	March 30, 2022

4.3	Warrant Agreement, dated May 13, 2021, between Artisan and Continental Stock Transfer & Trust Company.	F-4	333- 260928	4.3	March 30, 2022

5.1	Opinion of Mourant Ozannes as to validity of ordinary shares of PubCo.	F-1	333-265284	5.1	June 28, 2022

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the warrants of PubCo.	F-1	333-265284	5.2	June 28, 2022

10.1	Form of PIPE Subscription Agreements.	F-4	333- 260928	10.1	March 30, 2022

10.2	Deed of Novation and Amendment, dated as of September 15, 2021, by and among Artisan Acquisition Corp., Prenetics Global Limited, Artisan LLC and Aspex Master Fund.	F-4	333- 260928	10.2	March 30, 2022

10.3	Deed of Novation and Amendment, dated as of September 15, 2021, by and among Artisan Acquisition Corp., Prenetics Global Limited, Artisan LLC and Pacific Alliance Asia Opportunity Fund L.P.	F-4	333- 260928	10.3	March 30, 2022

10.4	Sponsor Support Agreement, dated as of September 15, 2021, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., Artisan LLC and other parties named therein.	F-4	333- 260928	10.4	March 30, 2022

10.5	Registration Rights Agreement, dated as of September 15, 2021, by and among Prenetics Global Limited, Artisan Acquisition Corp., Artisan LLC and other parties named therein.	F-4	333- 260928	10.5	March 30, 2022

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.6	Shareholder Support Agreements and Deed, dated as of September 15, 2021, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., and certain management shareholders named therein.	F-4	333- 260928	10.6	March 30, 2022

10.7	Shareholder Support Agreements and Deed, dated as of September 15, 2021, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., and certain shareholders named therein.	F-4	333- 260928	10.7	March 30, 2022

10.8	Assignment, Assumption and Amendment Agreement, dated as of September 15, 2021, by and among Prenetics Global Limited, Artisan Acquisition Corp. and Continental Stock Transfer & Trust Company.	F-4	333- 260928	10.8	March 30, 2022

10.9	PubCo 2022 Share Incentive Plan.	20-F	000- 41401	4.4	May 27, 2022

10.10	Form of Indemnification Agreement between PubCo and each executive officer of PubCo.	F-4	333- 260928	10.10	March 30, 2022

10.11	Letter Agreement, dated May 13, 2021, among Artisan, the Sponsor and Artisan’s officer and directors	F-4	333- 260928	10.11	March 30, 2022

10.12	Investment Management Trust Agreement, dated May 13, 2021, between Artisan and Continental Stock Transfer & Trust Company.	F-4	333- 260928	10.12	March 30, 2022

10.13	Promissory Note, dated February 4, 2021, between Artisan and Sponsor.	F-4	333- 260928	10.13	March 30, 2022

10.14#	Patent License Agreement, dated June 10, 2020, by and among Oxsed Limited, Oxford University (Suzhou) Science & Technology Co., Ltd. and Oxford University Innovation Limited, as amended on October 14, 2020.	F-4	333- 260928	10.14	March 30, 2022

10.15#	Patent License Agreement, dated October 6, 2020, by and between Oxsed Limited and New England Biolabs Inc.	F-4	333- 260928	10.15	March 30, 2022

10.16#	Patent License Agreement, dated October 12, 2020, by and between Oxsed Limited and Eiken Chemical Co., Ltd.	F-4	333- 260928	10.16	March 30, 2022

10.17#	Collaboration Agreement, dated July 29, 2019, by and among Prenetics Limited, New Horizon Health Limited and Hangzhou New Horizon Health Technology Co., Ltd, as amended on December 18, 2019.	F-4	333- 260928	10.17	March 30, 2022

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.18	Deed of Joinder, dated October 1, 2021, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp. and Prudential Hong Kong Limited.	F-4	333- 260928	10.18	March 30, 2022

10.19	Form of Amendment to PIPE Subscription Agreements.	F-4	333- 260928	10.19	March 30, 2022

10.20	Form of Deed of Amendment to Deed of Novation and Amendment.	F-4	333- 260928	10.20	March 30, 2022

10.21	Sponsor Forfeiture and Conversion Agreement, dated as of March 30, 2022, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., Artisan LLC, Mr. William Keller, Mr. Mitch Garber, Mr. Fan (Frank) Yu and Mr. Sean O’Neill.	F-4	333- 260928	10.21	March 30, 2022

10.22	Amendment to Sponsor Support Agreement, dated as of March 30, 2022, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., Artisan LLC and other parties named therein.	F-4	333- 260928	10.22	March 30, 2022

10.23	Amendment to Shareholder Support Agreement, dated as of March 30, 2022, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp. and certain management shareholders named therein.	F-4	333- 260928	10.23	March 30, 2022

21.1*	List of subsidiaries of PubCo.

23.1*	Consent of KPMG.

23.2	Consent of Frost & Sullivan.	F-1	333-265284	23.3	June 28, 2022

23.3	Consent of Mourant Ozannes (included in Exhibit 5.1).	F-1	333-265284	23.4	June 28, 2022

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).	F-1	333-265284	23.5	June 28, 2022

23.5	Consent of DaHui Lawyers	F-1	333-265284	23.6	June 28, 2022

24.1	Power of Attorney (included on the signature page of this Registration Statement).	F-1	333-265284	24.1	June 28, 2022

101.INS*	Inline XBRL Instance Document — this instance document does not appear in the Interactive Data File because its XBRL tags embedded within the Inline XBRL document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107	Calculation of Filing Fee Table	F-1	333-265284	107	June 10, 2022

*	Filed herewith
#

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 14, 2022.

Prenetics Global Limited

By:	/s/ Danny Sheng Wu Yeung
	Name:	Danny Sheng Wu Yeung
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Danny Sheng Wu Yeung Danny Sheng Wu Yeung	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 14, 2022

/s/ Lo Hoi Chun Lo Hoi Chun	Chief Financial Officer (Principal Financial and Accounting Officer)	December 14, 2022

/s/ Cheng Yin Pan Cheng Yin Pan	Director	December 14, 2022

/s/ Cui Zhanfeng Cui Zhanfeng	Director	December 14, 2022

/s/ Woo Ian Ying Woo Ian Ying	Independent Director	December 14, 2022

/s/ Chiu Wing Kwan Winnie Chiu Wing Kwan Winnie	Independent Director	December 14, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative of Prenetics Global Limited, has signed this registration statement in the City of New York, New York, on December 14, 2022.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Collen A. De Vries
	Name:	Collen A. De Vries
	Title:	Senior Vice President